As filed with the Securities and Exchange Commission on April 7, 2009

Registration No. 333-150500

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COOPER-STANDARD AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Ohio	3714	34-0549970
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive

Novi, Michigan 48375

(248) 596-5900

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Timothy W. Hefferon, Esq.

General Counsel

c/o Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

(248) 596-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Thomas E. Hartman, Esq.

Foley & Lardner LLP

500 Woodward Avenue, Suite 2700

Detroit, Michigan 48226

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐    Accelerated filer  ☐     Non-accelerated filer  ☒    Smaller reporting company☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Cooper-Standard Holdings Inc.	Delaware	20-1945088	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

Cooper-Standard Automotive FHS Inc.	Delaware	22-2772953	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

Cooper-Standard Automotive Fluid Systems Mexico Holding LLC	Delaware	51-0380442	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

Cooper-Standard Automotive OH, LLC	Ohio	34-1972845	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

Cooper-Standard Automotive NC L.L.C.	North Carolina	34-1972839	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

CSA Services Inc.	Ohio	34-1969510	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

NISCO Holding Company	Delaware	34-1611697	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

North American Rubber, Incorporated	Texas	35-1609926	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

StanTech, Inc.	Delaware	31-1384014	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

Sterling Investments Company	Delaware	34-1821393	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

Westborn Service Center, Inc.	Michigan	38-1897448	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

The information in this prospectus is not complete and may be changed. Securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 7, 2009

PROSPECTUS

$200,000,000 7% Senior Notes due 2012

$350,000,000 8 3/8 % Senior Subordinated Notes due 2014

The 7% senior notes due 2012 were issued in exchange for the 7% senior notes due 2012 originally issued on December 23, 2004. The 8 3/8% senior subordinated notes due 2014 were issued in exchange for the 8 3/8% senior subordinated notes due 2014 originally issued on December 23, 2004.

The senior notes will mature on December 15, 2012 and the senior subordinated notes will mature on December 15, 2014.

Cooper-Standard Automotive Inc. may redeem some or all of the senior notes at any time at the redemption prices described in this prospectus. Cooper-Standard Automotive Inc. may redeem some or all of the senior subordinated notes at any time prior to December 15, 2009 at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium. Thereafter, Cooper-Standard Automotive Inc. may redeem some or all of the senior subordinated notes at the redemption prices described in this prospectus.

The senior notes are Cooper-Standard Automotive Inc.’s unsecured obligations and rank equally with all of Cooper-Standard Automotive Inc.’s existing and future senior obligations and senior to Cooper-Standard Automotive Inc.’s subordinated indebtedness. The senior subordinated notes are Cooper-Standard Automotive Inc.’s unsecured senior subordinated obligations and are subordinated to all of its existing and future senior indebtedness including the senior notes. The notes are effectively subordinated to Cooper-Standard Automotive Inc.’s existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes are guaranteed by Cooper-Standard Holdings Inc., our parent company, and Cooper-Standard Automotive Inc.’s direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities. These guarantees are unsecured and, with respect to the senior notes, rank equally with all existing and future senior obligations of the guarantors and, with respect to the senior subordinated notes, are subordinated to all existing and future senior obligations of the guarantors. The guarantees are effectively subordinated to existing and future secured indebtedness of the guarantors to the extent of the assets securing that indebtedness.

See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this prospectus is                     , 2009

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. Goldman, Sachs & Co. is not making an offer of these securities in any state where the offer is not permitted.

Some market data and other statistical information used throughout this prospectus is based on data available from CSM Worldwide, an independent market research firm. Other data are based on our good faith estimates, which are derived from our review of internal surveys, as well as third party sources. Although we believe all of these third party sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. To the extent that we have been unable to obtain information from third party sources, we have expressed our belief on the basis of our own internal analyses and estimates of our and our competitors’ products and capabilities. The principal shareholders of Cooper-Standard Holdings Inc.’s, our parent company, are affiliates of The Cypress Group L.L.C. and GS Capital Partners 2000, L.P., whom we refer to as our “Sponsors.” Each of the Sponsors, including their respective affiliates, currently owns approximately 49.3% of the equity of Cooper-Standard Holdings Inc. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus, including the financial data and related notes and section entitled “Risk Factors,” before making an investment decision. As used in this prospectus, the terms “we,” “us” “Cooper-Standard” and the “Company” all refer to Cooper-Standard Automotive Inc., its subsidiaries and Cooper-Standard Holdings Inc., its parent, on a consolidated basis, unless the context requires otherwise.

The Company

We are a leading global manufacturer of fluid handling, body sealing, and noise, vibration and harshness control (“NVH”) components, systems, subsystems, and modules, primarily for use in passenger vehicles and light trucks for global original equipment manufacturers (“OEMs”) and replacement markets. Cooper-Standard Holdings Inc. conducts substantially all of its activities through its subsidiaries.

We believe that we are the largest global producer of body sealing systems, one of the two largest North American producers in the NVH control business, and the second largest global producer of the types of fluid handling products that we manufacture. We design and manufacture our products in each major region of the world through a disciplined and consistent approach to engineering and production. We operate in 68 manufacturing locations and ten design, engineering, and administrative locations in 18 countries around the world.

Approximately 76% of our sales in 2008 were to OEMs, including Ford, General Motors, Chrysler (collectively, the “Detroit 3”), Audi, BMW, Fiat, Honda, Mercedes Benz, Porsche, PSA Peugeot Citroën, Renault/Nissan, Toyota, and Volkswagen. The remaining 24% of our 2008 sales were primarily to Tier I and Tier II automotive suppliers. In 2008, our products were found in 22 of the 25 top-selling models in North America and in 24 of the 25 top-selling models in Europe.

Our net sales have grown from $1.8 billion for the year ended December 31, 2005, to $2.6 billion for the year ended December 31, 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Company Overview.”

Acquisition History

On December 23, 2004, Cooper-Standard Holdings Inc. acquired the automotive segment of Cooper Tire & Rubber Company (the “2004 Acquisition”) and began operating the business on a stand-alone basis primarily through its principal operating subsidiary, Cooper-Standard Automotive Inc. See “Notes to Consolidated Financial Statements” (especially Notes 8 and 17, respectively) for further descriptions of the Senior Notes, Senior Subordinated Notes, and Senior Credit Facilities and of the equity contributions relating to the 2004 Acquisition.

In July 2005, the Company acquired Gates Corporation’s Enfriamientos de Automoviles manufacturing operations in Atlacomulco, Mexico (the “Atlacomulco business”). The Atlacomulco business manufactures low pressure heating and cooling hose, principally for the OEM automotive market.

In February 2006, the Company acquired the automotive fluid handling systems business of ITT Industries, Inc. (“FHS” or the “FHS business”). See “Notes to Consolidated Financial Statements” (especially Note 3).

In March 2007, the Company acquired Automotive Components Holdings’ El Jarudo manufacturing operations located in Juarez, Mexico (the “El Jarudo business”). The El Jarudo business manufactures automotive fuel rails.

In August 2007, the Company completed the acquisition of nine Metzeler Automotive Profile Systems sealing systems operations in Germany, Italy, Poland, Belarus, and Belgium, and a joint venture interest in China (“MAPS” or the “MAPS business”) from Automotive Sealing Systems S.A. (“ASSSA”). See “Notes to Consolidated Financial Statements” (especially Note 3).

In December 2007, the Company acquired the 74% joint venture interest of ASSSA in Metzeler Automotive Profiles India Private Limited (“MAP India”), a leading manufacturer of automotive sealing products in India. See “Notes to Consolidated Financial Statements” (especially Note 3).

Business Environment and Industry Trends:

During 2008, our revenues were adversely affected by a significant decline in the worldwide automotive production levels, particularly during the second half of the year. Production volumes during the first half of the year were relatively stable. During the second half of 2008, however, overall negative macroeconomic conditions, including disruptions in the financial markets, led to severe declines in consumer confidence which significantly impacted the demand for, and production of, motor vehicles.

A number of key industry developments and trends have coincided with, or resulted in whole or in part from, these negative macroeconomic conditions. These developments and trends include:

•

A deterioration in the financial condition of certain of our customers which has caused them to implement restructuring initiatives, including in some cases significant capacity reductions and/or reorganization under bankruptcy laws. In certain cases, our customers have asked for and received financial assistance from government sources. Their ability to obtain further assistance in the extent necessary is unknown and creates additional uncertainty.

•	A decline in market share, significant production cuts and permanent capacity reductions by some of our largest customers, including the Detroit 3.

•	Continuing pricing pressures from OEMs.

•

Growing concerns over the economic viability of certain of our suppliers whose financial stability, access to credit and liquidity is uncertain due to negative macroeconomic conditions and industry conditions.

•

A shift in consumer preference and vehicle production mix, particularly in North America, from sport utility vehicles and light trucks to more fuel efficient vehicles, cross-over utility vehicles and passenger cars; and a shift in consumer preference and vehicle production mix, particularly in Europe, from large and mid-size passenger cars to smaller cars.

•	Changes in foreign currency exchange rates that affect the relative competitiveness of manufacturing operations in different geographic markets.

Strategy:

We have undertaken a number of initiatives, and will be implementing additional measures, to reduce our cost and operating structures in order to position the Company to operate successfully under the difficult macroeconomic and industry conditions that adversely impacted us during the second half of 2008 and are likely to persist to a degree, and over a period of time, that is difficult to predict. At the same time, we intend to solidify our position as one of the world’s leading automotive suppliers of body sealing, noise, vibration and harshness (NVH) control, and fluid handling components and systems. Our focus is on the following key areas:

Reconfiguring our Business and Cost Structure as Appropriate in the Changing Industry Environment

In the second half of 2008, we announced the closure of two manufacturing facilities, one located in Australia and the other in Germany. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (especially the “Restructuring” subsection) for additional information concerning these and other restructuring actions undertaken by the Company since the 2004 Acquisition. We plan to continue to identify and implement restructuring opportunities so that the Company is appropriately configured in the rapidly changing industry environment.

We have also taken a number of other actions reducing the size of the Company’s salaried and hourly workforce and adjusting work hours, wages, salaries and benefits at all levels of the Company, including the following actions:

•	Implementation of across-the-board 10% reductions in the base salaries of the Company’s salaried employees in the United States and Canada effective January 2009 through the first half of the year.

•	Implementation of workforce reductions, reduced workweeks and mandatory time-off in many of the Company’s locations.

•	Implementation of short work weeks, voluntary salary reduction programs and other actions in Europe to effectuate cost-savings in accordance with applicable laws.

•	The freezing of benefit accruals in certain defined benefit retirement plans, and the suspension of matching contributions under the Company’s defined contribution plans for 2009.

•	Reduction and delay of capital spending by raising return on investment hurdles.

On March 26, 2009, the Company announced the implementation of a comprehensive plan involving the discontinuation of its global product line operating divisions, formerly called the Body & Chassis Systems division and the Fluid Systems division, and the establishment of a new operating structure organized on the basis of geographic regions. The Company will now operate from two divisions, North America and International (covering Europe, South America and Asia). Under the plan, the Company’s reporting segments, as well as its operating structure, have changed. This new operating structure allows the Company to maintain its full portfolio of global products and provide unified customer contact points, while better managing its operating costs and resources in severe industry conditions. It will result in a reduction in the Company’s worldwide salaried workforce of approximately 20 percent.

Solidifying global leadership position with emphasis on high growth vehicles around the world

We plan to maintain our leading positions with the Detroit 3, with particular emphasis on the vehicles they produce globally, and to continue to strengthen our relationships with European and Asian manufacturers as their market share increases. Many conquest business opportunities are becoming available worldwide as a result of significant automotive supply base consolidations. China and India will continue to be regions of emphasis as the light vehicle market is projected to grow in those regions as their economies continue to develop.

Further Developing Technologies and Customer Service

To further strengthen our customer relationships, we plan to continue to focus on innovative product development, program management, engineering excellence, and customer service, all of which enhance the value we offer our customers. We will continue to seek customer feedback with respect to quality, manufacturing, design and engineering, delivery, and after-sales support in an effort to provide the highest level of customer service and responsiveness. We believe our efforts have been successful to date and we continue to be awarded content on our customer’s new programs. We have also achieved several recent successes with other OEMs, such as Nissan, Toyota, Honda, Audi, and Volkswagen. Further, our acquisition of MAPS diversified our customer base with new key customers such as Fiat, Audi, BMW, Daimler and Volkswagen Group. In Asia, and particularly in China, we have been successful in entering new markets and are developing a substantial manufacturing and marketing presence to serve local OEMs and to follow our customers as they target these markets. We operate eight manufacturing locations in China, which provide products and services to both Chinese OEMs and our traditional customers.

Targeting fuel efficient vehicles, global platforms and certain high volume vehicles

With the recent shift in customer preferences, we intend to target small car, hybrid and alternative powertrains and increase the amount of content we provide to each of these segments. Given our many innovations in products which help conserve fuel and reduce emissions, many customers are looking to us to assist them in providing lighter, more fuel efficient vehicles that meet consumer demand, as well as more stringent emissions standards.

Further expanding into the small car and hybrid market will allow us to gain market share, create greater economies of scale, and provide more opportunities to partner with customers on future generation designs of small cars, hybrids and alternative powertrains, as we can assist with newly introduced lightweight high- performance plastic materials for use in our hose and body sealing products and fuel rail assemblies, improve fuel flow and help reduce fuel consumption. Our engineering teams have also partnered with customers to deliver state-of-the-art thermal management solutions to enhance cooling effectiveness for the electric motors and batteries of their new hybrid vehicle platforms.

Global platforms which feature the same vehicle design produced in multiple regions of the world is a growing trend as it enables OEMs to reduce cost by leveraging global engineering, purchasing and supply base synergies. These types of programs allow us to showcase our production capabilities in all major regions of the world which has been a key element in winning business on these platforms. The combination of our global footprint, experience in global program management and worldwide customer service puts us in a leadership position as a proven supplier for future global programs.

While smaller cars and crossover vehicles have grown in popularity, certain large car and truck platforms (pick-up trucks) continue to be in demand and remain important as we look to maximize content and utilize our lean manufacturing program to continuously improve processes and increase productivity on these platforms. An example of this: The Ford F-150 continues to be a popular selling truck. Our overall content on the F-150 consists of the following products: engine mounts, transmission mounts, engine and transmission brackets (NVH products), appliqué, inner belts, outer belts, below belt brackets, body seals, door seals, glass runs, cutline seals, roof rail secondary seals, hood to radiator seals (sealing products), fuel tank bundle, fuel rails, chassis fuel bundle, brake line assemblies (fuel and brake products), radiator hose assemblies, heater hose assemblies, transmission oil cooler line assemblies (thermal management products) and engine emission tubes.

Through our extensive product portfolio, innovative solutions for emerging technology trends and broad global capabilities, we expect to continue winning new business across all major regions and with all major automakers in the global market.

Developing new modular solutions and other value-added products

In addition to products for fuel efficiency and lower emissions, we also believe that significant opportunities exist to grow by providing complete sub-systems, modules, and assemblies. As a leader in design, engineering, and technical capabilities, we are able to focus on improving products, developing new technologies, and implementing more efficient processes in each of our product lines. Our body sealing products, which are part of our body & chassis product portfolio, are visible to vehicle passengers and can enhance the vehicle’s aesthetic appeal, in addition to creating a barrier to wind, precipitation, dust, and noise. Our noise, vibration and harshness control products (NVH), which are also part of our body & chassis products, are a fundamental part of the driving experience and can be important to the vehicle quality and can significantly improve ride and handling. Our fluid handling modules and sub-systems are designed to increase functionality and decrease cost to the OEM, which can be the deciding factor in winning new business.

To remain a leader in new product innovation, we will continue to invest in research and development and to focus on new technologies, materials, and designs. We believe that extensive use of Design for Six Sigma and other development strategies and techniques has led to some of our most successful recent product innovations, including our ESP Thermoplastic Glassruns (Body & Chassis), a proprietary plastics-to-aluminum overmolding process (Fluid Handling), and our hydromounts (Body & Chassis). Examples of successful modular innovations include engine cooling systems, fuel and brake systems, and exhaust gas recirculation modules in our fluid handling product category, and Daylight Opening Modules in our body & chassis category.

Selectively pursuing complementary acquisitions and alliances

We intend to continue to selectively pursue acquisitions and joint ventures to enhance our customer base, geographic penetration, market diversity, scale, and technology. Consolidation is an industry trend and is encouraged by OEMs’ desire for fewer supplier relationships. We believe joint ventures allow us to penetrate new markets with less relative risk and capital investment. We believe we have a strong platform for growth through acquisitions based on our past integration successes, experienced management team, global presence, and operational excellence. We also operate through several successful joint ventures, including those with Nishikawa Rubber Company, Zhejiang Saiyang Seal Products Co., Ltd. (“Saiyang Sealing”), Guyoung Technology Co. Ltd. (“Guyoung”), Hubei Jingda Precision Steel Tube Industry Co., Ltd. (“Jingda”), Shanghai Automotive Industry Corporation (“SAIC”) and Toyoda Gosei Co., Ltd. (“Toyoda Gosei”).

Expanding our footprint in Asia

While we have, through new facilities, acquisitions, and joint ventures, significantly expanded our presence in Asia, particularly China and India, we believe that significant opportunities for growth exist in this fast-growing market. We will continue to evaluate opportunities that enable us to establish or expand our design, technology and commercial support operations in that region and enhance our ability to serve current and future customers.

Focusing on operational excellence and cost structure

We will continue to intensely focus on the efficiency of our manufacturing operations and on opportunities to reduce our cost structure. Although the automotive supply sector is highly competitive, we believe that we have been able to maintain strong operating margins due in part to our ability to constantly improve our manufacturing processes and to selectively relocate or close facilities. Our primary areas of focus are:

•

Identifying and implementing Lean initiatives throughout the Company. Our Lean initiatives are focused on optimizing manufacturing by eliminating waste, controlling cost, and enhancing productivity. Lean initiatives have been implemented at each of our manufacturing and design facilities and continue to be an important element in our disciplined approach to operational excellence.

•

Evaluating opportunities to relocate operations to lower-cost countries. We are supplementing our Western European operation’s higher labor content to more closely match our customers’ footprints for more efficient transport of parts. In addition, some components have been moved to China and India while also expanding in Mexico.

•

Consolidating facilities to reduce our cost structure. Our restructuring efforts were primarily undertaken to streamline our global operations. We will continue to take a disciplined approach to evaluating opportunities that would improve our efficiency, profitability, and cost structure.

•

Maintaining flexibility in all areas of our operations. Our operational capital needs are generally lower compared to many in the automotive industry. Our manufacturing machinery is re-programmable and many times movable from job-to-job providing us flexibility in adapting to market changes and serving customers.

Developing business in non-automotive markets

While the automotive industry will continue to be our core business, we supply other industries with products using our expertise and material compounding capabilities. As a result of the MAPS acquisition, we acquired the technical rubber business which develops and produces rubber products for a variety of industry applications ranging from aircraft flooring, commercial flooring, insulating sheets for power stations, non-slip step coverings, rubber for appliances and construction applications. The technical rubber business has several thousand elastomer compounds to draw from and can custom fit almost any application.

Cooper-Standard Automotive Inc. is an Ohio corporation. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375. Our telephone number is (248) 596-5900. We also maintain a website at www.cooperstandard.com, which is not a part of this prospectus.

The Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Cooper-Standard Automotive Inc.
Securities Offered	$200,000,000 aggregate principal amount of 7% Senior Notes due 2012.
$350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014.
Maturity	The Senior Notes will mature on December 15, 2012.
The Senior Subordinated Notes will mature on December 15, 2014.
Interest Rate	The Senior Notes bear interest at a rate of 7% per annum (calculated using a 360-day year).
The Senior Subordinated Notes bear interest at a rate of 8 3/8% per annum (calculated using a 360-day year).
Interest Payment Dates	We pay interest on the notes on June 15 and December 15 each year through maturity.
Ranking	The Senior Notes are our general unsecured obligations and:

•       rank equally in right of payment to all of our existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;

•       rank senior in right of payment to any of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including the Senior Subordinated Notes; and

•       are effectively subordinated to all of our existing and future secured indebtedness and other secured obligations, including the senior credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations, and are structurally subordinated to all obligations of any subsidiary if that subsidiary is not also a guarantor of the Senior Notes.

Similarly, the Senior Note guarantees are senior unsecured obligations of the guarantors and:

•       rank equally in right of payment to all of the applicable guarantor’s existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;

•       rank senior in right of payment to all of the applicable guarantor’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including the applicable guarantor’s guarantee of the Senior Subordinated Notes; and

•       are effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured indebtedness, including the applicable guarantor’s guarantee under the senior credit facilities, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the Senior Notes.

The Senior Subordinated Notes are our unsecured senior subordinated obligations and:

•       rank equally in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;

•       rank senior in right of payment to any of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and

•       are subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations, including the senior credit facilities and the Senior Notes, are effectively subordinated to all of our existing and future secured indebtedness and other secured obligations, including the senior credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations, and are structurally subordinated to all obligations of any subsidiary if that subsidiary is not a guarantor of the Senior Subordinated Notes.

Similarly, the Senior Subordinated Note guarantees are senior subordinated unsecured obligations of the guarantors and:

•       rank equally in right of payment to all of the applicable guarantor’s existing and future unsecured senior subordinated indebtedness and other obligations;

•       rank senior in right of payment to any of the applicable guarantor’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and

•       are subordinated in right of payment to all of the applicable guarantor’s existing and future senior indebtedness and other senior obligations, including the applicable guarantor’s guarantee under the senior credit facilities and the Senior Notes, are effectively subordinated to all of the applicable guarantor’s existing and future secured indebtedness, including the applicable guarantor’s guarantee under the senior credit facilities, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not a guarantor of the Senior Subordinated Notes.

As of December 31, 2008, (i) the Senior Notes and related guarantees ranked effectively junior to approximately $621 million of senior secured indebtedness, (ii) the Senior Notes and related guarantees ranked senior to approximately $323.4 million of subordinated indebtedness, (iii) the Senior Subordinated Notes and related guarantees ranked junior to approximately $821 million of senior indebtedness, (iv) we had an additional $30.1 million of unutilized capacity under our senior credit facilities and (v) our non-guarantor subsidiaries had approximately $52 million of indebtedness (excluding indebtedness of the Company’s Canadian subsidiary included in the senior secured indebtedness), excluding intercompany obligations, plus other liabilities, including trade payables, that would have been structurally senior to the notes.

Guarantees

Our parent, Cooper-Standard Holdings Inc., and each of our domestic subsidiaries that guarantees our senior credit facilities unconditionally guarantee the Senior Notes on a senior unsecured basis and the Senior Subordinated Notes on a senior subordinated basis.

Our non-guarantor subsidiaries accounted for $1,734.0 million, or 66.8%, of our net sales (excluding non-guarantor subsidiaries’ intercompany sales of $25.1 million) for the year ended December 31, 2008, and $1,159.1 million, or 63.7%, of our assets and $496.7 million, or 27.5%, of our liabilities as of December 31, 2008, excluding all intercompany assets and liabilities.

Optional Redemption

Prior to December 15, 2008, we could have redeemed some or all of the Senior Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of the Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. No such redemption occurred on or prior to such date. Beginning on December 15, 2008 we may redeem some or all of the Senior Notes at the redemption prices listed under “Description of the Notes—Optional Redemption” plus accrued interest on the Senior Notes to the date of redemption.

Prior to December 15, 2009, we may redeem some or all of the Senior Subordinated Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of the Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. Beginning on December 15, 2009 we may redeem some or all of the Senior Subordinated Notes at the redemption prices listed under “Description of the Notes—Optional Redemption” plus accrued interest on the Senior Subordinated Notes to the date of redemption.

In addition on or before December 15, 2007, we could have at our option, used the net proceeds from one or more equity offerings to redeem up to 35% of the Senior Notes and up to 35% of the Senior Subordinated Notes, in each case, at the redemption price listed under “Description of the Notes—Optional Redemption.” No such redemption occurred on or prior to such date.

Change of Control Offer

If we experience a change of control, as described under “Description of the Notes—Change of Control,” we must, subject to the terms of the senior credit facilities, offer to repurchase all of the Senior Notes and the Senior Subordinated Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Certain Indenture Provisions	The indentures governing the notes contain covenants limiting our (and most or all of our subsidiaries’) ability to:

• incur additional debt;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• issue stock of subsidiaries;

• make certain investments;

• create liens on our assets to secure debt (which, in the case of the Senior Subordinated Notes, will be limited in applicability to liens securing pari passu or subordinated indebtedness);

• enter into transactions with affiliates;

• merge or consolidate; and

• transfer and sell assets.
These covenants are subject to a number of important limitations and exceptions. For more details see “Description of the Notes—Certain Covenants.”
No Public Market	The notes are freely transferable but there is no established market for the notes. Accordingly, we cannot assure you whether a market for the notes will develop or as to the liquidity of any market. No one is obligated, to make a market in the notes, and any such market-making may be discontinued at any time without notice.

SELECTED HISTORICAL FINANCIAL DATA

The selected financial data referred to as the Successor data as of and for the years ended December 31, 2008, 2007, 2006 and 2005, and as of December 31, 2004 and for the period from December 24, 2004 to December 31, 2004, have been derived from the consolidated audited financial statements of Cooper-Standard Holdings Inc. and its subsidiaries which have been audited by Ernst & Young LLP, independent registered public accountants.

The selected financial data referred to as the Predecessor financial data as of the period from January 1, 2004 to December 23, 2004 have been derived from the combined audited financial statements of the automotive segment of Cooper Tire, which have been audited by Ernst & Young LLP, independent registered public accountants. The information reflects our business as it historically operated within Cooper Tire, and includes certain assets and liabilities that we did not acquire or assume as part of the 2004 Acquisition. Also, on December 23, 2004, Cooper-Standard Holdings Inc., which prior to the 2004 Acquisition never had any independent operations, purchased the automotive business represented in the historical Predecessor financial statements. As a result of applying the required purchase accounting rules to the 2004 Acquisition and accounting for the assets and liabilities that were not assumed in the 2004 Acquisition, our financial statements for the period following the acquisition were significantly affected. The application of purchase accounting rules required us to revalue our assets and liabilities, which resulted in different accounting bases being applied in different periods. As a result, historical combined financial data included in this prospectus in Predecessor statements may not reflect what our actual financial position, results of operations, and cash flows would have been had we operated as a separate, stand-alone company as of and for those periods presented.

You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Cooper-Standard Holdings Inc. included elsewhere in this prospectus (Information presented in millions).

	Predecessor	Successor
	January 1, 2004 to December 23, 2004	December 24, 2004 to December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Statement of operations
Net sales	$1,858.9	$4.7	$1,827.4	$2,164.3	$2,511.2	$2,594.6
Cost of products sold	1,539.1	4.7	1,550.2	1,832.1	2,114.1	2,260.1

Gross profit	319.8	—	277.2	332.2	397.1	334.5
Selling, administration, & engineering expenses	177.5	5.2	169.7	199.8	222.1	231.7
Amortization of intangibles	0.7	—	28.2	31.0	31.9	31.0
Impairment charges	—	—	—	13.2	146.4	33.4
Restructuring	21.2	—	3.0	23.9	26.4	38.3

Operating profit	120.4	(5.2)	76.3	64.3	(29.7)	0.1
Interest expense, net of interest income	(1.8)	(5.7)	(66.6)	(87.2)	(89.5)	(92.9)
Equity earnings	1.0	—	2.8	0.2	2.2	0.9
Other income (expense)	(2.1)	4.6	(1.3)	7.0	(1.1)	(0.3)

Income (loss) before income taxes	117.5	(6.3)	11.2	(15.7)	(118.1)	(92.2)
Provision for income taxes (benefit)	34.2	(1.8)	2.4	(7.3)	32.9	29.3

Net income (loss)	$83.3	$(4.5)	$8.8	$(8.4)	$(151.0)	$(121.5)

Statement of cash flows data
Net cash provided (used) by:
Operating activities	$132.2	$29.3	$113.0	$135.9	$185.4	$136.5
Investment activities	(53.5)	(1,132.9)	(133.0)	(281.8)	(260.0)	(73.9)
Financing activities	(109.6)	1,189.3	(7.2)	147.6	55.0	14.1

Other financial data
Capital expenditures	$62.7	$0.3	$54.5	$82.9	$107.3	$92.1

Balance sheet data
Cash and cash equivalents		$83.7	$62.2	$56.3	$40.9	$111.5
Net working capital (1)		123.1	162.9	212.1	249.8	154.5
Total assets		1,812.3	1,734.2	1,911.4	2,162.3	1,818.3
Total non-current liabilities		1,165.0	1,117.9	1,259.4	1,359.8	1,351.4
Total debt (2)		912.7	902.5	1,055.5	1,140.2	1,144.1
Net parent investment / Stockholders’ equity		318.2	312.2	320.7	268.6	15.2

(1)	Net working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding debt payable within one year).
(2)	Includes term loans, bonds, $1.5 million in capital leases, $60.9 million of revolving credit, and $28.4 million of other third-party debt at December 31, 2008.

RISK FACTORS

Risk Factors

You should carefully consider the following risk factors and all other information contained in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. Any of these risks could cause our actual results to vary materially from recent or anticipated results and could materially and adversely affect our business and financial condition.

Risks Relating to Our Business and Leverage

We are highly dependent on the automotive industry, and a prolonged contraction in automotive sales and production volumes could have a material adverse affect on our results of operations and liquidity.

The great majority of our customers are OEMs and their suppliers. Automotive sales and production declined substantially in the second half of 2008 and are not expected to recover significantly in the near future. This will have a continuing negative impact on our sales, liquidity and results of operations, as the demand for our products decreases as the volume of automotive production decreases.

The negative impact on our financial condition and results of operations could have negative effects on us under our credit facilities by affecting our ability to comply with the financial ratio covenants contained in our credit facilities. An inability to comply would require us to seek waivers or amendments of such covenants. There is no guarantee that such waivers or amendments would be obtained and, even if they were obtained, we would likely incur additional costs. An inability to obtain any such waiver or amendment could result in a breach and a possible event of default under our credit facilities, which could allow the lenders to discontinue lending, terminate any commitments they have to provide us with additional funds and/or declare amounts outstanding to be due and payable. There is no assurance that we would have sufficient funds to repay such obligations or that we could obtain alternative funding on terms acceptable to us.

Our liquidity could also be adversely impacted if our suppliers reduced their normal trade credit terms as the result of any decline in our financial condition or if our customers extended their normal payment terms. If either of these situations occurred, we would need to rely on other sources of funding to cover the additional gap between the time we pay our suppliers and the time we receive corresponding payments from our customers.

The financial conditions of OEMs, particularly the Detroit 3, may adversely affect our results of operations and financial condition.

The deteriorating financial condition of the OEMs, particularly the Detroit 3, could have adverse impacts on our financial condition in addition to those resulting directly from lower productions volumes (as described in the preceding risk factor). The Detroit 3 are undertaking, or may undertake, various forms of restructuring initiatives which may ultimately include, in certain cases, reorganization under bankruptcy laws. Chrysler and General Motors have sought funding and Ford has sought a line of credit from the U.S. government due to the significant financial difficulties they face. There is no assurance that the Detroit 3 will be able to meet the conditions imposed on them in connection with any such government assistance or that any such assistance will enable them to remain viable. The filing of bankruptcy proceedings by any of the Detroit 3, in addition to potentially impacting the ability of the filing company to continue to sell their products at sustainable levels and remain viable customers, could impact the collectability of our accounts receivable owing from the filing company.

A prolonged contraction in automotive sales and production volumes and the financial conditions of OEMs could adversely affect the viability of our supply base.

Our suppliers are subject to many of the same consequences that would impact us as a result of a prolonged contraction in automotive sales and production volumes. In addition, many of our suppliers also directly supply the Detroit 3, and the financial condition of the Detroit 3, particularly any bankruptcy filing, could impact the collectability of their accounts receivable. Depending on each supplier’s financial condition and access to capital, its viability could be threatened by such conditions or events which could impact its ability to meet its contractual commitments to us and consequently impact our ability to meet our own commitments to our customers. There is no assurance that we would be able to establish alternative sources of supply in time to meet such commitments and avoid potential penalties and damages that could result from such failure.

Disruptions in the financial markets are adversely impacting the availability and cost of credit which could continue to negatively affect our business.

Disruptions in the financial markets, including the bankruptcy, insolvency or restructuring of certain financial institutions, have adversely impacted the availability and cost of credit for many companies and consumers and had a negative impact on the global economy, consumer confidence, and the demand for automotive products. There is no assurance that government efforts to respond to these disruptions, or other circumstances, will restore consumer confidence, improve the liquidity of the financial markets or otherwise improve conditions in the automotive industry.

Our substantial leverage could harm our business by limiting our available cash and our access to additional capital and, to the extent of our variable rate indebtedness, exposes us to interest rate risk.

We are highly leveraged. As of December 31, 2008, our total consolidated indebtedness was $1,144.1 million. Our leverage increased upon the closing of our acquisition of MAPS, because we financed part of the acquisition with an incremental term loan under the Second Amendment to the Credit Agreement.

Our high degree of leverage could have important consequences, including:

•

It may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes on favorable terms or at all;

•

A substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and thus will not be available for other purposes, including our operations, capital expenditures, and future business opportunities;

•

The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the Senior Notes and Senior Subordinated Notes issued by Cooper-Standard Automotive Inc. in connection with the 2004 Acquisition (the “Notes”);

•	It may place us at a competitive disadvantage compared to those of our competitors that are less highly leveraged;

•	It may restrict our ability to make strategic acquisitions or cause us to make non-strategic divestitures; and

•

We may be more vulnerable than a less highly-leveraged company to a downturn in general economic conditions or in our business, or we may be unable to carry out the desired amount of capital spending to support our growth.

Our cash paid for interest for the year ended December 31, 2008 was $95.4 million, which excludes the amortization of $5.0 million of debt issuance costs. At December 31, 2008, we had $597.2 million of debt with floating interest rates, including $174.8 million managed by the use of interest rate swap contracts to convert the variable rate characteristic to fixed rate. If interest rates increase, assuming no principal repayments or use of financial derivatives, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the Notes, would decrease. After considering the effects of certain interest rate swap contracts we entered into during 2008, a 1% increase in the average interest rate of our variable rate indebtedness would increase future interest expense by approximately $4.2 million per year.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The senior credit agreement and the indentures under which the Notes were issued contain a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or issue redeemable preferred stock;

•	pay dividends and repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	enter into agreements that restrict dividends from subsidiaries;

•	transfer or sell assets;

•	enter into transactions with our affiliates;

•	incur liens;

•	engage in mergers, amalgamations, or consolidations; and

•	make capital expenditures.

In addition, under the senior credit agreement, we are required to satisfy specified financial ratios and tests. Our ability to comply with those provisions may be affected by events beyond our control, and may limit our ability to comply with those required ratios and tests.

We may be unable to comply with the financial covenants in our senior credit agreement.

The financial covenants in our senior credit agreement require us to achieve certain financial ratios based on levels of earnings before interest, taxes, depreciation, amortization and certain adjustments (EBITDA), as defined in the senior credit agreement. A failure to comply with these or other covenants in the senior credit facility could, if we were unable to obtain a waiver or another amendment of the covenant terms, cause an event of default that could cause our loans under the senior credit facility to become immediately due and payable. In addition, additional waivers or amendments could substantially increase the cost of borrowing.

Increasing costs for or reduced availability of manufactured components and raw materials may adversely affect our profitability.

The principal raw materials we purchase include fabricated metal-based components, synthetic rubber, carbon black, and natural rubber. Raw materials comprise the largest component of our costs, representing approximately 47% of our total costs during the year ended December 31, 2008. A significant increase in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins because it is generally difficult to pass through these increased costs to our customers. For example, we have experienced significant price increases in our raw steel and steel-related components purchases as a result of increased global demand. While these increases fell off in the second half of 2008, continued volatility in the global market presents risk in forecasting cost.

Because we purchase various types of raw materials and manufactured components, we may be materially and adversely affected by the failure of our suppliers of those materials to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our suppliers’ ability to supply products to us is also subject to a number of risks, including availability of raw materials, such as steel and natural rubber, destruction of their facilities, or work stoppages. In addition, our failure to promptly pay, or order sufficient quantities of inventory from our suppliers may increase the cost of products we purchase or may lead to suppliers refusing to sell products to us at all. Our efforts to protect against and to minimize these risks may not always be effective.

We could be adversely affected if we are unable to continue to compete successfully in the highly competitive automotive parts industry.

The automotive parts industry is highly competitive. We face numerous competitors in each of the product lines we serve. In general, there are three or more significant competitors for most of the products offered by our company and numerous smaller competitors. We also face increased competition for certain of our products from suppliers producing in lower-cost countries such as Korea and China, especially for certain lower-technology noise, vibration and harshness control products that have physical characteristics that make long-distance shipping more feasible and economical. We may not be able to continue to compete favorably and increased competition in our markets may have a material adverse effect on our business.

We are subject to other risks associated with our non-U.S. operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. Our operations are located in 18 countries and we export to several other countries. In 2008, approximately 74% of our net sales originated outside the United States. Risks are inherent in international operations, including:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	changes in local economic conditions;

•	changes in laws and regulations, including the imposition of embargos;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations, and financial condition. For example, we are faced with potential difficulties in staffing and managing local operations and we have to design local solutions to manage credit risks of local customers and distributors. Also, the cost and complexity of streamlining operations in certain European countries is greater than would be the case in the United States, due primarily to labor laws in those countries that can make reducing employment levels more time-consuming and expensive than in the United States. Our flexibility in our foreign operations can also be somewhat limited by agreements we have entered into with our foreign joint venture partners.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social, and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could harm our business, results of operations, and financial condition.

Our sales outside the United States expose us to currency risks. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Given the volatility of exchange rates, we may not be able to manage our currency transaction and/or translation risks effectively, or volatility in currency exchange rates may have a material adverse effect on our financial condition or results of operations.

Our lean manufacturing and other cost savings plans may not be effective.

Our operations strategy includes cutting costs by reducing product errors, inventory levels, operator motion, overproduction, and waiting while fostering the increased flow of material, information, and communication. The cost savings that we anticipate from these initiatives may not be achieved on schedule or at the level anticipated by management. If we are unable to realize these anticipated savings, our operating results and financial condition may be adversely affected. Moreover, the implementation of cost saving plans and facilities integration may disrupt our operations and performance.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product if the defect or the alleged defect relates to automotive safety. Our costs associated with providing product warranties could be material. Product liability, warranty, and recall costs may have a material adverse effect on our business, results of operations, and financial condition.

Work stoppages or similar difficulties could disrupt our operations.

As of December 31, 2008, approximately 46% of our employees were represented by unions, and approximately 10% of our employees were union represented employees located in the United States. It is possible that our workforce will become more unionized in the future. A work stoppage at one or more of our plants may have a material adverse effect on our business. Collective bargaining agreements at six of our North American facilities are due to expire in 2009, and we will be engaged in negotiations with unions at these facilities with respect to new contracts. Unionization activities could also increase our costs, which could have an adverse effect on our profitability. We may be subject to work stoppages and may be, affected by other labor disputes. Additionally, a work stoppage at one or more of our customers or our customers’ suppliers could adversely affect our operations if an alternative source of supply were not readily available. Stoppages by employees of our customers also could result in reduced demand for our products and have material adverse effect on our business.

Our success depends in part on our development of improved products, and our efforts may fail to meet the needs of customers on a timely or cost-effective basis.

Our continued success depends on our ability to maintain advanced technological capabilities, machinery, and knowledge necessary to adapt to changing market demands as well as to develop and commercialize innovative products. We may not be able to develop new products as successfully as in the past or be able to keep pace with technological developments by our competitors and the industry generally. In addition, we may develop specific technologies and capabilities in anticipation of customers’ demands for new innovations and technologies. If such demand does not materialize, we may be unable to recover the costs incurred in such programs. If we are unable to recover these costs or if any such programs do not progress as expected, our business, financial condition, or results of operations could be materially adversely affected.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies depends, in part, on the efforts of our key employees. The severe down turn in the auto industry may add additional pressure to our ability to retain key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects.

Our Sponsors may have conflicts of interest with us in the future.

Our Sponsors beneficially own approximately 98.6% of the outstanding shares of our common stock. Additionally, we have entered into a stockholders’ agreement with the Sponsors that grants them certain preemptive rights to purchase additional equity and rights to designate members of our Board of Directors. As a result, our Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders or noteholders believe that any such transactions are in their own best interests.

Additionally, our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our Sponsors continue to own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Our intellectual property portfolio is subject to legal challenges.

We have developed and actively pursue developing proprietary technology in the automotive industry and rely on intellectual property laws and a number of patents in many jurisdictions to protect such technology. However, we may be unable to prevent third parties from using our intellectual property without authorization. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail. We also face increasing exposure to the claims of others for infringement of intellectual property rights. We may have material intellectual property claims asserted against us in the future and could incur significant costs or losses related to such claims.

Our pension plans are currently underfunded and we may have to make cash payments to the plans, reducing the cash available for our business.

We sponsor various pension plans worldwide that are underfunded and will require cash payments. Additionally, if the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our required contributions may be higher than we expect. If our cash flow from operations is insufficient to fund our worldwide pension liability, we may be forced to reduce or delay capital expenditures, seek additional capital, or seek to restructure or refinance our indebtedness.

As of December 31, 2008, our $251.8 million projected benefit obligation (“PBO”) for U.S. pension benefit obligations exceeded the fair value of the relevant plans’ assets, which totaled $162.6 million, by $89.2 million. Additionally, the international employees’ plans’ PBO exceeded plan assets by approximately $72.4 million at December 31, 2008. The PBO for other postretirement benefits (“OPEB”) was $68.5 million at December 31, 2008. Our estimated funding requirement for pensions and OPEB during 2009 is approximately $19.4 million. Net periodic pension costs for U.S. and international plans, including pension benefits and OPEB, were $19.1 million and $18.9 million for the years ended December 31, 2007 and 2008, respectively. See Notes 9 and 10 to our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

We are subject to a broad range of environmental, health, and safety laws and regulations, which could adversely affect our business and results of operations.

We are subject to a broad range of federal, state, and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment, and disposal of waste materials; the cleanup of contaminated properties; and human health and safety. We may incur substantial costs associated with hazardous substance contamination or exposure, including cleanup costs, fines, and civil or criminal sanctions, third party property or natural resource damage, or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our locations. In addition, many of our current and former facilities are located on properties with long histories of industrial or commercial operations and some of these properties have been subject to certain environmental investigations and remediation activities. Because some environmental laws (such as the Comprehensive Environmental Response, Compensation and Liability Act) can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, retroactively and regardless of fault, we could become liable for investigating or remediating contamination at these or other properties (including offsite locations). We may not always be in complete compliance with all applicable requirements of environmental law or regulation, and we may incur material costs or liabilities in connection with such requirements. In addition, new environmental requirements or changes to existing requirements, or in their enforcement, could have a material adverse effect on our business, results of operations, and financial condition. We have made and will continue to make expenditures to comply with environmental requirements. While our costs to defend and settle claims arising under environmental laws in the past have not been material, such costs may be material in the future. For more information about our environmental compliance and potential environmental liabilities, see “Business – Environmental.”

If our acquisition strategy is not successful, we may not achieve our growth and profit objectives.

We may selectively pursue complementary acquisitions in the future as part of our growth strategy. While we will evaluate business opportunities on a regular basis, we may not be successful in identifying any attractive acquisitions. We may not have, or be able to raise on acceptable terms, sufficient financial resources to make acquisitions. In addition, any acquisitions we make will be subject to all of the risks inherent in an acquisition strategy, including integrating financial and operational reporting systems; establishing satisfactory budgetary and other financial controls; funding increased capital needs and overhead expenses; obtaining management personnel required for expanded operations; and funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties.

Our amount of leverage creates significant risk.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital, or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The Senior Credit Facilities and the indentures under which the Senior Notes and the Senior Subordinated Notes were issued restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due.

Despite our current leverage, we may still be able to incur substantially more debt, which could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our revolving credit facilities provide commitments of up to $115.0 million, of which $30.1 million was available for future borrowings as of December 31, 2008. During the first quarter of 2009, we have drawn substantially all of the revolving credit facilities balance that was available as of December 31, 2008.

Risks Relating to the Notes

Your right to receive payments on each series of notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior credit facilities and each guarantor’s obligations under their respective guarantees of the senior credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets and a portion of the stock of certain of our non-U.S. subsidiaries. In addition, obligations of our Canadian subsidiary borrower under the senior credit facilities are guaranteed by our wholly-owned Canadian subsidiaries and secured by substantially all of those Canadian subsidiaries’ tangible and intangible assets. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indentures under which the notes will be issued. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of December 31, 2008, we had $620.7 million of senior secured indebtedness. Additionally, all borrowings under our $125 million revolving credit facilities will be senior secured indebtedness. The indentures permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Claims of noteholders are structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries because they do not guarantee the notes.

The notes are not guaranteed by any of our non-U.S. subsidiaries or our U.S. subsidiaries that are not wholly-owned. Accordingly, claims of holders of the notes are structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

As of December 31, 2008, our non-guarantor subsidiaries had total indebtedness of approximately $51.7 million (excluding non-guarantor subsidiaries’ intercompany liabilities, our non-U.S. indebtedness under our senior credit facilities and guarantees of our non-U.S. indebtedness under our senior credit facilities).

Based on our historical records, our non-guarantor subsidiaries accounted for $1,734.0 million, or 66.8%, of our net sales (excluding non-guarantor subsidiaries’ intercompany sales to Cooper-Standard Automotive Inc. and the guarantors of $25.1 million) for the year ended December 31, 2008, and $1,159.1 million, or 63.7%, of our assets and $496.7 million, or 27.5%, of our liabilities as of December 31, 2008, excluding all intercompany assets and liabilities.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

Your right to receive payments on the senior subordinated notes will be junior to all of Cooper-Standard Automotive Inc.’s and the guarantors’ senior indebtedness, including Cooper-Standard Automotive Inc.’s and the guarantors’ obligations under the senior credit facilities, the senior notes and other existing and future senior debt.

The senior subordinated notes are general unsecured obligations that are junior in right of payment to all our existing and future senior indebtedness, including the senior credit facilities. The senior subordinated guarantees are general unsecured obligations of the guarantors that are junior in right of payment to all of the applicable guarantor’s existing and future senior indebtedness, including the applicable guarantor’s guarantee of the senior credit facilities and the senior notes.

Cooper-Standard Automotive Inc. and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior credit facilities and the senior notes, unless the senior indebtedness has been paid in full in cash or cash equivalents or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, Cooper-Standard Automotive Inc. or the guarantors may not be permitted to pay any amount on account of the senior subordinated notes or the applicable senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the senior subordinated notes and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of Cooper-Standard Automotive Inc. or any guarantor, Cooper-Standard Automotive Inc.’s or the guarantor’s assets will not be available to pay obligations under the senior subordinated notes or the applicable senior subordinated guarantee until Cooper-Standard Automotive Inc. or the guarantor has made all payments on its respective senior indebtedness. Cooper-Standard Automotive Inc. and the guarantors may not have sufficient assets after all these payments have been made to make any payments on the senior subordinated notes or the applicable senior subordinated guarantee, including payments of principal or interest when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness—Senior Credit Facilities” and “Description of the Notes.”

Cooper-Standard Automotive Inc. may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, Cooper-Standard Automotive Inc. will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless such notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our senior credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the senior credit facilities, but may not be able to do so. See “Description of the Notes—Change of Control.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

We have not and do not intend to apply for a listing of the notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the notes and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. No one is obligated to make a market with respect to the notes and any market making with respect to the notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus or incorporated by reference in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus or incorporated by reference in this prospectus, including under “Risk Factors.”

As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners’ interests will conflict with our other investors’ interests; our status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulation; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

	Predecessor	Successor
	January 1 to December 23, 2004	December 24 to December 31, 2004	Combined Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Ratio of Earnings to Fixed Charges	13.9x	—	8.4x	1.1x	—	—	—

For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments, plus minority interest expense and fixed charges. Fixed charges include interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense (assumed to be 33%). Our fixed charges exceeded our earnings by $94.2 million during the period ended December 31, 2008. Our fixed charges exceeded our earnings by $119.6 million during the year ended December 31, 2007. Our fixed charges exceeded our earnings by $15.0 million during the year ended December 31, 2006. Our fixed charges exceeded our earnings by $6.3 million during the period December 24, 2004 to December 31, 2004.

USE OF PROCEEDS

The prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following discussion of our financial condition and results of operations contains certain forward-looking statements relating to our anticipated future financial condition and operating results and our current business plans. In the future, our financial condition and operating results could differ materially from those discussed herein and our current business plans could be altered in response to market conditions and other factors beyond our control. Important factors that could cause or contribute to such differences or changes include those discussed elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Basis of Presentation

Prior to the 2004 Acquisition, the automotive segment of Cooper Tire & Rubber Company (referred to as the “Predecessor”) did not operate as a stand-alone business, but as a reportable business segment of Cooper Tire & Rubber Company (“Cooper Tire”). The financial information of the Predecessor represents the combined results of operations and cash flows of the automotive business segment of Cooper Tire and reflects the historical basis of accounting without any application of purchase accounting for the 2004 Acquisition. The financial information of the Company following the 2004 Acquisition (referred to as the “Successor”) included in this prospectus represents our consolidated financial position as of December 31, 2007 and 2008 and our consolidated results of operations and cash flows for the years ended December 31, 2006, 2007 and 2008 and reflects the application of purchase accounting.

Company Overview

We design, manufacture, and sell body sealing, NVH control and fluid handling components, systems, subsystems, and modules for use in passenger vehicles and light trucks manufactured by global OEMs. In 2008, approximately 76% of our sales consisted of original equipment sold directly to the OEMs for installation on new vehicles. The remaining 24% of our sales were primarily to Tier I and Tier II suppliers. Accordingly, sales of our products are directly affected by the annual vehicle production of OEMs, and in particular the production levels of the vehicles for which we provide specific parts. In most cases, our products are custom designed and engineered for a specific vehicle platform. Our sales and product development personnel frequently work directly with the OEMs’ engineering departments in the design and development of our various products.

Although each OEM may emphasize different requirements as the primary criteria for judging its suppliers, we believe success as an automotive supplier generally requires outstanding performance with respect to price, quality, service, performance, design and engineering capabilities, innovation, and timely delivery. As such, we believe our continued commitment to investment in our engineering and design capability, including enhanced computerized software design capabilities, is important to future success, and many of our present initiatives are designed to enhance these capabilities. To remain competitive we must also consistently achieve cost savings; we believe we will continue to be successful in our efforts to improve our engineering, design and manufacturing processes, and implement our Lean initiatives.

Our OEM sales are generally based upon purchase orders issued by the OEMs and as such we do not have a backlog of orders at any point in time. Once selected to supply products for a particular platform, we typically supply those products for the platform life, which is normally six to eight years, although there is no guarantee that this will occur. In addition, when we are the incumbent supplier to a given platform, we believe we have an advantage in winning the redesign or replacement platform.

We provide parts to virtually every major global OEM for use on a multitude of different platforms. However, we generate a significant portion of our sales from the Detroit 3-Ford, General Motors and Chrysler. For the year ended December 31, 2008, our sales to the global operations of Ford, General Motors, and Chrysler comprised approximately 25%, 16%, and 7% of our net sales, respectively. Significant reduction of our sales to or the loss of any one of these customers or any significant reduction in these customers’ market shares could have a material adverse effect on the financial results of our company.

While approximately 48% of sales are generated in North America, our considerable market share throughout the world provides some additional risks. Historically, our operations in Canada and Western Europe have not presented materially different risks or problems from those we have encountered in the United States, although the cost and complexity of streamlining operations in certain European countries is greater than would be the case in the United States. This is due primarily to labor laws in those countries that can make reducing employment levels more time-consuming and expensive than in the United States. We believe the risks of conducting business in less developed markets, including Brazil, Mexico, Poland, Czech Republic, China, Korea and India are sometimes greater than in the U.S., Canadian, and Western European markets. This is due to the potential for currency volatility, high interest, inflation rates, and the general political and economic instability that are associated with these markets.

Business Environment and Outlook

Our business is greatly affected by the automotive build rates in North America and Europe. New vehicle demand is driven by macro-economic and other factors such as interest rates, manufacturer and dealer sales incentives, fuel prices, consumer confidence, and employment and income growth trends. The severe global financial crisis that started in the second half of 2008 has reduced vehicle demand to historic lows putting severe financial stress on the entire automotive industry.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce. However, the financial crisis and difficult industry environment is expected to result in significant consolidation among suppliers which will provide conquest opportunities for larger global suppliers.

OEMs have shifted some research and development, design, and testing responsibility to suppliers, while at the same time shortening new product cycle times. To remain competitive, suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design, and manufacturing processes to effectively service the customer. Suppliers are increasingly expected to collaborate on or assume the product design and development of key automotive components, and to provide value added solutions under more stringent time frames.

Pricing pressure has continued as competition for market share has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price concessions. The market shares of the Detroit 3 has declined in recent years and may continue to decline in the future. This pricing pressure along with the current financial crisis will continue to drive our focus on reducing our overall cost structure through lean initiatives, capital redeployment, restructuring and other cost management processes.

In addition to the cost-reduction actions taken through the end of the year ended December 31, 2008 which are described under “Restructuring” beginning on page 41, on March 26, 2009, the Company announced the implementation of a comprehensive plan involving the discontinuation of its global product line operating divisions, formerly called the Body & Chassis Systems division and the Fluid Systems division, and the establishment of a new operating structure organized on the basis of geographic regions. The Company will now operate from two divisions, North America and International (covering Europe, South America and Asia). This new operating structure allows the Company to maintain its full portfolio of global products and provide unified customer contact points, while better managing its operating costs and resources in severe industry conditions. It will result in a reduction in the Company’s worldwide salaried workforce of approximately 20 percent.

In the year ended December 31, 2008, our business was negatively impacted by reduced OEM production volumes as a result of several factors, including a prolonged strike at a major Tier One supplier and high oil prices in the first half of the year, but most significantly due to overall negative macroeconomic conditions in the second half of the year. These included disruptions in the financial markets which limited access to credit, a significant decline in the demand for and production of passenger cars and light trucks and a deterioration in the financial condition of certain of our customers. According to CSM Worldwide, actual North America and Europe light vehicle production volumes for the year ended December 31, 2008 were 12.6 million and 20.5 million units, respectively, as compared to 15.1 million and 21.7 million units, respectively, for the year ended December 31, 2007. Additionally, we continued to experience significant pricing pressure from our customers despite volume declines. These negative impacts were partially offset by favorable foreign currency translation in the first half of 2008. Our performance in 2008 has been, and will continue to be, impacted by changes in light vehicle production volumes, platform mix, customer pricing pressures, and the cost of raw materials.

Results of Operations

	For the Year Ended December 31,
	2006	2007	2008
(Dollar amounts in thousands)
Sales	$2,164,262	$2,511,153	$2,594,577
Cost of products sold	1,832,027	2,114,039	2,260,063

Gross profit	332,235	397,114	334,514
Selling, administration, & engineering expenses	199,739	222,134	231,709
Amortization of intangibles	31,025	31,850	30,996
Impairment charges	13,247	146,366	33,369
Restructuring	23,905	26,386	38,300

Operating profit (loss)	64,319	(29,622)	140
Interest expense, net of interest income	(87,147)	(89,577)	(92,894)
Equity earnings	179	2,207	897
Other income (expense)	6,985	(1,055)	(299)

Loss before income taxes	(15,664)	(118,047)	(92,156)
Provision for income tax expense (benefit)	(7,244)	32,946	29,295

Net loss	$(8,420)	$(150,993)	$(121,451)

Year ended December 31, 2008 Compared to Year Ended December 31, 2007

Net Sales: Our net sales increased from $2,511.2 million in 2007 to $2,594.6 million in 2008, an increase of $83.4 million, or 3.3%. The increase resulted primarily from the full twelve months impact of the MAPS, El Jarudo and MAP India acquisitions and favorable foreign exchange rates ($70.6 million) partially offset by lower volume. In North America, our sales decreased by $282.0 million primarily due to lower unit sales volume partially offset by $5.8 million of favorable foreign currency translation. In our international operations, a sales increase of $365.4 million was attributable to a combination of factors including the acquisition of MAPS and MAP India, $64.8 million of favorable impact of foreign currency translation and higher unit sales volumes partially offset by customer price concessions.

Gross Profit: Gross profit decreased $62.6 million to 12.9% of sales in 2008, as compared to 15.8% of sales in 2007. This decrease resulted primarily from reduced North America volume, and unfavorable mix.

Operating Profit (Loss): Operating profit in 2008 was $0.1 million compared to an operating loss reported in 2007, of $29.6 million. This increase is primarily due to the impairment charges of $146.4 million in 2007 compared to $33.4 million in 2008 partially offset by reduced volumes, increased material costs and unfavorable foreign exchange.

Impairment Charges: In 2008, the Company recorded an impairment charge of $21.9 million in the International Fluid reporting unit of our Global Fluid segment and an impairment charge of $1.2 million in the International Body & Chassis reporting unit of our Global Body & Chassis segment. These charges are a result of a weakening global economy, a global decline in vehicle production volumes and changes in product mix. Also, in 2008 the Company recorded intangible impairment charges of $2.3 million and $1.6 million related to Fluid and Body & Chassis technology, respectively. Based on a discounted cash flow analysis it was determined that the historical cost of these intangible assets exceeded their fair value and impairment charges were recorded. Also, in 2008 the Company recorded fixed asset impairment charges of $6.4 million.

In 2007 we recorded a goodwill impairment charge of $142.9 million and charges of $3.5 million related to the impairment of certain intangible assets within the North America Fluid reporting unit of our Fluid segment. These charges resulted from projected declines in anticipated production volumes and a change in the production mix for certain key platforms in North America since the 2004 acquisition as well as the impact of increases in material costs and customer price concessions in North America.

Interest Expense, net: Interest expense increased by $3.3 million in 2008, primarily due to increased indebtedness resulting from the acquisition of MAPS and increased short-term borrowings.

Other Expense: Other expense was $0.3 million in 2008 as a result of foreign currency losses of $0.9 million and loss on sale of receivables of $2.2 million, partially offset by minority interest income of $1.1 million and gain on debt repurchase of $1.7 million. Other expense of $1.1 million in 2007 was primarily a result of foreign currency losses of $0.5 million and minority interest expense of $0.6 million.

Provision for Income Tax Expense (Benefit): Income taxes in 2007 included an expense of $32.9 million for an effective rate of (27.9%) as compared to income tax expense of $29.3 million for an effective rate of (31.8%) in 2008. Tax expense in 2008 is primarily a result of the nondeductible nature of the goodwill impairment charge; valuation allowances recorded on tax losses and credits generated in the U.S. and certain foreign jurisdictions; the write-off of deferred tax assets in the U.K.; the distribution of income between the U.S. and foreign sources; and other non-recurring discrete items.

Year ended December 31, 2007 Compared to Year Ended December 31, 2006

Net Sales: Our net sales increased from $2,164.3 million in 2006 to $2,511.2 million in 2007, an increase of $346.9 million, or 16.0%. The increase resulted primarily from the acquisition of MAPS and El Jarudo, favorable foreign exchange rates ($86.9 million) and higher unit sales volume partially offset by customer price concessions. In North America, our sales increased by $67.0 million primarily due to the acquisition of El Jarudo and $20.2 million of favorable foreign currency translation, partially offset by lower unit sales volumes and customer price concessions. In our international operations, a sales increase of $279.9 million was attributable to a combination of factors including the acquisition of MAPS, $66.7 million favorable impact of foreign currency translation and higher unit sales volumes partially offset by customer price concessions.

Gross Profit: Gross profit increased $64.9 million to 15.8% of sales in 2007, as compared to 15.4% of sales in 2006. This increase resulted primarily from the acquisition of MAPS and El Jarudo combined with the favorable impact of various cost saving initiatives and favorable foreign exchange rates, partially offset by customer price concessions and increased material costs.

Operating Profit (Loss): Operating loss in 2007 was $29.6 million compared to an operating profit reported in 2006, of $64.3 million. This decrease is primarily due to the impairment charges of $146.4 million and an increase in selling, administration and engineering expenses primarily due to the acquisitions of MAPS and El Jarudo, partially offset by gross profit increase of $64.9 million.

Impairment Charges: In 2007 we recorded a goodwill impairment charge of $142.9 million and write off charges of $3.5 million related to certain intangible assets within the North America Fluid reporting unit of our Fluid segment. These charges result from a recent and projected decline in anticipated production volumes and a change in the production mix for certain key platforms in North America since the 2004 acquisition as well as the impact of recent increases in material costs and customer price concessions in North America. In 2006, as a result of operating results in the Body & Chassis reportable segment, we recorded a goodwill impairment charge of $7.5 million and impairment charges of $5.8 million related to certain developed technology intangible assets. The impairment was recognized in our NVH segment in 2006. During 2007 we revised our segments and the NVH segment was combined with the Sealing segment to create the Body & Chassis segment.

Interest Expense, net: Interest expense increased by $2.4 million in 2007, primarily due to increased indebtedness resulting from the acquisition of MAPS and amortization of issuance costs associated with such borrowings.

Other Income (Expense): Other expense was $1.1 million in 2007 as a result of foreign currency losses of $0.5 million and minority interest expense of $0.6 million. Other income of $7.0 million in 2006 was primarily a result of a $4.1 million net gain related to the purchase of Senior Subordinated Notes, foreign exchange gains of $3.8 million, offset by a minority interest loss of $0.9 million.

Provision for Income Tax Expense (Benefit): Income taxes changed from a benefit of $7.2 million for an effective rate 46.2% in 2006 to an income tax expense of $32.9 million for an effective rate of (27.9%) in 2007. Tax expense in 2007 is primarily a result of the nondeductible nature of the goodwill impairment charge; valuation allowances recorded on tax losses and credits generated in the U.S.; tax rate changes enacted during 2007 in the Czech Republic, Canada, Germany, Spain and the United Kingdom resulting in additional expense related to the impact of deferred taxes recorded in those jurisdictions; the distribution of income between the U.S. and foreign sources; and other non-recurring discrete items. In 2006, the Company provided a benefit for net operating losses in the U.S. until that point when deferred tax assets exceeded the related liabilities and the recoverability was no longer assured beyond a reasonable doubt.

Segment Results of Operations

	For the Year Ended December 31,
	2006	2007	2008
Sales
Body & Chassis	$1,100,390	$1,317,621	$1,523,314
Fluid	971,122	1,096,944	979,601
Asia Pacific (1)	92,750	96,588	91,662

	$2,164,262	$2,511,153	$2,594,577

Segment profit (loss)
Body & Chassis	$(26,108)	$33,993	$(16,919)
Fluid	19,173	(137,913)	(49,556)
Asia Pacific (1)	(8,729)	(14,127)	(25,681)

	$(15,664)	$(118,047)	$(92,156)

(1)	The Asia Pacific segment consists of both Body & Chassis and Fluid products in that region with the exception of the joint venture with Shanghai SAIC, which was purchased as part of the MAPS acquisition and the MAP India joint venture. These joint ventures are included in the Body & Chassis segment which is in line with the internal management structure.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Body & Chassis: Sales increased $205.7 million, or 15.6%, primarily due to the MAPS and MAP India acquisitions, favorable foreign exchange ($39.5 million), partially offset by lower sales volume. Segment profit decreased by $50.9 million as the result of lower sales volume, unfavorable sales mix, higher raw material costs and impairment charges of $5.2 million, partially offset by the acquisition of MAPS and MAP India.

Fluid: Sales decreased $117.3 million, or 10.7%, primarily due to lower sales volume, partially offset by favorable foreign exchange ($34.1 million). Segment profit increased by $88.4 million as the result of impairment charges related to goodwill ($21.9 million), intangible assets ($2.3 million) and fixed assets

($4.1 million), compared to 2007 impairment charges of ($146.4 million) and the favorable impact of various cost saving initiatives. These favorable items were partially offset by reduced volumes, unfavorable sales mix, increased material costs and unfavorable foreign exchange.

Asia Pacific: Sales decreased $4.9 million, or 5.1%, primarily due to unfavorable foreign exchange ($3.0 million) and lower sales volume. Segment loss increased by $11.6 million as a result of increased restructuring costs related to the previously announced restructuring initiative in Australia and as a result of start-up related costs for operations in this region.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Body & Chassis: Sales increased $217.2 million, or 19.7%, primarily due to the acquisition of MAPS, higher sales volumes and favorable foreign exchange ($47.6 million), partially offset by customer price concessions. Segment profit increased by $60.1 million as the result of favorable impact of various cost savings initiatives and the acquisition of MAPS, partially offset by higher raw material costs and customer price concessions.

Fluid: Sales increased $125.8 million, or 13.0%, primarily due to the acquisition of El Jarudo, the full year impact of the FHS acquisition, higher sales volumes, and favorable foreign exchange ($37.5 million), partially offset by customer price concessions. Segment profit decreased by $157.1 million as the result of impairment charges related to goodwill in the North America reporting unit ($142.9 million), and intangible assets ($3.5 million), customer price concessions, higher raw material costs, and increased restructuring costs ($4.3 million). Such items were partially offset by the inclusion of El Jarudo, favorable foreign exchange, and the favorable impact of various cost savings initiatives.

Asia Pacific: Sales increased $3.8 million, or 4.1%, primarily due to favorable foreign exchange ($1.8 million) and higher sales volume, partially offset by customer price concessions. Segment loss increased by $5.4 million as a result of start up related costs for operations in this region, partially offset by the favorable impact of various cost savings initiatives.

Off-Balance Sheet Arrangements

We have provided a guarantee of a portion of the bank loans made to NISCO, our joint venture with Nishikawa Rubber Company. This debt guarantee is required of the partners by the joint-venture agreement and serves to support the credit-worthiness of NISCO. On July 1, 2003, NISCO entered into an additional bank loan with the joint venture partners each guaranteeing an equal portion of the amount borrowed. In accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” guarantees meeting the characteristics described in the Interpretation are required to be recorded at fair value. We did not have any exposure under the guarantee arrangements at December 31, 2008.

As a part of its working capital management, the Company sells certain foreign receivables through third party financial institutions without recourse. The amount sold varies each month based on the amount of underlying receivables and cash flow needs of the Company.

At December 31, 2008, the Company had $43.5 million of receivable outstanding under receivables transfer agreements entered into by various foreign locations. The Company incurred losses on the sale of the receivables for the year ended December 31, 2008 of $2.2 million and is recorded in other income (expense) in the consolidated statements of operations. The Company is continuing to service receivables for one of the locations. These are permitted transactions under the Company’s credit agreement. The Company is also pursuing similar arrangements in various locations.

As of December 31, 2008 we had no other material off-balance sheet arrangements.

Liquidity and Capital Resources

Operating Activities: Cash flow provided by operations was $136.5 million in 2008, which included $55.6 million of changes in operating assets and liabilities. Cash flow provided by operations was $185.4 million in 2007, which included $9.9 million of changes in operating assets and liabilities.

Investing Activities: Cash used in investing activities was $73.9 million in 2008, which primarily consisted of $92.1 million of capital spending partially offset by gross proceeds of $8.6 million from a sale-leaseback transaction and $4.8 million of proceeds from the sale of fixed assets. This compared to $260.0 million in 2007, which primarily consisted of acquisition cost of $158.7 million related to the acquisition of El Jarudo, MAPS, and MAP India, capital spending of $107.3 million, less $4.8 million received from a sale-leaseback transaction. We anticipate that we will spend approximately $60.0 million to $70.0 million on capital expenditures in 2009.

Financing Activities: Net cash provided by financing activities totaled $14.1 million in 2008, which consisted primarily of net increase of short-term debt, partially offset by, normal debt payments and repurchase of bonds as compared to net cash provided by financing activities of $55.0 million in 2007. The 2007 cash provided by financing activities was primarily comprised of proceeds from issuance of acquisition-related debt of $60.0 million, proceeds from issuance of stock of $30.0 million and a net increase of short term debt of $6.2 million, partially offset by normal debt repayments and voluntary prepayments on our term loans of $37.6 million and $3.1 million of debt issuance costs.

Since the consummation of the 2004 Acquisition, we have been significantly leveraged. As of December 31, 2008, we have $1,144.1 million outstanding in aggregate indebtedness, with an additional $30.1 million of borrowing capacity available under our revolving credit facilities (after giving effect to outstanding borrowings of $60.9 million and $24.0 million of standby letters of credit). During the first quarter of 2009, we have drawn substantially all of the revolving credit facilities balance that was available as of December 31, 2008. Our future liquidity requirements will likely be significant, primarily due to debt service obligations. Future debt service obligations may include required prepayments from annual excess cash flows, as defined, under our senior credit agreement commencing with the year ended December 31, 2009, which would be due 5 days after the filing of the Form 10-K, or in connection with specific transactions, such as certain asset sales and the incurrence of debt not permitted under the senior credit agreement.

On December 24, 2008, the Company unwound one of the interest rate swaps which resulted in a cash settlement on January 2, 2009 of $9.9 million including accrued interest of $0.4 million to the counterparty that required, per the ISDA (“International Swap Dealers Association, Inc.”) that covered the swap contract, to terminate the swap upon the Company’s credit rating falling below B3.

Senior Credit Facilities. In connection with the 2004 Acquisition, Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc. and Cooper-Standard Automotive Canada Limited entered into a Credit Agreement with various lending institutions, Deutsche Bank Trust Company Americas, as administrative agent, Lehman Commercial Paper Inc., as syndication agent, and Goldman Sachs Credit Partners, L.P., UBS Securities LLC and The Bank of Nova Scotia, as co- documentation agents (with subsequent amendments thereto, and with related agreements, the “Senior Credit Facilities”). The Senior Credit Facilities consist of revolving credit facilities and term loan facilities.

Our revolving credit facilities provide for loans in a total principal amount of up to $125.0 million with a maturity of 2010. Lehman Commercial Paper, Inc. (LCPI) had a $10.0 million commitment to the Company as part of our $125.0 million revolving credit facility. Recently LCPI filed for bankruptcy protection and the revolver availability was effectively reduced by their position, therefore the revolving credit facility currently provides for borrowing up to $115.0 million. The Company is seeking to have this commitment replaced by another financial institution.

The Senior Credit Facilities include a Term Loan A facility of the Canadian dollar equivalent of $51.3 million with a maturity of 2010, a Term Loan B facility of $115.0 million with a maturity of December 2011 and a Term Loan C facility of $185.0 million with a maturity of December 2011. The term loans were used to fund the 2004 Acquisition. As described below the Company also has a Term Loan D and Term Loan E as part of its Senior Credit Facilities.

The borrowings under the Senior Credit Facilities denominated in US dollars bear interest at a rate equal to an applicable margin plus, at our or the Canadian Borrower’s option, as applicable, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas (or another bank of recognized standing reasonably selected by Deutsche Bank Trust Company Americas) and (2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in US dollars for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings under the Senior Credit Facilities denominated in Canadian dollars bear interest at a rate equal to an applicable margin plus, at the Canadian Borrower’s option, either (a) an adjusted Canadian prime rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG, Canada Branch for commercial loans made in Canada in Canadian dollars and (2) the average rate per annum for Canadian dollar bankers’ acceptances having a term of 30 days that appears of Reuters Screen CDOR Page plus 0.75% or (b) bankers’ acceptances rate determined by reference to the average discount rate on bankers’ acceptances as quoted on Reuters Screen CDOR Page or as quoted by certain Canadian reference lenders.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

The Term Loan B facility and the Term Loan C facility amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the Senior Credit Facilities. During 2007 we made voluntary prepayments totaling $15.0 million on the Term Loan B facility and $7.0 million on the Term Loan C facility. The Term Loan A facility amortizes in equal quarterly installments of C$1.538 million in 2005 and 2006, C$2.308 million in 2007 and 2008, and C$3.846 million in 2009 and 2010.

On February 6, 2006, in conjunction with the closing of the FHS acquisition, we amended our Senior Credit Facilities and closed on Term Loan D with a notional amount of $215.0 million. The amount of the additional term loan was based on the purchase price of the acquisition and anticipated transaction costs. Term Loan D matures on December 23, 2011 and carries terms and conditions similar to those found in the remainder of our Term B and C Facilities. Term Loan D was structured as two tranches, $190.0 million borrowed in U.S. dollars, and €20.7 million borrowed in Euros. The financing was split between currencies to take into consideration the value of the European assets acquired in the FHS transaction.

On July 26, 2007, the Company entered into the Second Amendment to the Credit Agreement (the “Second Amendment”). The Second Amendment permitted the MAPS acquisition and allows the Company to borrow up to €65.0 million through an incremental term loan under the Credit Agreement (as amended) to provide a portion of the funding necessary for the MAPS Acquisition and to pay related fees and expenses. The Second Amendment also expands the dual currency borrowing sub limit under the Revolving Credit Agreement to $35.0 million and adds Cooper-Standard International Holdings BV as a permitted borrower under this sub limit. The Second Amendment includes other changes which increase the Company’s financial and operating flexibility, including amended financial covenants, expanded debt and investment baskets, and the ability to include the results of our non-consolidated joint ventures in the covenant calculations, among other things.

To finance part of the MAPS acquisition the Company borrowed €44.0 million under the Second Amendment discussed above. This borrowing was combined with the Euro tranche of the Term Loan D to create Term Loan E and as of December 31, 2007 had an outstanding balance of €64.1 million. The Company also borrowed $10.0 million under the Primary Revolving Credit Agreement, which was repaid in its entirety by September 30, 2007. In addition the Company borrowed €15.0 million under the dual-currency sub limit of the revolver, which was repaid in its entirety as of December 31, 2007.

On December 18, 2008, the Company entered into a Third Amendment to the Credit Agreement (the “Third Amendment”). The Third Amendment provides that the Company and/or its Canadian subsidiary may voluntarily prepay up to a maximum of $150.0 million of one or more tranches of its term loan debt under the Credit Agreement held by participating lenders at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash of the Company and its Subsidiaries if they meet, on a consolidated basis, certain conditions set forth in the Third Amendment including a $125.0 million minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the Credit Agreement’s revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the Credit Agreement’s revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from holders of equity of the Company. Under the terms of the Third Amendment, any such prepayments will reduce the amount of term loans outstanding and payable in indirect order of maturity.

The Senior Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness (including the notes); pay certain dividends and distributions or repurchase our capital stock; create liens on assets; make investments, loans, or advances; make certain acquisitions; engage in mergers or consolidations; enter into sale and leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness, including the exchange notes; and change the business conducted by us and our subsidiaries

Senior Notes and Senior Subordinated Notes

Our outstanding 7% Senior Notes due 2012 (the “Senior Notes”) were issued under an Indenture, dated December 23, 2004 (the “Senior Indenture”). Our 8 3/8% Senior Subordinated Notes (the “Senior Subordinated Notes”) were also issued under an Indenture, dated December 23, 2004 (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”). During 2006 we repurchased $19.5 million notional amount of our Senior Subordinated Notes for $14.9 million. During 2008 we repurchased $7.2 million notional amount of our Senior Subordinated notes for $5.3 million.

Interest on the Senior Notes accrues at the rate of 7% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Notes on the immediately preceding June 1 and December 1.

Interest on the Senior Subordinated Notes accrues at the rate of 8 3/8% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Subordinated Notes on the immediately preceding June 1 and December 1.

The indebtedness evidenced by the Senior Notes (a) is unsecured senior indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future senior indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of the Company. The Senior Notes are also effectively subordinated to all secured indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such indebtedness, and to all indebtedness of its Subsidiaries (other than the subsidiaries that guarantee the Senior Notes).

The Indebtedness evidenced by the Senior Subordinated Notes is unsecured senior subordinated indebtedness of the Company, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full in cash or temporary cash investments when due of all existing and future senior indebtedness of the Company, including the Company’s obligations under the Senior Notes and the Credit Agreement, ranks pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company, and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Subordinated Notes) of the Company. The Senior Subordinated Notes are also effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, and to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries (other than the subsidiaries that guarantee the Senior Subordinated Notes).

Under each Indenture, upon the occurrence of any “change of control” (as defined in each Indenture), unless the Company has exercised its right to redeem all of the outstanding Notes of each holder of Notes of the applicable series shall have the right to require that the Company repurchase such noteholder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the applicable Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date). The change of control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management.

The Credit Agreement provides that the occurrence of certain change of control events with respect to us would constitute a default thereunder. The Company, its directors, officers, employees or affiliates may, from time-to-time, purchase or sell Senior Notes or Senior Subordinated Notes on the open market, subject to limits as specified in the Credit Agreement and, with respect to purchases of Senior Subordinated Notes, limits in the Senior Indenture.

The Indentures limit our (and most or all of our subsidiaries’) ability to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the Indentures permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Our compliance with certain of the covenants contained in the Indentures and in our Credit Agreement is determined based on financial ratios that are derived using our reported EBITDA, as adjusted for certain items described in those agreements. We refer to EBITDA as adjusted under the Credit Agreement as “Consolidated EBITDA”. The Credit Agreement provides, among other covenants, for a maximum “Senior Secured Leverage Ratio” as of specified dates, which means the ratio of the Company’s total senior secured indebtedness on such date, as defined in the agreement, to the Company’s Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date. The breach of such covenants in our Credit Agreement could result in a default thereunder and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the Indentures. Additionally, under our Credit Agreement and Indentures, our ability to engage in activities such as incurring additional indebtedness, making investments, and paying dividends is limited, with exceptions that are either partially tied to similar financial ratios (in the case of the Indentures) or are based on negotiated carveouts and baskets (in the case of the Credit Agreement).

We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Consolidated EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants. However, EBITDA and Consolidated EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance. Additionally, EBITDA and Consolidated EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements, and capital expenditures. Because not all companies use identical calculations, these presentations of EBITDA and Consolidated EBITDA may not be comparable to similarly titled measures of other companies.

The following table reconciles net income to EBITDA and pro forma Consolidated EBITDA under the Credit Agreement (dollars in millions):

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Net loss	$(8.4)	$(151.0)	$(121.5)
Provision for income tax expense (benefit)	(7.2)	32.9	29.3
Interest expense, net of interest income	87.1	89.6	92.9
Depreciation and amortization	138.4	136.0	140.1

EBITDA	$209.9	$107.5	$140.8
Restructuring (1)	23.9	26.4	30.6
Foreign exchange (gain) loss (2)	(2.9)	(0.1)	0.1
Inventory write-up(3)	2.1	2.5	—
Transition and integration costs(4)	1.4	1.5	0.5
Product remediation(5)	2.9	—	—
Net gain on bond repurchase(6)	(4.1)	—	(1.7)
Canadian voluntary retirement	—	—	1.8
Claim reserve(7)	1.8	—	(0.6)
Impairment charges(8)	13.2	146.4	36.0
Other	—	1.5	2.7

	248.2	285.7	210.2
Pro forma adjustments related to FHS (9)	4.4	—	—
Pro forma adjustments related to El Jarudo (10)	—	1.7	—
Pro forma adjustments related to MAPS (11)	—	34.2	—
Pro forma adjustments related to MAP India (12)	—	2.7	—
EBITDA adjustment related to other joint ventures (13)	—	8.0	11.1
Pro forma adjustments related to product line organization discontinuance (14)	—	—	19.4

Consolidated EBITDA	$252.6	$332.3	$240.7

(1)	Includes non-cash restructuring charges.
(2)	Unrealized foreign exchange (gain) loss on acquisition-related indebtedness.
(3)	Write-ups of inventory to fair value at the dates of the 2004 Acquisition, acquisition of FHS, and acquisition of MAPS.
(4)	Transition and integration costs related to the acquisition of FHS in 2006 and MAPS & El Jarudo in 2007 and MAPS and MAP India in 2008.
(5)	Product rework and associated costs.
(6)	Net gain on purchase of Senior Subordinated Notes in 2006 and 2008 of $19.5 million and $7.2 million, respectively.
(7)	2006 Reserve reflecting the Company’s best estimate of probable liability in connection with U.S. Bankruptcy Court claim filed by a customer to recover payments made by the customer to the Company allegedly constituting recoverable “preference” payments. 2008 reflects reduction in estimated liability to settlement amount.
(8)	2006-Impairment charges related to NVH goodwill ($7.5 million) and developed technology ($5.8 million). 2007-Impairment charges related to Fluid goodwill ($142.9) and certain intangibles ($3.5). 2008-Impairment charges related to Fluid goodwill ($21.9 million), certain intangibles ($2.3 million) and fixed assets ($4.1 million), related to Body & Chassis goodwill ($1.2 million), certain intangibles ($1.6 million) and fixed assets ($2.3 million) and Guyoung impairment ($2.6 million).

(9)	Pro forma adjustments to FHS’s reported EBITDA for the period from January 1, 2006 to February 6, 2006. Our credit agreement provides for Pro Forma retroactive adjustments for permitted acquisitions in this calculation.
(10)	Pro forma adjustments to El Jarudo’s reported EBITDA for the period from January 1, 2007 to March 31, 2007.
(11)	Pro forma adjustments to MAPS reported EBITDA for the period from January 1, 2007 to August 31, 2007.
(12)	Pro forma adjustments to MAP India reported EBITDA for the period from January 1, 2007 to December 27, 2007.
(13)	The Company’s share of EBITDA in its joint ventures, net of equity earnings.
(14)	Pro forma adjustments to the Company’s EBITDA for the initial phase of the Company’s discontinuance of its global product line operating divisions and the establishment of a new operating structure organized on the basis of geographic regions.

Our Senior Secured Leverage Ratio for the four quarters ended December 31, 2008 as compared to the minimum Senior Secured Leverage Ratio provided for in the Credit Agreement, was as follows:

	Leverage Ratio at December 31, 2008	Covenant Thresholds
Senior Credit Facilities
Senior Secured Debt to Consolidated EBITDA ratio	2.13 to 1.0	≤	3.0 to 1.0

In addition, under the terms of our Credit Agreement, we are required to repay a portion of our indebtedness under our Senior Credit Facilities by a certain percentage, based on our leverage ratio, of our excess cash flow commencing with the year ended December 31, 2008. As of December 31, 2008, we did not have to make any additional mandatory repayment.

As discussed in part 1, Item 1A “Risk Factors”, there are several risks and uncertainties related to the global economy and our industry that could materially impact our liquidity. Among potential outcomes, these risks and uncertainties could result in decreased operating results, limited access to credit and failure to comply with debt covenants.

During the second half of 2008, production volumes decreased significantly resulting in a decline in sales, operating income and EBITDA. This decline in operating results reduced cushion that existed within our restrictive financial covenants and increased the risk of a future debt covenant violation. As previously noted the future compliance of debt covenants will be dependent upon, amongst other matters, future vehicle production and our ability to implement the costs savings initiatives announced during the second half of 2008 and the first quarter of 2009.

Our current revenue forecast for 2009 is determined from specific platform volume projections consistent with a North American and European light vehicle production estimate of 9.3 million units and 16.7 million units, respectively. Changes to the total level of light vehicle production levels could have a negative impact on our future sales, liquidity, results of operations and ability to comply with debt covenants. We have taken significant actions during the second half of 2008 and first quarter of 2009 to reduce our cost base and improve profitability. Based on our current 2009 operating forecast and the impact of our cost reductions on our 2009 forecasted debt covenant calculation, we expect to comply with all debt covenants during 2009. While we believe the vehicle production and other assumptions within our forecast are reasonable, we have also considered the possibility of even weaker demand based primarily on a further decline in North American light vehicle production (to approximately 8 million units). In addition to the potential impact of light vehicle production changes on our sales, achieving our EBITDA forecast and 2009 debt covenant thresholds are dependent upon a number of other external and internal factors such as changes in raw material costs, changes in foreign currency rates, our ability to execute our cost savings initiatives, and our ability to implement and achieve the savings expected by the change in our operating structure.

We have also considered the potential consequences of a bankruptcy filing of one of our major North American customers and believe that a bankruptcy filing would not materially impact our 2009 forecast and our ability to meet 2009 debt covenants. In the event of a bankruptcy filing, we believe it is likely that most of our programs would be continued and any reduction in program volume of a bankrupt customer would be replaced with volume from other existing customers. As such, we expect the adverse effects of these bankruptcies would be limited principally to recovering less than the full amount of the outstanding receivables. We believe that a loss or expenses incurred as a result of a customer bankruptcy would be treated as an adjustment for our 2009 debt covenants and do not believe the trade receivable exposure would have a significant impact on our 2009 liquidity.

While we are confident of our ability to achieve the plan, there can be no assurance we will be successful. There are a number of factors that could potentially arise that could result in a violation of our debt covenants. Non-compliance with covenants would provide our lenders the ability to demand immediate repayment of all outstanding borrowings under the Term Facility and the Revolving Facility. We would not have sufficient cash on hand to satisfy this demand. Accordingly, the inability to comply with covenants, obtain waivers for non-compliance, cure a potential violation with the support of our shareholders, or obtain alternative financing would have a material adverse effect on our financial position, results of operations and cash flows. In the event we were unable to meet our debt requirements, however, we believe we would be able to cure the violation utilizing the equity cure right provision of our primary credit facility, obtain a waiver or amend the covenants. Executing the equity cure right provision is contingent upon our shareholders. Obtaining waivers or amendments would likely result in a significant incremental cost. Although we cannot provide assurance that we would be successful in obtaining the necessary waivers or in amending the covenants, we were able to do so in previous years and are confident that we would be able to do so in 2009, if necessary.

Based on our current forecast and our assessment of reasonably possible scenarios, including the more pessimistic scenarios related to production volumes described above, we do not believe that there is substantial doubt about our ability to continue as a going concern in 2009.

Working capital

Historically we have not generally experienced difficulties in collecting our accounts receivable, but the dynamics associated with the recent economic downturn has impacted both the amount of our receivables and the stressed ability for our customers to pay within normal terms. Certain government sponsored programs may ease the constraints, but pressure on accounts receivable will continue until vehicle sales and production volumes stabilize. As of December 31, 2008, we have net cash of $111.5 million. Our additional borrowing capacity through use of our senior credit facilities with our bank group and other bank lines is $30.1 million (after giving effect to outstanding borrowings of $60.9 million and $24.0 million of standby letters of credit), of which the majority was drawn during the first quarter of 2009.

Available cash and contractual commitments

The following table summarizes our contractual cash obligations at December 31, 2008. Our contractual cash obligations consist of legal commitments requiring us to make fixed or determinable cash payments, regardless of the contractual requirements of the vendor to provide future goods or services. Except as disclosed, this table does not include information on our recurring purchase of materials for use in production, as our raw materials purchase contracts typically do not meet this definition because they do not require fixed or minimum quantities.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 years	More than 5 Years
	(dollars in millions)
Debt obligations	$1,114.3	$78.6	$512.3	$200.0	$323.4
Interest on debt obligations(1)	313.1	75.0	142.8	68.2	27.1
Capital lease obligations	1.5	1.1	0.4	—	—
Operating lease obligations	83.3	18.0	22.6	15.8	26.9
Other obligations(2)	41.0	27.1	13.9	—	—

Total	$1,553.2	$199.8	$692.0	$284.0	$377.4

(1)	Interest on $590.9 million of variable rate debt is calculated based on LIBOR rate and Canadian Dollar Bankers Acceptance Rate as of December 31, 2008.
(2)	Noncancellable purchase order commitments for capital expenditures & other borrowings.

In addition to our contractual obligations and commitments set forth in the table above, the Company has employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives, and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

We also have minimum funding requirements with respect to our pension obligations. We expect to make cash contributions of approximately $16.0 million to our domestic and foreign pension plan asset portfolios in 2009. Our minimum funding requirements after 2009 will depend on several factors, including the investment performance of our retirement plans and prevailing interest rates. Our funding obligations may also be affected by changes in applicable legal requirements. We also have payments due with respect to our postretirement benefit obligations. We do not prefund our postretirement benefit obligations. Rather, payments are made as costs are incurred by covered retirees. We expect other postretirement benefit net payments to be approximately $3.5 million in 2009.

We may be required to make significant cash outlays to our unrecognized tax benefits. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits of $5.2 million as of December 31, 2008, have been excluded from the contractual obligations table above. For further information related to unrecognized tax benefits, see Note 11, “Income taxes”, to the consolidated financial statements.

Excluded from the contractual obligation table are open purchase orders at December 31, 2008 for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements, joint venture agreements, and other contracts without express funding requirements.

Raw Materials and Manufactured Components

The principal raw materials for our business include fabricated metal-based components, oil based components, synthetic rubber, carbon black, and natural rubber. We manage the procurement of our raw materials to assure supply and to obtain the most favorable pricing. For natural rubber, procurement is managed by buying in advance of production requirements and by buying in the spot market. For other principal materials, procurement arrangements include short-term supply agreements that may contain formula-based pricing based on commodity indices. These arrangements provide quantities needed to satisfy normal manufacturing demands. We believe we have adequate sources for the supply of raw materials and components for our products with suppliers located around the world. We often use offshore suppliers for machined components, metal stampings, castings, and other labor-intensive, economically freighted products.

Extreme fluctuations in material pricing have occurred in recent years adding challenges in forecasting. The inability to recover higher than anticipated prices from our customers may impact profitability.

Seasonal Trends

Sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. These typically result in lower sales volumes during July, August, and December. However, economic conditions can change normal seasonality trends causing lower demand throughout the year. The impact of model changeovers and plant shutdowns is considerably less in years of lower demand overall.

Restructuring

2005 Initiatives

In 2005, the Company implemented a restructuring strategy and announced the closure of two manufacturing facilities in the United States and the decision to exit certain businesses within and outside the U.S. Both of the closures are substantially complete as of December 31, 2008, but the Company will continue to incur costs until the facilities are sold.

During the year ended December 31, 2008, the Company recorded total costs of $3.8 million related to the previously announced U.S. closures and workforce reductions in Europe. These costs consisted of severance, asset impairment, and other exit costs of $0.3 million, $2.1 million and $1.4 million, respectively. In addition the Company received $0.2 million for assets that were previously written off. The initiative is substantially complete as of December 31, 2008 at an estimated total cost of approximately $27.0 million. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$775	$542	$—	$1,317
Expense incurred	295	1,437	2,063	3,795
Cash payments	(997)	(1,729)	165	(2,561)
Utilization of reserve	—	—	(2,228)	(2,228)

Balance at December 31, 2008	$73	$250	$—	$323

2006 Initiatives

In May 2006, the Company implemented a restructuring action and announced the closure of a manufacturing facility located in Canada and the transfer of related production to other facilities in North America. The closure was completed during 2008 at a total cost of $3.8 million. During the year ended December 31, 2008, the Company reversed $9 thousand of severance costs.

European Initiatives

In 2006, the Company implemented a European restructuring initiative, which addressed the operations of our non-strategic facilities. The initiative includes the closure of a manufacturing facility, terminations, and the transfer of production to other facilities in Europe and North America. The initiative is substantially complete as of December 31, 2008 at an estimated total cost of approximately $22.0 million ($20.1 million incurred in 2006 and 2007). The Company recorded severance, other exit costs and asset impairments of $1.1 million, $0.6 million and $0.1 million, respectively, during the year ended December 31, 2008. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$1,442	$—	$—	$1,442
Expense incurred	1,076	619	127	1,822
Cash payments	(1,776)	(619)	—	(2,395)
Utilization of reserve	—	—	(127)	(127)

Balance at December 31, 2008	$742	$—	$—	$742

FHS Acquisition Initiatives

In connection with the acquisition of the automotive fluid handling systems business of ITT Industries, Inc. (“FHS”), the Company formalized a restructuring plan to address the redundant positions created by the consolidation of the businesses. In connection with this restructuring plan, the Company announced the closure of several manufacturing facilities located in North America, Europe, and Asia and the transfer of related production to other facilities. The closures are substantially complete as of December 31, 2008 at an estimated total cost of approximately $20.2 million, including costs recorded through purchase accounting. As a result of this initiative, the Company recorded certain severance and other exit costs of $11.8 million and $0.7 million, respectively, through purchase accounting in 2006. The Company recorded severance, other exit costs and asset impairments of $0.8 million, $2.3 million and $0.6 million, respectively. The Company also reversed $2.1 million of severance costs that were recorded through purchase accounting in 2006. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$6,450	$4,210	$—	$10,660
Expense incurred	843	2,258	613	3,714
Cash payments and accrual reversals	(5,998)	(5,978)	—	(11,976)
Utilization of reserve	—	—	(613)	(613)

Balance at December 31, 2008	$1,295	$490	$—	$1,785

2007 Initiatives

In May 2007, the Company implemented a restructuring action and announced the closure of a manufacturing facility located in Mexico and the transfer of related production to other facilities in North America. The closure was substantially completed in 2007. The estimated total cost of this closure is approximately $3.4 million. The Company will continue to incur costs until the facility is sold. During the year ended December 31, 2008 the Company recognized other exit costs and asset impairments of $0.5 million and $1.9 million, respectively, related to this initiative. During the year ended December 31, 2008, the Company reversed $5 thousand of severance costs.

2008 Initiatives

In July 2008, the Company implemented a restructuring action and announced the closure of two manufacturing facilities, one located in Australia and the other in Germany. Both closures are a result of changes in market demands and volume reductions and are expected to be completed in 2009. The estimated total cost of this initiative is approximately $18.5 million. The Company recorded severance, other exit costs and asset impairments of $14.5 million, $0.1 million and $3.3 million, respectively, during the year ended December 31, 2008. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$—	$—	$—	$—
Expense incurred	14,455	149	3,282	17,886
Cash payments	(995)	(149)	—	(1,144)
Utilization of reserve	—	—	(3,282)	(3,282)

Balance at December 31, 2008	$13,460	$—	$—	$13,460

Initial Global Reorganization Initiative

During 2008, the Company commenced the initial phase of a global reorganization in North America and Europe. In connection with this phase, the Company reduced its workforce. The estimated total cost of this initial phase is approximately $7.7 million. During the year ended December 31, 2008, the Company recorded severance costs of $7.7 million associated with this initiative. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$—	$—	$—	$—
Expense incurred	7,670	—	—	7,670
Cash payments	(3,741)	—	—	(3,741)
Utilization of reserve	—	—	—	—

Balance at December 31, 2008	$3,929	$—	$—	$3,929

In 2008, the Company initiated the closing of a European facility and the idling of a Canadian facility. During the year ended December 31, 2008, the Company recorded other exit costs and asset impairments of $0.2 million and $0.9 million, respectively.

Purchase Accounting

Acquisition of MAPS

The acquisition of MAPS was accounted for under the purchase method of accounting, in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). Accordingly, the assets purchased and liabilities assumed were included in the Company’s consolidated balance sheet as of December 31, 2008. The operating results of the MAPS entities were included in the consolidated results of operations from the date of acquisition. The following summarizes the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$10,237
Accounts receivable, net	118,216
Inventories, net	33,415
Prepaid expenses	7,995
Property, plant, and equipment, net	126,058
Investments	16,531
Other assets	32,874

Total assets acquired	345,326

Accounts payable	66,211
Short-term notes payable	22,039
Payroll liabilities	28,806
Accrued liabilities	14,821
Long-term debt	14,556
Pension benefits	37,839
Other long-term liabilities	16,676

Total liabilities assumed	200,948

Net assets acquired	$144,378

Cash and cash equivalents, accounts receivable, other current assets, accounts payable, and other current liabilities were stated at historical carrying values which management believes approximates fair value given the short-term nature of these assets and liabilities. Inventories were recorded at fair value which is estimated for finished goods and work-in-process based upon the expected selling price less costs to complete, selling, and disposal costs, and a normal profit to the buyer. Raw material inventory was recorded at carrying value as such value approximates the replacement cost. Tooling in process, which is included in other assets, was recorded at fair value which is based upon expected selling price less costs to complete. The Company’s pension obligations have been recorded in the allocation of purchase price at the projected benefit obligation. Deferred income taxes have been provided in the consolidated balance sheet based on the Company’s estimates of the tax versus book basis of the assets acquired and liabilities assumed, adjusted to estimated fair values. Management has estimated the fair value of property, plant, and equipment, intangibles and other long-lived assets based upon financial estimates and projections prepared in conjunction with the transaction. The value assigned to all assets and liabilities assumed exceeded the acquisition price. Accordingly, an adjustment to reduce the value of long-lived assets was recorded in accordance with SFAS No. 141 and no goodwill was recorded related to this transaction as of December 31, 2008.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2, “Significant Accounting Policies,” to the combined financial statements. Application of these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experience and on other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment or estimation than other accounting policies.

Pre-Production Costs Related to Long Term Supply Arrangements. Costs for molds, dies, and other tools owned by us to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. The amount capitalized was $8.8 million and $10.9 million at December 31, 2007 and 2008, respectively. Costs incurred during the engineering and design phase of customer-owned tooling projects are expensed as incurred unless a contractual arrangement for reimbursement by the customer exists. Reimbursable tooling costs included in other assets was $8.9 million and $3.8 million at December 31, 2007 and 2008, respectively. Development costs for tools owned by the customer that meet EITF 99-5 requirement are recorded in accounts receivable in the accompanying combined balance sheets if considered a receivable in the next twelve months. At December 31, 2007 and 2008, $73.6 million and $77.8 million, respectively, was included in accounts receivable for customer-owned tooling of which $39.0 million and $32.8 million, respectively, was not yet invoiced to the customer.

Goodwill. In connection with the 2004 Acquisition and other acquisitions since 2004 as described in Note 3, we have applied the provisions of SFAS No. 141, Business Combination. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $290.6 million and $245.0 million as of December 31, 2007 and 2008, respectively.

Goodwill is not amortized but is tested annually for impairment. The Company evaluates each reporting unit’s fair value versus its carrying value annually or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value of the reporting unit. Estimated fair values are based on the cash flows projected in the reporting units’ strategic plans and long-range planning forecasts discounted at a risk-adjusted rate of return. While we believe our estimates of fair value are reasonable based upon current information and assumptions about future results, changes in our businesses, the markets for our products, the economic environment and numerous other factors could significantly alter our fair value estimates and result in future impairment of recorded goodwill. We are subject to financial statement risk in the event that goodwill becomes impaired. If the carrying value exceeds the fair value, an impairment loss is measured and recognized. The Company conducts its annual impairment testing as of October 1st of each year.

During 2008, our International Fluid and Body & Chassis reporting units experienced operating results that were below our previous expectations, primarily as a result of a recent and projected decline in vehicle production volumes, a change in the production mix for certain key platforms, the tightening credit market, price concessions to customers and the general overall health of the economy. Due to these factors, the calculated fair values of our International Fluid and Body & Chassis reporting units were less than their book values. As a result we recorded goodwill impairment charges of $21.9 million and $1.2 million, respectively, to these reporting units. If the weighted average cost of capital utilized in the estimate of fair value was increased by 100 basis points there would still not be impairment for any other reporting units.

Long-lived assets – We monitor our long-lived assets for impairment indicators on an ongoing basis in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” If impairment indicators exist, we perform the required analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, as well as assumptions related to discount rates. Change in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets.

As a result of our testing performed in accordance with SFAS No. 144 we recorded asset and definite lived intangible asset impairment charges of $6.4 million and $3.9 million, respectively. Of the $6.4 million of asset impairment charges, $4.1 million was recorded in our North America Fluid reporting unit and $2.3 million was recorded in our Body & Chassis International reporting unit. Of the $3.9 million of definite lived intangible asset impairment charges, $2.3 million was recorded in our North America Fluid reporting unit and $1.6 million was recorded in our Body & Chassis Americas reporting unit.

Restructuring-Related Reserves. Specific accruals have been recorded in connection with restructuring our businesses, as well as the integration of acquired businesses. These accruals include estimates principally related to employee separation costs, the closure and/or consolidation of facilities, contractual obligations, and the valuation of certain assets. Actual amounts recognized could differ from the original estimates.

Restructuring-related reserves are reviewed on a quarterly basis and changes to plans are appropriately recognized when identified. Changes to plans associated with the restructuring of existing businesses are generally recognized as employee separation and plant phaseout costs in the period the change occurs. Under EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” changes to plans associated with the integration of an acquired business are recognized as an adjustment to the acquired business’ original purchase price (goodwill) if recorded within one year of the acquisition. After one year, a reduction of goodwill is recorded if the actual costs incurred are less than the original reserve. More than one year subsequent to an acquisition, if the actual costs incurred exceed the original reserve, the excess is recognized in current year operations as an employee separation and plant phaseout cost. For additional discussion, please refer to Note 4 to the Consolidated Financial Statements.

Revenue Recognition and Sales Commitments. We generally enter into agreements with our customers to produce products at the beginning of a vehicle’s life. Although such agreements do not generally provide for minimum quantities, once we enter into such agreements, fulfillment of our customers’ purchasing requirements can be our obligation for an extended period or the entire production life of the vehicle. These agreements generally may be terminated by our customer at any time. Historically, terminations of these agreements have been minimal. In certain limited instances, we may be committed under existing agreements to supply products to our customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, we recognize losses as they are incurred.

We receive blanket purchase orders from many of our customers on an annual basis. Generally, such purchase orders and related documents set forth the annual terms, including pricing, related to a particular vehicle model. Such purchase orders generally do not specify quantities. We recognize revenue based on the pricing terms included in our annual purchase orders as our products are shipped to our customers. As part of certain agreements, we are asked to provide our customers with annual cost reductions. We accrue for such amounts as a reduction of revenue as our products are shipped to our customers. In addition, we generally have ongoing adjustments to our pricing arrangements with our customers based on the related content and cost of our products. Such pricing accruals are adjusted as they are settled with our customers.

Amounts billed to customers related to shipping and handling are included in net sales in our consolidated statements of operations. Shipping and handling costs are included in cost of sales in our consolidated statements of operations.

Income Taxes. In determining the provision for income taxes for financial statement purposes, we make estimates and judgments which affect our evaluation of the carrying value of our deferred tax assets as well as our calculation of certain tax liabilities. In accordance with SFAS No. 109, Accounting for Income Taxes, we evaluate the carrying value of our deferred tax assets on a quarterly basis. In completing this evaluation, we consider all available positive and negative evidence. Such evidence includes historical operating results, the existence of cumulative losses in the most recent fiscal years, expectations for future pretax operating income, the time period over which our temporary differences will reverse, and the implementation of feasible and prudent tax planning strategies. Deferred tax assets are reduced by a valuation allowance if, based on the weight of this evidence, it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized in future periods.

During 2008, due to our recent operating performance in the United States and current industry conditions, we continued to assess, based upon all available evidence, that it was more likely than not that we would not realize our U.S. deferred tax assets. During 2008, our U.S. valuation allowance increased by $66.9 million, primarily related to operating losses incurred in the United States and adjustments to the minimum pension liability recorded through other comprehensive income.

At December 31, 2008, deferred tax assets for net operating loss and tax credit carry-forwards of $179.9 million were reduced by a valuation allowance of $175.2 million. These deferred tax assets relate principally to net operating loss carry-forwards in the U.S and our subsidiaries in France, Brazil, Australia, Germany, China and Spain. They also relate to Special Economic Zone Credits in Poland, U.S foreign tax credits, research and development tax credits, state net operating losses, and state tax credits. Some of these can be utilized indefinitely, while others expire from 2009 through 2028. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. Effective January 1, 2009, with the adoption of SFAS No. 141 (R) the benefit of the reversal of the valuation allowances on pre-acquisition contingencies will be included as a component of income tax expense. Adjustments in post-acquisition valuation allowances will be offset to future tax provision.

In addition, the calculation of our tax benefits and liabilities includes uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize tax benefits and liabilities based on our estimate of whether, and the extent to which additional taxes will be due. We adjust these liabilities based on changing facts and circumstances; however, due to the complexity of some of these uncertainties and the impact of any tax audits, the ultimate resolutions may be materially different from our estimated liabilities. For further information, related to income taxes, see Note 11 to the consolidated financial statements.

Pensions and postretirement benefits other than pensions. Included in our results of operations are significant pension and post-retirement benefit costs, which are measured using actuarial valuations. Inherent in these valuations are key assumptions, including assumptions about discount rates and expected returns on plan assets. These assumptions are updated at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. Changes in pension and post-retirement benefit costs may occur in the future due to changes in these assumptions. Our net pension and post-retirement benefit costs were approximately $15.2 million and $3.7 million, respectively, during 2008.

To develop the discount rate for each plan, the expected cash flows underlying the plan’s benefit obligations were discounted using the December 31, 2008 Citigroup Pension Discount Curve to determine a single equivalent rate. To develop our expected return on plan assets, we considered historical long-term asset return experience, the expected investment portfolio mix of plan assets and an estimate of long-term investment returns. To develop our expected portfolio mix of plan assets, we considered the duration of the plan liabilities and gave more weight to equity positions, including both public and private equity investments, than to fixed-income securities. Holding all other assumptions constant, a 1% increase or decrease in the discount rate would have decreased or increased the fiscal 2009 net pension expense by approximately $2.9 million and $2.5 million, respectively. Likewise, a 1% increase or decrease in the expected return on plan assets would have decreased or increased the fiscal 2009 net pension cost by approximately $2.1 million. Decreasing or increasing the discount rate by 1% would have increased or decreased the projected benefit obligations by approximately $47.7 million and $39.9 million, respectively.

The rate of increase in medical costs assumed for the next five years was held constant with prior years to reflect both actual experience and projected expectations. The health care cost trend rate assumption has a significant effect on the amounts reported. Only certain employees hired are eligible to participate in our company’s subsidized post-retirement plan. A 1% change in the assumed health care cost trend rate would have increased or decreased the fiscal 2009 service and interest cost components by $0.4 million and $0.1 million, respectively, and the projected benefit obligations would have increased or decreased by $2.5 million and $2.1 million, respectively.

The general funding policy is to contribute amounts deductible for U.S. federal income tax purposes or amounts required by local statute.

Derivative financial instruments. Derivative financial instruments are utilized by the Company to reduce foreign currency exchange, interest rate and commodity price risks. The Company has established policies and procedures for risk assessment including the assessment of counterparty credit risk and the approval, reporting, and monitoring of derivative financial instrument activities. On the date the derivative is established, the Company designates the derivative as either a fair value hedge, a cash flow hedge, or a net investment hedge in accordance with its established policy. The Company does not enter into financial instruments for trading or speculative purposes.

By using derivative instruments to hedge exposures to changes in commodity prices and interest rates, the Company exposes itself to credit risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and the Company does not possess credit risk. To mitigate credit risk, it is the Company’s policy to execute such instruments with creditworthy banks and not enter into derivatives for speculative purposes.

Use of Estimates. The preparation of the consolidated financial statements in conformity with the accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. During 2008, there were no material changes in the methods or policies used to establish estimates and assumptions. Generally, matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets, unsettled pricing discussions with customers and suppliers, restructuring accruals, deferred tax asset valuation allowances and income taxes, pension and other post retirement benefit plan assumptions, accruals related to litigation, warranty and environmental remediation costs and self-insurance accruals. Actual results may differ from estimates provided.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to fluctuations in interest rates and currency exchange rates. We actively monitor our exposure to risk from changes in foreign currency exchange rates and interest rates through the use of derivative financial instruments in accordance with management’s guidelines. We do not enter into derivative instruments for trading purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Derivative financial instruments” and Note 19 to Notes to Consolidated Financial Statements included elsewhere in this prospectus.

As of December 31, 2008, we had $597.2 million of variable rate debt. A 1% increase in the average interest rate would increase future interest expense by approximately $4.2 million per year, after considering the effects of the interest rate swap contracts, which were used to manage cash flow fluctuations of certain variable rate debt due to changes in market interest rates. Interest rate swap contracts which fix the interest payments of certain variable rate debt instruments or fix the market rate component of anticipated fixed rate debt instruments are accounted for as cash flow hedges.

As of December 31, 2008, interest rate swap contracts representing $309.1 million of notional amount were outstanding with maturity dates of December, 2010 through September, 2013. The above amount includes $161.6 million of notional amount pertaining to the swap of USD denominated debt fixed at 5.764% and $59.9 of notional fixed at 3.19%, $14.7 million pertaining to the Canadian dollar denominated debt fixed at 4.91% and $11.6 million of notional amount pertaining to EURO denominated debt fixed at 4.14%. The above notional amount also includes $61.3 million of a USD denominated swap with a counterparty that no longer qualifies for cash flow hedge accounting due to the counterparty filing for bankruptcy protection. These contracts modify the variable rate characteristics of the Company’s variable rate debt instruments, which are generally set at three-month USD LIBOR rates, Canadian Dollar Bankers Acceptance Rates or six-month Euribor rates The remaining $61.3 million of notional is a pay float, receive 3.67% fixed swap to offset the effects of the swap that no longer qualifies for cash flow hedge accounting.

On September 15, 2008, a counterparty on one of the Company’s USD swaps filed for bankruptcy protection. The swap was de-designated as a cash flow hedge for accounting purposes. The de-designation of this hedge relationship resulted in the following actions:

•

As the underlying cash flow risk this swap was designed to hedge remains highly probable of occurring, the amount of net losses of $(4.4) million that were recorded in accumulated other comprehensive income (loss) pertaining to this will be amortized to interest expense over the remaining life of the anticipated hedge relationship which was to have terminated in December 2011.

•

Recognizing the change in fair market value of the swap from the last date the hedge was effective to September 30, 2008. This change in market value was a decrease in swap liability from $(4.4) million to $(3.9) million or a gain of $0.5 million.

On September 30, 2008 the Company executed a new off-setting swap to neutralize the future impact of changes in market value of the de-designated swap. The off-setting swap covers an identical notional amount of $61.3 million and uses the same 3-month LIBOR, and pays a fixed coupon of 3.67% until its maturity in December 2011. This swap will not be designated as a cash flow hedge under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and as a result will be marked to market similarly to the de-designated swap. This will serve to offset the earnings impact of the future changes in market value of the de-designated swap.

On November 12, 2008, the Company executed a new interest rate swap. This swap is designed to modify the variable rate characteristics of the debt instruments and is designated as a cash flow hedge for accounting purposes. This new swap with a pay fixed at 3.19% was put in place to cover the lost interest-rate-fluctuation shield caused by the de-designation discussed above.

On December 24, 2008, the Company unwound one of the interest rate swaps and made cash settlements of $9.9 million including accrued interest of $0.4 million to the counterparty that required, per the ISDA, that covered the swap contract, to terminate the swap upon the Company’s credit rating falling below B3.

Upon termination the swap was de-designated as a cash flow hedge for accounting purposes. The de-designation of this hedge relationship resulted in the following actions:

•

As the underlying cash flow risk this swap was designed to hedge remains highly probable of occurring, the amount of net losses of $(9.5) million that were recorded in accumulated other comprehensive income (loss) pertaining to this will be amortized to interest expense over the remaining life of the anticipated hedge relationship which was to have terminated in December 2011.

As of December 31, 2008, the $(21.0) million fair market value of the swaps was recorded in accrued liabilities $(15.4) million, and other long-term liabilities $(5.6) million. An amount $(20.3) million, net of taxes, was recorded as net losses in the accumulated other comprehensive income (loss). This amount includes $(13.3) million for the de-designated/terminated swaps as the balance remaining on the OCI pertaining to these swaps is to be amortized over the remaining life of the underlying debt until December 2011. The fair market value of all outstanding interest rate swap contracts is subject to change in value due to change in interest rates. During 2008 losses of $5.5 million were reclassified from accumulated other comprehensive income (loss) into earnings. The Company expects approximately $10.6 million of losses to be reclassified in 2009.

We also use forward foreign exchange contracts to reduce the effect of fluctuations in foreign exchange rates on Term Loan B, a U.S. dollar denominated obligation of our Canadian subsidiary, the portion of our Euro Term Loan E and short-term, foreign currency denominated intercompany transactions. Gains and losses on the derivative instruments are intended to offset gains and losses on the hedged transaction in an effort to reduce the earnings volatility resulting from fluctuations in foreign exchange rates. The currencies hedged by the Company under these arrangements are the Canadian Dollar, Euro and the Brazilian Real. As of December 31, 2008 the fair market value of these contracts was approximately $8.0 million.

We also use forward foreign exchange contracts to hedge the Mexican peso to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted operating expenses of our Mexican facilities. As of December 31, 2008, forward foreign exchange contracts representing $45.7 million of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $(7.0) million. A 10% strengthening of the U.S. dollar relative to the Mexican peso would result in a decrease of $2.8 million in the fair market value of these contracts. A 10% weakening of the U.S. dollar relative to the Mexican peso would result in an increase of $3.6 million in the fair market value of these contracts.

We also use forward foreign exchange contracts to hedge the U.S. dollar to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted material purchases of our Canadian facilities. As of December 31, 2008, forward foreign exchange contracts representing $26.8 million of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $3.4 million. A 10% strengthening of the U.S. dollar relative to the Canadian dollar would result in an increase of $2.6 million in the fair market value of these contracts. A 10% weakening of the U.S. dollar relative to the Canadian dollar would result in a decrease of $2.6 million in the fair market value of these contracts.

We also use forward foreign exchange contracts to hedge the U.S. dollar to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted material purchases of our European facilities. As of December 31, 2008, forward foreign exchange contracts representing $14.7 million of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $0.3 million. A 10% strengthening of the U.S. dollar relative to the Euro would result in an increase of $1.6 million in the fair market value of these contracts. A 10% weakening of the U.S. dollar relative to the Euro would result in a decrease of $1.3 million in the fair market value of these contracts.

We also use forward foreign exchange contracts to hedge the Czech Koruna (CZK) to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted operating expenses of our European facilities. As of December 31, 2008, forward foreign exchange contracts representing $14.8 million of notional amount were outstanding with maturities of less than three months. The fair market value of these contracts was approximately $(1.0) million. A 10% strengthening of the Euro relative to the CZK would result in a decrease of $1.2 million in the fair market value of these contracts. A 10% weakening of the Euro relative to the CZK would result in an increase of $1.5 million in the fair market value of these contracts.

During 2008 gains of $2.2 million related to the Mexican, Canadian, Czech Republic and European forward foreign exchange contracts were reclassified from accumulated other comprehensive income (loss) into earnings. The amount to be reclassified in 2009 is expected to be approximately $(4.4) million.

We also have exposure to the prices of commodities in the procurement of certain raw materials. The primary purpose of our commodity price hedging activities is to manage the volatility associated with these forecasted purchases. The Company primarily utilizes forward contracts with maturities of less than 24 months. These instruments are intended to offset the effect of changes in commodity prices on forecasted inventory purchases. As of December 31, 2008, commodity contracts for natural gas and carbon black representing $11.7 million of notional amount were outstanding with a fair market value of approximately $(5.0) million. A 10% change in the equivalent commodity price would result in a change of $0.5 million in the fair market value of these contracts. During 2008 losses of $1.4 million were reclassified from accumulated other comprehensive income (loss) into earnings. The Company expects approximately $5.0 million of losses recorded in accumulated other comprehensive income (loss) to be reclassified into earnings during the year ended December 31, 2009.

OUR BUSINESS

We are a leading global manufacturer of fluid handling, body sealing, and noise, vibration and harshness control (“NVH”) components, systems, subsystems, and modules, primarily for use in passenger vehicles and light trucks for global original equipment manufacturers (“OEMs”) and replacement markets. Cooper-Standard Holdings Inc. conducts substantially all of its activities through its subsidiaries.

We believe that we are the largest global producer of body sealing systems, one of the two largest North American producers in the NVH control business, and the second largest global producer of the types of fluid handling products that we manufacture. We design and manufacture our products in each major region of the world through a disciplined and consistent approach to engineering and production. We operate in 68 manufacturing locations and ten design, engineering, and administrative locations in 18 countries around the world.

Approximately 76% of our sales in 2008 were to automotive original equipment manufacturers (“OEMs”), including Ford, General Motors, Chrysler (collectively, the “Detroit 3”), Audi, BMW, Fiat, Honda, Mercedes Benz, Porsche, PSA Peugeot Citroën, Renault/Nissan, Toyota, and Volkswagen. The remaining 24% of our 2008 sales were primarily to Tier I and Tier II automotive suppliers. In 2008, our products were found in 22 of the 25 top-selling models in North America and in 24 of the 25 top-selling models in Europe.

We operate in 68 manufacturing locations and ten design, engineering and administrative locations in 18 countries around the world. The Company’s global locations, and the number of facilities in each country with more than one facility, are as follows:

Americas	Europe	Asia Pacific
Brazil	Belgium	Australia
Camaçari	Gent	Adelaide —
Varginha
Sao Paulo*	Czech Republic	China
	Zdar	Changchun ¿
Canada		Chongqing
Georgetown, ON	France	Huai-an ¿
Glencoe, ON	Argenteuil*	Jingzhou ¿
Mitchell, ON	Baclair	Kunshan
Stratford, ON (3)	Creutzwald	Panyu ¿
	Lillebonne	Shanghai ¿
Mexico	Vitré	Wuhu
Aguascalientes
Atlacomulco	Germany	India
Guaymas	Grünberg	Chennai
Juarez	Hockenheim	Dharuhera
Saltillo	Lindau	Ghaziabad ¿
Torreon (2)	Mannheim	Gurgaon ¿
	Marsberg —	Pune
USA	Schelklingen
Archbold, OH —		Japan
Auburn, IN		Hiroshima*¿

Americas	Europe	Asia Pacific
Auburn Hills, MI*	Netherlands	Nagoya*
Bowling Green, OH (2)	Amsterdam*
Bremen, IN ¿		Korea
East Tawas, MI	Italy	Cheong-Ju
Fairview, MI	Battipaglia	Incheon*
Farmington Hills, MI*	Ciriè	Seo-Cheon
Gaylord, MI
Goldsboro, NC (2)	Poland
Leonard, MI	Bielsko-Biala
Mt. Sterling, KY	Dzierzoniow (2)
New Lexington, OH	Myslenice
Novi, MI*	Piotrkow
Oscoda, MI
Spartanburg, SC	Spain
Surgoinsville, TN	Getafe
Topeka, IN ¿
United Kingdom
Coventry*

*	Denotes non-manufacturing locations.
¿	Denotes joint venture facility.
—	Denotes locations being closed in 2009.

Our net sales have grown from $1.8 billion for the year ended December 31, 2005, to $2.6 billion for the year ended December 31, 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Company Overview.”

Acquisition History

On December 23, 2004, Cooper-Standard Holdings Inc. acquired the automotive segment of Cooper Tire & Rubber Company (the “2004 Acquisition”) and began operating the business on a stand-alone basis primarily through its principal operating subsidiary, Cooper-Standard Automotive Inc. See “Notes to Consolidated Financial Statements” (especially Notes 8 and 17, respectively) for further descriptions of the Senior Notes, Senior Subordinated Notes, and Senior Credit Facilities and of the equity contributions relating to the 2004 Acquisition.

In July 2005, the Company acquired Gates Corporation’s Enfriamientos de Automoviles manufacturing operations in Atlacomulco, Mexico (the “Atlacomulco business”). The Atlacomulco business manufactures low pressure heating and cooling hose, principally for the OEM automotive market.

In February 2006, the Company acquired the automotive fluid handling systems business of ITT Industries, Inc. (“FHS” or the “FHS business”). See “Notes to Consolidated Financial Statements” (especially Note 3).

In March 2007, the Company acquired Automotive Components Holdings’ El Jarudo manufacturing operations located in Juarez, Mexico (the “El Jarudo business”). The El Jarudo business manufactures automotive fuel rails.

In August 2007, the Company completed the acquisition of nine Metzeler Automotive Profile Systems sealing systems operations in Germany, Italy, Poland, Belarus, and Belgium, and a joint venture interest in China (“MAPS” or the “MAPS business”) from Automotive Sealing Systems S.A. (“ASSSA”). See “Notes to Consolidated Financial Statements” (especially Note 3).

In December 2007, the Company acquired the 74% joint venture interest of ASSSA in Metzeler Automotive Profiles India Private Limited (“MAP India”), a leading manufacturer of automotive sealing products in India. See “Notes to Consolidated Financial Statements” (especially Note 3).

Strategy:

We have undertaken a number of initiatives, and will be implementing additional measures, to reduce our cost and operating structures in order to position the Company to operate successfully under the difficult macroeconomic and industry conditions that adversely impacted us during the second half of 2008 and are likely to persist to a degree, and over a period of time, that is difficult to predict. At the same time, we intend to solidify our position as one of the world’s leading automotive suppliers of body sealing, noise, vibration and harshness (NVH) control, and fluid handling components and systems. Our focus is on the following key areas:

Reconfiguring our Business and Cost Structure as Appropriate in the Changing Industry Environment

In the second half of 2008, we announced the closure of two manufacturing facilities, one located in Australia and the other in Germany. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (especially the “Restructuring” subsection) for additional information concerning these and other restructuring actions undertaken by the Company since the 2004 Acquisition. We plan to continue to identify and implement restructuring opportunities so that the Company is appropriately configured in the rapidly changing industry environment.

We have also taken a number of other actions reducing the size of the Company’s salaried and hourly workforce and adjusting work hours, wages, salaries and benefits at all levels of the Company, including the following actions:

•	Implementation of across-the-board 10% reductions in the base salaries of the Company’s salaried employees in the United States and Canada effective January 2009 through the first half of the year.

•	Implementation of workforce reductions, reduced workweeks and mandatory time-off in many of the Company’s locations.

•	Implementation of short work weeks, voluntary salary reduction programs and other actions in Europe to effectuate cost-savings in accordance with applicable laws.

•	The freezing of benefit accruals in certain defined benefit retirement plans, and the suspension of matching contributions under the Company’s defined contribution plans for 2009.

•	Reduction and delay of capital spending by raising return on investment hurdles.

On March 26, 2009, the Company announced the implementation of a comprehensive plan involving the discontinuation of its global product line operating divisions, formerly called the Body & Chassis Systems division and the Fluid Systems division, and the establishment of a new operating structure organized on the basis of geographic regions. The Company will now operate from two divisions, North America and International (covering Europe, South America and Asia). Under the plan, the Company’s reporting segments, as well as its operating structure, have changed. This new operating structure allows the Company to maintain its full portfolio of global products and provide unified customer contact points, while better managing its operating costs and resources in severe industry conditions. It will result in a reduction in the Company’s worldwide salaried workforce of approximately 20 percent.

Solidifying global leadership position with emphasis on high growth vehicles around the world

We plan to maintain our leading positions with the Detroit 3, with particular emphasis on the vehicles they produce globally, and to continue to strengthen our relationships with European and Asian manufacturers as their market share increases. Many conquest business opportunities are becoming available worldwide as a result of significant automotive supply base consolidations. China and India will continue to be regions of emphasis as the light vehicle market is projected to grow in those regions as their economies continue to develop.

Further Developing Technologies and Customer Service

To further strengthen our customer relationships, we plan to continue to focus on innovative product development, program management, engineering excellence, and customer service, all of which enhance the value we offer our customers. We will continue to seek customer feedback with respect to quality, manufacturing, design and engineering, delivery, and after-sales support in an effort to provide the highest level of customer service and responsiveness. We believe our efforts have been successful to date and we continue to be awarded content on our customer’s new programs. We have also achieved several recent successes with other OEMs, such as Nissan, Toyota, Honda, Audi, and Volkswagen. Further, our acquisition of MAPS diversified our customer base with new key customers such as Fiat, Audi, BMW, Daimler and Volkswagen Group. In Asia, and particularly in China, we have been successful in entering new markets and are developing a substantial manufacturing and marketing presence to serve local OEMs and to follow our customers as they target these markets. We operate eight manufacturing locations in China, which provide products and services to both Chinese OEMs and our traditional customers.

Targeting fuel efficient vehicles, global platforms and certain high volume vehicles

With the recent shift in customer preferences, we intend to target small car, hybrid and alternative powertrains and increase the amount of content we provide to each of these segments. Given our many innovations in products which help conserve fuel and reduce emissions, many customers are looking to us to assist them in providing lighter, more fuel efficient vehicles that meet consumer demand, as well as more stringent emissions standards.

Further expanding into the small car and hybrid market will allow us to gain market share, create greater economies of scale, and provide more opportunities to partner with customers on future generation designs of small cars, hybrids and alternative powertrains, as we can assist with newly introduced lightweight high- performance plastic materials for use in our hose and body sealing products and fuel rail assemblies, improve fuel flow and help reduce fuel consumption. Our engineering teams have also partnered with customers to deliver state-of-the-art thermal management solutions to enhance cooling effectiveness for the electric motors and batteries of their new hybrid vehicle platforms.

Global platforms which feature the same vehicle design produced in multiple regions of the world is a growing trend as it enables OEMs to reduce cost by leveraging global engineering, purchasing and supply base synergies. These types of programs allow us to showcase our production capabilities in all major regions of the world which has been a key element in winning business on these platforms. The combination of our global footprint, experience in global program management and worldwide customer service puts us in a leadership position as a proven supplier for future global programs.

While smaller cars and crossover vehicles have grown in popularity, certain large car and truck platforms (pick-up trucks) continue to be in demand and remain important as we look to maximize content and utilize our lean manufacturing program to continuously improve processes and increase productivity on these platforms. An example of this: The Ford F-150 continues to be a popular selling truck. Our overall content on the F-150 consists of the following products: engine mounts, transmission mounts, engine and transmission brackets (NVH products), appliqué, inner belts, outer belts, below belt brackets, body seals, door seals, glass runs, cutline seals, roof rail secondary seals, hood to radiator seals (sealing products), fuel tank bundle, fuel rails, chassis fuel bundle, brake line assemblies (fuel and brake products), radiator hose assemblies, heater hose assemblies, transmission oil cooler line assemblies (thermal management products) and engine emission tubes.

Through our extensive product portfolio, innovative solutions for emerging technology trends and broad global capabilities, we expect to continue winning new business across all major regions and with all major automakers in the global market.

Developing new modular solutions and other value-added products

In addition to products for fuel efficiency and lower emissions, we also believe that significant opportunities exist to grow by providing complete sub-systems, modules, and assemblies. As a leader in design, engineering, and technical capabilities, we are able to focus on improving products, developing new technologies, and implementing more efficient processes in each of our product lines. Our body sealing products, which are part of our body & chassis product portfolio, are visible to vehicle passengers and can enhance the vehicle’s aesthetic appeal, in addition to creating a barrier to wind, precipitation, dust, and noise. Our noise, vibration and harshness control products (NVH), which are also part of our body & chassis products, are a fundamental part of the driving experience and can be important to the vehicle quality and can significantly improve ride and handling. Our fluid handling modules and sub-systems are designed to increase functionality and decrease cost to the OEM, which can be the deciding factor in winning new business.

To remain a leader in new product innovation, we will continue to invest in research and development and to focus on new technologies, materials, and designs. We believe that extensive use of Design for Six Sigma and other development strategies and techniques has led to some of our most successful recent product innovations, including our ESP Thermoplastic Glassruns (Body & Chassis), a proprietary plastics-to-aluminum overmolding process (Fluid Handling), and our hydromounts (Body & Chassis). Examples of successful modular innovations include engine cooling systems, fuel and brake systems, and exhaust gas recirculation modules in our fluid handling product category, and Daylight Opening Modules in our body & chassis category.

Selectively pursuing complementary acquisitions and alliances

We intend to continue to selectively pursue acquisitions and joint ventures to enhance our customer base, geographic penetration, market diversity, scale, and technology. Consolidation is an industry trend and is encouraged by OEMs’ desire for fewer supplier relationships. We believe joint ventures allow us to penetrate new markets with less relative risk and capital investment. We believe we have a strong platform for growth through acquisitions based on our past integration successes, experienced management team, global presence, and operational excellence. We also operate through several successful joint ventures, including those with Nishikawa Rubber Company, Zhejiang Saiyang Seal Products Co., Ltd. (“Saiyang Sealing”), Guyoung Technology Co. Ltd. (“Guyoung”), Hubei Jingda Precision Steel Tube Industry Co., Ltd. (“Jingda”), Shanghai Automotive Industry Corporation (“SAIC”) and Toyoda Gosei Co., Ltd. (“Toyoda Gosei”).

Expanding our footprint in Asia

While we have, through new facilities, acquisitions, and joint ventures, significantly expanded our presence in Asia, particularly China and India, we believe that significant opportunities for growth exist in this fast-growing market. We will continue to evaluate opportunities that enable us to establish or expand our design, technology and commercial support operations in that region and enhance our ability to serve current and future customers.

Focusing on operational excellence and cost structure

We will continue to intensely focus on the efficiency of our manufacturing operations and on opportunities to reduce our cost structure. Although the automotive supply sector is highly competitive, we believe that we have been able to maintain strong operating margins due in part to our ability to constantly improve our manufacturing processes and to selectively relocate or close facilities. Our primary areas of focus are:

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Identifying and implementing Lean initiatives throughout the Company. Our Lean initiatives are focused on optimizing manufacturing by eliminating waste, controlling cost, and enhancing productivity. Lean initiatives have been implemented at each of our manufacturing and design facilities and continue to be an important element in our disciplined approach to operational excellence.

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Evaluating opportunities to relocate operations to lower-cost countries. We are supplementing our Western European operation’s higher labor content to more closely match our customers’ footprints for more efficient transport of parts. In addition, some components have been moved to China and India while also expanding in Mexico.

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Consolidating facilities to reduce our cost structure. Our restructuring efforts were primarily undertaken to streamline our global operations. We will continue to take a disciplined approach to evaluating opportunities that would improve our efficiency, profitability, and cost structure.

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Maintaining flexibility in all areas of our operations. Our operational capital needs are generally lower compared to many in the automotive industry. Our manufacturing machinery is re-programmable and many times movable from job-to-job providing us flexibility in adapting to market changes and serving customers.

Developing business in non-automotive markets

While the automotive industry will continue to be our core business, we supply other industries with products using our expertise and material compounding capabilities. As a result of the MAPS acquisition, we acquired the technical rubber business which develops and produces rubber products for a variety of industry applications ranging from aircraft flooring, commercial flooring, insulating sheets for power stations, non-slip step coverings, rubber for appliances and construction applications. The technical rubber business has several thousand elastomer compounds to draw from and can custom fit almost any application.

Products:

We supply a diverse range of products on a global basis to a broad group of customers. For the year ended December 31, 2008, body & chassis and fluid handling products accounted for 61% and 39%, of net sales, respectively. For the year ended December 31, 2007, body & chassis and fluid handling products accounted for 55% and 45% of net sales, respectively. Our top ten platforms by sales accounted for nearly 28% of net sales in 2008, with the remainder derived from a multitude of platforms, composed of a diversity of sport-utility, light truck, and various classes of sedans and other vehicles. For information related to our reportable segments, please refer to Note 18 to the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Our principal product lines are described below:

Body & Chassis Products

We are a leading global supplier of body and chassis products. Body products consist of components that protect vehicle interiors from weather, dust and noise intrusion. Chassis products, also referred to as Noise Vibration and Harshness products (NVH), isolate and reduce noise and vibration to improve ride and handling. Both Body and Chassis products lead to a better driving experience for all occupants. For the years ended December 31, 2008 and 2007, we generated approximately 61% and 55%, respectively of total revenue before corporate eliminations from the sale of body and chassis products.

Body Sealing

Based on third party analysis we are the leading global supplier of body sealing products to the automotive industry with approximately 21% of global market share. We are known throughout the industry to be a leader in providing innovative design and manufacturing solutions for complex automotive designs.

Our body sealing products are comprised of ethylene propylene diene M-class rubber (EPDM) (synthetic rubber) and thermoplastic elastomers (TPE). The typical production process involves: mixing of rubber/plastic compounds, extrusion (supported with metal and woven wire carriers or unsupported), cutting, notching, forming, injection molding, and assembly.

Below is a description of our primary sealing product by segments:

Product Category	Description
Door Seals	Sectional seal design that fits the door structure and body cabin to seal rain, dust, and noise from the occupants of vehicles.

Body Seals	Secondary seal used to provide further noise and aesthetic coverage of weld flanges on the vehicle body.

Hood Seals	A seal located on the body flanges in the engine compartment offering protection against water, and dust penetration while also reducing engine and road noise in the vehicles interior during high speed travel.

Belt Line Seals	A seal offering protection against water, dust and noise for driver and passenger door moveable glass.

Lower Door Seals	A seal that offers protection in the “rocker” area against water and dust penetration. Reduces loud road noise entering the cabin and maintains quietness during high speed driving.

Glass Run Channel Assembly	Enables the movable door glass and door to form one surface, improving glass movement and sealing the vehicles’ interior from the exterior environment.

Trunk Lid and Lift gate Seals	A seal located on the body flanges in the truck or lift gate compartment offering protection against water, and dust penetration.

Roof Seal	Convertible Roof Sealing: sealing materials that combine compressibility with superior design for use on soft top weather sealing applications.

Sunroof Seals	A seal required to create a narrow sealing space and minimize resistance for the sunroof.

Obstacle Detection Sensors	An extruded sensor that will reverse windows and doors. There are two types; 1) Proximity (P-ODS) and 2) Tactile (T-ODS). P-ODS sense the capacitance of an animate object and reverses the window/door systems with zero pinch force. T-ODS is a redundant feature that reverses window/door systems with a minimal pinch force. Both T and P ODS meet current global safety standards (e.g.FMVSS-118).

As a result of our global presence and reputation for innovation we are in the fortunate position to work with many of our OEM partners early in the development of their next generation vehicles. As a result of this “up-front” involvement, we have been able to develop innovative product and modular designs to meet these customers’ complex next generation vehicle designs.

Chassis

Based on third party analysis, we are one of the leading suppliers of Chassis (NVH) products in North America with approximately 14% of North American market share. We are known in North America for utilizing our advanced development and testing of NVH products and subsystems to provide innovative solutions.

Our chassis products include components manufactured with various types of rubber: natural rubber, butyl or EPDM in combination with stamped steel, aluminum or cast iron sub-components. Additionally we supply brackets that are manufactured from stamped steel, aluminum or cast iron as individual final products. The typical production process for a rubber and metal product involves; mixing of rubber compounds, metal preparation (cleaning and primer application), injection molding of the rubber and metals, final assembly, and testing as required based on specific products.

Below is a description of our primary chassis product by segments:

Product Category	Description
Body/Cradle Mounts	Enable isolation of the interior cabin from the vehicle body reducing noise, vibration, and harshness.

Engine Mounts	Secure and isolate vehicle powertrain noise, vibration, and harshness from the uni-body or frame.

Transmission Mounts	Enable mounting of transmission to vehicle body and reducing vibration and harshness from the powertrain.

Torque Link	Control the fore and aft movement of transverse mounted engines within their compartment while isolating engine noise and vibration from the body.

Strut Mounts	Isolates vibration from the suspension and dampens vibration from the suspension into the interior cabin.

Spring Seats/ Bumpers	Work in conjunction with NVH systems to prevent offensive noise generation.

Suspension Bushing	Allows flexibility in suspension components and eliminates NVH from entering into interior cabin.

Mass Damper	Developed to counteract a specific resonance at a specific frequency to eliminate vibration.

Hydromounts/ Hydrobushings

An engine mount or suspension bushing filled with fluid. A hydromount provides spring rate and damping performance that varies according to frequency and displacement of vibration.

Conventional (non hydro) mounts provide fixed response. Hydromounts can provide a more comfortable ride in a vehicle whether idling or traveling. Similar benefits are provided by hydrobushings.

As a result of our reputation for working with our customers on advanced development projects we are able to work with our OEM partners in North America to provide innovative solutions. One recent example of Cooper-Standard providing advanced development activities to enhance vehicle performance is on a new generation pick-up truck in the U.S. After extensive evaluation and cooperation with the customer, a new NVH product evolved, the Body Hydro Mount. This new hydromount is currently on the next generation truck enhancing the ride and comfort of the vehicle.

The B, C and D (small, compact and mid-size, respectively) global vehicle segments represent a growing percentage of worldwide vehicle production. To capitalize on this global growth of smaller car segments, CSA will utilize our global network of innovative manufacturing and design teams to provide consistent and continual support to our OEM partners’ global platform design and manufacturing initiatives. In the past year we have won new contracts from Toyota, Honda, Nissan/Renault, GM, Ford, Tata, BMW, VW, Fiat, PSA, Mahindra, and Maruti. Through our disciplined approach to business we have outperformed many of our competitors. Adherence to this disciplined approach will allow for additional conquest opportunities. We are the only supplier in the industry that is able to ensure interior cabin comfort by designing and manufacturing body and chassis products that work in concert to reduce NVH and control environment extremes. We will continue to focus on profitable global platforms, utilizing our global design and manufacturing footprint to win new business.

Fluid Handling Products

We are one of the leading global integrators of fluid subsystems and components that control, sense, and deliver fluids. We believe we are the second largest global provider of fluid handling system products manufactured in our industry. We offer an extensive product portfolio and are positioned to serve our diverse customer base around the world. Utilizing our core competencies in thermal management, emissions management, and fuel delivery systems we create the highest value for our global customers by engineering unique solutions that anticipate and exceed their needs through design for six sigma (DFSS), seamless launches, lean enterprise principles and key strategic alliances.

We support the green technology trend as our customers expand towards hybrids and alternative powertrains required to meet future fuel efficiency demands. We provide thermal management solutions that enhance hybrid powertrain cooling systems and offer bio-fuel compatible materials for alternative fuel vehicles. Our products support improved fuel economy initiatives with lightweight, high performance plastic and aluminum materials that reduce weight and offer an improved value equation. We specialize in complete fuel system integration encompassing products from the fuel rail to the fuel tank lines. Our low permeation fuel lines meet and exceed LEV II (low emission vehicle) and PZEV (partial zero emission vehicle) emission standards. We support reduced emissions through the control of flow and temperature of exhaust gas.

Our products are principally found in four major vehicle systems: thermal management; fuel and brake; emissions management; and power management.

Product Category	Description
Thermal Management	Direct, control and transport oil, coolant, water, and other fluids throughout the vehicle
	Engine oil cooling subsystems with over molded connections	Transmission oil cooling subsystems
	Engine oil cooler tube and hose assemblies	Transmission oil cooler tube and hose assemblies
	Engine oil cooling quick connects	Engine oil level indicator tube assemblies
	Electro/mechanical water valves and pumps	Integrated thermostats and plastic housings
	Coolant subsystems	Bypass valves
	Radiator and heater hoses	Auxiliary oil coolers

Fuel & Brake	Direct, control, and transport fuel, brake fluid, and vapors throughout the vehicle
	Fuel supply and return lines	Flexible brake lines
	Fuel/Vapor quick connects	Vacuum brake hoses
Fuel/Vapor lines

Emissions Management	Direct, control, and transmit emission vapors and fluids throughout the vehicle
	Fully integrated exhaust gas recirculation modules	Exhaust gas recirculation valves
	EGR coolers and bypass coolers Exhaust gas recirculation tube assemblies	DPF lines Secondary air tubes

Power Management	Direct, control, and transmit power management fluids throughout the vehicle
	High pressure roof lines	Power steering pressure and return lines
	Hydraulic clutch lines	Air bag tubes

To increase sales of fluid handling products, we intend to continue to capitalize on recent brake, fuel, and thermal management successes in Europe and North America; develop new complete module and assembly solutions, aimed at building a reputation as a “tube and hose integrator;” and create product improvements that provide greater functionality at an improved value to the customer. We plan to continue to invest in research and development to support these efforts and focus on advanced materials, and innovative processes. We will continue to leverage our green technologies to support growth in hybrid, electric and fuel cell powertrains, advanced fuel delivery systems, and future emissions regulations requiring critical components in regions where environmental regulations are stringent, such as in Europe.

For products such as rubber hose, steel tubing, and nylon tubing, innovations in advanced materials have led to the development of superior components. We have in-house tube manufacturing and coating capabilities in North America, Europe and Asia, allowing us to maintain a competitive edge over smaller fabricators. We believe these engineering and design capabilities, combined with intense focus on quality and customer service, have led to strong customer relationships and a growing customer base. We are targeting on increasing market share with European and Asian customers and continue to foster strategic business relations with large Tier I suppliers while staying in touch with all OEMs.

Supplies and Raw Materials

Raw material prices have fluctuated greatly in recent years. We have implemented strategies with both our suppliers and our customers to help manage extreme spikes in raw material prices. These actions include material substitutions, increased use of hedging for market based commodities and leveraging our global buy. Global optimization also includes using benchmarks and selective sourcing from low cost regions. We have also made process improvements to ensure the most efficient use of materials through scrap reduction, as well as standardization of material specification to maximize leverage over a higher volume purchase.

The primary raw materials for our business include fabricated metal-based components, synthetic rubber, carbon black, and natural rubber.

Patents and Trademarks

We believe one of our competitive advantages is our track record of technological innovation. We hold over 300 patents in key product technologies, such as Daylight Opening Modules, Engineered Stretched Plastics, Low Fuel Permeation Nylon Tubing, Quick Connect Fluid Couplings, as well as core process methods, such as molding, joining, and coating. We consider these patents to be of value and seek to protect our rights throughout the world against infringement. While in the aggregate these patents are important to our business, we do not believe that the loss or termination of any one of them would materially affect our company. We continue to seek patent protection for our new products. Our patents will continue to be amortized over the next five to twelve years.

We also have license and technology sharing agreements with Nishikawa Rubber Company for sales, marketing, and engineering services on certain body sealing products we sell. Under those agreements, each party pays for services provided by the other and royalties on certain products for which the other party provides design or development services.

We own or have licensed several trademarks that are registered in many countries, enabling us to protect and market our products worldwide. During 2006, we purchased the right to use our current name from Cooper Tire.

Seasonality

Historically sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. However, economic conditions and consumer demand may change the traditional seasonality of the industry as lower production may prevail without the impact of seasonality. In previous years, changeover periods have typically resulted in lower sales volumes during July, August, and December. During these periods of lower sales volumes, profit performance is lower, but working capital improves due to continuing collection of accounts receivable.

Competition

We believe that the principal competitive factors in our industry are price, quality, service, performance, design and engineering capabilities, innovation, and timely delivery. We believe that our capabilities in these core competencies are integral to our position as a market leader in each of our product lines. In body & chassis products we compete with Toyoda Gosei; Trelleborg; Tokai; Vibracoustic; Paulstra, Hutchinson, Henniges, Meteor, SaarGummi and Standard Profil, among others. In fluid handling products, we compete with TI Automotive, Martinrea, Hutchinson, Conti-Tech, Pierburg Gustav Wahler along with numerous smaller companies in this competitive market.

Industry Structure

The automotive industry has historically been one of the world’s largest and most competitive. However, recent economic conditions have changed the traditional structure of the industry. The industry is mature in North America and Europe and now undergoing broad sales reductions as consumers are holding onto their vehicles longer. The ability for consumers to obtain financing is an important factor in the sale of new vehicles. Recently, the tightening of credit has put significant pressure on the industry prompting a consolidation among OEMs, and major shifts in product offerings and market share positions.

These developments have also led to a more challenging environment for automotive suppliers. The automotive supply industry is generally characterized by high barriers to entry, significant start-up costs, and long-standing customer relationships. Suppliers that have not diversified relative to customer and geographic mix may be unable to complete in the future global industry as these structural changes take hold. Based on this, it is believed that industry consolidations will provide ample opportunities for well positioned global suppliers.

The industry is experiencing significant growth of vehicle production in Asia, especially in China and India as these economies expand. Overall the global automotive market is expected to grow 27.9% from 2010 to 2015.

Customers

We are a leading supplier to the U.S. Automakers (Detroit 3) in each of our product categories and are increasing our presence with European and Asian OEMs. During the year ended December 31, 2008, approximately 25%, 16%, and 7% of our sales were to Ford, General Motors, and Chrysler, respectively, as compared to 27%, 20%, and 8% for the year ended December 31, 2007, respectively. Our other major customers include Fiat, Renault/ Nissan, PSA Peugeot Citroën, and Volkswagen. We also sell products to Visteon/ACH, Toyota, Porsche, and through NISCO, Honda. Our business with any given customer is typically split among several contracts for different parts on a number of platforms. Our MAPS acquisitions have added significant volume with Fiat, BMW, Daimler, Volkswagen/Audi and various Indian and Chinese OEMs.

Research and Development

We operate ten design, engineering, and administration facilities throughout the world and employ 605 research and development personnel, some of whom reside at our customers’ facilities. We utilize Design for Six Sigma and other methodologies that emphasize manufacturability and quality. We are aggressively pursuing innovations which assist in resource conservation with particular attention to developing materials that are lighter weight and made of materials that can be recycled. Our development teams are also working closely with our customers to design and deliver thermal management solutions for cooling electric motors and batteries for new hybrids. We spend significantly each year to maintain and enhance our technical centers, enabling us to quickly and effectively respond to customer demands. We spent $74.8 million, $77.2 million, and $81.9 million in 2006, 2007, and 2008, respectively, on research and development.

Joint Ventures and Strategic Alliances

Joint ventures represent an important part of our business, both operationally and strategically. We have used joint ventures to enter into new geographic markets such as China, Korea, and India, to acquire new customers, and to develop new technologies. In entering new geographic markets, teaming with a local partner can reduce capital investment by leveraging pre-existing infrastructure. In addition, local partners in these markets can provide knowledge and insight into local practices and access to local suppliers of raw materials and components. In North America, joint ventures have proven valuable in establishing new relationships with NAMs. For example, we were awarded significant new business with Honda through our NISCO joint venture. In 2005, we acquired a 20% equity interest in and expanded our technical alliance with Guyoung, a Korean supplier of metal stampings, which recently built a manufacturing facility in Alabama that services Hyundai. In 2006, we finalized two joint venture agreements with Jingda, one of the largest tube manufacturers in China to expand our presence in that country. As part of the acquisition of the MAPS business in 2007, we acquired a 47.5% equity interest in Shanghai SAIC-Metzeler Sealing Systems Co. Ltd., a joint venture with SAIC, which also owns a 47.5% equity interest, and Shanghai Qinpu Zhaotun Collective Asset Management Company, which owns the remaining 5% equity interest. This joint venture business is the leading manufacturer of automotive sealing products in China. Also in 2007, we acquired a 74% equity interest in MAP India, a joint venture with Toyoda Gosei Co., Ltd., which owns the remaining 26% equity interest. MAP India is a leading manufacturer of automotive sealing products in India.

Geographic Information

In 2008, we generated approximately 48% of net sales in North America, 42% in Europe, 5% in South America, and 5% in Asia/Pacific. Approximately 17% and 12% of our revenues were generated from our German and Canadian operations, respectively.

In 2007, we generated approximately 61% of net sales in North America, 31% in Europe, 5% in South America, and 3% in Asia/Pacific. Approximately 15% and 13% of our revenues were generated from our Canadian and German operations, respectively.

Employees

We maintain good relations with both our union and non-union employees and, in the past ten years, have not experienced any major work stoppages. We have negotiated some of our domestic and international union agreements in 2008 and have several contracts set to expire in the next twelve months. As of December 31, 2008, approximately 46% of our employees were represented by unions, and approximately 10% of our employees were union represented employees located in the United States.

As of December 31, 2008, we had 18,046 full-time and temporary employees.

Environmental

We are subject to a broad range of federal, state, and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air; discharges to water; noise, and odor emissions; the generation, handling, storage, transportation, treatment, and disposal of waste materials; the cleanup of contaminated properties; and human health and safety. For example, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Several of our properties have been the subject of remediation activities to address historic contamination. In general, we believe we are in substantial compliance with the requirements under such laws and regulations and our continued compliance is not expected to have a material adverse effect on our financial condition or the results of our operations. We expect that additional requirements with respect to environmental matters will be imposed in the future. Our expense and capital expenditures for environmental matters at our facilities have not been material in the past, nor are expected to be in the future.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

The following table sets forth information about our current directors, executive officers and other named officers.

Name	Age	Position
James S. McElya	61	Chairman, Director, and Chief Executive Officer
Edward A. Hasler	59	Vice Chairman, Director, and President, North America
Allen J. Campbell	51	Chief Financial Officer
Keith D. Stephenson	48	President, International
Gerald J. Cardinale	41	Director
Gary L. Convis	66	Director
Jack Daly	42	Director
S.A. (Tony) Johnson	68	Director
Leo F. Mullin	66	Director
James A. Stern	58	Director
Stephen A. Van Oss	54	Director
Kenneth L. Way	69	Director

James S. McElya is our Chairman of the Board of Directors and Chief Executive Officer, a position he has held since March 2009 and previously held from September 2006 to July 2008. He served as executive Chairman from July 2008 to March 2009. Mr. McElya served as President and Chief Executive Officer from the date of the 2004 Acquisition to September 2006. He has been a director of the Company since the 2004 Acquisition. He was President, Cooper-Standard Automotive and a corporate Vice President of Cooper Tire & Rubber Company from June 2000 until the 2004 Acquisition. Mr. McElya has over 33 years of automotive experience. He was previously President of Siebe Automotive Worldwide, a division of Invensys, PLC and spent 22 years with Handy & Harman in various executive management positions, including President, Handy & Harman Automotive, and Corporate Vice President of the parent company. Mr. McElya is the current Chairman of the Board of Directors of the Motor & Equipment Manufacturers Association and is a past Chairman and current member of the Board of Directors of the Original Equipment Supplier Association. He is a member of the Board of Directors of the National Alliance for Accessible Golf.

Edward A. Hasler is our Vice Chairman and President, North America, a position he has held since March 2009. He has been a director of the Company since March 2009. Mr. Hasler served as President and Chief Executive Officer from July 2008 to March 2009. He served as President and Chief Operating Officer from September 2006 to July 2008. Mr. Hasler was President, Global Sealing Systems from the date of the 2004 Acquisition to September 2006. He was the President of the Global Sealing Systems Division and a corporate Vice President of Cooper Tire & Rubber Company from 2003 until the 2004 Acquisition. Mr. Hasler was employed from 2000 to 2001 in Germany as Managing Director, Europe for GDX Corporation. Prior to joining GDX, Mr. Hasler had been with Cooper Tire for nearly 15 years. At Cooper Tire, Mr. Hasler held several senior posts including Vice President, Operations; and Vice President, Controller. He has both an MBA and a BS in Business Administration.

Allen J. Campbell is our Chief Financial Officer, a position he has held since the 2004 Acquisition. He was Vice President, Asian Operations of the Cooper-Standard Automotive division of Cooper Tire & Rubber Company from 2003 until the 2004 Acquisition and served as Vice President, Finance of the division from 1999 to 2003. Prior to joining Cooper Tire, Mr. Campbell was with The Dow Chemical Company for 18 years and held executive finance positions for both U.S. and Canadian operations. Mr. Campbell is a certified public accountant and received his MBA in Finance from Xavier University.

Keith D. Stephenson is our President, International, a position he has held since March 2009. He served as President, Global Body & Chassis Systems from June 2007 to March 2009. Mr. Stephenson was Chief

Development Officer at Boler Company from January 2004 until October 2006. From 1985 to January 2004, he held various senior positions at Hendrickson, a division of Boler Company, including President of International Operations, Senior Vice President of Global Business Operations and President of the Truck Systems Group.

Gerald J. Cardinale has been a director of the Company since the 2004 Acquisition in December 2004. Mr. Cardinale is a Managing Director in the Principal Investment Area at Goldman Sachs & Co. He joined Goldman Sachs in 1992 and became a Managing Director in 2002. He serves on the Boards of Directors of Alliance Films Holdings, Inc., Sensus Metering Systems Inc., Clearwire Holdings, Inc., Cequel Communications, LLC, CSI Entertainment, CW Media Holdings, Inc., Griffon Corporation, Guthy-Renker Holdings, LLC, Legends Hospitality Holding Company, LLC and Yankees Entertainment & Sports Networks, LLC. Mr. Cardinale received an Honors B.A. from Harvard University and an M.Phil in Politics from Oxford University where he was a Rhodes Scholar.

Gary L. Convis has been a director of the Company since July 2007. Mr. Convis is Vice Chairman of Dana Holding Company, a position he has held since January 2009. He served as Dana’s Chief Executive Officer from April 2008 to January 2009. Mr. Convis retired in July 2007 as Chairman of Toyota Motor Manufacturing, Kentucky (TMMK), a position he held since 2006. Mr. Convis had previously served as President of TMMK since 2001. He also was a Managing Officer of Toyota Motor Corporation and Executive Vice President of Toyota Engineering and Manufacturing North America (TEMA), from 2003 until his retirement in 2007. Prior to serving in these roles, Mr. Convis spent 16 years at New United Motor Manufacturing, Inc., a joint venture between General Motors Corporation and Toyota. Mr. Convis also spent more than 20 years in various roles with General Motors and Ford Motor Company. Mr. Convis serves on the Boards of Directors of Dana Holding Corporation, Compass Automotive Group, Inc., and Achates Power LLC.

Jack Daly has been a director of the Company since the 2004 Acquisition in December 2004. Mr. Daly is a Managing Director in the Principal Investment Area of Goldman Sachs, where he has worked since 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman Sachs. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. Mr. Daly currently serves as a director of Clearwire Holdings, Inc., Hawker Beechcraft Corporation, Euramax Corporation and McJunkin Redman Corporation. He earned a B.S. and M.S. in Engineering from Case Western Reserve University and an M.B.A. from the Wharton School of Business.

S.A. (Tony) Johnson has been a director of the Company since the 2004 Acquisition in December 2004. He served as the Lead Director for our Board of Directors from September 2006 to August 2008 and as our Non-Executive Chairman from the date of the 2004 Acquisition in December 2004 to September 2006. Mr. Johnson is Managing Partner of OG Partners, a private industrial management company, a position he has held since 2004. Mr. Johnson served as the Chairman of Hidden Creek Industries from May 2001 to May 2004 and was its Chief Executive Officer and President from 1989 to May 2001. Prior to forming Hidden Creek, Mr. Johnson served from 1986 to 1989 as President and Chief Operating Officer of Pentair, Inc. Mr. Johnson currently serves as director of Commercial Vehicles Group Inc. He served as a director of Dura Automotive Systems, Inc. from 1990 to 2004, serving as its Chairman from 1990 to 2003; and also served as Chairman and a director of Automotive Industries Holding, Inc. from May 1990 until its sale to Lear Corporation in August 1995.

Leo F. Mullin has been a director of the Company since May 2005. Since September 2004, he has been a Senior Advisor on a part-time basis to Goldman Sachs Capital Partners. Mr. Mullin served as President and Chief Executive Officer of Delta Air Lines from 1997 to 1999, as Chairman and Chief Executive Officer from 1999 to December 31, 2003 and as Chairman until his retirement on April 30, 2004. Previously, he served as Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive at First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995. Mr. Mullin is a director of Johnson & Johnson Corporation, Ace Limited and the privately held companies, Euramax Corporation, Educational Management Corporation and Hawker Beechcraft Corporation.

James A. Stern has been a director of the Company since May 2007. Mr. Stern is the Chairman of The Cypress Group L.L.C., a position he has held since 1994. Mr. Stern headed Lehman Brothers’ Merchant Banking Group before leaving that firm to found Cypress. During his 20-year tenure with Lehman, he held senior management positions where he was responsible for the high yield and primary capital markets groups. He also served as co-head of investment banking and was a member of Lehman’s operating committee. Mr. Stern received his degree in Civil Engineering from Tufts University and a MBA from Harvard. Mr. Stern currently serves on the Boards of Directors of Lear Corporation and Affinia Group Inc., and is the Chairman of the Board of Trustees of Tufts University.

Stephen A. Van Oss has been a director of the Company since August 2008. Mr. Van Oss also serves as chairman of the Audit Committee of our Board of Directors. Mr. Van Oss is Senior Vice President and Chief Financial and Administrative officer for WESCO Distribution, Inc., a position he has held since July 2004. From 2000 to 2004, Mr. Van Oss served as Vice President and Chief Financial Officer of WESCO. He served as WESCO’s Director, Information Technology from 1997 to 2007 and as its Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. He also held various management positions with Reliance Electric Corporation. Mr. Van Oss is a director of WESCO Distribution, Inc. and is a trustee of Robert Morris University.

Kenneth L. Way has been a director of the Company since the 2004 Acquisition in December 2004. Mr. Way also serves as chairman of the Compensation Committee of our Board of Directors. Mr. Way is the former Chairman and CEO of Lear Corporation. Mr. Way had been affiliated with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities. Mr. Way is also a director of WESCO International, Inc., Comerica, Inc. and CMS Energy Corporation.

Committees of the Board of Directors

Our Board of Directors currently has an executive committee, an audit committee, and a compensation committee.

Executive Committee

Our executive committee currently consists of Messrs. McElya, Daly and Stern. Mr. McElya serves as the chairman of the Executive Committee. The Executive Committee has the authority to discharge all functions of the Board of Directors in the management of our business during the interim between meetings of the Board of Directors.

Audit Committee

Our audit committee currently consists of Messrs. Van Oss, Way, and Daly. Mr. Van Oss serves as the chairman of the audit committee. The Board of Directors has determined that the Company has at least two “audit committee financial experts” (as defined in Item 401(d)(5) of Regulation S-K), Messrs. Van Oss and Way, serving on the Audit Committee. Messrs. Van Oss and Way are “independent” as defined in the listing standards of the NASDAQ Stock Market. The audit committee is responsible for (i) reviewing and discussing with management and our independent auditors our annual audited financial statements and quarterly financial statements and any audit issues and management’s response; (ii) reviewing and discussing with management and our independent auditors our financial reporting and accounting standards and principles and significant changes in such standards and principles or their application; (iii) reviewing and discussing with management and our independent auditors our internal system of financial controls and disclosure controls and our risk assessment and management policies and activities; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors; (v) reviewing our legal compliance and ethics programs and investigating matters relating to management’s integrity, including adherence to standards of business conduct established in our policies; and (vi) taking such actions as may be required or permitted under applicable law to be taken by an audit committee on behalf of us and our Board of Directors.

Compensation Committee

Our compensation committee currently consists of Messrs. Way, Daly and Stern. Mr. Way serves as the chairman of the compensation committee. The compensation committee is responsible for (i) the review and approval of corporate goals, objectives and other criteria relevant to the compensation of the Chief Executive Officer and other executive officers; (ii) the evaluation of the performance of the Chief Executive Officer and other executive officers and the determination and approval of their compensation; (iii) the review and approval of executive compensation programs; (iv) the review of director compensation and director and officer indemnification and insurance matters; (v) the review and approval of contracts and transactions with executive officers; (vi) the review and approval of equity-based compensation plans and awards made pursuant to such plans; (vii) the approval, review and oversight of employee benefit plans of the Company, including the delegation of responsibility for such programs to the executive officers of the Company; and (viii) taking such actions as may be required or permitted under applicable law to be taken by a compensation committee on behalf of us and our Board of Directors.

Other Matters Concerning Directors

Securities and Exchange Commission regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors of the Company or companies of which a director was an executive officer. Mr. Mullin served as the Chief Executive Officer of Delta Air Lines, Inc. from 1997 through December 2003 and as its Chairman of the Board from 1999 through April 2004. Delta Air Lines filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics Policy that applies to all directors, officers, and employees of the Company and its subsidiaries, including our chief executive officer, our chief financial officer and our controller. The Code of Business Conduct and Ethics Policy is available on our website at www.cooperstandard.com. We will also post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer, or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the key principles and material elements of the Company’s compensation policies for the “Named Executive Officers” of the Company identified in the “Executive Compensation” section which begins on page 117. Much of what is discussed below, however, applies generally to the Company’s executives and is not limited to the Named Executive Officers.

The Compensation Committee, with the assistance of independent executive compensation consultants, regularly reviews the various elements of the Company’s executive compensation program. In reviewing elements of compensation, the Company places considerable emphasis on performance-based compensation to ensure executives are compensated for annual and long-term Company results. Performance-based components of compensation normally include annual bonuses tied to annual adjusted EBITDA results, long-term incentive plan awards pertaining to three year performance periods, a stock incentive plan and a management stock purchase plan.

In the latter part of 2008 and continuing into 2009, the Company implemented a number of cost-reduction measures in response to the general economic downturn and, in particular, the substantial decline in worldwide automotive production and sales levels. These measures included reductions in base pay, bonus opportunities and benefits applicable to salaried employees of the Company, including the Named Executive Officers, which are described under “Compensation Determinations”.

The Compensation Committee intends to review the special measures described above as economic and industry conditions develop through 2009. The Committee has engaged Hewitt Associates to assist the Company in reviewing its entire executive compensation program in 2009 to ensure that it is appropriate in light of the Company’s compensation philosophy and objectives, as well as the economic and industry environment.

Compensation Philosophy and Objectives

The objective of our current compensation program is to link executive compensation to Company performance in a manner that accomplishes the following:

•	enables us to attract and retain a highly qualified executive leadership team;

•	aligns the interests of executives with those of stockholders; and

•	motivates our leadership team to implement the Company’s long-term growth strategy while delivering consistently strong financial results.

The program rewards sustained enterprise value growth through incentives that are based on the achievement of performance objectives over varying time periods. As detailed below, the Company’s incentive programs emphasize specific Company or group-wide objectives over subjective, individual goals. Discretionary features of these programs allow for the recognition of achievements which the objective performance criteria do not fully measure but which further the Company’s key strategies. Base salary is designed, in general, to be near the median of the range applicable to companies deemed comparable to the Company and performance-based compensation is designed to provide opportunities above median levels in the industries in which the Company competes for executives.

Processes Relating to Executive Compensation

In May 2006, our Board of Directors established the Compensation Committee (the “Committee”) to assist in discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers and the oversight of compensation plans, policies and benefit programs. The Company’s human resources executives and professionals support the Committee in its work. In evaluating and determining the salary and incentive compensation of our senior leadership team, the Committee receives information from our Global Vice President,

Human Resources and recommendations from the CEO. The Committee as a whole, following discussions with the CEO, meets privately and determines the salary and incentive compensation of the CEO. Executives whose compensation is under consideration are not present during the Committee’s review meetings. The considerations, criteria and procedures applicable to these determinations are discussed under “Executive Compensation Components” beginning on page 109.

Total Compensation Review

In evaluating the compensation of the Company’s executives for 2008, the Committee engaged Towers Perrin to assess the market competitiveness of the Company’s executive compensation program with particular focus on total direct compensation, which is comprised of base salary, annual incentive award opportunities, long-term incentive award opportunities, executive perquisites other than core health and welfare benefits, and executive severance and change-in-control benefits. Towers Perrin compared the Company’s programs in these areas with those of two comparator groups: a group of eleven automotive suppliers selected on the basis of annual sales (ranging from $907 million to $12.4 billion, with a median of $5.0 billion) and a group of 50 companies from various industrial segments also selected on the basis of annual sales (ranging from $290 million to $10.7 billion, with a median of $2.7 billion), as follows:

Automotive Supplier Revenue-Based Comparator Group

•	American Axle & Mfg	•	Eaton Corp	•	Navistar International

•	ArvinMeritor	•	Fleetwood Enterprises	•	PPG Industries Inc

•	CLARCOR Inc.	•	Hayes-Lemmerz	•	Timken Co

•	Cooper Tire & Rubber	•	Ingersoll-Rand Co Ltd

Broad Industrial Comparator Group

•	Air Products and Chemicals Inc	•	GATX Corp	•	OMNOVA Solutions Inc

•	American Axle & Mfg.	•	Harley-Davidson Inc.	•	Owens-Illinois Inc.

•	Arctic Cat Inc.	•	Harman International Industries	•	Parker-Hannifin Corp

•	ArvinMeritor Inc	•	Harsco Corp	•	Plum Creek Timber Co Inc

•	Ball Corp	•	Hayes Lemmerz	•	Rockwell Automation Inc.

•	Black & Decker Corp	•	HNI Corp	•	Smurfit-Stone Container

•	Brady Corp	•	IDEX Corporation	•	Sonoco Products Co

•	Cameron International Corp	•	ITT Corp	•	Steelcase Inc.

•	Chesapeake Corp	•	Kaman Corp	•	Sybron

•	CLARCOR Inc	•	Lafarge North America	•	Terex Corp

•	Constar International Inc	•	Louisiana-Pacific Corp	•	Thomas & Betts Corp

•	Cooper Tire & Rubber Co	•	MeadWestvaco Corp	•	Timken Co (The)

•	Donaldson Co Inc.	•	Milacron Inc.	•	Toro Co (The)

•	Dresser-Rand Group Inc	•	Mine Safety Appliances Co	•	Trinity Industries Inc

•	Fleetwood Enterprises Inc.	•	Monaco Coach Corp	•	USG Corp

•	Flowserve Corp	•	MSC Industrial Direct Co	•	Valmont Industries Inc

•	Fortune Brands Inc.	•	Navistar International Corp

Compensation Determinations

The Committee reviewed the report of Towers Perrin with the CEO and other members of executive management. The Committee considered the Towers Perrin report in determining the total compensation of senior management, but did not target any percentile level among the comparator groups used in the report in determining the appropriate level of each element of compensation for the executive leadership team. The Committee also took into account distinctions between the Company’s equity-based incentive compensation programs and those offered by many of the companies in the comparator groups arising out of the fact that the Company’s stock is not publicly traded as is the case with many of the comparator group companies. In this connection, the Committee reviewed the impact of the Company’s management stock purchase program which allows for the deferral and allocation of base and incentive compensation into stock units eligible for Company matching (described under “Executive Compensation Components – Management Stock Purchase Plan”). Taking into account the above, the survey data generally reaffirmed that compensation of the executive leadership team as then approved by the Committee was in accordance with the Company’s overall compensation strategy.

In the fourth quarter of 2008 and the first quarter of 2009, the Company, with the approval of the Committee, implemented special cost-reduction measures affecting executive compensation. These included a 10% reduction in the base pay of salaried employees in the United States and Canada, including the Named Executive Officers, commencing in January 2009 and remaining in effect through June 2009, subject to extension; the suspension of the Company’s annual bonus plan programs in the United States and Canada, including the accrual of annual bonuses payable to the Named Executive Officers, for the first half of 2009; the freezing of benefit accruals under some defined benefit retirement plans in effect in the United States and Canada, including the qualified plan applicable to the Named Executive Officers; and the suspension of Company matching contributions for 2009 under some of the Company’s qualified defined contribution plans, including the qualified plan applicable to the Named Executive Officers.

These actions did not reflect a change in the Company’s compensation philosophy, but were taken as special measures in response to the general economic downturn and, more specifically, the substantial decline in worldwide automotive production and sales levels. It is difficult to predict how long, and to what extent, the economic and industry conditions that led to these special actions will persist. The Committee will continue to monitor these special measures in light of developing circumstances.

In 2009, the Committee has retained Hewitt Associates to work with management and the Committee and to conduct an executive compensation program audit. The audit will include the design of existing executive compensation programs as well as the value delivered for each executive position. It will result in an assessment of the level of alignment of the Company’s executive compensation program and plans with its strategic goals and compensation philosophy, the competitiveness of the program as compared to the external marketplace, and the technical compliance aspects of the program.

Executive Compensation Components

The elements of compensation available to the Company’s executives are:

Base Salary

Our executives are paid a base salary that is determined prior to or at the beginning of each fiscal year or upon changes in roles or positions within the Company. The Committee determines the salary of the CEO and, upon the recommendation of the CEO, the salaries of other members of the executive leadership team. The salaries of other executives are determined by the executives to whom they report, upon consultation with the CEO. Our policy is to pay base salaries that are competitive in the markets in which we compete for executives and that take into account the responsibilities and contributions of each executive. The base salary provides executives with a regular stream of income.

Bonus

Prior to or early in the fiscal year, the Committee normally establishes performance targets on which the annual incentive bonuses payable to senior executives with respect to that year will be based. The targets are generally set in terms of the adjusted EBITDA of the Company as a whole or, in the case of executives with responsibility for a Company division, the adjusted EBITDA of that division. Adjusted EBITDA is calculated in a manner similar to that applied with respect to the Company’s performance-based covenants under its Senior Credit Facilities and Indentures. “Adjusted EBITDA” (referred to as “Consolidated EBITDA” in the Senior Credit Facilities) is consolidated net income plus the sum of i) consolidated interest expense; ii) consolidated income tax expense; iii) any non-cash charges, losses or expenses; iv) most non-recurring fees, cash charges and other cash expenses; v) non-specified restructuring charges limited to 7.5% of consolidated EBITDA; vi) non-recurring fees, expenses or charges related to professional or financial advisory, financing, underwriting and other similar services related to equity offerings, investments, acquisitions, divestitures or recapitalizations; vii) extraordinary charges or losses; ix) losses related to discontinued operations; x) losses in respect of business or asset dispositions outside the ordinary course; and xi) non-recurring restructuring charges related to the integration of businesses acquired in certain acquisition transactions, subject to certain restrictions. Additional adjustments are sometimes made for extraordinary events upon approval of the Compensation Committee. Adjusted EBITDA is deemed by the Company to be an appropriate objective measurement of the financial performance of the Company or division for that year. For each executive, a bonus amount payable upon achievement of the established performance target is established by the Committee (or, in the case of executives other than the executive leadership team, by the individual to whom such executive reports). In the first quarter following the end of the fiscal year to which the bonus applies, the Committee determines whether, and to what extent, the applicable performance targets were achieved based on the Company’s financial results for the fiscal year. The Committee may take into account special circumstances and adjust applicable performance targets and bonuses. The annual incentive bonus is designed to focus the executive leadership team on the achievement of strong financial performance over a one-year period.

Based on the business plan of the Company approved by the Board of Directors for 2008, the Committee established specific Adjusted EBITDA performance levels for 2008 corresponding to “target”, “threshold” and “superior performance” bonus payment amounts also established by the Committee. All the Named Executive Officers’ bonuses except for Mr. Stephenson’s were based on the performance of the Company as a whole. For all Named Executive Officers except Mr. Stephenson , the Compensation Committee established the following Adjusted EBITDA levels for bonus payments: $282,700,000 for a pay-out of 50% of the respective executives’ target bonus; $315,000,000 for a pay-out of 100% of the respective executives’ target bonus; and $347,300,000 for a pay-out of 200% of the respective executives’ target bonus. Mr. Stephenson’s bonus was based on the performance of the Body & Chassis division. The Compensation Committee established the following Body & Chassis division Adjusted EBITDA levels for bonus payments to Mr. Stephenson: $184,000,000 for a pay-out of 50% of his target bonus; $210,000,000 for a pay-out of 100% of his target bonus; and $236,000,000 for a pay-out of 200% of his target bonus. The superior performance EBITDA level for the Company as a whole and for the Body & Chassis division was deemed to represent a goal unlikely of achievement based on the assumptions underlying the business plan, except upon performance substantially exceeding expectations. Incentive bonus awards are determined on a linear basis for Adjusted EBITDA attainment falling (1) between the “threshold” and “target” levels, or (2) between the “target” and “superior performance” levels. The threshold Adjusted EBITDA levels for 2008 were not attained by the Company or by the Body & Chassis division and therefore none of the Named Executive Officers received an annual bonus for 2008.

Long Term Incentive Compensation

The Company has a Long Term Incentive Plan (“LTIP”) which provides for the granting by the Committee of performance-based awards to executive officers covering performance periods of one year or longer. Awards are normally granted in the first quarter of each year; however, interim grants may be made in the case of new hires or promotions. At the time awards are granted, the Committee establishes performance targets and a payment scale which determines payout amounts at different levels of performance. After the end of the performance period, the Committee determines whether, and to what extent, performance targets have been achieved and the amount of any awards that have been earned. Award amounts are subject to discretionary adjustment by the Committee (they may be adjusted downward up to 80% or upward up to 150%). If a participant engages in “inimical conduct,” meaning an action or omission contrary to the best interest of the Company, before payment of an award is made, the payment is subject to forfeit. LTIP awards are designed to focus the executive leadership team on strong, sustained cash generation and have therefore been based on the achievement of operating cash flow objectives for the Company as a whole, generally over three-year performance periods.

In general, performance periods are three years in duration. At the time LTIP awards are granted, the Committee establishes a target award amount for each executive which represents the amount the executive will receive at the conclusion of the applicable performance period if performance targets are exactly met during the period. Target award amounts are based on the level of responsibility of the executive and other performance-based factors.

Since the 2004 Acquisition, LTIP awards have been based on the achievement of operating cash generation goals. Based on the business plan of the Company, the Committee establishes specific operating cash flow targets for the Company as a whole on an annual basis. The “target” performance level represents what the Committee deems to be good operating cash flow performance for the year which is reasonably capable of achievement at a high level of performance on the part of the executive leadership team and the employees of the Company, based on the assumptions and business conditions on which the business plan of the Company is based. LTIP awards for the three-year performance period ending December 31, 2008 were based on the achievement of operating cash flow targets for the years ending December 2006, 2007 and 2008. The target operating cash flow for 2006 was established at $119,500,000, for 2007 at $108,200,000 and for 2008 at $179,000,000.

At the end of each LTIP performance period, the Committee determines the extent to which the Company’s mean average operating cash flow performance during the performance period met the mean average of the annual operating cash flow targets established by the Committee during the period. Subject to the right of the Committee to make adjustments under the plan, LTIP award payouts are determined in accordance with the following:

Achievement Level (Average)	Payout % of Target Opportunity
Less than 90% of mean target	0%
At 90% of mean target	50%
Each 1% over 90%	+5%
At target	100%
Each 1% above target	+10%

Stock Incentive Plan

Effective as of the closing of the 2004 Acquisition, the Company established the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, which permits the granting of non-qualified and incentive stock options and other stock-based awards to employees and directors. As of December 31, 2008, the Company had 423,615 shares of common stock reserved for issuance under the plan, including outstanding options granted to certain executives to purchase 190,615 shares of common stock at a price of $100 per share from the date of the 2004 Acquisition through 2007 and additional outstanding options granted to certain executives to purchase 22,000 shares of common stock at a price of $120 per share in 2008 (“2008 Options”). In each case, the exercise price was determined by the Company to be fair market value on the date of grant. Options are exercisable for ten years, subject to earlier expiration for reasons such as termination of employment. Shares of Company common stock acquired upon exercise of options under the plan are subject to restrictions on transfer.

Most of the option grants to executives were made upon the closing of the 2004 Acquisition or in the first year thereafter. One-half of the options granted to executives in this initial period vest on a time basis at a rate of 20% per year over five years; the remaining one-half vest over five years on a performance basis at a rate of between 0% and 20% per year, depending on the extent to which established performance targets are reached, with 85% attainment of performance targets being the threshold for any vesting. Performance-based options granted during this period are subject to certain acceleration provisions and, regardless of the achievement of performance targets in any year, may vest in full in the event of a transaction in which the Company’s Sponsors realize an internal rate of return of at least 20% on their investment in the Company, or may vest in full 8 years following the date of grant if the Compensation Committee determines that certain accounting treatment would be required in the absence of such vesting. The same principles apply in the case of options granted after this initial period but before 2008, except that only the last three years of the five-year period are taken into account, and vesting occurs in increments of 33% rather than 20%. With respect to the 2008 Options, two-thirds of the options vest on a time basis at a rate of 50% per year over two years and the remainder vest based on the performance of the Company in 2008. All of the performance-based options vest based on the achievement by the Company of annual Adjusted EBITDA targets. The 2006 annual Adjusted EBITDA target was $257,200,000, the 2007 annual Adjusted EBITDA target was $307,000,000 and the 2008 annual Adjusted EBITDA target was $323,000,000. The Company did not achieve 85% of the 2008 target and therefore no portion of the 2008 tranche of performance-based options vested as of March 31, 2009.

Although the Committee or the Board is authorized to grant options at any time, the Committee or the Board have not granted options on an annual or other regular or prescribed basis. The Committee considers Stock Incentive Plan options to be a key element of executive compensation that directly aligns the interests of the executive leadership team with those of stockholders and emphasizes sustained growth of enterprise value as a performance objective.

Management Stock Purchase Plan

The Company maintains a nonqualified Deferred Compensation Plan which allows eligible executives and directors to defer base pay, bonus payments and long-term incentive pay and have it allocated on a pre-tax basis to various investment alternatives and ultimately distributed to the executive at a designated time in the future. In December 2006, a new plan feature referred to as the “Management Stock Purchase Plan” was established which provides participants the opportunity to “purchase” Company stock units with income deferred under the deferred compensation plan at a price based on the fair value of Company common stock determined on a semi-annual basis by the Committee. Purchased stock units are matched by the Company at year-end on a one-for-one basis, subject to an annual aggregate cap for all executives of $1,500,000 worth of matching units or 15,000 matching units, whichever is less. The Committee can increase the cap in any year. If the matching units are over-subscribed in a given year, participants receive a pro rata number of matching units based on the amount of stock units the participant purchased that year through deferrals. Matching units vest ratably over a three-year period, and may vest earlier upon a participant’s death, disability, retirement or termination by the company without cause or by the participant for good reason. Matching units also become 100% vested upon the occurrence of a change in control of the Company for participants who are employed with the Company immediately prior to such change in control. Stock units are distributed to participants in the form of actual shares of the Company’s common stock, subject to restrictions on transfer, at a time in the future designated by the participant (though at its sole discretion, the Company may pay purchased units out in cash). A variety of other deemed fixed income and equity investment options are also available under the plan (which mirror the investment options available under the Company’s qualified 401(k) plans), though deferrals allocated to such options are not matched.

The timing and form of future payments are specified in the elections submitted by participants with respect to deferrals made for any plan year. Executives may elect to receive payment beginning either at separation from service or at an otherwise specified date (generally at least three years after the year in which the deferrals are made). The form of payment for a given year’s deferral account can be any of the following: (i) single lump sum; (ii) annual installments for five years; (iii) annual installments for ten years; (iv) a specified percentage of the account paid as a lump sum, and the remainder paid in either five annual installments or ten annual installments. In December 2008, the Company permitted participants in the plan to elect to receive, in 2009, a full or partial distribution of 2008 plan year income they had originally elected to defer to a later date subject to the condition that any participant making such an election forfeited any right to a matching contribution by the Company with respect to the amount subject to such election.

The Committee considers the Management Stock Purchase Plan as an important component of its incentive-based compensation program which, like the Stock Incentive Plan, aligns the interests of management with those of stockholders and emphasizes the sustained growth of enterprise value. The Management Stock Purchase Plan is available to a broader group of executives than those who currently hold options under the Stock Incentive Plan.

Retirement Plan Benefits

The Named Executive Officers participate in our qualified defined benefit retirement plan, our qualified defined contribution investment savings plan and our nonqualified supplementary benefit plan. Benefits under these plans provide executives with an income source during their retirement years, and reward executives for long service to the Company. We believe that our retirement plans are generally competitive in the industries in which we compete for executives and assist the Company in attracting and retaining a high caliber executive leadership team.

This section summarizes the terms of the retirement benefits in effect as of the disclosure date, December 31, 2008. However, in response to the continued economic downturn affecting our industry, the Company decided in December 2008 to implement a number of cost-reduction measures that became effective in 2009. These measures included a freeze in future accruals under the Company’s qualified defined benefit retirement plan effective February 1, 2009 and a suspension of fixed matching contributions under the Company’s qualified defined contribution investment savings plan. The Company’s nonqualified supplementary benefit plan continues to accrue benefits but does not “make up” for benefit accruals that are lost due to the changes in the qualified plans described above. The Company intends to conduct an overall retirement program design review during the 2009 calendar year.

Defined Benefit Retirement Plans

The Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) is a defined benefit plan that covers all non-union employees of the Company in the United States, including the Named Executive Officers. The CSA Retirement Plan is funded by Company contributions only. There are two types of benefits under the plan, a cash balance benefit and a final average pay benefit. There are two separate “grandfathered” final average pay formulas in the plan, but only one of those formulas applies for purposes of the Named Executive Officers whose benefits are governed by final average pay provisions, so that formula is described herein. The final average pay benefit was closed effective January 1, 2002 with respect to any participant who was not at least 40 years of age and had at least 15 years of earned service as of that date.

The cash balance portion of the CSA Retirement Plan states benefits in the form of a hypothetical account established for each participant which is increased by two components, a pay credit equal to a stated percentage of his or her compensation (as defined more specifically below under “Determination of Benefits under Plans”) each year, and an earnings credit equal to the interest rate paid on 30-year Treasury bonds times the hypothetical account balance. The final average pay benefit provides benefits stated as an annuity equal to 1.5% times average compensation (the highest five of the last ten years, as further described below in “Determination of Benefits under Plans”) times years of service. This final average pay benefit is payable on an unreduced basis at age 62 or upon attainment of age 55 with 30 years of service.

The Company maintains the Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan (the “Supplementary Benefit Plan”) for the benefit of certain employees (those who are members of a select group of highly-compensated executive employees, including the Named Executive Officers). The Supplementary Benefit Plan provides for an additional pension benefit that is designed to compensate for any reduced benefits under the CSA Retirement Plan due to limits imposed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Supplementary Benefit Plan is also designed to provide Mr. McElya a final average pay benefit as if he were eligible for the benefits described under “Final Average Pay Design” below. For cash balance participants, the Supplementary Benefit Plan also provides for an enhanced pay credit as further described under the heading “Determination of Benefits Under Plans” below.

Defined Contribution Retirement Plans

The Cooper-Standard Automotive Inc. Investment Savings Plan (the “CSA Savings Plan”) is a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including the Named Executive Officers, may contribute the lesser of up to 50% of “Compensation” (which includes the same compensation as that described below under “Cash Balance Design”, except that retention bonuses are excluded) or the limit prescribed by the Internal Revenue Code (though the Company imposes lower deferral percentage limits on highly-compensated employees). The Company matches 40% of employee contributions up to 5% of Compensation, with a maximum matching contribution of 2% of Compensation. The Company may make discretionary matching contributions depending upon annual financial performance. Company matching contributions are 100% vested after the employee has 3 years of service. Employee contributions are always 100% vested.

The Supplementary Benefit Plan also provides for an additional nonqualified employer matching contribution which (1) makes up for any Company contributions to the CSA Savings Plan that were not permitted to be made due to limitations under the Internal Revenue Code and (2) provides a nonqualified employer matching contribution which, when combined with the qualified savings plan match, provides for a total employer matching contribution of 6% of Compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code).

Determination of Benefits under Plans

Benefits under the CSA Retirement Plan and the nonqualified defined benefit portion of the Supplementary Benefit Plan are governed by either a cash balance design or a final average pay design.

Cash Balance Design. Annual pay credits are added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Compensation used as the basis for pay credits (“Compensation”) includes all compensation reported as wages for federal income tax purposes excluding employer contributions to a plan of deferred compensation, income attributable to stock options (including income attributable to any disqualifying dispositions thereof), director fees, sales awards, relocation bonuses, signing bonuses, lump-sum severance payments, suggestion system awards, tuition reimbursement, payment upon the exercise of stock appreciation rights or in lieu of the exercise of stock options, imputed income (such as, but not limited to, group term life insurance that is reported as taxable income), benefits accruing or payable under nonqualified retirement plans, expatriate income, and other amounts that are either excludable or deductible from income in whole or in part for federal income tax purposes, or that represent payments pursuant to a program of benefits or deferred compensation, whether or not qualified under the Internal Revenue Code. Annual pay credits are provided as follows:

Sum of Age and Years of Service	CSA Retirement Plan Applicable Percentage*	Supplementary Benefit Plan Applicable Percentage**
Up to 35	3.0%	6.0%
36 – 50	4.0%	8.0%
51 – 65	5.5%	11.0%

Sum of Age and Years of Service	CSA Retirement Plan Applicable Percentage*	Supplementary Benefit Plan Applicable Percentage**
66 – 80	7.5%	15.0%
over 80	10.0%	20.0%

*	The CSA Retirement Plan provides a pay credit equal to the executive’s Compensation, subject to qualified plan limitations under the Internal Revenue Code, times the percentage listed under the “CSA Retirement Plan Applicable Percentage” heading above.
**	The Supplementary Benefit Plan provides a pay credit equal to the difference between (1) the executive’s Compensation, without regard to qualified plan limitations, times the percentage listed under the “Supplementary Benefit Plan Applicable Percentage” heading above, and (2) the pay credit provided under the CSA Retirement Plan.

Annual interest credits are also added to a participant’s cash balance account each year. This credit is calculated by multiplying the cash balance account as of the end of the prior year by an interest rate that is equal to the annual yield statistic for 30-year U.S. Treasury securities for the month of October of the prior year.

Benefits fully vest upon 3 years of service, with no benefits vested for less than 3 years of service. Service is measured based on an elapsed time basis from date of hire.

Normal retirement age is age 65 with 5 years of service. The normal retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. For participants whose prior final average pay accrued benefits were frozen and converted to an opening account balance at January 1, 2002 when the cash balance design was implemented, an additional amount is added to the normal retirement benefit based on the difference between (i) the frozen age 65 accrued benefit at January 1, 2002 and (ii) a hypothetical age 65 life annuity amount that is actuarially equivalent to the January 1, 2002 opening cash balance account projected to normal retirement age with interest credits only.

Benefits are payable at termination either in the form of a lump sum or an annuity (the default form and time under the nonqualified plan is a lump sum at separation from service). The lump sum is equal to the cash balance account value at the time of distribution (plus an additional amount, if applicable, associated with the procedure described above for those who had an opening account balance established as of January 1, 2002). The immediate annuity payable is the actuarial equivalent of the normal retirement annuity benefit as described above, except in the event of early retirement, as described below.

Eligibility for early retirement is satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. To the extent these age and service conditions are satisfied, the annuity form of benefit available is based on reducing the normal retirement benefit by 0.6% per month up to 36 months, and 0.4% for each additional month up to 84 months, by which age at retirement precedes age 65.

The normal form of annuity is a single life annuity for non-married participants and a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms are available on a reduced basis as well.

Final Average Pay Design. The following highlights the basic operation of the final average pay design features of the CSA Retirement Plan and the Supplementary Benefit Plan.

The annual retirement benefit, payable as a life annuity at age 65, is equal to 1.5% multiplied by final average pay multiplied by years of service, where final average pay is determined by taking the average of the highest five calendar years of compensation within the last ten calendar years, excluding the year in which termination occurs. Compensation is determined on the same basis as that applicable to the Cash

Balance Design, except lump sum severance and signing bonuses are not excluded. Benefits associated with pay in excess of qualified plan limitations are provided by the Supplementary Benefit Plan, and benefits associated with pay up to qualified plan limits are provided by the CSA Retirement Plan.

Benefits fully vest upon 3 years of service, with no benefits vested for less than 3 years of service. Service is measured based on an elapsed time basis from date of hire.

Benefits are payable as an annuity at retirement. The normal form of annuity is a single life annuity for non-married participants or a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms are available on a reduced basis as well.

Eligibility for early retirement is satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. The annuity form of benefit available is based on reducing the normal retirement benefit by 0.4% per month by which age at retirement precedes age 62. In addition, there is no reduction in any event if a participant has attained age 55 with 30 years of service.

Termination and Change in Control Benefits

Our Named Executive Officers receive certain benefits under their employment agreements with the Company upon certain termination of employment events, including following a change in control of the Company. These benefits, described in detail under “Terms Applicable to Payments Upon Termination of Employment” below, are intended to ensure that the executive leadership team is able to objectively evaluate potential change in control transactions by addressing the potential personal impact of such transactions on our executives.

Health Benefits

The Company provides its executives with health and welfare benefits under its Health & Well-Being Benefit Plan that is made available generally to its salaried employees. The Health & Well-Being Benefit Plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance and other benefits, depending on the needs of the participant and his or her dependents. These benefits help the Company remain competitive in attracting and retaining a high caliber management team.

Perquisites

The Company provides each of its senior executives with a vehicle for business and personal use through the Company’s vehicle lease program or through a vehicle allowance. The Company also reimburses senior executives the cost of tax preparation and financial planning services up to a maximum of $3,000 per year. The Committee regards the level of such perquisites to be modest and of benefit to the Company in attracting and retaining a high caliber management team.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of the Company’s compensation programs, we consider the anticipated accounting and tax implications to itself and its executives. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to executives in excess of $1,000,000 in a year, other than performance-based compensation meeting certain requirements. The Compensation Committee considers the anticipated tax treatment to the Company of compensation paid to executives; however, there may be instances where the Committee may conclude that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the Company’s overall compensation philosophy and objectives and which the Committee believes to be in the best interests of the Company.

Executive Officer Compensation

Set forth below is information regarding compensation for services to the Company in all capacities of the following executive officers of the Company (the “Named Executive Officers”) during the year ended December 31, 2008: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2008.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary (c)		Bonus (4) (d)	Stock Awards (5) (e)	Option Awards (6) (f)	Non-Equity Incentive Plan Compensation (7) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8) (h)	All Other Compensation (i)		Total (j)

James S. McElya, Chairman and Chief Executive Officer	2008	$950,000	(1)	$0	$0	$0	$534,098	$586,959	$183,673	(9)	$2,254,730	(22)
	2007	$850,000		$37,500	$284,093	$0	$1,456,393	$588,022	$127,282	(10)	$3,343,290	(23)
	2006	$800,000		$50,000	$0	$0	$867,630	$461,321	$103,674	(11)	$2,282,625	(24)

Edward Hasler, Vice Chairman and President, North America	2008	$660,578	(2),(3)	$0	$0	$0	$504,788	$466,978	$95,216	(12)	$1,727,560	(22)
	2007	$500,000		$37,500	$416,274	$243,146	$837,652	$240,575	$63,944	(13)	$2,339,091	(23)
	2006	$412,404		$50,000	$0	$0	$474,594	$258,420	$40,567	(14)	$1,235,985	(24)

Allen J. Campbell, Vice President and Chief Financial Officer	2008	$440,000		$0	$0	$0	$309,386	$66,629	$71,176	(15)	$887,191	(22)
	2007	$400,000		$37,500	$224,267	$100,578	$561,597	$72,013	$68,825	(16)	$1,464,780	(23)
	2006	$347,000		$50,000	$0	$0	$282,735	$57,019	$49,588	(17)	$786,342	(24)

Larry J. Beard (25), Vice President Strategic Planning and Business Development	2008	$370,443	(3)	$0	$0	$0	$309,386	$122,610	$73,428	(18)	$875,867	(22)
	2007	$365,000		$37,500	$210,293	$0	$533,433	$125,665	$51,185	(19)	$1,323,076	(23)
	2006	$350,000		$50,000	$0	$0	$257,251	$54,834	$36,096	(20)	$748,181	(24)

Keith D. Stephenson President, International	2008	$385,000		$0	$0	$529,562	$0	$35,392	$37,663	(21)	$987,617	(22)

(1)	Mr. McElya served as Chief Executive Officer and Chairman of the Board until June 30, 2008 and continued to serve as Chairman of the Board after that date.
(2)	Mr. Hasler served as President and Chief Operating Officer until June 1, 2008 at an annualized salary of $600,000; he was promoted to President and Chief Executive Officer as of July 1, 2008 at which time his annualized salary was increased to $750,000. On March 26, 2009, he was named Vice Chairman and President, North America.
(3)	During portions of November and December of 2008, the Company implemented temporary work-time/vacation programs as a cost-savings measure. The impact of programs is reflected in the base salary figures shown in column (c).
(4)	The amount shown in column (d) represents for each Named Executive Officer a special, discretionary bonus awarded by the Board of Directors of the Company in the years indicated. Incentive cash compensation earned during the fiscal year based on pre-established criteria approved by the Compensation Committee under the Company’s annual incentive bonus program and Long Term Incentive Plan is reported in column (g).
(5)	The amount shown in column (e) represents the compensation cost associated with Company matching units under the Management Stock Purchase Plan as determined in accordance with FAS 123(R). See Note 17 of the Company’s financial statements for 2008 for the assumptions made in determining FAS 123(R) values. There can be no assurance that the FAS 123(R) value will ever be realized. Description of the Management Stock Purchase Plan is found under Executive Compensation Components.
(6)	The amount shown in column (f) represents the compensation costs of stock option awards granted in 2008 for financial reporting purposes under FAS 123(R). See Note 17 of the Company’s financial statements for 2008 for the assumptions made in determining FAS 123(R) values. There can be no assurance that the FAS123(R) value will ever be realized.

(7)	The amount shown in column (g) represents: for 2008, the sum of: (i) zero bonus payments for 2008 under the Company’s annual incentive bonus program for all Named Executive Officers, and (ii) payments under the Company’s Long Term Incentive Plan for the 3-year performance period ending December 31, 2008 of, for Mr. McElya, $534,098; for Mr. Hasler, $504,788; for Mr. Campbell, $309,386; and for Mr. Beard, $309,386; and for 2007, the sum of: (i) bonus payments for 2007 under the Company’s annual incentive bonus program of, for Mr. McElya, $1,052,300; for Mr. Hasler, $495,200; for Mr. Campbell, $321,880; and for Mr. Beard, $293,716; and (ii) payments under the Company’s Long Term Incentive Plan for the 3-year performance period ending December 31, 2007 of, for Mr. McElya, $404,093; for Mr. Hasler, $342,452; for Mr. Campbell, $239,717; and for Mr. Beard, $239,717; and for 2006, the sum of: (i) bonus payments for 2006 under the Company’s annual incentive bonus program of, for Mr. McElya, $756,522; for Mr. Hasler, $405,151; for Mr. Campbell, $213,292; and for Mr. Beard, $187,808; and (ii) payments under the Company’s Long Term Incentive Plan for the 2-year performance period ending December 31, 2006 of, for Mr. McElya, $111,108; for Mr. Hasler, $69,443; for Mr. Campbell, $69,443; and for Mr. Beard, $69,443.
(8)	The amount shown in column (h) represents for each Named Executive Officer the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year.
(9)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $144,245); the cost of Company-paid personal travel; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(10)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $105,250); the cost of Company-paid personal travel; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(11)	The amount shown in column (i) represents matching company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $79,171); the cost of a Company-provided apartment; the cost of Company-paid personal travel; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(12)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $89,584); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(13)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $60,726); and life insurance premiums paid by the Company.
(14)	The amount shown in column (i) represents matching company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $37,821); and life insurance premiums paid by the Company.
(15)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $60,040); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(16)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $43,153); the cost of a Company-provided apartment; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(17)	The amount shown in column (i) represents matching company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $32,419); the cost of a Company-provided apartment; the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(18)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $54,233); a special one-time Company contribution under the Executive Deferred Compensation Plan; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(19)	The amount shown in column (i) represents matching Company contributions under the qualified 401(k) CSA Investment Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $39,568); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(20)	The amount shown in column (i) represents matching company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $30,111); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(21)	The amount shown in column (i) represents matching company contributions under the qualified 401(k) CSA Savings Plan and nonqualified defined contribution portion of the Supplementary Benefit Plan (totaling $33,608); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.
(22)	The percentages of total compensation in 2008 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 42.1%, bonus 23.7%; for Mr. Hasler, base salary 38.2%, bonus 29.2%; for Mr. Campbell, base salary 49.6%, bonus 34.9%; for Mr. Beard, base salary 42.3%, bonus 35.3%; for Mr. Stephenson, base salary 39.0%, bonus 0.0%.
(23)	The percentages of total compensation in 2007 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 25.4%, bonus 44.7%; for Mr. Hasler, base salary 21.4%, bonus 37.4%; for Mr. Campbell, base salary 27.3%, bonus 40.9%; for Mr. Beard, base salary 27.6%, bonus 43.2%.
(24)	The percentages of total compensation in 2006 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 35.0%, bonus 40.2%; for Mr. Hasler, base salary 33.4%, bonus 42.4%; for Mr. Campbell, base salary 44.1%, bonus 42.3%; for Mr. Beard, base salary 46.8%, bonus 41.1%.
(25)	Mr. Beard retired effective March 31, 2009.

Non-Equity Incentive Plan Compensation – Annual Incentive Bonus

For 2008, the Committee established an annual incentive bonus target amount for each member of the executive leadership team based on a percentage of base salary. With respect to the Named Executive Officers, the percentage was 100% for Mr. McElya, 80% for the period from January 1, 2008 through June 30, 2008 and 100% for the period from July 1, 2008 through December 31, 2008 for Mr. Hasler, and 65% for Messrs. Campbell, Beard, and Stephenson. The annual incentive bonus target amounts are based on the levels of responsibility of the executives and other performance-based factors. Incentive bonus amounts actually paid for 2008 performance are set forth in footnote (7) under column (g) of the above Summary Compensation Table.

2008 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards made to the Named Executive Officers during 2008 that provide for possible future payouts.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (i)	All Other Option Awards; Number of Securities Underlying Options (4) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair value of Stock and Option Awards ($/sh) (5) (l)
Name (a)	Grant Date (b)	Threshold (c)	Target (d)	Maximum (2) (e)
James S. McElya	1/1/2008	$175,000	$350,000	Not applicable	—	—	—	—

Edward A. Hasler	1/1/2008	$175,000	$350,000	Not applicable	—	—	—	—

Allen J. Campbell	1/1/2008	$100,000	$200,000	Not applicable	—	—	—	—

Larry J. Beard	1/1/2008	$100,000	$200,000	Not applicable	—	—	—	—

Keith D. Stephenson	1/1/2008	$100,000	$200,000	Not applicable	—	—	—	—

	3/20/2008				—	12,500	$120	$529,562

(1)	The non-equity incentive plan awards represent 2008 awards granted by the Compensation Committee to the Named Executive Officers under the Company’s Long Term Incentive Plan based on the achievement of operating cash flow objectives in the performance period beginning January 1, 2008 and ending December 31, 2010 (“2008 LTIP Awards”). 2008 LTIP Awards are payable in the first quarter of 2011, depending on the level of achievement of established targets and the approval of the Compensation Committee. The determination of award amounts under the Long Term Incentive Plan is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section. The amounts set forth in footnote (7) under column (g) of the Summary Compensation Table do not pertain to the 2008 LTIP Awards; they reflect payments under a 2006 LTIP award granted by the Compensation Committee under the Long Term Incentive Plan based on the performance period beginning January 1, 2006 and ending December 31, 2008.
(2)	The 2008 LTIP does not provide for a maximum payout; the amount of the payout increases by 10% for each 1% increase in the actual level of achievement above the target level.
(3)	Represents matching stock units awarded under the Management Stock Purchase Plan on December 31, 2008. See Management Stock Purchase Plan under the Executive Compensation Components section for more information about the determination of awards under this plan. None of the NEOs received matching stock units in 2008.
(4)	The amounts shown in column (j) represent stock option awards granted March 20, 2008 under the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan.
(5)	See Note 17 of the Company’s financial statements for 2008 for the assumptions made in determining FAS 123(R) values.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth information concerning outstanding stock option awards and stock units under the Management Stock Purchase Plan held by the Named Executive Officers at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards(1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (2) (b)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (3) (d)	Option Exercise Price (e)	Option Expiration Date (4) (f)	Number of Shares or Units of Stock that have not vested (#) (g)		Market Value of Shares or Units of Stock that have not vested (10) (h)
James S. McElya	29,956	14,767	$100	12/23/2014	1,578	(5)	$78,900

Edward A. Hasler	16,476	8,125	$100	12/23/2014	2,313	(6)	$115,650
	2,906	2,493	$100	3/15/2017

Allen J. Campbell	14,979	7,383	$100	12/23/2014	1,246	(7)	$62,300
	1,203	1,033	$100	3/15/2017

Larry J. Beard	16,477	8,121	$100	12/23/2014	1,168	(8)	$58,400

Keith D. Stephenson	4,167	8,333	$120	3/20/2018	943	(9)	$47,150

(1)	All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s Common Stock granted to the Named Executive Officers under the Company’s Stock Incentive Plan. Options listed above with an Option Expiration Date of December 23, 2014 were granted on December 23, 2004, those with an Option Expiration Date of March 15, 2017 were granted on March 15, 2007, and those with an Option Expiration Date of March 20, 2018 were granted on March 20, 2008.
(2)	Represents time-based options and performance-based options which have vested and were exercisable as of December 31, 2008 with respect to the following number of shares of the Company’s common stock: for Mr. McElya, 17,890 shares time-based and 12,066 shares performance-based; for Mr. Hasler, 11,640 shares time-based and 7,743 shares performance-based; for Mr. Campbell, 9,690 shares time-based and 6,492 shares performance-based; for Mr. Beard, 9,840 shares time-based and 6,637 shares performance-based; for Mr. Stephenson, 4,167 shares time-based and 0 shares performance-based.
(3)	Represents outstanding time-based options and performance-based options which have not been earned or vested and were unexercisable as of December 31, 2008 with respect to the following number of shares of the Company’s common stock: for Mr. McElya, 4,472 shares time-based and 10,295 shares performance-based; for Mr. Hasler, 3,360 shares time-based and 7,257 shares performance-based; for Mr. Campbell, 2,609 shares time-based and 5,807 shares performance-based; for Mr. Beard, 2,459 shares time-based and 5,662 shares performance-based; for Mr. Stephenson, 4,166 shares time-based and 4,167 shares performance-based.

(4)	Options expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age or the sale by the Company (not constituting a change of control) of the business in which the optionee was employed; (iii) 90 days following the date of the optionee’s termination of employment without cause (or for reasons other than those described in (ii)); or (iv) on the date of the optionee’s termination of Employment for cause.
(5)	Represents 1,578 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that had not yet become vested as of December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(6)	Represents 2,313 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that had not yet become vested as of December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(7)	Represents 1,246 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that had not yet become vested as of December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(8)	Represents 1,168 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that had not yet become vested as of December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(9)	Represents 943 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that had not yet become vested as of December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(10)	The values in column (h) equal the total number of matching stock units listed in column (g) for each Named Executive Officer multiplied by the value of Company common stock as of December 31, 2008, which was $50.

2008 Option Exercises and Stock Vested

The following table sets forth certain information regarding stock-based awards that vested during 2008 for our Named Executive Officers. No stock options were exercised by our Named Executive Officers in 2008.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (6) (e)
James S. McElya	—	—	789	(1)	$39,450
Edward A. Hasler	—	—	1,156	(2)	$57,800
Allen J. Campbell	—	—	623	(3)	$31,150
Larry J. Beard	—	—	584	(4)	$29,200
Keith D. Stephenson	—	—	471	(5)	$23,550

(1)	Represents 789 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that became vested on December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(2)	Represents 1,156 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that became vested on December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(3)	Represents 623 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that became vested on December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(4)	Represents 584 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that became vested on December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(5)	Represents 471 stock units which is the portion of the units granted on December 31, 2007 through the Company match under the Management Stock Purchase Plan that became vested on December 31, 2008. These matching units vest ratably over a three year period. Description of Management Stock Purchase Plan is found in Executive Compensation Components.
(6)	The values in column (e) equal the total number of matching stock units listed in column (d) for each Named Executive Officer multiplied by the value of Company common stock as of December 31, 2008, which was $50.

2008 Pension Benefits

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under the CSA Retirement Plan and the non-qualified defined benefit portion of the Supplementary Benefit Plan as described in “Retirement Plan Benefits” under the Executive Compensation Components section, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits, based on current levels of compensation. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2008.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit (1) ($) (d)		Payments During Last Fiscal Year ($) (e)
James S. McElya	CSA Retirement Plan (2) Supplementary Benefit Plan (3)	8.92 12.92	(4)	$ $	102,910 2,414,503	$ $	0 0

Edward A. Hasler	CSA Retirement Plan (5) Supplementary Benefit Plan (5)	22.00 22.00		$ $	626,769 1,141,169	$ $	0 0

Allen J. Campbell	CSA Retirement Plan (2) Supplementary Benefit Plan (6)	10.25 10.25		$ $	112,871 238,296	$ $	0 0

Larry J. Beard	CSA Retirement Plan (2) Supplementary Benefit Plan (6)	8.92 8.92		$ $	99,281 307,891	$ $	0 0

Keith D. Stephenson	CSA Retirement Plan (2)(7) Supplementary Benefit Plan (6)(7)	1.50 1.50		$ $	14,065 28,818	$ $	0 0

(1)	Present values determined using a December 31, 2008 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on post-commencement valuation mortality (UP 1994 table) and commencement of benefits at age 65, except for Mr. McElya and Mr. Hasler, who were assumed to retire at age 62 because they are eligible for unreduced benefits at that age as discussed in footnotes (3) and (5) below. The assumed discount rate as of the measurement date is 6.35%.
(2)	Messrs. McElya, Campbell, Beard, and Stephenson are covered under the cash balance design for purposes of the qualified CSA Retirement Plan.
(3)	Mr. McElya receives two types of defined benefits under the Supplementary Benefit Plan. He receives a non-qualified cash balance benefit determined under usual terms. In addition, he receives a benefit determined under the final average pay design, offset by the annuity-equivalent of his qualified and nonqualified cash balance benefits. Because the final average pay design includes an unreduced feature upon attainment of age 62 and 10 years of service, which the executive would be eligible for, he was assumed to retire at age 62.
(4)	Mr. McElya is granted four years of additional service in the Supplementary Benefit Plan to compensate for lost (non-vested) benefits accrued with his previous employer prior to joining the Company in January 2000.

(5)	Mr. Hasler is covered under the final average pay design for both the qualified CSA Retirement Plan and the non-qualified Supplementary Benefit Plan. Because the final average pay design includes an unreduced feature upon attainment of age 62 and 10 years of service, which the executive would be eligible for, he was assumed to retire at age 62.
(6)	Messrs. Campbell, Beard, and Stephenson are covered under the cash balance design for purposes of the non-qualified Supplementary Benefit Plan.
(7)	Mr. Stephenson has not met the 3-year vesting requirement.

2008 Nonqualified Deferred Compensation

The following table sets forth annual executive and company contributions under non-qualified deferred compensation provisions of the Executive Deferred Compensation Plan and the non-qualified defined contribution portion of the Supplementary Benefit Plan, as well each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in those plans.

Name (a)	Executive Contribution in Last FY (1) (b)	Registrant Contributions in Last FY (2) (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYI (f)
James S. McElya	$0	$139,645	$(946,084)	$0	$1,825,603
Edward A. Hasler	$0	$85,294	$(479,688)	$0	$571,475
Allen J. Campbell	$0	$55,440	$(298,255)	$0	$321,998
Larry J. Beard	$92,611	$57,587	$(360,495)	$0	$692,596
Keith D. Stephenson	$0	$29,008	$(197,334)	$0	$170,970

(1)	Amounts represent deferrals under the Executive Deferred Compensation Plan related to base salary for 2008 for Mr. Beard.
(2)	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company matching contributions under the Supplementary Benefit Plan as well as a special one-time employer cash contribution under the Executive Deferred Compensation Plan for Mr. Beard of $7,955. The Company match under the Executive Deferred Compensation Plan is made in stock units under the Management Stock Purchase Plan feature, which is more fully described in the Executive Compensation Components section.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers have entered into employment agreements with the Company which provide for certain benefits upon termination of employment, including termination following a change in control as defined in the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Change in Control Plan”). The table below shows estimates of the value of compensation that would be payable to each Named Executive Officer upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change in control. Amounts presented in the table are calculated as if the employment of the executive terminated effective December 31, 2008. Payments due to any one of the Named Executive Officers upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change in control would produce the same or similar results as those described below if it were to occur on any other date and if the actual circumstances at the time of termination.

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits”, and “Nonqualified Deferred Compensation”, respectively. Similarly, information concerning vested equity awards is not included in the table, and is presented under “Outstanding Equity Awards at Fiscal Year End”.

Name		Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	Gross Up (6)	Totals
James S. McElya
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$7,003,256	$2,038,314	$290,000	$50,000	—	$3,421,227	$12,802,797
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$6,053,256	$2,081,252	$290,000	$50,000	—	N/A	$8,474,508
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	$7,350,107	$2,491,909	$153,269	—	—	N/A	$9,995,285
•	Termination due to Disability	$7,350,107	$2,491,909	$290,000	—	—	N/A	$10,132,016

Edward A. Hasler
•	Termination Without Cause or Resignation for Good Reason,	$3,703,256	$1,476,092	$491,748	$50,000	—	$2,413,181	$8,134,277
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$2,300,000	$1,476,092	$41,686	—	—	N/A	$3,817,778
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	$653,256	—	—	—	—	N/A	$653,256
•	Termination due to Disability	$653,256	—	—	—	—	N/A	$653,256

Allen J. Campbell
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,213,289	$104,966	$447,420	$50,000	—	$1,064,187	$3,879,862
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,400,000	$104,966	$30,135	—	—	N/A	$1,535,101
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	$373,289	—	—	—	—	N/A	$373,289
•	Termination due to Disability	$373,289	—	—	—	—	N/A	$373,289

Larry J. Beard
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,972,789	$147,359	$295,967	$50,000	—	$857,059	$3,323,174
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,224,500	$147,359	$34,278	—	—	N/A	$1,406,137
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	$373,289	—	—	—	—	N/A	$373,289
•	Termination due to Disability	$373,289	—	—	—	—	N/A	$373,289

Keith D. Stephenson
•	Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,494,248	$14,399	$429,561	$50,000	—	$800,674	$2,788,882
•	Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,031,781	$14,399	$19,880	—	—	N/A	$1,066,060

Name		Severance Payment (1)	Pension Enhancement (2)	Health/Life (3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards (5)	Gross Up (6)	Totals
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—
•	Termination due to Death	$77,467	—	—	—	—	N/A	$77,467
•	Termination due to Disability	$77,467	—	—	—	—	N/A	$77,467

(1)	Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to three (3) for Mr. McElya and two (2) for Messrs. Hasler, Campbell, Beard, and Stephenson. If the termination occurs following a change of control, each Named Executive officer’s cash severance is increased by one additional year’s base salary. Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment” beginning on page 130.
(2)	The pension enhancement provides for payment of the present value of the additional accrued benefit that would otherwise be due from the Company’s qualified and non-qualified pension plans had the executive continued in active service for a specified number of years beyond termination, with such number of years equal to three (3) for Mr. McElya and two (2) for Messrs. Hasler, Campbell, Beard, and Stephenson. Pension-eligible earnings to be used for these calculations depend on the circumstances of the termination, described under “Terms Applicable to Payments Upon Termination of Employment” beginning on page 130.
(3)	Health and life insurance benefits are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under “Terms Applicable to Payments Upon Termination of Employment,” beginning on page 130.
(4)	Under Mr. McElya’s employment agreement, payment of the cost of outplacement services is provided in an amount up to 15% of his annual base salary at the time of termination, and for purposes of the computations above, actual reimbursement was assumed not to exceed $50,000. In addition, outplacement services were assumed not to be utilized in the death and disability scenarios for Mr. McElya. Upon termination without cause (or resignation for good reason) after a change of control, all Named Executive officers are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000.
(5)	Represents effect of accelerated vesting related to time-based and performance-based stock options. In the event of a change in control, outstanding and unvested time-based stock options become fully vested and exercisable, and 20% to 100% of outstanding and unvested performance-based options for the tranche applicable to the year in which the change in control occurs (and the tranche(s) applicable to future years) shall vest to the extent that cumulative consolidated EBITDA performance from the 2004 calendar year through the most recent fiscal year-end meets or exceeds 85% of cumulative performance targets for the same period (where vesting occurs on a straight-line basis between 20% and 100% depending on achievement of the performance targets between 85% and 100%).
(6)	Upon a change of control of the Company each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the executive’s employment agreement and/or the Severance Plan, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

Terms Applicable to Payments Upon Termination of Employment

The Company has in effect employment agreements with each of the Named Executive Officers which provide severance pay and benefits in the event of the executive’s termination of employment for specified reasons prior to a change of control of the Company, and a Change of Control Severance Pay Plan that provides severance pay and benefits if the executive is terminated following a change of control.

Mr. McElya’s Employment Agreement

On March 26, 2009, Mr. McElya’s existing employment agreement with the Company was amended and restated, primarily to document that Mr. McElya was again serving as the Company’s Chief Executive Officer in addition to serving as the Company’s Chairman. The material provisions of Mr. McElya’s previous employment agreement, entered into in December 2007, remained unchanged. Mr. McElya’s employment agreement provides him with special retirement termination benefits in the event that he terminates employment as Chief Executive Officer with at least 90 days prior written notice and agrees to continue providing services to the Company as non-executive Chairman of the Board for a period to be mutually agreed (a “qualified retirement”). The special retirement benefits correspond to the amounts and benefits that would otherwise be payable to Mr. McElya in connection with an involuntary termination of his employment without “cause”, or in connection with a voluntary termination of his employment for “good reason”, as such terms are defined in the employment agreement. Mr. McElya’s employment agreement also provides that, following a qualified retirement as described above, Mr. McElya’s stock options with Cooper-Standard Holdings Inc. (“Holdings”) will continue to vest as if he remained employed for so long as Mr. McElya continues to serve as non-executive Chairman, and his vested options upon termination as Chairman will remain exercisable until two years following the date of his termination as Chairman (or until the normal option term expiration date, if sooner).

In December 2007, Mr. McElya also entered into a put option agreement with Holdings and certain stockholders of Holdings related to the 20,000 shares of Holdings’ common stock that Mr. McElya purchased on December 23, 2004 (the “Purchased Shares”). Under the terms of the put option agreement, in the event of Mr. McElya’s qualified retirement as described above, or termination of employment due to death or disability, in each case, prior to the occurrence of a qualified initial public offering of Holdings’ common stock, Mr. McElya will have the right to require Holdings to purchase his Purchased Shares for fair market value. Mr. McElya’s put right under the put option agreement is generally exercisable within 180 days following the date of his termination as non-executive Chairman of the Company or termination due to death or disability.

The current term of Mr. McElya’s employment agreement ends December 31, 2009 but will be automatically extended for one year periods thereafter unless either the Company or Mr. McElya provides a notice of termination by September 30 of a given year. The agreement provides Mr. McElya with an annual base salary (currently $950,000), which is to be reviewed by the Board each year. The Board may increase, but not decrease, the base salary. The agreement also provides Mr. McElya with an annual bonus opportunity based on a percentage of his base salary (currently 100%) as well as participation in the Company’s benefit plans and long-term incentive plans and programs. Effective January 2009, Mr. McElya and the other members of the Company’s senior leadership team, consented to a 10% reduction in base salary for a six month period, subject to extension, and waived eligibility under the annual bonus plan for a bonus with respect to the first half of 2009. In addition, Mr. McElya consented to the freezing of certain retirement and savings plan benefits.

If Mr. McElya terminates employment for “Good Reason”, or the Company terminates Mr. McElya’s employment without “Cause”, as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to Mr. McElya: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any target annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) the greater of a lump sum payment equal to three times his current annual base salary plus his annual target bonus amount (for the year preceding the year of his termination) or a sum equal to the biweekly payments that Mr. McElya would have received if he were paid at the rate of his average compensation for the remainder of the term; (iv) a lump sum payment equal to the value of three additional years of service credit under the Company’s qualified and non-qualified defined benefit pension plans, assuming his compensation under such plans for the three year period was the highest compensation paid to him during any of the five calendar years preceding the year in which his termination of employment occurs (not impacted by the Company’s freezing of accruals under the qualified defined benefit retirement plan); (v) three years of continued coverage under the life, accident and health plans sponsored by the Company and in which Mr. McElya was covered immediately prior to his termination; (vi) medical and life insurance coverage for Mr. McElya and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to 15% of his annual base pay. The lump sum amounts described in clauses (iii) and (iv) of the preceding sentence are payable six months following the date of Mr. McElya’s termination of employment. If, during the first 36 months of life, medical and accident benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to Mr. McElya and his covered family members on a tax-free basis, then the Company will make an additional payment to Mr. McElya to reimburse him for the taxes due on such benefits.

Termination for “Cause” under Mr. McElya’s employment agreement means termination for any of the following reasons: (i) any act or omission constituting a material breach by him of any of his significant obligations under the agreement or his continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and his failure to correct such breach, failure or refusal within thirty (30) days of notice to him thereof by the Company’s board of directors; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by him of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company and his failure to correct such act or omission after notification by the Board of any such act or omission.

Termination by Mr. McElya for “Good Reason” under his employment agreement means termination following the occurrence of any of the following, without Mr. McElya’s express, prior written consent: (i) a material breach by the Company of its obligations under the agreement relating to Mr. McElya’s duties, compensation and benefits, including but not limited to, the assignment to him of any duties materially inconsistent with his status as Chief Executive Officer of the Company, or his removal from such position, or a substantial adverse alteration in the nature of his responsibilities except, in each case, in connection with a promotion, and the failure of the Company to remedy such breach within thirty (30) days after receipt of written notice of such breach from Mr. McElya; (ii) the relocation of Mr. McElya’s work location 150 miles or more from its current location, except for relocation to the Company’s headquarters and required travel on the Company’s business to an extent reasonably required to perform his duties; (iii) except as required by law, the failure by the Company to provide Mr. McElya with benefit plans that provide health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits provided him by Cooper Tire immediately prior to the 2004 Acquisition other than in connection with a reduction in such level of benefits that applies to other senior executives of the Company; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under the employment agreement and provide Mr. McElya with the same or a comparable position, duties, benefits, and base salary and incentive compensation as provided in the employment agreement; or (v) the failure of the board of directors to elect Mr. McElya to his existing position or an equivalent position.

If Mr. McElya terminates employment as a result of death or disability, then the Company will pay or provide to Mr. McElya or Mr. McElya’s beneficiaries, estate or family, as applicable, the amounts and considerations Mr. McElya would have been entitled to as if Mr. McElya’s employment had been terminated by Mr. McElya for Good Reason or by the Company without Cause immediately prior to the expiration of the current term of employment.

If Mr. McElya is terminated by the Company for Cause, Mr. McElya will be entitled to base pay and vested benefits under any plan in accordance with that plan and a pro rata portion of any incentive compensation for the year in which the termination occurs up to the date of termination.

Had Mr. McElya voluntarily elected to retire on or before December 31, 2007, Mr. McElya would have been entitled to such amounts as if he had been terminated by the Company for Cause. If Mr. McElya voluntarily elects to retire after January 1, 2008 and agrees to act as the Company’s non-executive Chairman of the Board for a mutually agreed upon term, then Mr. McElya will be entitled to the amounts and considerations Mr. McElya would have been entitled to if Mr. McElya’s employment had been terminated by Mr. McElya for Good Reason or by the Company without Cause immediately prior to the expiration of the current term of employment.

If the Company elects not to extend Mr. McElya’s employment agreement for any year after expiration of the initial term, then Mr. McElya will be treated as if he terminated employment for good reason or the Company terminated without cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment which shall be deemed effective December 31 of the year in which the Company gave notice.

The agreement also provides that if any payment or the amount of benefits due under the agreement or otherwise would be considered an excess parachute payment that subjects Mr. McElya to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to Mr. McElya to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the agreement, Mr. McElya agrees not to compete with the Company for a two-year period after his termination of employment, not to solicit or interfere with any Company employee or customer, and not to disclose confidential and proprietary Company information. Mr. McElya is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

Employment Agreements of Other Named Executive Officers

The Company has in effect employment agreements with the other Named Executive Officers, which are substantially similar to Mr. McElya’s employment agreement except as described below. Each agreement has an initial term ending December 31, 2009 and continues for one year periods thereafter, unless the Company or Named Executive Officer provides a notice of termination at least 60 days prior to the end of any term. Under the agreements, each Named Executive Officer is paid an annual base salary, currently as follows: $750,000 for Mr. Hasler; $440,000 for Mr. Campbell; and $385,000 for Mr. Stephenson. Mr. Beard’s employment with the Company terminated on March 31, 2009. The agreements provide that the Compensation Committee may increase the base salary from time to time, based upon the recommendation of the Chief Executive Officer. The agreements also provide that the Named Executive Officers are entitled to participate in such annual and long-term incentive compensation programs and benefit plans and programs as are generally provided to senior executives. In January of 2009, the Named Executive Officers consented to a 10% reduction in their base salaries for a six month period, subject to extension, and waived their eligibility under the annual bonus plan to bonuses with respect to the first half of 2009. In addition, the Named Executive Officers consented to the freezing of certain retirement and savings plan benefits.

If a Named Executive Officer terminates employment for “Good Reason” or the Company terminates the employment of the Named Executive Officer without “Cause”, as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the Named Executive Officer: (i) his accrued but unpaid salary, annual and long-term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to two times the executive’s current annual base salary plus his annual target bonus amount (for the year preceding the year of his termination); (iv) a lump sum payment equal to the value of two additional years of service credit under the Company’s qualified and nonqualified defined benefit pension plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment (though additional years of service credit are not provided in relation to the qualified plan for this purpose beyond January 31, 2009 when the company froze the qualified plan); and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.

Termination for “Cause” under the employment agreements of these executives means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.

Termination by any of these executives for “Good Reason” shall mean termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long-term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long-term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; in each case if the Company fails to cure such event within 10 calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

If the Named Executive Officer’s employment terminates due to disability or death, then the Company shall make a pro rata payment of the target amounts payable under any annual and long-term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.

If the Company elects not to extend the Named Executive Officer’s employment agreement for any year after expiration of the initial term, then the Named Executive Officer will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier (if higher than one) is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.

In exchange for the benefits provided under the agreement, the Named Executive Officers agree not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period after his termination of employment, and not to disclose confidential and proprietary Company information. Each Named Executive Officer is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

Change of Control Severance Plan

If the Named Executive Officers are terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executives are entitled to the severance pay and benefits provided under the Company’s Change of Control Severance Pay Plan. Under the plan, if within two years following a “Change of Control” of the Company as defined in the plan and described below, a Named Executive Officer is terminated by the Company (or its successor in the change of control transaction) without “Cause” as defined in the plan and described below, or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the Named Executive Officer: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long-term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to three (for Mr. McElya) and two (for all other Named Executive Officers) times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) a lump sum payment equal to the value of three (for Mr. McElya) and two (for all other Named Executive Officers) additional years of service credit under the Company’s qualified and nonqualified defined benefit pension plans, assuming the executive’s compensation under such plans for respective period was the highest compensation paid to the executive during any of the five years preceding the year in which his termination of employment occurs (though additional years of service credit are not provided in relation to the qualified plan for this purpose beyond January 31, 2009 when the Company froze the qualified plan); (v) three years (for Mr. McElya) and two years (for all other Named Executive Officers) of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the Named Executive Officer and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, at the same cost as was being charged to the Named Executive Officer immediately prior to the change of control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the Executive’s annual base pay or $50,000. If, during the first 36 months (for Mr. McElya) or 24 months (for all other Named Executive Officers) of life and medical benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to the Named Executive Officer and his covered family members on a tax-free basis, then the Company will make an additional payment to the Named Executive Officer to reimburse him for the taxes due on such benefits. In addition, under the Supplementary Benefit Plan (as described in the Executive Compensation Components section), participants receive a lump sum payout of the present value of their accrued benefits under this plan within 60 days after a termination of employment as described in this paragraph.

A “Change of Control” under the plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than certain permitted entities affiliated with the Company or its Sponsors or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, except where one or more of the Sponsors and/or their respective affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the board of directors of the Company (or the board of directors of the resulting entity or its parent company). A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Named Executive Officer’s entitlements under the plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.

Termination for “Cause” under the plan has the same meaning as termination for Cause under Mr. McElya’s employment agreement, described above. The circumstances that constitute reasons under the plan for which a Named Executive Officer may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) for Messrs. McElya, Hasler, Campbell, Beard and Stephenson, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change in Control, (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs, (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof, (iv) any material breach of its obligations under the plan by the Company or any successor or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case other than (v) unless remedied by the Company within ten calendar days following notice from the executive of such circumstances. Under the plan, Mr. McElya may voluntarily terminate his employment for any reason or without reason during the thirty-day period immediately following the date that is six months after a Change of Control has occurred (other than a Change of Control related to an initial public offering) and receive the severance benefits applicable to termination without Cause.

The plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Named Executive Officer to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the Named Executive Officer to reimburse him for such taxes (and any taxes due on the gross-up payment).

Finally, the plan provides that if the payment of any money or other benefit due under the plan could cause the application of an accelerated or additional tax to a Named Executive Officer under Internal Revenue Code Section 409A, such payment or benefit will be deferred or otherwise restructured to avoid such acceleration or additional tax.

If a Named Executive Officer’s employment is terminated for any other reason, then no amounts are payable under the plan.

In exchange for the benefits provided under the plan, each Named Executive Officer agrees not to compete with the Company and not to solicit or interfere with any Company employee or customer for a two-year period (for all Named Executive Officers) after his termination of employment, and agrees not to disclose confidential and proprietary Company information. Each Named Executive Officer is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

Director Compensation

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2008.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)		Option Awards (d)		All Other Compensation (g)		Total (h)

S.A. Johnson	$124,000	(1)	—		—		$25,144	(8)	$149,144

Gerald J. Cardinale	—	(2)	—		—		—		—

Gary L. Convis	$74,000	(3)	—		$84,974	(7)	—		$158,974

Jack Daly	—	(2)	—		—		—		—

Leo F. Mullin	—	(2)	—		—		—		—

James A. Stern	—	(2)	—		—		—		—

Stephen A. Van Oss	$38,000	(4)	—		$84,974	(7)	—		$122,974

Kenneth L. Way	$84,000	(5)	$38,675	(6)	$42,487	(7)	—		$165,162

Michael F. Finley (2)	—	(2)	—		—		—		—

(1)	Represents $115,000 for Mr. Johnson’s annual outside director fee and service during the year as Lead Director, and $9,000 for attendance at meetings of the Board of Directors in 2008.
(2)	As officers or nominees of the Company’s Sponsors, Messrs. Cardinale, Daly, Finley, Mullin and Stern were not entitled to compensation for serving as a director or member of any committee of the Board of Directors. Mr. Finley resigned from the Board of Directors effective April 30, 2008.
(3)	Represents $65,000 for Mr. Convis’ annual outside director fee and $9,000 for attendance at meetings of the Board of Directors in 2008.
(4)	Represents $32,500 for Mr. Van Oss’ partial year outside director fee, $2,500 for his service as Chairman of the Audit Committee for a portion of 2008 and $3,000 for attendance at meetings of the Board of Directors in 2008.
(5)	Represents $65,000 for Mr. Way’s annual outside director fee, $10,000 for his service as Chairman of the Audit Committee for a portion of 2008 and Chairman of the Compensation Committee for the remainder of 2008, and $9,000 for attendance at meetings of the Board of Directors in 2008.

(6)	The amount shown in column (c) represents the compensation costs associated with Company matching stock units allocated under the Management Stock Purchase Plan as determined in accordance with FAS 123(R). See Note 17 of the Company’s financial statements for 2007 for the assumptions made in determining the FAS 123(R) values. There can be no assurance that the FAS 123(R) value will ever be realized. The Management Stock Purchase Plan allows non-executive directors to defer fees under the plan and allocate them to Company stock units that are eligible for matching grants on the same basis as that applicable to executives.
(7)	The amount shown in column (d) represents the compensation costs of stock option awards granted in 2008 for financial reporting purposes under FAS 123(R). See Note 17 of the Company’s financial statements for 2008 for the assumptions made in determining FAS 123(R) values. There can be no assurance that the FAS123(R) value will ever be realized.
(8)	Represents reimbursement of health care benefit premiums.

Summary of Director Compensation

None of our directors who are officers or nominees of our Sponsors receive any compensation for serving as a director or as a member or chair of a committee of the Board of Directors. Members of the Board of Directors who are not employees of the Company or officers, nominees or employees of our Sponsors are compensated with an outside director fee in the amount of $65,000 per year and, if they serve as chair of a committee of the Board of Directors, an additional fee of $10,000 per year. Our directors who are not employees of the Company or officers, nominees or employees of our Sponsors also receive $1,500 per meeting of the Board of Directors that such members attend, and are eligible to receive grants of non-qualified and incentive stock options and other stock-based awards under the Company’s Stock Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of March 24, 2009 by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc., (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group.

Name and beneficial owner	Number	Percent
The Cypress Group L.L.C.(1)	1,715,000	49.3%
The Goldman Sachs Group, Inc.(2)	1,715,000	49.3
James S. McElya	20,000	*
S.A. (Tony) Johnson	5,000	*
Kenneth L. Way	2,500	*
James A. Stern(3)	—	—
Gerald J. Cardinale(4)	1,715,000	49.3
Jack Daly	1,715,000	49.3
Leo F. Mullin	1,000	*
Larry J. Beard	5,000	*
Allen J. Campbell	3,150	*
Edward A. Hasler	2,700	*
All directors and executive officers as a group (11 persons)(5)	39,350	1.1%

*	less than 1%.
(1)	Includes 1,624,386 shares of common stock owned by Cypress Merchant Banking Partners II L.P., 71,337 shares of common stock owned by Cypress Merchant Banking II C.V., 15,847 shares of common stock owned by 55th Street Partners II L.P. (collectively, the “Cypress Funds”) and 3,430 shares owned by Cypress Side-by-Side L.L.C. Cypress Associates II L.L.C. is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Certain executives of The Cypress Group L.L.C., including Messrs. Jeffrey Hughes and James Stern, may be deemed to share beneficial ownership of the shares shown as beneficially owned by the Cypress Funds. Each of such individuals disclaims beneficial ownership of such shares. Cypress Side-By-Side L.L.C. is a sole member-L.L.C. of which Mr. James A. Stern is the sole member. The business address of these entities is c/o The Cypress Group L.L.C., 65 East 55th Street, New York, New York 10022.
(2)	The number of shares indicated as owned by The Goldman Sachs Group, Inc. (“GS Group”) reflects the number of shares of common stock that corresponds to the number of common shares held by investment partnerships (the “GS Funds”), of which affiliates of GS Group are the general partner or managing general partner. GS Group and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own in the aggregate 1,715,000 shares of common stock which are deemed to be beneficially owned directly or indirectly by the GS Funds. Goldman, Sachs & Co. is the investment manager for certain of the GS Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of GS Group. GS Group, Goldman, Sachs & Co. and the GS Funds share voting power and investment power with certain of their respective affiliates. Shares deemed to be beneficially owned by the GS Funds consist of: (a) GS Capital Partners 2000, L.P. – 970,536 shares, (b) GS Capital Partners 2000 Offshore, L.P. – 352,656 shares, (c) GS Capital Partners 2000 GmbH & Co. Beteiligungs KG – 40,565 shares, (d) GS Capital Partners 2000 Employee Fund, L.P. – 308,368 shares and (e) Goldman Sachs Direct Investment Fund 2000, L.P. – 42,875 shares. GS Group, Goldman, Sachs & Co. and their affiliates each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the GS Funds, except to the extent of their pecuniary interest therein, if any. The business address of these entities is c/o GS Capital Partners 2000, 85 Broad St., New York, New York 10004.

(3)	Mr. Stern is Chairman of The Cypress Group L.L.C. Mr. Stern may be deemed to share beneficial ownership of the shares shown as beneficially owned by the Cypress Funds, but disclaims beneficial ownership of such shares. Cypress Side-By-Side L.L.C. is a sole member-L.L.C. of which Mr. James A. Stern is the sole member.
(4)	Mr. Cardinale is a Managing Director in Goldman, Sachs & Co.’s Principal Investment Area. Mr. Cardinale disclaims beneficial ownership of any shares held or controlled by these entities or their affiliates, except to the extent of his pecuniary interest therein, if any.
(5)	Does not include the 1,715,000 shares shown on the table with respect to Mr. Cardinale, which represent the same 1,715,000 shares shown with respect to The Goldman Sachs Group, Inc., or the 1,715,000 shares shown on the table with respect to Mr. Stern, which represent the same 1,715,000 shares shown with respect to the Cypress Group L.L.C.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Messrs. Johnson, Cardinale, Convis, Daly, Mullin, Stern, Van Oss and Way are “independent” directors as defined in the listing standards of the Nasdaq Stock Market. Mr. McElya, our Chairman and Chief Executive Officer, and Mr. Hasler, our Vice Chairman and President, North America, are not “independent” directors within such definition.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

The senior credit facilities are provided by a syndicate of banks and other financial institutions led by Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger and joint bookrunner, Lehman Commercial Paper Inc., as syndication agent, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, each as a co-documentation agent.

The senior credit facilities provide senior secured financing consisting of:

•

Term Loan A facility to our Canadian subsidiary, Cooper-Standard Automotive Canada Limited (the “Canadian Borrower”) in Canadian dollars with a maturity in 2010 and a loan balance of approximately U.S. $25.0 million as of December 31, 2008;

•	Term Loan B facility to the Canadian Borrower in U.S. dollars with a maturity in 2011 and a loan balance of $66.4 million as of December 31, 2008;

•	Term Loan C facility to us in U.S. dollars with a maturity in 2011 and a loan balance of $165.8 million as of December 31, 2008;

•

Term Loan D facility to us structured in two tranches with a maturity in 2011, with $190 million borrowed in U.S. dollars with a loan of $184.3 million as of December 31, 2008 and €20.7 million borrowed in Euros; and

•

Term Loan E facility, which combined the previously borrowed €20.7 million Euro tranche of Term D with a new €44.0 million Euros, with a maturity in 2011 with an loan balance of $88.5 million U.S. dollars as of December 31, 2008; and

•

$115 million of revolving credit facilities with a maturity in 2010, $25 million of which is available to the Canadian Borrower in U.S. or Canadian dollars and $35 million of which is available to the Dutch borrower in U.S. dollars or Euro;

In addition, upon the occurrence of certain events, we or the Canadian Borrower may request additional term loan facilities and/or an increase to the existing term loan facilities in an amount not to exceed $150 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financing institutions and certain other conditions.

The Term Loan A, Term Loan B and Term Loan C facilities were entered into on December 23, 2004 in connection with the Acquisition. Cooper-Standard Automotive Inc. is the borrower under the Term Loan C facility and the U.S. dollar denominated revolving credit facility. The Canadian Borrower is borrower under the Term Loan A facility, the Term Loan B facility, and the multicurrency revolving credit facility. The Term Loan A facility and a portion of the multicurrency revolving facility are obligations of the Canadian Borrower in Canadian dollars. The multicurrency revolving credit facility includes $5 million available for letters of credit and the U.S. dollar denominated revolving credit facility includes $40 million available for letters of credit. The U.S. dollar denominated revolving credit facility also provides for $20 million available for borrowings on same-day notice, referred to as the swingline loans. Undrawn amounts under the multicurrency revolving credit facility and the U.S. dollar denominated revolving credit facility are available on a revolving credit basis for general corporate purposes of the applicable borrower and its subsidiaries.

On February 6, 2006, in conjunction with the closing of the FHS acquisition, we entered into an amendment to the senior credit facilities which established a Term Loan D facility, with a notional amount of $215 million. The Term Loan D facility was structured in two tranches, with $190 million borrowed in US dollars and €20.7 million borrowed in Euros.

On July 26, 2007, the Company entered into the Second Amendment to the Credit Agreement (the “Amendment”), among Holdings, the Company, Cooper-Standard Automotive Canada Limited, a corporation organized under the laws of Ontario, Cooper-Standard International Holdings BV, a corporation organized under the laws of the Netherlands, the lenders party thereto, Deutsche Bank Trust Company Americas, as administrative agent, Lehman Commercial Paper Inc., as syndication agent, and Goldman Sachs Credit Partners, L.P., UBS Securities LLC and The Bank of Nova Scotia, as co-documentation agents. The Amendment permits the MAPS acquisition and allows the Company to borrow up to €65,000 through an incremental term loan under the Credit Agreement (as amended) to provide a portion of the funding necessary for the MAPS acquisition and to pay related fees and expenses. The Amendment also expands the dual currency borrowing sub limit under the Revolving Credit Agreement to $35,000 and adds Cooper-Standard International Holdings BV as a permitted borrower under this sub limit. The amendment includes other changes which increase the Company’s financial and operating flexibility, including amended financial covenants, expanded debt and investment baskets, and the ability to include the results of our non-consolidated JVs in the covenant calculations, among other things.

To finance part of the MAPS acquisition the Company borrowed €44,000 under the Amendment discussed above. This borrowing was combined with the Euro tranche of the Term Loan D to create Term Loan E and as of December 31, 2007 had an outstanding balance of €64,091.

Interest Rate and Fees

Borrowings under the senior credit facilities denominated in U.S. dollars bear interest at a rate equal to an applicable margin plus, at our or the Canadian Borrower’s option, as applicable, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas (or another bank of recognized standing reasonably selected by the administrative agent) and (2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings under the senior credit facilities denominated in Canadian dollars bear interest at a rate equal to an applicable margin plus, at the Canadian Borrower’s option, either (a) an adjusted Canadian prime rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG, Canada Branch for commercial loans made in Canada in Canadian dollars and (2) the average rate per annum for Canadian dollar bankers’ acceptances having a term of 30 days that appears on Reuters Screen CDOR Page plus 0.75% or (b) bankers’ acceptances rate determined by reference to the average discount rate on bankers’ acceptances as quoted on Reuters Screen CDOR Page or as quoted by certain Canadian reference lenders.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

Prepayments

The amended senior credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% if our leverage ratio is less than 3.25 to 1.00 and to 0% if our leverage ratio is less than 2.50 to 1.00) of our excess cash flow for each fiscal year beginning with the fiscal year ending December 31, 2008;

•

100% of the net cash proceeds of asset sales in excess of $5 million and casualty and condemnation events, in each case if we do not reinvest those proceeds in assets to be used in our business within 360 days following the date of receipt of the net cash proceeds subject to certain limitations; and

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions.

We may voluntarily repay outstanding loans under the senior credit facilities, other than advances maintained as bankers’ acceptances, at any time without premium or penalty, other than customary “breakage” costs with respect to certain eurocurrency or LIBOR loans.

On December 18, 2008, we entered into an amendment to the senior credit facilities to allow for voluntary prepayment, up to a maximum amount of $150,000,000, of one or more tranches of our term loan debt under the credit agreement at a discount price.

Amortization

The Term Loan A facility amortizes in equal quarterly installments of C$1.538 million for the fiscal quarters in 2005 and 2006, C$2.308 million for the fiscal quarters in 2007 and 2008 and C$3.846 million for the fiscal quarters in 2009 and 2010.

The Term Loan B facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on December 23, 2011.

The Term Loan C facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on December 23, 2011.

The Term Loan D facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first four years and eleven months, with the remaining amount payable on December 23, 2011.

The Term Loan E facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first three years and four months, with the remaining amount payable on December 23, 2011.

Principal amounts outstanding under the revolving credit facilities will be due and payable in full at maturity, six years from the date of the closing of the senior credit facilities.

Guarantee and security

All obligations under the senior credit facilities are unconditionally guaranteed by Cooper-Standard Holdings Inc. and, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries, referred to collectively as U.S. Guarantors. In addition, all obligations of the Canadian Borrower under the senior credit facilities are unconditionally guaranteed by each existing and future direct and indirect wholly-owned Canadian subsidiary of Cooper-Standard Holdings Inc., referred to collectively, as Canadian Guarantors.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all the assets of Cooper-Standard Holdings Inc., us and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•

a pledge of 100% of our capital stock, 100% of the equity interests of each U.S. Guarantor and 65% (or 100% in the case of equity interests securing obligations of the Canadian Borrower under the senior credit facilities) of the equity interests of each of our foreign subsidiaries that are directly owned by us or any one or more of the U.S. Guarantors; and

•	a security interest in substantially all tangible and intangible assets of Cooper-Standard Holdings Inc., us and each U.S. Guarantor.

In addition, the obligations of the Canadian Borrower under the senior credit facilities and Canadian guarantees of such obligations are, subject to certain exceptions, secured by the following:

•	a pledge of the equity interests of each direct and indirect subsidiary of the Canadian Borrower and each Canadian Guarantor; and

•	a security interest in substantially all tangible and intangible assets of the Canadian Borrower and each Canadian Guarantor.

Certain covenants and events of default

The senior credit facilities contain a number of covenants that, among other things, limit or restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell or otherwise dispose of assets;

•	incur additional indebtedness or guarantee obligations or issue preferred stock;

•	prepay or repay other indebtedness (including the Notes);

•	pay dividends and distributions, repurchase our capital stock, or make other restricted payments;

•	create liens;

•	make investments, loans, or advances;

•	make certain acquisitions;

•	engage in mergers, amalgamations, or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the Notes and related documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the senior credit facilities require us to maintain the following financial covenants:

•	a maximum senior secured leverage ratio; and

•	a maximum capital expenditures limitation.

The senior credit facilities also contain certain customary affirmative covenants and events of default, which include non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments, and changes of ownership or control.

DESCRIPTION OF THE NOTES

General

The outstanding 7% Senior Notes due 2012 (the “Senior Notes”) were issued by Cooper-Standard Automotive Inc. (the “Company”) under an Indenture, dated December 23, 2004 (the “Senior Indenture”), among itself, the Guarantors and Wilmington Trust Company, as Trustee (the “Senior Note Trustee”). The 8 3/8% Senior Subordinated Notes (the “Senior Subordinated Notes”) were also issued by the Company under an Indenture, dated December 23, 2004 (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), among itself, the Guarantors and Wilmington Trust Company, as Trustee (the “Subordinated Note Trustee” and, together with the Senior Note Trustee, the “Trustees”). The terms of a series of Notes include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the word “Company” refers only to Cooper-Standard Automotive Inc. and not to any of its subsidiaries. Any reference to a “Noteholder” in this description refers to the holders of the Senior Notes and/or the Senior Subordinated Notes, as applicable.

The following description is only a summary of the material provisions of the Indentures and the Notes. You are urged to read the applicable Indentures and Notes because they, not this description, define your rights as Noteholders. You may request copies of the Indentures and/or the Notes at the Company’s address set forth under the heading “Available Information.”

Brief Description of the Notes

The Senior Notes

The Senior Notes are:

•	unsecured senior obligations of the Company;

•

effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than the Subsidiary Guarantors);

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	senior in right of payment to all existing and future Subordinated Obligations of the Company; and

•	guaranteed on a senior basis by the Guarantors.

The Senior Subordinated Notes

The Senior Subordinated Notes are:

•	unsecured Senior Subordinated Indebtedness of the Company;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes and Obligations under the Credit Agreement;

•	senior in right of payment to any future Subordinated Obligations of the Company;

•	pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company; and

•	guaranteed on a senior subordinated basis by the Guarantors.

Principal, Maturity and Interest

The Senior Notes

On December 23, 2004, the Company issued $200.0 million of Senior Notes. Subject to the Company’s compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” the Company may issue more Senior Notes from time to time under the Senior Indenture (the “Additional Senior Notes”). The Senior Notes and the Additional Senior Notes, if any, will be treated as a single class for all purposes of the Senior Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Senior Indenture and this “Description of the Notes,” references to the Senior Notes include any Additional Senior Notes actually issued. The Senior Notes will mature on December 15, 2012.

Interest on the Senior Notes accrues at the rate of 7% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Notes on the immediately preceding June 1 and December 1.

The Senior Subordinated Notes

On December 23, 2004, the Company issued $350.0 million of Senior Subordinated Notes. Subject to the Company’s compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” the Company may issue more Senior Subordinated Notes from time to time under the Subordinated Indenture (the “Additional Subordinated Notes” and together with the Additional Senior Notes, the “Additional Notes”). The Senior Subordinated Notes and the Additional Subordinated Notes, if any, will be treated as a single class for all purposes of the Subordinated Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Subordinated Indenture and this “Description of the Notes,” references to the Senior Subordinated Notes include any Additional Subordinated Notes actually issued. The Senior Subordinated Notes will mature on December 15, 2014.

Interest on the Senior Subordinated Notes accrues at the rate of 8 3/8% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Subordinated Notes on the immediately preceding June 1 and December 1.

Other Terms

The Company issued the Notes in denominations of $1,000 and any integral multiple of $1,000.

Interest on the Notes accrues from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after December 15, 2008, the Company became entitled at its option to redeem all or a portion of the Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

On and after December 15, 2009, the Company will be entitled at its option to redeem all or a portion of the Senior Subordinated Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holder of record of the Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%

Prior to December 15, 2008, in the case of the Senior Notes, the Company could have, at its option, redeemed all or any portion of the Senior Notes at a redemption price equal to 100% of the principal amount of such Notes plus the applicable premium as of, and any accrued and unpaid interest to, the redemption date (subject to the right of the applicable Noteholder’s on the relevant record date to receive interest due on the relevant interest payment date). No such redemption occurred on or prior to such date. Prior to December 15, 2009, in the case of the Senior Subordinated Notes, the Company may at its option redeem all or any portion of the Senior Subordinated Notes at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and any accrued and unpaid interest to, the redemption date (subject to the right of the applicable Noteholders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each applicable Noteholder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on December 15, 2008, in the case of a Senior Note, and December 15, 2009, in the case of a Senior Subordinated Note (such redemption price being described in the first or second paragraph, respectively, in this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through such date (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 15, 2008, in the case of the Senior Notes, and December 15, 2009, in the case of the Senior Subordinated Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus in the case of clauses (i) and (ii) of this definition, 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes from the redemption date to December 15, 2008, in the case of Senior Notes and comparable to the remaining term of the Senior Subordinated Notes from the redemption date to December 15, 2009, in the case of Senior Subordinated Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 15, 2008 or December 15, 2009, as applicable.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the applicable Trustee after consultation with the Company.

“Reference Treasury Dealer” means Deutsche Bank and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the applicable Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Prior to December 15, 2007, the Company could have at its option on one or more occasions redeemed (i) Senior Notes (which includes Additional Senior Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Senior Notes (which includes Additional Senior Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107%, plus accrued and unpaid interest to the redemption date, and (ii) Senior Subordinated Notes (which include Additional Subordinated Notes, if any) in an aggregate amount not to exceed 35% of the aggregate principal amount of the Senior Subordinated Notes (which includes Additional Subordinated Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date, in each case, with the net cash proceeds from one or more Equity Offerings (provided that, if the Equity Offering was an offering by Parent, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes was contributed to the equity capital of the Company or used to acquire Capital Stock of the Company (other than Disqualified Stock) from the Company); provided, however, that:

(1)	at least 65% of such aggregate principal amount of Notes of the applicable series (which includes Additional Notes of the applicable series, if any) remained outstanding immediately after the occurrence of each such redemption (other than Notes of the applicable series held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurred within 90 days after the date of the related Equity Offering.

No such redemptions occurred on or prior to such date.

Selection and Notice of Redemption

If the Company is redeeming less than all the Notes of any series at any time, the applicable Trustee will select Notes of such series on a pro rata basis to the extent practicable.

The Company will redeem Notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each applicable Noteholder to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new note of the same series in a principal amount equal to the unredeemed portion of the original note in the name of the Noteholder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Guaranties

The Guarantors jointly and severally guarantee the Company’s obligations under the Senior Indenture and the Senior Notes on a senior basis and the Company’s obligations under the Subordinated Indenture and the Senior Subordinated Notes on a senior subordinated basis. The obligations of each Guarantor under its Guaranties are limited as necessary to prevent those Guaranties from constituting a fraudulent conveyance under applicable law.

Each Guarantor that makes a payment under a Guaranty will be entitled, upon payment in full of all guarantied obligations under the applicable Indenture, to a contribution from each other Guarantor guaranteeing the related Notes in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Since Parent is a holding company with no significant operations, Parent Guaranties provide little, if any, additional credit support for the Notes and investors should not rely on the Parent Guaranties in evaluating the investment in the Notes.

If a Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guaranty could be reduced to zero.

Pursuant to each Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;” provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Guarantor, if such other Person is not the Company or a Guarantor, such Guarantor’s obligations under the applicable Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the applicable Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released under an Indenture:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary thereunder;

(2)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Future Guarantors;” or

(3)	if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Defeasance” or if its obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture.

If at any time following the Issue Date, Parent is no longer Guaranteeing any Indebtedness of the Company (other than the applicable series of Notes) or any of the Restricted Subsidiaries, the applicable Parent Guaranty will be released upon presentation to the applicable Trustee of an Officers’ Certificate to the effect that no such Guarantees exist or are contemplated at such time. If Parent thereafter shall enter into any Guarantee of any Indebtedness of the Company or any of its Restricted Subsidiaries, Parent shall execute and deliver to the applicable Trustee, at the same time such other Guarantee is provided, a Guaranty Agreement pursuant to which Parent will Guarantee payment of the applicable series of Notes on the same terms and conditions as those set forth in the applicable Indenture. In addition, if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Defeasance” under an Indenture or if its obligations thereunder are discharged in accordance with the terms thereof, the applicable Parent Guarantee will be released.

Ranking

Senior Notes

The indebtedness evidenced by the Senior Notes (a) is unsecured senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of the Company. The Senior Notes are also effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than the Subsidiary Guarantors).

Each Guaranty in respect of Senior Notes is unsecured senior Indebtedness of the applicable Guarantor, ranks pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of such Guarantor. Such Guaranty is also effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of each Subsidiary (other than the Subsidiary Guarantors).

Senior Subordinated Notes

The Indebtedness evidenced by the Senior Subordinated Notes is unsecured Senior Subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full in cash or Temporary Cash Investments when due of all existing and future Senior Indebtedness of the Company, including the Company’s Obligations under the Senior Notes and the Credit Agreement, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Subordinated Notes) of the Company. The Senior Subordinated Notes are also effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than the Subsidiary Guarantors).

Each Guaranty in respect of Senior Subordinated Notes (a) is unsecured Senior Subordinated Indebtedness of the applicable Guarantor, (b) is subordinated in right of payment, as set forth in the Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Guarantor’s obligations under its Guaranty of the Senior Notes and such Guarantor’s guarantee Obligations in respect of the Credit Agreement, (c) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor and (d) is senior in right of payment to all existing and future Subordinated Obligations of such Guarantor. Each Guaranty is also effectively subordinated to any secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of each Subsidiary (other than the Subsidiary Guarantors).

However, the Subordinated Indenture provides that payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Subordinated Indenture described under “—Defeasance” below, and did not violate the subordination provisions of the Subordinated Indenture at the time such deposit was made.

Each Series of Notes

A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable Notes. Currently, only the Company’s U.S. Subsidiaries are Subsidiary Guarantors. The Notes of each series, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than the Subsidiary Guarantors with respect to the applicable series of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guaranties of each series of Notes. Such Subsidiary Guaranty, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although each Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

As of December 31, 2008, (i) the Senior Notes were (a) effectively subordinated to $621 million of secured Indebtedness and (b) senior in right of payment to approximately $323.4 million of subordinated Indebtedness and (ii) the Senior Subordinated Notes were subordinated to approximately $821 million of Senior Indebtedness. In addition, as of December 31, 2008, the Company had an additional $115 million of unused capacity under its Credit Agreement, all of which would have been effectively senior to the Senior Notes and senior to the Senior Subordinated Notes. As of December 31, 2008, on an actual basis, the Company’s Subsidiaries that are not Subsidiary Guarantors had approximately $52 million of indebtedness (excluding indebtedness of the Company’s Canadian subsidiary included in the senior secured indebtedness), excluding intercompany obligations, plus other liabilities, including trade payables, that would have been structurally senior to the notes.

Payment of Senior Subordinated Notes

The payment of Obligations on, or relating to, the Senior Subordinated Notes is subordinated to the prior payment in full in cash or Temporary Cash Investments of all Senior Indebtedness of the Company, including any Senior Indebtedness Incurred after the Issue Date.

The Company is not permitted to pay Obligations on, or relating to, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “—Defeasance” below with respect to the Senior Subordinated Notes and may not purchase, redeem or otherwise retire or acquire for cash or property any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) if: any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due (a “Payment Default”) unless the Payment Default has been cured or waived. Regardless of the foregoing, the Company is permitted to make the applicable payment in respect of the Senior Subordinated Notes if the Company and the Subordinated Note Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Senior Subordinated Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Subordinated Note Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice; or

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing.

Notwithstanding the provisions described in the preceding paragraph (but subject to the subordination provisions in the immediately succeeding paragraph), unless the holders of any Designated Senior Indebtedness or the Representative of any Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Company is permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of non-Payment Defaults with respect to Designated Senior Indebtedness of the Company during such period. For purposes of this paragraph, no non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution, reorganization, bankruptcy or insolvency of or similar proceeding relating to the Company or its property:

(1)	the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Senior Subordinated Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Senior Subordinated Notes;

(2)	until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3)	if a payment or distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Subordinated Indenture upon the failure of the Company to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Subordinated Note Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein.

A Guarantor’s obligations under its Guaranty related to the Senior Subordinated Notes, are senior subordinated obligations. As such, the rights of holders of Senior Subordinated Notes to receive payment by a Guarantor pursuant to its Guaranty related to the Senior Subordinated Notes are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s Obligations under the Senior Subordinated Notes apply equally to a Guarantor and the Obligations of such Guarantor under its Guaranty related to the Senior Subordinated Notes.

By reason of the subordination provisions contained in the Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Indebtedness of the Company, or a Guarantor, as the case may be, may recover more, ratably, than the holders of Senior Subordinated Notes.

The terms of the subordination provisions described above do not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Subordinated Note Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “—Defeasance,” so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under “—Defeasance” below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

Change of Control

Under each Indenture, upon the occurrence of any of the following events (each a “Change of Control”), unless the Company has exercised its right to redeem all of the outstanding Notes of the applicable series as described under “—Optional Redemption,” each holder of Notes of the applicable series shall have the right to require that the Company repurchase such Noteholder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the applicable Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company or of Parent;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, the Company will mail a notice to each applicable Noteholder with a copy to each applicable Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Noteholder has the right to require the Company to purchase such Noteholder’s Notes that will remain outstanding after giving effect to any redemption of Notes that the Company has elected to make as described under “—Optional Redemption” at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of applicable Noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Noteholder must follow in order to have its Notes of the applicable series purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes of the applicable series validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent or the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations among Parent, the Company and the Initial Purchasers. Neither Parent nor the Company have any present intention to engage in a transaction involving a Change of Control, although it is possible that Parent and the Company could decide to do so in the future. Subject to the limitations discussed below, Parent or the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under either Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the applicable series of Notes then outstanding. Except for the limitations contained in such covenants, however, neither Indenture contains any covenants or provisions that may afford the holders of Notes issued thereunder protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder.

The Senior Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company may seek the consent of its lenders to purchase the Senior Notes or may attempt to refinance the borrowings that contain such prohibition. If such a consent is not obtained or borrowings repaid, the Company will remain prohibited from purchasing the Senior Notes. In such case, the Company’s failure to offer to purchase the Senior Notes after any applicable notice and lapse of time would constitute a Default under the Senior Indenture, which would, in turn, constitute a default under the Credit Agreement.

The Subordinated Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited by the terms of any Senior Indebtedness from purchasing Senior Subordinated Notes, then prior to the mailing of the notice to holders of Senior Subordinated Notes but in any event within 30 days following any Change of Control, the Company undertakes to (1) repay in full all Obligations, and terminate all commitments, under the Credit Facilities and all other Senior Indebtedness, the terms of which require repayment and/or termination of commitments upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Credit Facilities and all other such Senior Indebtedness and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Senior Subordinated Notes. If such a consent is not obtained or borrowings repaid, the Company will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Company’s failure to comply with the foregoing undertakings, after appropriate notice and lapse of time would result in a Default under the Subordinated Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Subordinated Indenture would likely restrict payment to the holders of Senior Subordinated Notes.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by Noteholders of their right to require the Company to repurchase its Notes of either series could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Noteholder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under each Indenture relative to the Company’s obligation to make an offer to repurchase the applicable Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes of the applicable series.

Certain Covenants

Each of the Indentures contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and any Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $575.0 million less the sum of (i) all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (ii) the aggregate principal amount of Indebtedness under Permitted Securitizations and (y) the sum of (i) 85% of (A) the consolidated book value of the accounts receivable of the Company and the Restricted Subsidiaries less (B) the aggregate principal amount of Indebtedness under Permitted Securitizations with respect to any SPE Subsidiary that is a consolidated entity in accordance with GAAP and (ii) 60% of the consolidated book value of the inventories of the Company and the Restricted Subsidiaries;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee thereon, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the applicable Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee thereon, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty related to such series of Notes;

(3)	the Senior Notes, the Senior Subordinated Notes and the Exchange Notes (other than any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (a) the Consolidated Coverage Ratio would not be less than immediately prior to such transactions or (b) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) under “—Limitation on Indebtedness” or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)	Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes) (1) consists of Interest Rate Agreements (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(8)	the Incurrence of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or other similar obligations, in each case in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the applicable Indenture;

(11)	Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and Refinancing Indebtedness in respect thereof in an aggregate principal amount which, when added together with the amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (11), does not exceed 5% of Consolidated Net Tangible Assets;

(12)	Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million;

(13)	Permitted Securitizations; and

(14)	Indebtedness of the Company or of any of the Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $40.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (1) any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the applicable series of Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations or (2) under the Subordinated Indenture only, any Senior Subordinated Indebtedness (other than the Senior Subordinated Notes) unless such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to both series of Notes, as applicable.

(d) For purposes of determining compliance with this covenant:

(1)	any Indebtedness outstanding under the Credit Agreement on the date of the Indentures after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (b) above, the Company may after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (b); and

(4)	Indebtedness Incurred under clauses (11), (12) or (14) of paragraph (b) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph (a) of this covenant if at any date after such Indebtedness is Incurred; such Indebtedness could have been Incurred under paragraph (a) of this covenant, but only to the extent such Indebtedness could have been so Incurred;

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. If Refinancing Indebtedness is Incurred to refinance Indebtedness that is denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; except to the extent that such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering (Subordinated Indenture Only)

The Subordinated Indenture provides that, notwithstanding anything to the contrary, the Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness (other than intercompany indebtedness) that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor’s Subsidiary Guaranty of the Senior Subordinated Notes, or is subordinated in right of payment to such Subsidiary Guaranty. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Liens (Senior Indenture Only)

The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Senior Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guaranty of the Senior Notes of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guaranty will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it related or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Liens (Subordinated Indenture Only)

The Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor’s Subsidiary Guaranty thereof (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Notes or, in respect of Liens or any Restricted Subsidiary’s property or assets, any Subsidiary Guaranty of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Subsidiary Guaranty will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (except as specifically excluded in paragraph (b) of this covenant) would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2005 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	the sum of (x) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock or Excluded Contributions) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), (y) 100% of the Fair Market Value of property constituting Additional Assets or Temporary Cash Investments received (including by way of merger) by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for, or as a capital contribution in respect of, Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company); provided that if the Fair Market Value of any Additional Assets exceeds $25.0 million such Fair Market Value shall be confirmed by an Independent Qualified Party and (z) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (i) 100% of the cash and Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary from repurchases, repayments or redemptions of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person, and (ii) to the extent such Person is an Unrestricted Subsidiary, the Fair Market Value of the Company’s and its Restricted Subsidiaries’ Investment in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; or is merged into or consolidated or amalgamated with or into, or transfers or conveys its assets to, the Company or a Restricted Subsidiary of the Company;

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness” and, solely in the Subordinated Indenture, the covenant described under “—Limitation on Layering (Subordinated Indenture Only);” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)	(x) the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors, former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of (i) agreements (including employment agreements) or (ii) plans (or amendments thereto) approved by the Board of Directors of the Company, in each case, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock and (y) dividends to Parent to be used by Parent to execute the transactions described in clause (x); provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed the sum of (A) $3.0 million in any fiscal year, provided that any amount not so used in any fiscal year may be used in the next fiscal year and that the aggregate amount used pursuant to this clause (A) shall not exceed $15.0 million, (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants, former consultants or directors of the Company and its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above) and (C) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale and pursuant to this clause (4) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; provided further, however, that notwithstanding anything to the contrary, the amount of such Restricted Payments made to James McElya may be up to $5.0 million both in any single fiscal year and in the aggregate;

(5)	the declaration and payments of dividends on Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments to the extent they are deducted in calculating Consolidated Net Income;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (with respect to each series of Notes) of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the applicable Indenture) has made a Change of Control Offer with respect to the applicable Notes as a result of such Change of Control and has repurchased all such Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, each Indenture shall provide that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)	payments of intercompany Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on Indebtedness;” provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)	dividends or distributions to Parent (x) to be used by Parent solely to pay its fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent in the ordinary course of its business; and (y) in amounts equal to amounts required by Parent to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Subsidiary Guarantors and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under “—Limitation on Indebtedness;” provided that such dividends shall be excluded in the calculation of the amount of Restricted Payments to the extent deducted in calculating Consolidated Net Income;

(11)	dividends, distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and the Restricted Subsidiaries; provided, however, that such dividends pursuant to this clause (11) are used by Parent for such purposes within 10 days of the receipt of such dividends; provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments to the extent not deducted in calculating Consolidated Net Income;

(12)	without duplication as to amounts distributable with respect to taxes under clause (11) above, in the event Parent or the Company becomes a pass-through or disregarded entity for U.S. federal income tax purposes, Tax Distributions to members of Parent or the Company, as applicable, in an amount, with respect to any period after the last day of the fiscal quarter preceding the issuance of the Notes in 2004, not to exceed the Tax Amount for such period;

(13)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to Parent to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent the payment of such fees and expenses are permitted by the covenant described under “—Limitation on Affiliate Transactions;” provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments to the extent deducted in calculating Consolidated Net Income;

(14)	the payment of dividends or distributions on the Company’s common equity of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to equity capital of the Company by Parent from any public Equity Offering; provided, however, that such dividends or distributions shall be included in the calculation of Restricted Payments; provided, further, however, that at the time of payment of such dividends or distribution, no Default shall have occurred and be continuing (or result therefrom);

(15)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiaries; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(16)	Investments that are made with Excluded Contributions; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(17)	so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (17) since the Issue Date not to exceed $20 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than those made in cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (directly or indirectly) to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (b) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c):

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable on the whole to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness permitted to be Incurred under the applicable Indenture, or any agreement pursuant to which such Indebtedness was issued;

(F)	restrictions or conditions governing any Indebtedness incurred in connection with Permitted Securitizations that were permitted under clause (13) of paragraph (b) of the covenant described under “—Limitation on Indebtedness” if such restrictions or conditions apply only to the Receivables and the Related Assets that are the subject of the Permitted Securitization, and restrictions or conditions imposed on any SPE Subsidiary in connection with any Permitted Securitization;

(G)	provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(H)	restrictions on cash, Temporary Cash Investment or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(I)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(J)	any restriction arising under applicable law, regulation or order; and

(K)	any encumbrance or restriction existing under or by reason of the Credit Facilities;

(2)	with respect to clause (c) only:

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C)	non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business; and

(D)	encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary, provided such encumbrances were not put in place in anticipation of such acquisition; and

(3)	any encumbrances or restrictions of the type referred to in clause (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in paragraphs (1) and (2) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (other than with respect to the Credit Facilities) are, in the good faith judgment of the Company, no more restrictive on the whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (in one or more related transactions), unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)	to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness under the Credit Facilities in the case of the Senior Indenture, or Senior Indebtedness in the case of the Subordinated Indenture, in each case of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent the Company elects to make an offer to the applicable Noteholders (and (x) under the Senior Indenture, to holders of pari passu Indebtedness of the Company, or (y) under the Subordinated Indenture, to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes of the applicable series (and (x) under the Senior Indenture, to holders of other Senior Indebtedness of the Company designated by the Company, or (y) under the Subordinated Indenture, to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) within one year from the later of the date of such Asset Disposition or receipt of such Net Available Cash pursuant to and subject to the conditions contained in the applicable Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first paragraph of this covenant within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, shall be used for the purpose contemplated in clause (a)(3)(C) of such paragraph. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not otherwise applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	Temporary Cash Investments;

(2)	the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness other than, in each case, Indebtedness constituting Subordinated Obligations, in connection with such Asset Disposition;

(3)	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion within 90 days of the receipt of such securities; and

(4)	any Additional Assets (so long as such Additional Assets are acquired for Fair Market Value in connection with the transaction giving rise to such Asset Disposition; provided, however, that the determination of Fair Market Value must be based on an opinion or appraisal issued by an Independent Qualified Party if such Fair Market Value exceeds $25.0 million), which Additional Assets shall be deemed to have been acquired pursuant to clause (3) (B) of the first paragraph of this covenant in connection with such Asset Disposition.

(b) Under the Senior Indenture, in the event of an Asset Disposition that requires the purchase of Senior Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Senior Notes tendered pursuant to an offer by the Company for the Senior Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Senior Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Senior Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

Under the Subordinated Indenture, in the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Senior Subordinated Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Subordinated Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Senior Subordinated Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Senior Subordinated Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $1.0 million, either directly or indirectly, unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, taken as a whole, than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and

(3)	if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)	any payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefit plans, stock options and stock ownership plans in the ordinary course of business or consistent with past practice;

(3)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees to, and indemnity provided on behalf of, directors, officers, employees and consultants of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	payment to Cypress Group L.L.C. and GS Capital Partners 2000, L.P. and any of their respective Affiliates of (x) monitoring or management, consulting, advisory or similar fees in an aggregate amount not to exceed $4.0 million in any fiscal year (plus reasonable out-of-pocket expenses incurred in connection therewith) and (y) fees in respect of financial advisory, financing, underwriting or placement services or in respect of other investment banking activities with respect to any completed transaction, including any acquisitions or divestitures, which payments do not exceed 1.5% of the value of such completed transaction (including, without limitation, fees paid in connection with the 2004 Transactions) and have been approved as evidenced by a resolution of the Board of Directors of the Company;

(7)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and the granting and performance of registration rights;

(8)	pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; and

(9)	any agreement as in effect on the Issue Date and described in the offering memorandum, dated December 16, 2004 relating to the notes, or any renewals or extensions of any such agreement (so long as such renewals or extensions, taken as a whole, are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the applicable Trustee, in form satisfactory to the applicable Trustee, all the obligations of the Company under the applicable Notes and the applicable Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (b) the Consolidated Coverage Ratio for the Successor Company would not be less than immediately prior to such transaction; and

(4)	the Company shall have delivered to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

provided, however, that clauses (2) and (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company or the Successor Company (if not the Company) is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the applicable Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the applicable Trustee, all the obligations of such Subsidiary, if any, under its applicable Subsidiary Guaranty and the applicable Indenture;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

(c) Pursuant to each Indenture, so long as the applicable Parent Guaranty is in effect, Parent will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the applicable Parent Guaranty; and

(2)	the Company delivers to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary that Guarantees the Credit Facilities, to at the same time, execute and deliver to the applicable Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the applicable series of Notes on the same terms and conditions as those set forth in the applicable Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustees and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing, in all material respects, all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. Notwithstanding the foregoing, the Company may satisfy such requirements by filing with the SEC the registration statement of which this prospectus is a part or a shelf registration statement covering resales of the outstanding notes, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustees and Noteholders with such registration statement (and any amendments thereto) promptly following the filing thereof.

In addition, in the event that:

(a) the rules and regulations of the SEC permit a parent entity to report at such parent entity’s level on a consolidated basis and

(b) such parent entity is not engaged in any business in any material respect other than incidental to its ownership of the capital stock of the Company,

such consolidated reporting by such parent entity in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Noteholders and to prospective investors, upon the requests of such Noteholders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

The following events are defined in each Indenture as an Event of Default with respect to the applicable series of Notes:

(1)	a default in the payment of interest on the Notes of such series when due, continued for 30 days;

(2)	a default in the payment of principal of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company or Parent to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes validly tendered) or under “—Certain Covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes validly tendered), “—Limitation on Affiliate Transactions,” “—Limitation on Line of Business,” “—Future Guarantors,” or “—SEC Reports;”

(5)	the failure by the Company or any Significant Subsidiary to comply for 60 days after notice with its other agreements contained in the applicable Indenture;

(6)	Indebtedness of the Company, any Significant Subsidiary (other than Indebtedness owing to the Company or any Restricted Subsidiary) is not paid within any applicable grace period after its final stated maturity or is accelerated, or in the case of a Permitted Securitization, terminated (except voluntary termination), by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated, or terminated in the case of a Permitted Securitization, exceeds $17.5 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of Parent (so long as the Parent Guaranty is in effect), the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $17.5 million (net of any amounts that are covered by insurance or bonded, treating any deductibles, self-insurance or retention as not so covered) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(9)	the Parent Guaranty or any Subsidiary Guaranty of any Significant Subsidiary with respect to the applicable Notes ceases to be in full force and effect (other than in accordance with the terms of such Parent Guaranty or Subsidiary Guaranty) or Parent or a Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guaranty or its Subsidiary Guaranty.

However, with respect to either Indenture, as the case may be, a Default under clauses (4) and (5) will not constitute an Event of Default thereunder until the applicable Trustee or the holders of 25% in principal amount of the outstanding Notes of the applicable series notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount of the outstanding Notes of the applicable series may declare the principal of and accrued but unpaid interest on all the applicable Notes to be due and payable by notice in writing to the Company and (if applicable) the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”). Upon proper delivery of such Acceleration Notice, such principal and interest shall be due and payable immediately; provided, however, that so long as any Designated Senior Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the receipt by the Company and the Representative of the Designated Senior Indebtedness of such Acceleration Notice and (2) the day on which any Designated Senior Indebtedness is accelerated. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustees or any Noteholders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders of the applicable Notes unless such holders have offered to the applicable Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Notes of a series may pursue any remedy with respect to the applicable Indenture or such Notes unless:

(1)	such Noteholder has previously given the applicable Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding applicable Notes have requested the applicable Trustee to pursue the remedy;

(3)	such Noteholders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the applicable Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding applicable Notes have not given the applicable Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on the applicable Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the applicable Trustee determines is unduly prejudicial to the rights of any other Noteholder or that would involve the applicable Trustee in personal liability.

If a Default occurs, is continuing and is known to the applicable Trustee, the applicable Trustee must mail to each applicable Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any related Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the applicable Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes issued thereunder and then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes issued thereunder and then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes). However, without the consent of each holder of an outstanding applicable Note affected thereby, an amendment or waiver may not (with respect to any applicable Notes held by a non-consenting applicable Noteholder), among other things:

(1)	reduce the amount of such Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any such Note;

(3)	reduce the principal of or change the Stated Maturity of any such Note;

(4)	reduce the amount payable upon the redemption of any such Note or change the time at which any such Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any applicable Noteholder to receive payment of principal of and interest on such Noteholder’s Notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Noteholder’s Notes of such series;

(7)	make any change in the amendment provisions which require each applicable Noteholder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any such Note that would adversely affect the applicable Noteholders; or

(9)	make any change in, or release other than in accordance with the applicable Indenture, any related Subsidiary Guaranty of a Significant Subsidiary that would adversely affect the applicable Noteholders.

Notwithstanding the preceding, the Company, the Guarantors and the applicable Trustee may amend each Indenture without the consent of any Noteholder:

(1)	to cure any ambiguity, omission, defect, mistake or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of Parent, the Company, or any Subsidiary Guarantor under such Indenture;

(3)	to provide for uncertificated Notes of the applicable series in addition to or in place of certificated Notes of the applicable series (provided that the uncertificated Notes of the applicable series are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes of the applicable series are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the applicable Notes, including any Subsidiary Guaranties, or to secure the applicable Notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the applicable Noteholders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any applicable Noteholder;

(7)	to comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act; or

(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of the applicable Notes; provided, however, that (a) compliance with such Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of the applicable Noteholders to transfer the applicable Notes.

However, no amendment to or waiver of the subordination provisions of the Subordinated Indenture (or the component definitions used therein) may be made without the consent of the holders of Senior Indebtedness of the Company and the Guarantors (or their Representative).

The consent of the applicable Noteholders is not necessary under an Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, the Company is required to mail to the applicable Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all applicable Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of an Indenture or the Notes unless such consideration is offered to all applicable Noteholders and is paid to all applicable Noteholders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge

When the Company (1) delivers to the applicable Trustee all outstanding applicable Notes for cancellation or (2) all outstanding applicable Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), the Company irrevocably deposits with the applicable Trustee funds sufficient to pay at maturity or upon redemption all outstanding applicable Notes, including interest thereon to maturity or such redemption date, and if in either case the Company pays all other sums payable under the applicable Indenture by it, then the applicable Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

Each Indenture provides that at any time, the Company may terminate all of its obligations under the applicable Notes and the applicable Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the applicable Notes, to replace mutilated, destroyed, lost or stolen Notes of the applicable series and to maintain a registrar and paying agent in respect of such Notes.

In addition, under each Indenture, at any time the Company may terminate its obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Parent and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option under an Indenture, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option under an Indenture, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Parent and Significant Subsidiaries) (8) or (9) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If the Company exercises its legal defeasance option or its covenant defeasance option under an Indenture, each Guarantor will be released from all of its obligations with respect to the related Guaranty.

In order to exercise either of the Company’s defeasance options, it must irrevocably deposit in trust (the “defeasance trust”) with the applicable Trustee money or U.S. Government Obligations for the payment of principal and interest on the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that applicable Noteholders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under each of the Indentures and has been appointed as registrar and paying agent with regard to the Notes.

Each Indenture contains certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any applicable Noteholder, unless such Noteholder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the applicable Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, any Guaranty or Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“2004 Transactions” means the Acquisition, the entering into and initial funding under the Credit Agreement, the issuance of the Notes and each other transaction incident thereto.

“Acquisition” means the purchase by Parent of the Company and certain other subsidiaries of Cooper Tire & Rubber Company and Cooper Tyre & Rubber Company UK Limited. “Additional Assets” means:

(1)	any property, plant or equipment used in a Related Business, including improvements, through capital expenditures or otherwise, relating thereto (whether previously owned or acquired at the time such improvements are being made);

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Additional Notes” means any Additional Senior Notes and any Additional Subordinated Notes, as applicable.

“Additional Senior Notes” means any Senior Notes issued after the Issue Date.

“Additional Subordinated Notes” means any Senior Subordinated Notes issued after the Issue Date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation;”

(C)	any disposition that constitutes a Change of Control;

(D)	a disposition of assets with a Fair Market Value of less than $2.0 million;

(E)	a disposition of cash or Temporary Cash Investments;

(F)	sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus assets in the ordinary course of business (including equipment and intellectual property);

(G)	sales, transfers and other dispositions of Receivables and Related Assets (as defined in the definition of “Permitted Securitization”) pursuant to Permitted Securitizations;

(H)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(I)	any sale, transfer or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.)

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Senior Subordinated Notes, compounded annually); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to, or in respect of, the Credit Agreement.

“Board of Directors” with respect to a Person means the Board of Directors of such Person (or, if such Person is (i) a limited liability company, the manager of such company and (ii) a partnership, the board of directors or other governing body of the general partner of such Person) or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the city in which the headquarters of the Company are located.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment or acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

If any Indebtedness has been incurred under a revolving credit facility or revolving advances with respect to any Permitted Securitization and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries included in the Company’s consolidated income statement in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	Capitalized Interest;

(4)	non-cash interest expense;

(5)	to the extent included in the calculation of net income under GAAP, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	to the extent included in the calculation of net income under GAAP, net payments pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor, in each case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of any Indebtedness of any Person other than the Company or any Restricted Subsidiary;

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Subsidiary Guarantor) in connection with Indebtedness Incurred by such plan or trust; and

(11)	commissions, discounts, yield and other fees and charges incurred in connection with Permitted Securitizations during such period which are payable to any Person other than the Company or a Subsidiary Guarantor and that are comparable to or in the nature of interest under any Permitted Securitization, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a “true sale” (other than any one time financing fees paid upon entering into any Permitted Securitization);

and less, (1) to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the 2004 Transactions and (B) the amortization during such period of other capitalized financing costs as determined in good faith by the chief financial officer of the Company and (2) interest income for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income (or loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (5) below,(i) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person (or to the extent promptly converted into cash) during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (ii) any dividend, distribution or other payments in respect of Capital Stock paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (i) (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or any Restricted Subsidiary;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in any transaction accounted for in a manner similar to a pooling of interests for any period prior to the date of such acquisition;

(3)	solely for the purpose of calculating the amount available for Restricted Payments under clause (a)(3) of “—Certain Covenants—Limitation on Restricted Payments,” any net income of any Restricted Subsidiary if such Restricted Subsidiary is not a Subsidiary Guarantor and is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions in respect of its Capital Stock by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Company from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by the chief financial officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise (without duplication from clause (1))); provided that, subject to the exclusion contained in clause (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Subsidiary Guarantor as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (3));

(4)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period except to the extent such loss has been funded with cash from the Company or any Subsidiary Guarantor;

(5)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(6)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge, including, without limitation, any severance expense, restructuring charges, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges and related to the 2004 Transactions;

(7)	the cumulative effect of a change in accounting principles;

(8)	any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141;

(9)	any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

(10)	any one-time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the 2004 Transactions or any acquisition that is consummated prior to or after the Issue Date; and

(11)	accruals and reserves that are established within twelve months after the Acquisition’s closing date and that are so required to be established as a result of the 2004 Transactions in accordance with GAAP;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Tangible Assets” as of any date of determination, means the Total Assets of the Company and the Restricted Subsidiaries after giving effect to purchase accounting and after deducting therefrom the consolidated current liabilities of the Company and the Restricted Subsidiaries and, to the extent otherwise included, the amounts of:

(1)	minority interests in Restricted Subsidiaries held by Persons other than the Company of a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of business acquired, as determined in good faith by the Board of Directors;

(3)	any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in the consolidated current liabilities of the Company and the Restricted Subsidiaries; and

(7)	Investments in Unrestricted Subsidiaries.

“Consolidated Senior Secured Debt” for the purposes of the Senior Indenture, means, at any time, as determined at such time, without duplication, the sum of (1) the aggregate principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien on the assets of the Company or any Restricted Subsidiary other than Indebtedness of any Foreign Subsidiary permitted to be incurred under clause (11) under “—Certain Covenants—Limitation on Indebtedness” and (2) the aggregate principal amount of any Permitted Securitizations.

“Consolidated Senior Secured Leverage Ratio” for the purposes of the Senior Indenture means as of any date, the ratio of Consolidated Senior Secured Debt on such date to EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available (the “Four Quarter Period”) prior to the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio. In addition to and not in limitation of the foregoing, for the purposes of this definition, “Consolidated Senior Secured Debt” shall be calculated after giving pro forma effect to any Incurrence of Indebtedness on the applicable Transaction Date and the use of proceeds therefrom, and:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio is an Incurrence of Indebtedness, or both, EBITDA for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such Four Quarter Period (including by the sale of Capital Stock of any Restricted Subsidiary whereby the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio, EBITDA for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such Four Quarter Period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such Four Quarter Period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such Four Quarter Period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such Four Quarter Period;

(4)	if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment or acquisition of assets occurring in connection with a transaction requiring a calculation of the Consolidated Senior Secured Leverage Ratio to be made hereunder, EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such Four Quarter Period; and

(5)	if since the beginning of such Four Quarter Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, EBITDA for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income, earnings or EBITDA relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Credit Agreement” means the senior debt facilities under the Credit Agreement to be entered into by and among, Parent, the Company, certain of its Subsidiaries, the lenders referred to therein, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., The Bank of Nova Scotia and UBS Securities LLC, each as Co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit, bank guaranties or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Indebtedness,” as defined in the Subordinated Indenture, with respect to a Person means:

(1)	the Bank Indebtedness; and

(2)	any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Subordinated Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is redeemable or must be purchased upon the occurrence of certain events or otherwise at the option of the holder, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the applicable Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” (each defined in a substantially similar manner to the corresponding definitions in the applicable Indenture) occurring prior to the first anniversary of the Stated Maturity of the applicable Notes shall not constitute Disqualified Stock if any such requirement only becomes operative after compliance with such terms applicable to such Notes, including the purchase of any such Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the applicable Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income and otherwise without duplication:

(1)	all tax expense of the Company and its consolidated Restricted Subsidiaries for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes (including state franchise taxes), of such Person and its Restricted Subsidiaries or, if applicable, the Tax Amount, for such period;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);

(5)	any non-recurring fees, cash charges and other cash expenses made or incurred by the Company and its consolidated Restricted Subsidiaries in connection with the 2004 Transactions that are paid or otherwise accounted for within 90 days of the Issue Date in an aggregate amount not to exceed $55.0 million; and

(6)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness and Hedging Obligations.

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (x) a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (y) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Company from such Foreign Subsidiary (as determined in good faith by the chief financial officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of “Consolidated Net Income,” such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (y).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or Parent, as applicable (other than Disqualified Stock), other than public offerings with respect to Parent’s, the Company’s or such direct or indirect parent company’s common stock registered on Form S-8 and any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to an Indenture in exchange for, and in an aggregate principal amount equal to, the Notes or Additional Notes issued thereunder, in compliance with the terms of a registration rights agreement, or any similar agreement or otherwise.

“Excluded Contributions” means the Net Cash Proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company and (i) in the event of transactions involving a Fair Market Value of more than $5.0 million, set forth in an Officer’s Certificate, and (ii) in the event of transactions involving a Fair Market Value of more than $10.0 million, as determined by the Board of Directors of the Company (unless otherwise provided in the Indenture).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means Parent and the Subsidiary Guarantors.

“Guaranty” means the Parent Guaranty and the Subsidiary Guaranties.

“Guaranty Agreement” means a supplemental indenture entered into after the Issue Date, in a form satisfactory to the applicable Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the applicable Notes on the terms provided for in the applicable Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, assume, Guarantee, incur, acquire or otherwise become liable (contingently or otherwise) for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	the balance of deferred and unpaid purchase price of property or services, of such Person and all obligations of such Person under any title retention agreement (but, in each case, excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business); provided that any Indebtedness Incurred to pay or otherwise discharge such obligations shall constitute Indebtedness;

(4)	the principal component of all obligations of such Person in respect of any letter of credit, bankers’ acceptance or similar credit transaction (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person that is not a Subsidiary Guarantor, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8)	all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets at such date of determination and the amount of the obligation so secured; and

(9)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount of any Permitted Securitization.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or similar obligations; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

Notwithstanding the foregoing, for purposes of the definitions of “Obligations” and “Senior Indebtedness” as used herein (and only such definitions), the term “Indebtedness” shall include (i) all obligations of such Person in respect of any letter of credit, bankers’ acceptance or similar credit transaction (including reimbursement obligations and fees with respect thereto), (ii) all Hedging Obligations of such Person and (iii) all obligations of such Person pursuant to any Commodities Agreement.

“Indentures” means the Senior Indenture and the Subordinated Indenture, unless the context otherwise requires.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” means Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Senior Subordinated Notes.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate collar agreement, interest rate hedge agreement, interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments:”

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means the first date on which the Notes are originally issued.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease, in and of itself, be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Noteholder” means the Person in whose name a Note is registered on the applicable Registrar’s books.

“Notes” means the Senior Notes and Senior Subordinated Notes, unless the context otherwise requires.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness (including interest and fees accruing on or after the filing of any petition with respect to any bankruptcy, insolvency or reorganization of any obligor at the rate provided for in the documentation with respect thereto, whether or not a claim for post-filing interest and fees is allowed under applicable law).

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Cooper-Standard Holdings Inc. All references to Parent shall include, unless the context requires otherwise, any entity that directly or indirectly owns all of the Company’s Voting Stock.

“Parent Guaranty” means the Guarantee by Cooper-Standard Holdings Inc. of the Company’s obligations with respect to a series of Notes, including any Guarantee entered into after the Issue Date.

“Permitted Holders” means The Cypress Group L.L.C. and GS Capital Partners 2000, L.P. and their respective Affiliates as of the Issue Date that are neither operating companies nor subsidiaries of operating companies.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to, and recorded as accounts receivable on the balance sheet of, the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, not to exceed $5.0 million in the aggregate at any one time outstanding;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9)	Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13)	Investments the payment for which consists of Capital Stock of the Company (other than Disqualified Stock) or any direct or indirect parent company of the Company, as applicable; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under clause (a)(3) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments;”

(14)	an SPE Subsidiary or an Investment by an SPE Subsidiary in any other Person as required by or in connection with Permitted Securitization;

(15)	any Permitted Joint Venture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (15), not to exceed 5% of Consolidated Net Tangible Assets;

(16)	Investments existing on the Issue Date; and

(17)	additional Investments by the Company or any of its Restricted Subsidiaries (including, but not limited to, Permitted Joint Ventures) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (17), not to exceed $10.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any joint venture in which the Company or any Subsidiary holds an equity interest and that is engaged in a Related Business.

“Permitted Junior Securities” shall mean debt or equity securities of the Company or Parent or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or the Company or Parent, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company or Parent, as applicable, at least to the same extent that the Senior Subordinated Notes are subordinated to the payment of all Senior Indebtedness of the Company or Parent, as applicable, on the Issue Date, so long as (a) to the extent that any Senior Indebtedness of the Company or Parent, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment and (b) in the case of debt securities, such debt securities:

(1)	are unsecured;

(2)	have no maturity, amortization, sinking fund, repayment or similar payment earlier than one year after the final maturity of all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment);

(3)	do not require the cash payment of principal, interest or other cash amounts until such time as all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustments) has been paid in full in cash or cash equivalents acceptable to holders of such Senior Indebtedness; and

(4)	to the extent that the same are to be guaranteed, shall only be guaranteed by Subsidiaries of the Company that have guaranteed the Senior Indebtedness of the Company (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment) and such guarantees shall be subordinated at least to the same extent as the Senior Subordinated Note Guarantees are subordinated to the payment of all Senior Indebtedness of the Subsidiary Guarantors.

“Permitted Liens” means:

(1)	Liens existing on the Issue Date:

(2)	Liens existing on property or assets at the time of acquisition by the Company or a Restricted Subsidiary which secure Indebtedness that is not incurred in contemplation of such property or assets being so acquired; provided that such Liens do not extend to other property or assets of the Company or any Restricted Subsidiary;

(3)	Liens securing Indebtedness of the type described in (x) clause (5) under “—Certain Covenants—Limitation on Indebtedness;” provided that such Liens were in existence prior to the Incurrence of such Indebtedness, were not imposed in contemplation of the Incurrence of such Indebtedness and do not extend to any assets other than those of the Person acquired by the Company or any Restricted Subsidiary related to such Incurrence, (y) clause (11) under “—Certain Covenants—Limitation on Indebtedness;” provided that such Lien is attached within 180 days of the Incurrence of such Indebtedness and (z) clause (12) under “—Certain Covenants—Limitation on Indebtedness;”

(4)	In the Senior Indenture only, Liens securing (a) Indebtedness of the type described in clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness” and (b) the maximum principal amount of Indebtedness that can be Incurred under Credit Facilities and related Hedging Obligations such that on the date of the Incurrence, after giving pro forma effect to the Incurrence thereof and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio does not exceed 3.0 to 1.0;

(5)	Liens replacing any of the items set forth in clauses (1) through (3) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses Incurred in connection therewith), (B) such Liens have the same or a lower ranking and priority as the Liens being replaced; and (C) such Liens shall be limited to the property or assets encumbered by the Lien so replaced;

(6)	Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be Incurred as described under “—Certain Covenants—Limitation on Indebtedness” which are set aside at the time of such Incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the lenders of such Indebtedness; provided that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(7)	Liens in favor of the Company or a Restricted Subsidiary;

(8)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(10)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith;

(11)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12)	judgment Liens not accompanied by an Event of Default of the type described in clause (8) under “Events of Default” arising from such judgment;

(13)	easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(14)	any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(15)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(18)	leases or subleases granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(20)	Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry;

(21)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(22)	Liens on Receivables and Related Assets transferred to an SPE Subsidiary or on assets of an SPE Subsidiary, in either case incurred in connection with a Permitted Securitization;

(23)	in the Subordinated Indenture only, Liens to secure Senior Indebtedness of the Company or any Guarantor or Indebtedness of any Restricted Subsidiary that is not a Guarantor; and

(24)	in the Senior Indenture only, Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under the Senior Indenture to be, secured by a Lien on the same property securing such Hedging Obligation.

“Permitted Securitization” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”) (i) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary other than a SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), it being understood that a Permitted Securitization may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the SPE Subsidiary), and all such transfers, pledges and Indebtedness Incurrences shall be part of and constitute a single Permitted Securitization, and (B) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any SPE Subsidiary) or the Company (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions.

The “amount” or “principal amount” of any Permitted Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Securitization in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of Receivables less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity. “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the applicable Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is a Subordinated Obligation with respect to the applicable Notes, such Refinancing Indebtedness is subordinated in right of payment to the applicable Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person; provided that if, and for so long as, any Senior Indebtedness lacks such a representative, then actions to be taken by the Representative for such Senior Indebtedness may be made by the holders of a majority in outstanding principal amount of such Senior Indebtedness.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or Parent held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a third-Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness,” as defined in the Subordinated Indenture, means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, including, without limitation, (x) all monetary obligations of every nature of the Company and each Subsidiary Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof) and (y) all Hedging Obligations (and guarantees thereof);

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the related Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability, in each case, to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (3);

(4)	any Indebtedness or other Obligation of such Person which is expressly subordinate or junior in right of payment in any respect to any other Indebtedness or other Obligation of such Person;

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture, provided, however, that (x) with respect to any Indebtedness Incurred under any of the Credit Facilities, no such violation shall be deemed to exist for the purposes of this clause (5) if the holders of such Indebtedness or their representatives (i) shall have received an Officer’s Certificate (or representation and warranty) to the effect that the Incurrence of the Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Indenture and (y) any revolving Indebtedness under the Credit Facilities incurred in violation of such covenant as a result of the reduction required by subclause (x)(ii) of the proviso appearing in clause (b)(1) of such covenant shall not be excluded from Senior Indebtedness, so long as such Indebtedness was extended in good faith; or

(6)	the Senior Subordinated Notes or the Guarantees of the Senior Subordinated Notes.

“Senior Indenture” means the Indenture, dated as of the Issue Date, among the Company, the Guarantors and the Senior Note Trustee, under which the exchange Senior Notes will be issued.

“Senior Notes” means the Company’s 7% Senior Notes due 2012.

“Senior Notes Trustee” means Wilmington Trust Company, as Trustee under the Senior Indenture, until a successor replaces it and, thereafter, means the successor.

“Senior Subordinated Indebtedness,” as defined in the Subordinated Indenture, means, with respect to a Person, the Notes (in the case of the Company), the Parent Guaranty (in the case of Parent), a Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

“Senior Subordinated Notes” means the Company’s 8 3/8% Senior Subordinated Notes due 2014.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“SPE Subsidiary” means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Permitted Securitizations.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means (x) with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred) and (y) with respect to any Capital Lease Obligation, the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Subordinated Indenture” means the Indenture, dated as of the Issue Date, among the Company, the Guarantors and the Subordinated Note Trustee, under which the exchange Senior Subordinated Notes will be issued.

“Subordinated Note Trustee” means Wilmington Trust Company, as Trustee under the Subordinated Indenture, until a successor replaces it, and, thereafter, the successor.

“Subordinated Obligation” means, with respect to a Person and a series of Notes, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the applicable Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means, with respect to a series of Notes, each domestic Subsidiary of the Company that executes the applicable Indenture as a guarantor on the Issue Date and each other domestic Subsidiary of the Company that thereafter guarantees such Notes pursuant to the terms of the applicable Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to a series of Notes and, to the extent permitted under “—Certain Covenants—Limitation on Indebtedness,” the related Additional Notes, if any.

“Tax Amount” means (i) for any period, the aggregate amount of Tax Distributions required to be made during such period by Parent or the Company, as applicable, to their direct or indirect owners for the purpose of enabling such owners to pay their Tax liability on their respective shares of cumulative taxable income attributable to Parent or the Company, as applicable, assuming the highest marginal federal, state and local tax rate for individuals in effect for the year and assuming residency in New York City, New York, and (ii) for any period, the amount of Tax required to be paid by the direct or indirect owners of Parent or the Company, as applicable, directly to taxing authorities in respect of taxable income attributable to Parent or the Company and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by such direct or indirect owners.

“Tax Distribution” means, in the event Parent or the Company becomes a pass-through or disregarded entity for U.S. federal income tax purposes, a distribution in respect of taxes to the members of Parent or the Company, as applicable.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed or insured by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

provided that for purposes of the subordination provisions, the term “Temporary Cash Investments” shall not include obligations of the type referred to in preceding clause (3) or (6) (to the extent relating to investments described in preceding clause (3)).

“Total Assets” means the total consolidated assets determined in accordance with GAAP, of, in the case of the Company, the Company and its Restricted Subsidiaries, and, in the case of Foreign Subsidiaries, the total consolidated assets of such Foreign Subsidiaries, in each case as shown on the most recent available internal balance sheet of such Person.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date; provided that in the event that the Trust Indenture Act of 1939 is amended after the Issue Date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939, as amended.

“Trust Officer” means any officer within the corporate trust department of the applicable Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the applicable Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of an familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the Senior Note Trustee or the Subordinated Note Trustee, as applicable.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (a) the Consolidated Coverage Ratio would not be less than immediately prior to such designation or (b) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the applicable Trustee by promptly filing with the applicable Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK ENTRY; DELIVERY AND FORM

The certificates representing the notes are issued in fully registered form without interest coupons.

Each issue of notes are represented by a global note in definitive, fully registered form without interest coupons. The global notes have been deposited with the applicable trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes are not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

The Global Notes

We understand that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian has credited, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes is shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the applicable Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the applicable Indenture with respect to the applicable notes.

Payments of the principal of, premium, if any, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of our company, any Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on any global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the applicable indenture, DTC will exchange the global notes for certificated securities.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither our company nor any Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, (ii) in case of an event of default under the indentures governing the notes as described above or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of definitive securities.

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York, which initially will be the office of the applicable trustee in such location. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate (each as described in the indentures), as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee. Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC may require.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR HOLDER OF THE NOTES IS MADE. HOLDERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of certain United States federal income tax consequences of the ownership of notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a person whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

Certain consequences to “Non-United States Holders” of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under “—Consequences to Non-United States Holders” below.

“United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a “premium”. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of principal and, under the “portfolio interest rule,” interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under “United States Federal Withholding Tax”) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “United States Federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers of the outstanding notes are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all the conditions of any such exemption will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding (and the exchange of outstanding notes for notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding notes or the notes (and the exchange of outstanding notes for notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding or disposing of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the notes.

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own approximately 49.3% of our common stock. See “Security Ownership of Certain Beneficial Owners and Management.” Gerald J. Cardinale and Jack Daly, two of our directors, are Managing Directors of Goldman, Sachs & Co.’s Principal Investment Area. Goldman, Sachs & Co. acted as initial purchasers in connection with the sale of the outstanding notes and received customary fees. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co. acted as co-syndication agent under our senior credit facility. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business; and for which they have received customary fees and expenses.

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

LEGAL MATTERS

The validity of the notes and the guarantees were passed upon for us by Foley & Lardner LLP, Detroit, Michigan. In rendering its opinion, Foley & Lardner LLP relied upon the opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio, the opinion of Hughes & Luce, LLP, Dallas, Texas, as to all matters governed by the laws of the State of Texas, and the opinion of Moore & Van Allen PLLC, Charlotte, North Carolina, as to all matters governed by the laws of the State of North Carolina.

EXPERTS

The consolidated financial statements and schedule of Cooper-Standard Automotive Inc. at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in this Prospectus and Registration Statement have been audited by Ernst &Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Cooper-Standard Automotive Inc. and the guarantors are currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Such reports and other information are available for inspection and copying at the Public Reference Room of the SEC located at 100 F Street, N.W., Washington D.C. 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as Cooper-Standard Automotive Inc. and the guarantors are subject to the periodic reporting requirements of the Exchange Act, Cooper-Standard Automotive Inc. and the guarantors are required to furnish the information required to be filed with the SEC to the trustee and the holders of the notes. Cooper-Standard Automotive Inc. and the guarantors have agreed that, even if Cooper-Standard Automotive Inc. and the guarantors are not required under the Exchange Act to furnish such information to the SEC, Cooper-Standard Automotive Inc. or, if applicable, Cooper-Standard Holdings Inc. will nonetheless continue to furnish information that would be required to be furnished by Cooper-Standard Automotive Inc. and the guarantors by Section 13 of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Cooper-Standard Automotive Inc.’s certified independent accountants to the trustee and the holders of the notes as if they were subject to such periodic reporting requirements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annual Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Management

Cooper-Standard Holdings Inc.

We have audited the accompanying consolidated balance sheets of Cooper-Standard Holdings Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule for the three years in the period ended December 31, 2008 included in Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper-Standard Holdings Inc. and subsidiaries at December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the three years in the period ended December 31, 2008, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 9 and 10, respectively, to the consolidated financial statements in 2008 and in 2007, the Company changed its method of accounting for pension and other postretirement benefit plans.

As discussed in Note 11, in 2007 the Company changed its method of accounting for income taxes.

/s/ Ernst & Young LLP

Detroit, Michigan

March 27, 2009

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands)

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Sales	$2,164,262	$2,511,153	$2,594,577
Cost of products sold	1,832,027	2,114,039	2,260,063

Gross profit	332,235	397,114	334,514
Selling, administration, & engineering expenses	199,739	222,134	231,709
Amortization of intangibles	31,025	31,850	30,996
Impairment charges	13,247	146,366	33,369
Restructuring	23,905	26,386	38,300

Operating profit (loss)	64,319	(29,622)	140
Interest expense, net of interest income	(87,147)	(89,577)	(92,894)
Equity earnings	179	2,207	897
Other income (expense)	6,985	(1,055)	(299)

Loss before income taxes	(15,664)	(118,047)	(92,156)
Provision for income tax expense (benefit)	(7,244)	32,946	29,295

Net loss	$(8,420)	$(150,993)	$(121,451)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and 2008

(Dollar amounts in thousands)

	December 31, 2007	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$40,877	$111,521
Accounts receivable, net	546,794	352,052
Inventories, net	155,321	116,952
Prepaid expenses	19,603	19,162
Other	9,940	23,867

Total current assets	772,535	623,554
Property, plant, and equipment, net	722,373	623,987
Goodwill	290,588	244,961
Intangibles, net	256,258	227,453
Other assets	120,501	98,296

	$2,162,255	$1,818,251

Liabilities and Stockholders’ Equity
Current liabilities:
Debt payable within one year	$51,999	$94,136
Accounts payable	295,638	192,948
Payroll liabilities	103,161	69,601
Accrued liabilities	83,080	94,980

Total current liabilities	533,878	451,665
Long-term debt	1,088,162	1,049,959
Pension benefits	109,101	161,625
Postretirement benefits other than pensions	91,017	76,822
Deferred tax liabilities	28,331	28,265
Other long-term liabilities	43,208	34,738
Stockholders’ equity:
Common stock, $0.01 par value, 4,000,000 shares authorized at December 31, 2007 and December 31, 2008, 3,483,600 and 3,479,100 shares issued and outstanding at December 31, 2007 and December 31, 2008, respectively	35	35
Additional paid-in capital	354,874	354,894
Accumulated deficit	(155,339)	(280,216)
Accumulated other comprehensive income (loss)	68,988	(59,536)

Total stockholders’ equity	268,558	15,177

	$2,162,255	$1,818,251

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollar amounts in thousands)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2005	3,235,100	$32	$323,478	$4,269	$(15,549)	$312,230
Issuance of common stock	3,000		300			300
Net loss for 2006				(8,420)		(8,420)
Other comprehensive income (loss):
Minimum pension liability, net of $3,870 tax effect					(3,202)	(3,202)
Currency translation adjustment					25,263	25,263
Fair value change of derivatives, net of $3,319 tax effect					(5,462)	(5,462)

Comprehensive income						8,179

Balance at December 31, 2006	3,238,100	32	323,778	(4,151)	1,050	320,709
Adoption of Fin 48				(195)		(195)
Issuance of common stock	250,000	3	29,997			30,000
Repurchase of common stock	(4,500)		(450)			(450)
Stock-based compensation			1,549			1,549
Adoption of SFAS No. 158, net of ($1,020) tax effect					25,846	25,846
Net loss for 2007				(150,993)		(150,993)
Other comprehensive income (loss):
Benefit plan liability, net of ($1,934) tax effect					6,794	6,794
Currency translation adjustment					43,246	43,246
Fair value change of derivatives, net of $19 tax effect					(7,948)	(7,948)

Comprehensive loss						(108,901)

Balance at December 31, 2007	3,483,600	35	354,874	(155,339)	68,988	268,558
Adoption of SFAS No. 158, measurement change				(3,426)		(3,426)
Repurchase of common stock	(4,500)		(540)			(540)
Stock-based compensation			560			560
Net loss for 2008				(121,451)		(121,451)
Other comprehensive loss:
Benefit plan liability, net of ($1,097) tax effect					(53,614)	(53,614)
Currency translation adjustment					(58,929)	(58,929)
Fair value change of derivatives, net of ($44) tax effect					(15,981)	(15,981)

Comprehensive loss						(249,975)

Balance at December 31, 2008	3,479,100	$35	$354,894	$(280,216)	$(59,536)	$15,177

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Operating Activities:
Net loss	$(8,420)	$(150,993)	$(121,451)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	107,408	104,199	109,109
Amortization	31,025	31,850	30,996
Impairment charges	13,247	146,366	33,369
Gain on bond repurchase	(4,071)	—	(1,696)
Non-cash restructuring charges	8,975	626	9,029
Amortization of debt issuance cost	5,057	4,883	4,866
Deferred income taxes	(32,513)	(1,296)	14,045
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	12,170	(31,750)	144,920
Inventories	16,897	14,836	28,062
Prepaid expenses	9,532	3,440	(2,880)
Accounts payable	(30,629)	39,945	(86,316)
Accrued liabilities	(5,536)	(16,567)	(28,148)
Other	12,740	39,834	2,588

Net cash provided by operating activities	135,882	185,373	136,493
Investing activities:
Property, plant, and equipment	(82,874)	(107,255)	(92,125)
Acquisition of businesses, net of cash acquired	(201,621)	(158,671)	4,937
Return on equity investments	7,746	—	—
Cost of other acquisitions and equity investments	(4,116)	—	—
Proceeds from sale -leaseback transaction	—	4,806	8,556
Proceeds from sale of fixed assets	111	1,096	4,775
Other	(1,000)	7	—

Net cash used in investing activities	(281,754)	(260,017)	(73,857)
Financing activities:
Proceeds from issuance of long-term debt	214,858	59,968	—
Net change in short term debt	949	6,189	37,004
Repurchase of bonds	(14,929)	—	(5,306)
Principal payments on long-term debt	(46,786)	(37,557)	(16,528)
Proceeds from issuance of stock	300	30,000	—
Repurchase of common stock	—	—	(540)
Debt issuance cost	(4,317)	(3,104)	(561)
Other	(2,442)	(450)	—

Net cash provided by financing activities	147,633	55,046	14,069
Effects of exchange rate changes on cash	(7,643)	4,153	(6,061)

Changes in cash and cash equivalents	(5,882)	(15,445)	70,644
Cash and cash equivalents at beginning of year	62,204	56,322	40,877

Cash and cash equivalents at end of year	$56,322	$40,877	$111,521

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share amounts)

1. Description of Business

Description of business

Cooper-Standard Holdings Inc. (the “Company”), through its wholly-owned subsidiary Cooper-Standard Automotive Inc., is a leading global manufacturer of body & chassis and fluid handling components, systems, subsystems and modules, primarily for use in passenger vehicles and light trucks for global original equipment manufacturers (“OEMs”) and replacement markets. The Company conducts substantially all of its activities through its subsidiaries.

The Company is one of the largest global producers of body sealing systems, one of the two largest North American producers in the noise, vibration and harshness control (“NVH”) business, and the second largest global producer of the types of fluid handling products that we manufacture. We design and manufacture our products in each major region of the world through a disciplined and consistent approach to engineering and production. The Company operates in 68 manufacturing locations and ten design, engineering, and administrative locations in 18 countries around the world.

2. Significant Accounting Policies

Principles of combination and consolidation – The consolidated financial statements include the accounts of the Company and the wholly owned and less than wholly owned subsidiaries controlled by the Company. All material intercompany accounts and transactions have been eliminated. Acquired businesses are included in the consolidated financial statements from the dates of acquisition.

The equity method of accounting is followed for investments in which the Company does not have control, but does have the ability to exercise significant influence over operating and financial policies. Generally this occurs when ownership is between 20 to 50 percent. The cost method is followed in those situations where the Company’s ownership is less than 20 percent and the Company does not have the ability to exercise significant influence.

The Company’s investment in Nishikawa Standard Company (“NISCO”), a 50 percent owned joint venture in the United States, is accounted for under the equity method. This investment totaled $13,472 and $11,905 at December 31, 2007 and 2008, respectively, and is included in other assets in the accompanying consolidated balance sheets.

The Company’s investment in Guyoung Technology Co. Ltd (“Guyoung”), a 20 percent owned joint venture in Korea, is accounted for under the equity method. This investment totaled $5,632 and $1,179 at December 31, 2007 and 2008, respectively, and is included in other assets in the accompanying consolidated balance sheets. The fair value of Guyoung’s stock has declined since the Company’s 2006 acquisition and during 2008, the Company determined that the decline in fair value was other than temporary and an impairment of $2,669 was recorded in equity earnings in our consolidated statement of operations.

The Company’s investment in Shanghai SAIC-Metzler Sealing Systems Co. Ltd., a 47.5 percent owned joint venture in China, is accounted for under the equity method. This investment totaled $17,240 and $20,166 at December 31, 2007 and 2008, respectively, and is included in other assets in the accompanying consolidated balance sheets.

Foreign currency – The financial statements of foreign subsidiaries are translated to U.S. dollars at the end-of-period exchange rates for assets and liabilities and a weighted average exchange rate for each period for revenues and expenses. Translation adjustments for those subsidiaries whose local currency is their functional currency are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Transaction related gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other that the functional currency are recognized in earnings as incurred, except for those intercompany balances which are designated as long-term.

Cash and cash equivalents – The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Accounts receivable – The Company records trade accounts receivable when revenue is recorded in accordance with its revenue recognition policy and relieves accounts receivable when payments are received from customers. Generally the Company does not require collateral for its accounts receivable.

Allowance for doubtful accounts – The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts, and management’s evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. The allowance for doubtful accounts was $10,232 and $4,040 at December 31, 2007 and 2008, respectively.

Advertising expense – Expenses incurred for advertising are generally expensed when incurred. Advertising expense was $825 for 2006, $842 for 2007, and $1,080 for 2008.

Inventories – Inventories are valued at lower of cost or market. Cost is determined using the first-in, first-out method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. The Company records inventory reserves for inventory in excess of production and/or forecasted requirements and for obsolete inventory in production. As of December 31, 2007 and 2008, inventories are reflected net of reserves of $14,823 and $10,896, respectively.

Derivative financial instruments – Derivative financial instruments are utilized by the Company to reduce foreign currency exchange, interest rate, and commodity price risks. The Company has established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities. On the date the derivative is established, the Company designates the derivative as either a fair value hedge, a cash flow hedge, or a net investment hedge in accordance with its established policy. The Company does not enter into financial instruments for trading or speculative purposes.

Income taxes – Income tax expense in the consolidated and combined statements of operations is calculated in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred income taxes using the liability method.

Deferred tax assets or liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax laws and rates. A valuation allowance is provided on deferred tax assets if we determine that it is more likely than not that the asset will not be realized.

Long-lived assets – Property, plant, and equipment are recorded at cost and depreciated using primarily the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the expected life of the asset or term of the lease, whichever is shorter. Intangibles with definite lives, which include technology, customer contracts, and customer relationships, are amortized over their estimated useful lives. The Company evaluates the recoverability of long-lived assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying value. If the net carrying value exceeds the fair value, an impairment loss exists and is calculated based on a discounted cash flow analysis or estimated salvage value. Discounted cash flows are estimated using internal budgets and assumptions regarding discount rates and other factors.

Pre-Production Costs Related to Long Term Supply Arrangements – Costs for molds, dies, and other tools owned by us to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. The amount capitalized was $8,796 and $10,896 at December 31, 2007 and 2008, respectively. Costs incurred during the engineering and design phase of customer-owned tooling projects are expensed as incurred unless a contractual arrangement for reimbursement by the customer exists. Reimbursable tooling costs included in other assets was $8,851 and $3,822 at December 31, 2007 and 2008, respectively. Development costs for tools owned by the customer that meet Emerging Issues Task Force (EITF) EITF 99-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

requirement are recorded in accounts receivable in the accompanying combined balance sheets if considered a receivable in the next twelve months. At December 31, 2007 and 2008, $73,584 and $77,769, respectively, was included in accounts receivable for customer-owned tooling of which $38,960 and $32,768, respectively, was not yet invoiced to the customer.

Goodwill – Goodwill is not amortized but is tested annually for impairment by reporting unit which are determined in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”. The Company utilizes an income approach to estimate the fair value of each of its reporting units. The income approach is based on projected debt-free cash flow which is discounted to the present value using discount factors that consider the timing and risk of cash flows. The Company believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. This approach also mitigates the impact of cyclical trends that occur in the industry. Fair value is estimated using recent automotive industry and specific platform production volume projections, which are based on both third-party and internally-developed forecasts, as well as commercial, wage and benefit, inflation and discount rate assumptions. Other significant assumptions include the weighted average cost of capital, terminal value growth rate, terminal value margin rates, future capital expenditures and changes in future working capital requirements. While there are inherent uncertainties related to the assumptions used and to management’s application of these assumptions to this analysis, the Company believes that the income approach provides a reasonable estimate of the fair value of its reporting units. The Company conducts its annual goodwill impairment analysis as of October 1st of each fiscal year.

Revenue Recognition and Sales Commitments – We generally enter into agreements with our customers to produce products at the beginning of a vehicle’s life. Although such agreements do not generally provide for minimum quantities, once we enter into such agreements, fulfillment of our customers’ purchasing requirements can be our obligation for an extended period or the entire production life of the vehicle. These agreements generally may be terminated by our customer at any time. Historically, terminations of these agreements have been minimal. In certain limited instances, we may be committed under existing agreements to supply products to our customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, we recognize losses as they are incurred.

We receive blanket purchase orders from many of our customers on an annual basis. Generally, such purchase orders and related documents set forth the annual terms, including pricing, related to a particular vehicle model. Such purchase orders generally do not specify quantities. We recognize revenue based on the pricing terms included in our annual purchase orders as our products are shipped to our customers. As part of certain agreements, we are asked to provide our customers with annual cost reductions. We accrue for such amounts as a reduction of revenue as our products are shipped to our customers. In addition, we generally have ongoing adjustments to our pricing arrangements with our customers based on the related content and cost of our products. Such pricing accruals are adjusted as they are settled with our customers.

Amounts billed to customers related to shipping and handling are included in net sales in our consolidated statements of operations. Shipping and handling costs are included in cost of sales in our consolidated statements of operations.

Research and development – Costs are charged to selling, administration and engineering expense as incurred and totaled, $74,791 for 2006, $77,183 for 2007, and $81,942 for 2008.

Stock-based compensation – Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the prospective method. The prospective method requires compensation cost to be recognized for all share-based payments granted after the effective date of SFAS No. 123 (R). All awards granted prior to the effective date are accounted for in accordance with Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of (1) revenues and expenses during the reporting period and (2) assets and liabilities, as well as disclosure of contingent assets and liabilities, at the date of the financial statements. Actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Reclassifications – Certain prior period amounts have been reclassified to conform to the current year presentation.

Recent accounting pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 161, “Disclosures About Derivative Instruments and Hedging Activities-an Amendment of FASB Statement No. 133”. SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit risk related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and locations of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact this statement will have on its consolidated financial statements.

The FASB issued SFAS No. 141 (revised 2007), “Business Combinations.” This statement significantly changes the financial accounting and reporting of business combination transactions. The provisions of this statement are to be applied prospectively to business combination transactions entered into by the Company on or after January 1, 2009.

The FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in subsidiaries. This statement requires the reporting of all noncontrolling interests as a separate component of stockholders’ equity, the reporting of consolidated net income (loss) as the amount attributable to both the parent and the noncontrolling interests and the separate disclosure of net income (loss) attributable to the parent and to the noncontrolling interests. In addition, this statement provides accounting and reporting guidance related to changes in noncontrolling ownership interests. Other than the reporting requirements described above which require retrospective application, the provisions of SFAS No. 160 are to be applied prospectively by the Company beginning January 1, 2009. The Company is currently evaluating the impact this statement will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment to FASB Statement 115” This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted this statement as of January 1, 2008, but it had no impact on its financial condition or results of operations as the Company did not elect to apply the fair value option.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires recognition of the funded status of a company’s defined benefit pension and postretirement benefit plans as an asset or liability on the balance sheet. Previously, under the provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” the asset or liability recorded on the balance sheet reflected the funded status of the plan, net of certain unrecognized items that qualified for delayed income statement recognition. Under SFAS No. 158, these previously unrecognized items are to be recorded in accumulated other comprehensive income (loss) when the recognition provisions are adopted. The Company adopted the recognition provisions as of December 31, 2007, and the funded status of its defined benefit plans is reflected in its consolidated balance sheets as of December 31, 2007 and December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

This statement also requires the measurement of defined benefit plan assets and liabilities as of the annual balance sheet date. Prior to adoption of this statement, the Company measured its plan assets and liabilities using an early measurement date of October 1st for the majority of its plans, as allowed by the original provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” The measurement date provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2008. The Company adopted the measurement date provisions of SFAS No. 158 in 2008 using the fifteen month measurement approach, under which the Company recorded an adjustment to beginning retained earnings as of January 1, 2008 to recognize the net periodic benefit cost for the period October 1, 2007 through December 31, 2007. This adjustment represented a pro rata portion of the net periodic benefit cost determined for the period beginning October 1, 2007 and ending December 31, 2008.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurement. This statement applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. SFAS No. 157 is effective for the fiscal year beginning after November 15, 2007. The Company adopted SFAS No. 157 as of January 1, 2008 except for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis, for which the effective date is fiscal years beginning after November 15, 2008. See Note 19, Fair Value of Financial Instruments for additional discussion of SFAS No. 157.

3. Acquisitions

On February 6, 2006, the Company completed the acquisition of the automotive fluid handling systems business of ITT Industries, Inc. (“FHS”). FHS, based in Auburn Hills, Michigan, was a leading manufacturer of steel and plastic tubing for fuel and brake lines and quick-connects, and operated 15 facilities in seven countries. FHS was acquired for $205,000, subject to an adjustment based on the difference between targeted working capital and working capital at the closing date, which was settled in September 2006. Additionally, the Company incurred direct acquisition costs, principally for investment banking, legal, and other professional services. After adjusting for working capital and additional acquisition costs, the total acquisition value under purchase accounting was $201,638. This acquisition was accounted for under the purchase method of accounting and the results of operations are included in our consolidated financial statements from the date of acquisition.

The acquisition of FHS was funded pursuant to an amendment to the Company’s Senior Credit Facilities which established a Term Loan D facility, with a notional amount of $215,000. The Term Loan D facility was structured in two tranches, with $190,000 borrowed in US dollars and €20,725 borrowed in Euros, to take into consideration the value of the European assets acquired in the transaction. The Company incurred approximately $4,800 of issuance costs associated with these borrowings, primarily for loan arrangement and syndication services, which are included in other assets on the consolidated balance sheet. The amendment to the Senior Credit Facilities provides for interest on Term Loan D borrowings at a rate equal to an applicable margin plus a base rate established by reference to various market-based rates and amends the interest rate margins previously applicable to Term Loan B and Term Loan C borrowings to mirror those applicable to Term Loan D borrowings, which were market levels at the time the facility closed. The amendment also includes modifications to certain covenants under the Senior Credit Facilities, although the covenant threshold levels remain unchanged.

In November 2006, the Company increased its ownership position in Cooper-Standard Automotive Korea Inc. from 90% to 100 % for $1,516 in cash.

In December 2006, the Company acquired additional ownership interest in Cooper Saiyang Wuhu Automotive Co., Ltd., a joint venture with Saiyang Sealing in Wuhu, China, for $2,200 in cash, increasing its ownership interest from 74.2% to 88.7%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

On August 31, 2007 the Company completed the acquisition of nine Metzeler Automotive Profile Systems sealing systems operations in Germany, Italy, Poland, Belarus, Belgium, and a joint venture interest in China (“MAPS” or the “MAPS businesses”), from Automotive Sealing Systems S.A. The MAPS businesses were acquired for $143,063 subject to an adjustment based on the difference between targeted working capital and working capital at the closing date, which was settled in June 2008. After adjusting for working capital and direct acquisition costs, the total acquisition value under purchase accounting was $144,378.

The condensed consolidated financial statements of the Company reflect the acquisition under the purchase method of accounting, in accordance with SFAS No. 141.

The acquisition of the MAPS businesses was funded in part by borrowings under the Company’s Credit Agreement, which was amended to provide for such borrowings as discussed in Note 8, Debt. The Company borrowed €44,000 and combined this borrowing with EUR amounts outstanding under Term Loan D to create a new Term Loan E. In addition, the Company borrowed USD $10,000 under the primary Revolving Credit Agreement and €15,000 under the dual-currency sub limit of the Revolver, borrowed directly by Cooper-Standard International Holdings BV. The Company also received an aggregate of $30,000 in equity contributions from its principal shareholders, affiliates of GS Capital Partners 2000, L.P., which contributed a total of $15,000, and affiliates of The Cypress Group L.L.C., which also contributed a total of $15,000. The remainder of the funding necessary for the acquisition came from available cash on hand.

The acquisition of the MAPS businesses were accounted for as a purchase business combination and accordingly, the assets purchased and liabilities assumed were included in the Company’s consolidated balance sheet as of December 31, 2008. The operating results of the MAPS businesses were included in the consolidated results of operations from the date of acquisition. The following summarizes the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$10,237
Accounts receivable, net	118,216
Inventories, net	33,415
Prepaid expenses	7,995
Property, plant, and equipment, net	126,058
Investments	16,531
Other assets	32,874

Total assets acquired	345,326

Accounts payable	66,211
Short-term notes payable	22,039
Payroll liabilities	28,806
Accrued liabilities	14,821
Long-term debt	14,556
Pension benefits	37,839
Other long-term liabilities	16,676

Total liabilities assumed	200,948

Net assets acquired	$144,378

Cash and cash equivalents, accounts receivable, other current assets, accounts payable, and other current liabilities were stated at historical carrying values which management believes approximates fair value given the short-term nature of these assets and liabilities. Inventories were recorded at fair value which is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

estimated for finished goods and work-in-process based upon the expected selling price less costs to complete, selling and disposal costs, and a normal profit to the buyer. Raw material inventory was recorded at carrying value as such value approximates the replacement cost. Tooling in process, which is included in other assets, was recorded at fair value which is based upon expected selling price less costs to complete. The Company’s pension obligations have been recorded in the allocation of purchase price at the projected benefit obligation. Deferred income taxes have been provided in the consolidated balance sheet based on the Company’s estimates of the tax versus book basis of the assets acquired and liabilities assumed, adjusted to estimated fair values. Management has estimated the fair value of property, plant, and equipment, intangibles and other long-lived assets based upon financial estimates and projections prepared in conjunction with the transaction. The value assigned to all assets and liabilities assumed exceeded the acquisition price. Accordingly, an adjustment to reduce the value of long-lived assets was recorded in accordance with SFAS No. 141 and no goodwill was recorded related to this transaction as of December 31, 2008.

The following unaudited pro forma financial data summarizes the results of operations for the year ended December 31, 2007, as if the MAPS acquisition had occurred as of January 1, 2007. Pro forma adjustments include liquidation of inventory fair value write-up as it had occurred during the reporting periods, depreciation and amortization to reflect the fair value of property, plant, and equipment and identified finite-lived intangible assets, the elimination of the amortization of unrecognized pension benefit losses, additional interest expense to reflect the Company’s new capital structure, and certain corresponding adjustments to income tax expense. These unaudited pro forma amounts are not necessarily indicative of the results that would have been attained if the acquisition had occurred at January 1, 2007, or that may be attained in the future and do not include other effects of the acquisition.

	2006	2007
Sales	$2,578,636	$2,807,972
Operating profit (loss)	80,809	(6,709)
Net loss	(9,757)	(142,325)

In March of 2007, the Company completed the acquisition of the El Jarudo fuel rail manufacturing business of Automotive Components Holdings, LLC (“El Jarudo” or the “El Jarudo business”). The business is located in Juarez, Mexico and is a producer of automotive fuel rails. This acquisition does not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

In December of 2007, the Company completed the acquisition of the 74% joint venture interest of Automotive Sealing Systems, S.A. (ASSSA) in Metzeler Automotive Profiles India Private Limited (“MAP India”). The remaining 26 percent in the joint venture is owned by Toyoda Gosei Co., Ltd. This acquisition does not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

4. Restructuring

2005 Initiatives

In 2005, the Company implemented a restructuring strategy and announced the closure of two manufacturing facilities in the United States and the decision to exit certain businesses within and outside the U.S. Both of the closures are substantially complete as of December 31, 2008, but the Company will continue to incur costs until the facilities are sold.

During the year ended December 31, 2008, the Company recorded total costs of $3,795 related to the previously announced U.S. closures and workforce reductions in Europe. These costs consisted of severance, asset impairment, and other exit costs of $295, $2,063 and $1,437, respectively. In addition the Company received $165 for assets that were previously written off. The initiative is substantially complete as of December 31, 2008 at an estimated total cost of approximately $27,000. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$775	$542	$—	$1,317
Expense incurred	295	1,437	2,063	3,795
Cash payments	(997)	(1,729)	165	(2,561)
Utilization of reserve	—	—	(2,228)	(2,228)

Balance at December 31, 2008	$73	$250	$—	$323

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

2006 Initiatives

In May 2006, the Company implemented a restructuring action and announced the closure of a manufacturing facility located in Canada and the transfer of related production to other facilities in North America. The closure was completed as of December 31, 2008 at a total cost of $3,809. During the year ended December 31, 2008, the Company reversed $9 of severance costs.

European Initiatives

In 2006, the Company implemented a European restructuring initiative, which addressed the operations of our non-strategic facilities. The initiative includes the closure of a manufacturing facility, terminations, and the transfer of production to other facilities in Europe and North America. The initiative is substantially complete as of December 31, 2008 at an estimated total cost of approximately $22,000 ($20,085 incurred in 2006 and 2007). The Company recorded severance, other exit costs and asset impairments of $1,076, $619 and $127, respectively, during the year ended December 31, 2008. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$1,442	$—	$—	$1,442
Expense incurred	1,076	619	127	1,822
Cash payments	(1,776)	(619)	—	(2,395)
Utilization of reserve	—	—	(127)	(127)

Balance at December 31, 2008	$742	$—	$—	$742

FHS Acquisition Initiatives

In connection with the acquisition of the automotive fluid handling systems business of ITT Industries, Inc. (“FHS”), the Company formalized a restructuring plan to address the redundant positions created by the consolidation of the businesses. In connection with this restructuring plan, the Company announced the closure of several manufacturing facilities located in North America, Europe, and Asia and the transfer of related production to other facilities. The closures are substantially complete as of December 31, 2008 at an estimated total cost of approximately $20,200, including costs recorded through purchase accounting. As a result of this initiative, the Company recorded certain severance and other exit costs of $11,833 and $720, respectively, through purchase accounting in 2006. The Company recorded severance, other exit costs and asset impairments of $843, $2,258, and $613, respectively during the year ended December 31, 2008. The Company also reversed $2,117 of severance costs that were recorded through purchase accounting in 2006. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$6,450	$4,210	$—	$10,660
Expense incurred	843	2,258	613	3,714
Cash payments and accrual reversals	(5,998)	(5,978)	—	(11,976)
Utilization of reserve	—	—	(613)	(613)

Balance at December 31, 2008	$1,295	$490	$—	$1,785

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

2007 Initiatives

In May 2007, the Company implemented a restructuring action and announced the closure of a manufacturing facility located in Mexico and the transfer of related production to other facilities in North America. The closure was substantially completed in 2007. The estimated total cost of this closure is approximately $3,400. The Company will continue to incur costs until the facility is sold. During the year ended December 31, 2008 the Company recognized other exit costs and asset impairments of $466 and $1,883, respectively, related to this initiative. During the year ended December 31, 2008, the Company reversed $5 of severance costs.

2008 Initiatives

In July 2008, the Company implemented a restructuring action and announced the closure of two manufacturing facilities, one located in Australia and the other located in Germany. Both closures are a result of changes in market demands and volume reductions and are expected to be completed in 2009. The estimated total cost of this initiative is approximately $18,500. The Company recorded severance, other exit costs and asset impairments of $14,455, $149 and $3,282, respectively, during the year ended December 31, 2008. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$—	$—	$—	$—
Expense incurred	14,455	149	3,282	17,886
Cash payments	(995)	(149)	—	(1,144)
Utilization of reserve	—	—	(3,282)	(3,282)

Balance at December 31, 2008	$13,460	$—	$—	$13,460

Initial Global Reorganization Initiative

During 2008, the Company commenced the initial phase of a global reorganization in North America and Europe. In connection with this phase, the Company reduced its work force. The estimated total cost of this initial phase is approximately $7,670. During the year ended December 31, 2008, the Company recorded severance costs of $7,670 associated with this initiative. The following table summarizes the activity for this initiative during the year ended December 31, 2008:

	Employee Separation Costs	Other Exit Costs	Asset Impairments	Total
Balance at January 1, 2008	$—	$—	$—	$—
Expense incurred	7,670	—	—	7,670
Cash payments	(3,741)	—	—	(3,741)
Utilization of reserve	—	—	—	—

Balance at December 31, 2008	$3,929	$—	$—	$3,929

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

In 2008, the Company initiated the closing of a European facility and the idling of a Canadian facility. During the year ended December 31, 2008, the Company recorded other exit costs and asset impairments of $182 and $896, respectively.

5. Inventories

Inventories are comprised of the following:

	December 31, 2007	December 31, 2008
Finished goods	$50,679	$35,069
Work in process	32,665	26,520
Raw materials and supplies	71,977	55,363

	$155,321	$116,952

In connection with the MAPS acquisition, a $2,455 fair value write-up was recorded to inventory at the date of the acquisition. Such inventory was liquidated as of December 31, 2007 and recorded as an increase to cost of products sold.

In connection with the acquisition of FHS a $2,136 fair value write-up was recorded to inventory at the date of the acquisition. Such inventory was liquidated as of March 31, 2006 and recorded as an increase to cost of products sold.

6. Property, Plant, and Equipment

Property, plant, and equipment is comprised of the following:

	December 31,		Estimated Useful
	2007	2008	Lives
Land and improvements	$93,928	$78,548
Buildings and improvements	252,026	229,384	15 to 40 years
Machinery and equipment	631,555	640,350	5 to 14 years
Construction in Progress	60,279	48,123

	1,037,788	996,405
Accumulated depreciation	(315,415)	(372,418)

Property, plant and equipment, net	$722,373	$623,987

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

During 2008 it was determined that fixed assets at two of the Company’s locations were impaired. As a result of this impairment, Property, Plant and Equipment was reduced by $6,408 during 2008.

Depreciation expense totaled $107,408 for 2006, $104,199 for 2007, and $109,109 for 2008, respectively.

7. Goodwill and Intangibles

The changes in the carrying amount of goodwill by reportable operating segment for the years ended December 31, 2007 and 2008 are summarized as follows:

	Body & Chassis	Fluid	Asia Pacific	Total
Balance at January 1, 2007	$152,324	$281,891	$1,421	$435,636
Adjustments to the Acquisition of FHS	—	(670)	—	(670)
Acquisition of El Jarudo	—	457	—	457
Impairment charge	—	(142,925)	—	(142,925)
Other	1,512	(3,422)	—	(1,910)

Balance at December 31, 2007	$153,836	$135,331	$1,421	$290,588
Adjustments to the Acquisition of El Jarudo	—	(379)	—	(379)
Purchase price adjustments pre-acquisition	(15,170)	(6,937)	—	(22,107)
Impairment charge	(1,251)	(21,890)	—	(23,141)

Balance at December 31, 2008	$137,415	$106,125	$1,421	$244,961

The pre-acquisition purchase price adjustments for the period ended December 31, 2008 represent adjustments related to various tax matters and were recorded in accordance with EITF Issue No. 93-7 “Uncertainties Related to Income taxes in a Purchase Business Combination” and restructuring accrual reversals related to the FHS acquisition.

During the fourth quarter of 2008, the Company recorded an impairment charge of $21,890 in our International Fluid reporting unit of our Global Fluid segment and an impairment charge of $1,251 in our Body & Chassis International reporting unit of our Global Body & Chassis segment. These charges are a result of a weakening global economy, a global decline in vehicle production volumes and changes in product mix.

During the fourth quarter of 2007, the Company recorded an impairment charge of $142,925 in our North America Fluid reporting unit of our Global Fluid segment. This charge was a result of lower production volumes in key North America platforms, changes in the production mix, higher raw material costs and customer price concessions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The following table presents intangible assets, which are amortized on a straight line basis, and accumulated amortization balances of the Company as of December 31, 2007 and 2008, respectively:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Period
Customer contracts	$157,897	$(59,100)	$98,797	7 to 9 years
Customer relationships	171,291	(25,484)	145,807	15 to 20 years
Developed technology	14,466	(4,603)	9,863	5 to 12 years
Trademarks and tradenames	1,700	(199)	1,501	12 to 20 years
Other	2,755	(2,465)	290

Balance at December 31, 2007	$348,109	$(91,851)	$256,258

Customer contracts	$156,039	$(78,100)	$77,939	7 to 9 years
Customer relationships	169,105	(33,669)	135,436	15 to 20 years
Developed technology	6,421	(2,204)	4,217	5 to 12 years
Trademarks and tradenames	1,700	(306)	1,394	12 to 20 years
Other	11,358	(2,891)	8,467

Balance at December 31, 2008	$344,623	$(117,170)	$227,453

During the fourth quarter of 2008 the Company recorded intangible impairment charges of $2,253 and $1,567 related to Fluid and Body & Chassis technology, respectively. Based on a discounted cash flow analysis it was determined that these intangible assets exceeded their fair value and impairment charges were recorded.

During the fourth quarter of 2007 the Company recorded intangible impairment charges of $3,441 related to Fluid Developed technology and Tradenames. Based on a discounted cash flow analysis it was determined that these intangible assets exceeded their fair value and an impairment charge was recorded.

Amortization expense totaled $31,025 for 2006, $31,850 for 2007, and $30,996 for 2008. Estimated amortization expense will total approximately $31,000 over each of the next five years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

8. Debt

Outstanding debt consisted of the following at December 31, 2007 and 2008:

	December 31, 2007	December 31, 2008
Senior Notes	$200,000	$200,000
Senior Subordinated Notes	330,500	323,350
Term Loan A	40,062	25,036
Term Loan B	67,033	66,365
Term Loan C	167,531	165,805
Term Loan D	186,200	184,300
Term Loan E	93,508	88,458
Revolving Credit Facility	—	60,933
Capital leases and other borrowings	55,327	29,848

Total debt	1,140,161	1,144,095
Less: debt payable within one year	(51,999)	(94,136)

Total long-term debt	$1,088,162	$1,049,959

In connection with the 2004 Acquisition, Cooper-Standard Automotive Inc. issued Senior Notes and Senior Subordinated Notes in a private offering and entered into new Senior Credit Facilities. The Senior Notes and Senior Subordinated Notes bear interest at rates of 7.0% and 8.375%, respectively, and mature on December 15, 2012 and 2014, respectively. Interest is payable semi-annually on June 15 and December 15. Cooper-Standard Holdings Inc. has fully and unconditionally guaranteed the Senior Notes and Senior Subordinated Notes. The Senior Notes are guaranteed on a senior unsecured basis and the Senior Subordinated Notes are guaranteed on a senior subordinated basis, by substantially all existing and future wholly-owned domestic subsidiaries. From and after December 15, 2008, the Company has the option to redeem some or all of the Senior Notes at premiums beginning at 103.5% and declining each year to face value for redemptions taking place after December 15, 2010. Prior to December 15, 2009, the Company has the option to redeem some or all of the Senior Subordinated Notes subject to a formula as defined in the applicable agreements. After December 15, 2009, the Company has the option to redeem some or all of the Senior Subordinated Notes at premiums that begin at 104.2% and decline each year to face value for redemptions taking place after December 15, 2012.

During the first quarter of 2008, the Company purchased and retired $7,150 of its $330,500 outstanding Senior Subordinated Notes on the open market. The purchase was accounted for as an extinguishment of debt and, accordingly, $1,696 was recognized as a gain on debt extinguishment, after writing off the related unamortized debt issuance costs. The gain is included in other income (expense) in the consolidated statement of operations.

The Senior Credit Facilities consist of a revolving credit facility and various senior term loan facilities with maturities in 2010 and 2011, including Term Loan B, which is a U.S. dollar-denominated obligation of our Canadian subsidiary. The revolving credit facility provides for borrowings up to $125,000 including the availability of letters of credit, a portion of which is also available in Canadian dollars and bears interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate or (2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in the applicable currency for the interest period relevant to such borrowing adjusted for certain additional costs. Interest is generally due quarterly in arrears and is also due upon the expiration of any particular loan. Interest rates under the Senior Credit Facilities averaged 7.5% during 2008. We are also required to pay a commitment fee in respect of the undrawn portion of the revolving commitments at a rate equal to 0.5% per annum and customary letter of credit fees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Lehman Commercial Paper, Inc. (LCPI) had a $10,000 commitment to the Company as part of our $125,000 revolving credit facility. LCPI recently filed for bankruptcy protection and the revolver availability was effectively reduced by their position, therefore the revolving credit facility currently provides for borrowings up to $115,000. The Company is seeking to have this commitment replaced by another financial institution.

The Company had $60,933 of outstanding borrowings and $24,003 of standby letters of credit outstanding under the Revolving Credit Facility as of December 31, 2008, leaving $30,064 of undrawn availability, the majority of which was drawn during the first quarter of 2009. If the Company is successful in replacing the LCPI commitment the undrawn availability would increase by $10,000.

The term loans amortize quarterly subject to certain formulae contained in the agreements. The Senior Credit Facilities are unconditionally guaranteed on a senior secured basis by the Company and, subject to certain exceptions, substantially all existing and future domestic subsidiaries of the Company and the Company’s Canadian subsidiaries in the case of Term Loans A and B and Canadian dollar borrowings under the revolving credit facility. In addition, all obligations under the Senior Credit Facilities and the guarantees of those obligations are secured by substantially all the assets of the Company, subject to certain exceptions.

The Senior Credit Facilities and Senior Notes and Senior Subordinated Notes contain covenants that, among other things, restrict, subject to certain exceptions, the ability to sell assets, incur additional indebtedness, repay other indebtedness (including the Senior Notes and Senior Subordinated Notes), pay certain dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, or engage in certain transactions with affiliates. In addition, the Senior Credit Facilities contain the following financial covenants: a maximum senior secured leverage ratio, and a maximum capital expenditures limitation and require certain prepayments from excess cash flows, as defined and in connection with certain asset sales and the incurrence of debt not permitted under the Senior Credit Facilities for periods commencing December 31, 2008. As of December 31, 2007 and 2008, the Company was in compliance with all of its financial covenants.

As discussed in part 1, Item 1A “Risk Factors”, there are several risks and uncertainties related to the global economy and our industry that could materially impact our liquidity. Among potential outcomes, these risks and uncertainties could result in decreased operating results, limited access to credit and failure to comply with debt covenants.

During the second half of 2008, vehicle production volumes decreased significantly resulting in a decline in sales, operating income and EBITDA. This decline in operating results reduced cushion that existed within our restrictive financial covenants and increased the risk of a future debt covenant violation. As previously noted the future compliance of debt covenants will be dependent upon, amongst other matters, future vehicle production and our ability to implement the costs savings initiatives announced during the second half of 2008 and the first quarter of 2009.

Our current revenue forecast for 2009 is determined from specific platform volume projections consistent with a North American and European light vehicle production estimate of 9,275 units and 16,700 units, respectively. Changes to the total level of light vehicle production levels could have a negative impact on our future sales, liquidity, results of operations and ability to comply with debt covenants. We have taken significant actions during the second half of 2008 and first quarter of 2009 to reduce our cost base and improve profitability. Based on our current 2009 operating forecast and the impact of our cost reductions on our 2009 forecasted debt covenant calculation, we expect to comply with all debt covenants during 2009. While we believe the vehicle production and other assumptions within our forecast are reasonable, we have also considered the possibility of even weaker demand based primarily on a further decline in North

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

American light vehicle production (to approximately 8 million units). In addition to the potential impact of light vehicle production changes on our sales, achieving our EBITDA forecast and 2009 debt covenant thresholds are dependent upon a number of other external and internal factors such as changes in raw material costs, changes in foreign currency rates, our ability to execute our cost savings initiatives, and our ability to implement and achieve the savings expected by the change in operating structure.

We have also considered the potential consequences of a bankruptcy filing of one of our major North American customers and believe that a bankruptcy filing would not materially impact our 2009 forecast and our ability to meet 2009 debt covenants. In the event of a bankruptcy filing, we believe it is likely that most of our programs would be continued and any reduction in program volume of a bankrupt customer would be replaced with volume from other existing customers. As such, we expect the adverse effects of these bankruptcies would be limited principally to recovering less than the full amount of the outstanding receivables. We believe that a loss or expenses incurred as a result of a customer bankruptcy would be treated as an adjustment for our 2009 debt covenants and do not believe the trade receivable exposure would have a significant impact on our 2009 liquidity.

While we are confident of our ability to achieve the plan, there can be no assurance we will be successful. There are a number of factors that could potentially arise that could result in a violation of our debt covenants. Non-compliance with covenants would provide our lenders the ability to demand immediate repayment of all outstanding borrowings under the Term Facility and the Revolving Facility. We would not have sufficient cash on hand to satisfy this demand. Accordingly, the inability to comply with covenants, obtain waivers for non-compliance, cure a potential violation with the support of our shareholders, or obtain alternative financing would have a material adverse effect on our financial position, results of operations and cash flows. In the event we were unable to meet our debt requirements, however, we believe we would be able to cure the violation utilizing the equity cure right provision of our primary credit facility, obtain a waiver or amend the covenants. Executing the equity cure right provision is contingent upon our shareholders. Obtaining waivers or amendments would likely result in a significant incremental cost. Although we cannot provide assurance that we would be successful in obtaining the necessary waivers or in amending the covenants, we were able to do so in previous years and are confident that we would be able to do so in 2009, if necessary.

Based on our current forecast and our assessment of reasonably possible scenarios, including the more pessimistic scenarios related to production volumes described above, we do not believe that there is substantial doubt about our ability to continue as a going concern in 2009.

The Company along with its joint venture partner, Nishikawa Rubber Company, has provided a guarantee of a portion of the bank loans of its NISCO joint venture. On July 1, 2003, the joint venture entered into an additional bank loan with the joint venture partners each guaranteeing an equal portion of the amount borrowed. Proceeds from the loan were used primarily to make distributions to the joint venture partners. As of December 31, 2007 and 2008, the Company has no liability related to the guarantee of this debt. The Company’s maximum exposure under the two guarantee arrangements at both December 31, 2007 and 2008 was approximately $500 and $0, respectively.

The Company uses a global cash management vehicle to pool excess cash from domestic and foreign subsidiaries and present on a net basis as cash on the balance sheets of such subsidiaries. At December 31, 2007 and 2008, the Company’s net cash balances under this arrangement were $235 and $1,813, respectively. Other borrowings at December 31, 2007 and 2008 reflect borrowings under capital leases and local bank lines, including $35,513 and $11,809 of short-term notes payable, respectively, classified in debt payable within one year on the consolidated balance sheet.

On July 26, 2007, the Company entered into a Second Amendment to the Credit Agreement (the “Second Amendment”). The Second Amendment permitted the MAPS acquisition and allowed the Company to borrow up to €65,000 through an incremental term loan under the Credit Agreement (as amended) to provide a portion of the funding necessary for the MAPS acquisition and to pay related fees and expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The Second Amendment also expanded the dual currency borrowing sub limit under the Revolving Credit Agreement to $35,000 and added Cooper-Standard International Holdings BV as a permitted borrower under this sub limit. The Second Amendment includes other changes which increase the Company’s financial and operating flexibility, including amended financial covenants, expanded debt and investment baskets, and the ability to include the results of our non-consolidated joint ventures in the covenant calculations, among other things.

To finance part of the MAPS acquisition the Company borrowed €44,000 under the Second Amendment. This borrowing was combined with the Euro tranche of the Term Loan D to create Term Loan E and as of December 31, 2008 had an outstanding balance of €63,443. The Company also borrowed $10,000 under the Primary Revolving Credit Agreement, which was repaid in its entirety by September 30, 2007. In addition the Company borrowed €15,000 under the dual-currency sub limit of the revolver, all of which was repaid in its entirety by December 31, 2007.

During the year ended December 31, 2007, the Company made voluntary prepayments totaling $15,000 on the Term Loan B facility and $7,000 on the Term Loan C facility.

On April 17, 2008, the Company finalized an amendment to a factoring agreement existing between MAPS Italy and an Italian factoring company. The amendment changed certain terms and conditions within the agreement, which allows certain factored receivables to be treated as true sales. Receivables factored under this arrangement are not included in the Company’s consolidated accounts receivable and debt totals. At December 31, 2007, prior to the amendment of the factoring arrangement, MAPS Italy had outstanding factored receivables of approximately $23,500 equivalent included in capital leases and other borrowings in the table above.

The maturities of debt at December 31, 2008 are as follows and include the estimated amortization of the term loans:

2009	$94,136
2010	32,073
2011	494,536
2012	200,000
2013	—
Thereafter	323,350

$1,144,095

Interest paid on third party debt was $89,694, $91,764 and $95,419 for 2006, 2007, and 2008, respectively.

On December 18, 2008, the Company entered into a Third Amendment to the Credit Agreement (the “Third Amendment”). The Third Amendment provides that the Company and/or its Canadian subsidiary may voluntarily prepay up to a maximum of $150,000 of one or more tranches of its term loan debt under the Credit Agreement held by participating lenders at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash of the Company and its Subsidiaries if they meet, on a consolidated basis, certain conditions set forth in the Third Amendment including a $125,000 minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the Credit Agreement’s revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the Credit Agreement’s revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from holders of equity of the Company. Under the terms of the Third Amendment, any such prepayments will reduce the amount of term loans outstanding and payable in indirect order of maturity.

9. Pensions

The Company maintains defined benefit pension plans covering substantially all employees located in the United States. Benefits generally are based on compensation, length of service and age for salaried employees and on length of service for hourly employees. The Company’s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries are engaged by the Company to assist in the determination of pension costs for each subsidiary of the Company. The Company also sponsors defined benefit pension plans for employees in some of its international locations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The Company also sponsors defined contribution pension plans for certain salaried and hourly U.S. employees of the Company. Participation is voluntary. The Company matches contributions of participants, up to various limits based on its profitability, in substantially all plans. Matching contributions under these plans totaled $2,151 in 2006, $3,872 in 2007, and $2,549 in 2008.

The following tables disclose information related to the Company’s defined benefit pension plans.

	2007		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in projected benefit obligation:
Projected benefit obligations at beginning of period	$256,945	$100,586	$255,959	$142,742
Measurement change service and interest cost	—	—	6,393	1,046
Service cost - employer	12,029	5,500	10,131	3,439
Participant contributions	—	39	—	35
Interest cost	14,390	5,778	15,516	7,634
Actuarial (gain) loss	(8,651)	(11,910)	3,965	(18,968)
Amendments	—	—	66	—
Benefits paid	(19,412)	(6,679)	(19,767)	(9,384)
Foreign currency exchange rate effect	—	13,489	—	(14,144)
Curtailment/Settlements	—	(5,209)	(20,472)	(305)
Acquisitions of MAPS & El Jarudo	—	41,313	—	410
Other	658	(165)	—	979

Projected benefit obligations at end of period	$255,959	$142,742	$251,791	$113,484

Change in plans’ assets:
Fair value of plans’ assets at beginning of period	$202,407	$48,760	$225,006	$62,318
Actual return on plans’ assets	25,894	4,669	(59,701)	(10,552)
Employer contributions	16,117	7,997	17,107	9,340
Participant contributions	—	39	—	35
Benefits paid	(19,412)	(6,679)	(19,767)	(9,384)
Foreign currency exchange rate effect	—	7,377	—	(11,208)
Other	—	155	—	573

Fair value of plans’ assets at end of period	$225,006	$62,318	$162,645	$41,122

Funded status of the plans	$(30,954)	$(80,424)	$(89,146)	$(72,362)

Amounts recognized in the balance sheets:
Accrued liabilities (current)	$(260)	$(5,436)	$(210)	$(4,897)
Pension benefits (long term)	(30,694)	(78,407)	(88,936)	(72,689)
Other assets	—	3,419	—	5,224

Net amount recognized at December 31	$(30,954)	$(80,424)	$(89,146)	$(72,362)

Included in cumulative other comprehensive loss at December 31, 2008 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service costs of $2,116 ($1,969 net of taxes), unrecognized actuarial losses of $65,489 ($63,366 net of tax) and net transition obligation of $240 ($173 net of tax). The amounts included in cumulative other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year-ended December 31, 2009 are $317, $3,621 and $15, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The accumulated benefit obligation for all domestic and international defined benefit pension plans was $232,773 and $137,127 at December 31, 2007 and $249,478 and $108,251 at December 31, 2008, respectively. As of December 31, 2007, the fair value of plan assets for two of the Company’s defined benefit plans exceeded the projected benefit obligation of $46,882 by $3,419. As of December 31, 2008, the fair value of plan assets for two of the Company’s defined benefit plans exceeded the projected benefit obligation of $27,588 by $5,224.

During 2007, the Company froze the defined benefits for two international plans which resulted in a curtailment gain that reduced the projected benefit obligation and net periodic benefit cost for 2007.

During 2008, the Company froze the defined benefits for the US Salaried Plan which resulted in a curtailment gain that reduced the projected benefit obligation for 2008.

Weighted average assumptions used to determine benefit obligations at December 31:

	2007		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	6.25%	5.20% to 8.00%	5.85% to 6.35%	5.00% to 8.00%
Rate of compensation increase	3.25%	2.50% to 5.00%	3.25%	2.90% to 5.00%

The following table provides the components of net pension expense for the plans:

	2006		2007		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Service cost	$11,922	$4,930	$12,030	$5,500	$10,131	$3,439
Interest cost	13,469	4,383	14,390	5,778	15,516	7,634
Expected return on plan assets	(15,951)	(3,540)	(16,940)	(3,712)	(18,151)	(4,144)
Amortization of prior service cost and recognized actuarial loss	282	221	240	503	191	453
Curtailment gain	—	—	—	(5,231)	—	—
Other	60	136	—	—	140	(56)

Net periodic benefit cost	$9,782	$6,130	$9,720	$2,838	$7,827	$7,326

Weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31 were:

	2006		2007		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Discount rate	5.75%	3.90% to 6.50%	5.75%	4.25% to 6.50%	6.25%	5.20% to 8.00%
Expected return on plan assets	8.50% to 8.80%	7.50% to 8.00%	8.50%	7.50% to 8.00%	8.00%	7.00% to 7.75%
Rate of compensation increase	3.25%	2.50% to 7.50%	3.25%	2.50% to 5.00%	3.25%	2.62% to 5.00%

To develop the expected return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The weighted average asset allocations for the Company’s pension plans at December 31, 2007 and 2008 by asset category are approximately as follows:

	2007		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.
Equity securities	59%	67%	37%	45%
Debt securities	33%	32%	28%	54%
Real Estate	8%	0%	5%	0%
Balanced funds(1)	0%	0%	29%	0%
Cash and cash equivalents	0%	1%	1%	1%

	100%	100%	100%	100%

(1)	Invested primarily in equity, fixed income and cash instruments.

Equity security investments are structured to achieve an equal balance between growth and value stocks. The Company determines the annual rate of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio. This computed rate of return is reviewed by the Company’s investment advisors and actuaries. Industry comparables and other outside guidance is also considered in the annual selection of the expected rates of return on pension assets.

The Company estimates its benefit payments for its domestic and foreign pension plans during the next ten years to be as follows:

	U.S.	Non-U.S.	Total
2009	15,313	8,046	23,359
2010	14,025	6,759	20,784
2011	14,743	6,636	21,379
2012	16,112	6,718	22,830
2013	15,969	6,899	22,868
2014-2018	90,712	38,647	129,359

The Company estimates it will make cash contributions of approximately $16,000 to its pension plans in 2009.

10. Postretirement Benefits Other Than Pensions

The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees and employees in Canada. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each applicable subsidiary of the Company. The Company’s policy is to fund the cost of these postretirement benefits as these benefits become payable.

The following tables disclose information related to the Company’s postretirement benefit plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

	2007		2008
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in benefit obligation:
Benefit obligations at beginning of year	$92,105	$11,666	$66,787	$14,084
Measurement change service and interest cost	—	—	1,293	354
Service cost	1,855	654	1,471	654
Interest cost	4,206	695	3,751	760
Actuarial loss (gain)	(19,897)	(628)	(5,516)	(3,463)
Benefits paid	(1,133)	(286)	(2,610)	(475)
Administrative expenses paid	(220)	—	—	—
Curtailment gain	(1,243)	—	—	—
Plan change	(8,886)		(6,271)
Foreign currency exchange rate effect	—	1,983	—	(2,345)

Benefit obligation at end of year	$66,787	$14,084	$58,905	$9,569

Funded status of the plans	$(66,787)	$(14,084)	$(58,905)	$(9,569)
Contributions between October 1 and December 31	505	106	—	—

Net amount recognized at December 31	$(66,282)	$(13,978)	$(58,905)	$(9,569)

Included in cumulative other comprehensive loss at December 31, 2008 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service credits of $13,438 ($12,833 net of tax) and unrecognized actuarial gains of $25,867 ($23,954 net of tax). The amounts included in cumulative other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year-ended December 31, 2009 are ($1,873) and ($1,408), respectively.

During 2007 plan changes were made to two of the plans. These changes resulted in a decrease of $8,886 in the projected benefit obligation at December 31, 2007. During 2008 plan changes were made to four of the plans. These changes resulted in a decrease of $6,271 in projected benefit obligation at December 31, 2008.

During 2007 the Company experienced an actuarial gain of $19,897, which primarily was the result of changes in participant census data and a change in the discount rate.

The following table provides the components of net periodic expense for the plans:

	2006	2007	2008
Service cost	$3,438	$2,509	$2,125
Interest cost	5,538	4,901	4,511
Amortization of prior service cost and recognized actuarial loss	(88)	(908)	(2,895)

Net periodic benefit cost	$8,888	$6,502	$3,741

The weighted average assumed discount rate used to determine domestic benefit obligations was 6.25% and 6.10% at December 31, 2007 and 2008, respectively. The weighted-average assumed discount rate used to determine domestic net periodic expense was 5.75%, 5.75%, and 6.25% for 2006, 2007, and 2008, respectively.

At December 31, 2008, the weighted average assumed annual rate of increase in the cost of health care benefits (health care cost trend rate) was 9.3% for 2009 for the U.S. and 10% for Non-U.S. with both grading down over time to 5.0% in 2018. A one-percentage point change in the assumed health care cost trend rate would have had the following effects:

	Increase	Decrease
Effect on service and interest cost components	$442	$(70)
Effect on projected benefit obligations	2,502	(2,052)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The Company estimates its benefit payments for its postretirement benefit plans during the next ten years to be as follows:

	U.S.	Non-U.S.	Total
2009	$3,119	$349	$3,468
2010	3,278	380	3,658
2011	3,458	414	3,872
2012	3,584	452	4,036
2013	3,708	488	4,196
2014-2018	20,897	3,091	23,988

Other post retirement benefits recorded in our consolidated balance sheets include $14.5 million and $11.7 million as of December 31, 2007 and 2008, respectively, for termination indemnity plans for two of our European locations. The December 31, 2007 amount was previously recorded in other long-term liabilities.

11. Income Taxes

Components of the Company’s income (loss) before income taxes are as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Domestic	$(78,987)	$(182,579)	$(124,515)
Foreign	63,323	64,532	32,359

	$(15,664)	$(118,047)	$(92,156)

The Company’s provision (benefit) for income taxes consists of the following:

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Current
Federal	$—	$5,047	$2,293
State	—	212	701
Foreign	25,269	28,983	12,256

Deferred
Federal	(25,359)	—	—
State	(3,013)	(954)	—
Foreign	(4,141)	(342)	14,045

	$(7,244)	$32,946	$29,295

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The following schedule reconciles the United States statutory federal rate to the income tax provision:

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Tax at U.S. statutory rate	$(5,482)	$(41,316)	$(32,255)
State and local taxes	(3,013)	(4,732)	(1,359)
Tax credits	(7,571)	(9,675)	(6,995)
Goodwill Impairment	—	50,024	8,099
Worthless security deduction	—	(23,947)	—
Liquidation of foreign subsidiary	—	—	17,703
Effect of tax rate changes	—	4,891	(1,304)
Foreign withholding taxes	—	5,176	2,529
Effect of foreign tax rates	(3,056)	(4,130)	(6,828)
Valuation allowance	10,290	51,788	45,154
Other, net	1,588	4,867	4,551

Income tax provision	$(7,244)	$32,946	$29,295

Effective income tax rate	46.2%	(27.9)%	(31.8)%

Payment for income taxes net of refunds in 2006, 2007, and 2008 was $34,164, $20,622 and $25,797 respectively.

Deferred tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between the basis of assets and liabilities for tax and financial reporting purposes, as well as net operating losses, tax credit and other carryforwards. Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	2007	2008
Deferred tax assets:
Postretirement and other benefits	$55,501	$73,339
Capitalized Expenditures	14,521	12,765
Net operating loss and tax credit carryforwards	161,559	179,923
All other items	31,340	38,741

Total deferred tax assets	262,921	304,768

Deferred tax liabilities:
Property, plant and equipment	(23,311)	(39,071)
Intangibles	(92,250)	(77,098)
All other items	(5,067)	(2,497)

Total deferred tax liabilities	(120,628)	(118,666)

Valuation allowances	(128,816)	(175,215)

Net deferred tax assets	$13,477	$10,887

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The net deferred taxes in the consolidated balance sheet are as follows:

	2007	2008
Current Assets	$5,150	$9,078
Non-Current Assets	41,505	32,508
Current Liabilities	(4,847)	(2,434)
Non-Current Liabilities	(28,331)	(28,265)

	$13,477	$10,887

At December 31, 2008, the Company’s U.S. operations have operating loss carryforwards of $114,000 with expiration dates beginning in 2027. The Company’s foreign subsidiaries, primarily in the France, Brazil, Germany, UK and Australia, have operating loss carryforwards aggregating $105,500 with indefinite expiration periods while Spain has an operating loss carryforward of $13,100 with expiration dates beginning in 2010. Other foreign subsidiaries in China, India, Mexico, Netherlands, Poland, and Korea have operating losses aggregating $32,300, with expiration dates beginning in 2013. The Company’s Polish subsidiaries have special economic zone credits totaling $27,200. The U.S. foreign tax credit and research tax credit carryforwards are $30,400 and $18,200 respectively, with expiration dates beginning in 2011 and 2023. The Company and its domestic subsidiaries have anticipated tax benefits of state net operating losses and credit carryforwards of $19,400 with expiration dates beginning in 2009.

During 2008, due to our recent operating performance in the United States and current industry conditions, we continued to assess, based upon all available evidence, that it was more likely than not that we would not realize our U.S. deferred tax assets. During 2008, our U.S. valuation allowance increased by $66.9 million, primarily related to operating losses incurred in the United States during 2008 and adjustments to the minimum pension liability recorded through Other Comprehensive Income. Going forward, the need to maintain valuation allowances against deferred tax assets in the U.S. and other affected countries will cause variability in the Company’s effective tax rate. The Company will maintain a full valuation allowance against our deferred tax assets in the U.S. and applicable foreign countries until sufficient positive evidence exists to eliminate them.

Effective January 1, 2009, with the adoption of SFAS No. 141 (R) the benefit of the reversal of the valuation allowances on pre-acquisition contingencies will be included as a component of income tax expense. As of December 31, 2008 the Company has valuation allowances totaling $175,200 recorded against its deferred tax assets.

Deferred income taxes have not been provided on approximately $464,000 of undistributed earnings of foreign subsidiaries as such amounts are considered permanently reinvested. It is not practical to estimate any additional income taxes and applicable withholding taxes that would be payable on remittance of such undistributed earnings.

Under the terms of the Stock Purchase Agreement with Cooper Tire, the Company is indemnified against substantially all contingent income tax liabilities related to periods prior to the 2004 Acquisition.

During March 2008 the Company became aware of a potentially favorable settlement of the pending bi-lateral Advance Pricing Agreement (APA) negotiations between the United States (US) and Canada relating to the periods 2000 – 2007. Agreement between the two governments will impact transfer pricing matters between the Company and its wholly owned Canadian subsidiary. In March 2009 the US and Canadian governments signed Mutual Agreement Letters agreeing to the terms of the bi-lateral APA. Final bi-lateral Advance Pricing Agreements with the Company should be completed and signed during the 2Q of 2009. The settlement of the bi-lateral APA will result in income tax refunds to Cooper-Standard Automotive Canada for the years 2000 – 2007 of up to $80 million Canadian dollars. Under the terms of the Sale and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Purchase Agreement with Cooper Tire and Rubber Company (CTR) dated December 23, 2004, CTR is entitled to tax refunds arising in the years 2000 – 2004. As such, it is expected that CSA will remit to CTR tax refunds received from the Canadian government related to those tax years. Refunds received from the Canadian government will be based on the preparation of amended tax returns for the years 2000 – 2007. The agreement should also result in a corresponding increase to the US taxable income of CSA for the years 2005 – 2007, but is not expected to result in any significant cash payment as the increased U.S. tax liability which will be largely offset by existing tax credit carryforwards.

At December 31, 2008, the Company has $4,728 ($5,159 including interest and penalties) of total unrecognized tax benefits. Of this total, $1,922 represents the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate. The total unrecognized tax benefits differ from the amount which would effect the effective tax rate due to the impact of valuation allowances and the impact of Cooper Tire indemnifying substantially all income tax liabilities resulting from periods prior to the 2004 Acquisition.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows

(in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2008
Balance as of January 1	$4,021	$3,930
Tax Positions related to the current period
Gross Additions	568	411
Gross Reductions	—	—
Tax Positions related to prior years
Gross Additions	167	1,127
Gross Reductions	—	(244)
Settlements	(362)	(32)
Lapses on Statutes of Limitations	(464)	(464)

Balance as of December 31	$3,930	$4,728

The Company, or one of its subsidiaries, files income tax returns in the United States and other foreign jurisdictions. Under the terms of the Stock Purchase Agreement with Cooper Tire, the Company is indemnified against substantially all income tax liabilities related to periods prior to the 2004 Acquisition. Subsequently, in the United States, all Internal Revenue Service examinations prior to the 2004 Acquisition are the responsibility of Cooper Tire; therefore the Company is not subject to U.S. federal, state, or local tax examinations for years ending December 23, 2004 and prior. The Internal Revenue Service (IRS) commenced an examination of the Company’s U.S. income tax returns for 2005 and 2006 in the second quarter of 2008 that is anticipated to be completed by late 2009. As of December 31, 2008, no adjustments have been proposed. The Company’s foreign subsidiaries are legally required to comply with the statute of limitations in each jurisdiction; however the Company is indemnified against substantially all income tax liabilities that may result from periods prior to the 2004 Acquisition. The Company’s major foreign jurisdictions are Brazil, Canada, France, Germany, Mexico, and U.K. The Company is no longer subject to income tax examinations in major foreign jurisdictions for years prior to 2000.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies all tax related interest and penalties as income tax expense. At December 31, 2008, the Company has recorded $431 in liabilities for tax related interest and penalties on its Consolidated Balance Sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

12. Lease Commitments

The Company rents certain manufacturing facilities and equipment under long-term leases expiring at various dates. Rental expense for operating leases was $19,835, $22,303, and $23,331 for 2006, 2007, and 2008.

Future minimum payments for all non-cancelable operating leases are as follows:

2009	$17,983
2010	12,251
2011	10,354
2012	8,658
2013	7,188
Thereafter	26,881

13. Accumulated Other Comprehensive Income (Loss)

Cumulative other comprehensive income in the accompanying balance sheets consists of:

	2006	2007	2008
Cumulative currency translation adjustment	$14,259	$57,505	$(1,424)

Benefit plan liability	(11,617)	23,977	(28,540)
Tax effect	3,870	916	(181)

Net	(7,747)	24,893	(28,721)

Fair value change of derivatives	(8,781)	(16,748)	(32,685)
Tax effect	3,319	3,338	3,294

Net	(5,462)	(13,410)	(29,391)

	$1,050	$68,988	$(59,536)

14. Contingent Liabilities

Employment Contracts

The Company has employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives, and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

Unconditional Purchase Orders

Noncancellable purchase order commitments for capital expenditures made in the ordinary course of business were $27,438 and $12,593 at December 31, 2007 and 2008, respectively.

Legal and Other Claims

The Company is periodically involved in claims, litigation, and various legal matters that arise in the ordinary course of business. In addition, the Company conducts and monitors environmental investigations and remedial actions at certain locations. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. A reserve estimate is established for each matter and updated as additional information becomes available. Based on the information currently known to us, we do not believe that the ultimate resolution of any of these matters will have a material adverse effect on our financial condition, results of operations, or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

15. Other Income (Expense), net

The components of Other Income (Expense) for the years 2006, 2007, and 2008 are as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008
Foreign currency gains (losses)	$3,771	$(454)	$(845)
Minority interest	(858)	(587)	1,069
Net gains on repurchase of debt	4,071	—	1,696
Loss on sale of receivables	—	—	(2,219)
Gains (losses) on fixed asset disposals	1	(14)	—

Other income (expense), net	$6,985	$(1,055)	$(299)

16. Related Party Transactions

Sales to NISCO, a 50 percent owned joint venture, totaled $32,140, $30,941, and $26,658, in 2006, 2007, and 2008, respectively. In 2006, the Company received from NISCO a dividend of $10,000, consisting of $2,254 related to earnings during the Successor period and a $7,746 return of capital. In 2008, the Company received from NISCO a dividend of $5,000 all of which was related to earnings.

Purchases of materials from Guyoung Technology Co. Ltd, a 20% owned joint venture, totaled $4,181, $5,041 and $1,313 in 2006, 2007 and 2008, respectively.

In connection with the acquisition of FHS, the Company paid $1,000 of transaction advisory fees to each of its two principal stockholders in February 2006.

In connection with the MAPS acquisition, the Company received $15,000 of capital contributions from each of its two Sponsors and their respective affiliates in August 2007. The Company also paid $625 of transaction advisory fees to each of its two Sponsors in September 2007.

17. Capital Stock and Stock Options

In 2004, the Company was formed and was capitalized in conjunction with the 2004 Acquisition via the sale of 3,180,000 shares of common stock for $318,000 to affiliates of The Cypress Group L.L.C. and GS Capital Partners 2000, L.P., whom we refer to as our “Sponsors”. Pursuant to subscription agreements entered into as of August 27, 2007, the Company issued a total of 250,000 additional shares of common stock to its Sponsors for $30,000 which was invested by the Sponsors in connection with the financing of the Company’s August 2007 acquisition of certain Metzeler Automotive Profile Systems sealing operations. Following the 2004 Acquisition and through December 31, 2007, five members of the Board of Directors and certain members of senior management purchased $4,910 of common stock. The Company repurchased $300 of common stock during 2005 from one such member of senior management whose employment with the Company terminated in 2005 and another $450 of common stock during 2007 from another such member of senior management whose employment with the Company terminated in 2006 and another $540 of common stock during 2008 from another such member of senior management whose employment with the Company terminated in 2007.

Effective as of the closing of the 2004 Acquisition, the Company established the 2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, which permits the granting of nonqualified and incentive stock options, stock appreciation rights, restricted stock, and other stock-based awards to employees and directors. As of December 31, 2007 and 2008, the Company had 423,615 shares of common stock reserved for issuance under the plan, including outstanding options granted to certain employees and directors to purchase 212,615 and 192,615 shares of common stock, respectively, at a price of $100 per share, which was determined by the Company to be fair market value. In addition, there are also outstanding options granted to certain employees and directors to purchase 27,000 shares of common stock at a price of $120 per share. These options have a ten-year life. Of the options outstanding as of December 31, 2007 and 2008, options

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

covering 183,128 and 165,239 shares of common stock, respectively, were granted upon the closing of the 2004 Acquisition or in the first year thereafter. During 2008, options covering 9,549 of these shares were cancelled and 8,340 were forfeited. These options were issued prior to the effective date of SFAS No. 123(R) and therefore are accounted for in accordance with APB No. 25 and no stock compensation is required to be recognized. Of the 165,239 options outstanding at December 31, 2008, 110,537 options are vested with a weighted average remaining contractual term of 6 years. A summary of option transactions for the years ended 2006, 2007 and 2008 for options that were granted after the effective date of SFAS No. 123 (R) is shown below:

	2006		2007		2008
	Options	Wtd. Avg. Ex. Price	Options	Wtd. Avg. Ex. Price	Options	Wtd. Avg. Ex. Price
Outstanding at Beginning of Year	—	$—	4,025	$100.00	29,487	$100.00
Granted	4,025	$100.00	25,462	$100.00	27,000	$120.00
Cancelled	—	$—	—	$—	(655)	$100.00
Forfeited	—	$—	—	$—	(1,456)	$100.00

Outstanding at End of Year	4,025	$100.00	29,487	$100.00	54,376	$109.93

Exercisable at End of Year	—	$—	4,264	$100.00	24,566	$108.01

Weighted Average Fair Value of Options Granted	$46.22		$46.02		$42.39

Weighted Average Remaining Contractual Life (years):
Outstanding at End of Year	10		9.2		8.7
Exercisable at End of Year	—		9.2		8.6

Stock compensation expense totaling $561 and $635 has been recognized in 2007 and 2008, respectively for these options.

One-half of the options granted to employees in the initial one-year period following the 2004 Acquisition vest on a time basis, 20% per year over five years; the remaining one-half vest on a performance basis at a rate of between 0% and 20% per year, depending on the extent to which established performance targets are attained, with 85% attainment of performance targets being the threshold for any vesting. Performance-based options granted during this period are subject to certain acceleration provisions and, regardless of the achievement of performance targets in any year, may vest in full in the event of a transaction in which the Company’s Sponsors realize an internal rate of return of at least 20% on their investment in the Company, or may vest in full 8 years following the date of grant if the Compensation Committee determines that certain accounting treatment would be required in the absence of such vesting. The same principles apply in the case of options granted after this initial period but before 2008, except that only the last three years of the five-year period applicable to options granted in the initial period are taken into account, and vesting occurs in increments of 33% rather than 20%. With respect to options granted in 2008, two-thirds of the options vest on a time basis at a rate of 50% per year over two years and the remaining one-third were eligible for vesting based on the performance of the Company in 2008. Options granted to employees covering 105,149 and 131,403 shares were vested as of December 31, 2007 and 2008, respectively. All of the options granted to directors vest on a time basis, 20% per year over five years in the case of options granted before 2008, and 50% per year over two years in the case of options granted in 2008. Options granted to directors covering an aggregate of 1,000 and 3,700 shares were vested as of December 31, 2007 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

The Company uses expected volatility of similar entities to develop the expected volatility. The expected option life was calculated using the simplified method as described in Staff Accounting Bulletin No. 107. The risk free rate is based on U.S. Treasury zero-coupon issues with a term equal to the expected option life, on the date the stock options were granted. Fair value for the shares that are accounted for under SFAS No. 123(R) was estimated at the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions:

	2007	2008
Expected volatility	40.00%	34.00%

Dividend yield	0.00%	0.00%

Expected option life	6.0 years	5.5 years

Risk-free rate	4.50%	2.40% - 2.65%

The Company also maintains a nonqualified Deferred Compensation Plan which allows eligible executives and directors to defer base pay, bonus payments and long-term incentive pay and have it allocated on a pre-tax basis to various investment alternatives and ultimately distributed to the executive at a designated time in the future. In December 2006, a new plan feature referred to as the “Management Stock Purchase Plan” was established which provides participants the opportunity to “purchase” Company stock units with income deferred under the deferred compensation plan at a price based on the fair value of Company common stock determined on a semi-annual basis by the Compensation Committee of the Company’s Board of Directors. Purchased stock units are matched by the Company at year-end on a one-for-one basis, subject to plan provisions which allow for an annual cap on the aggregate number of matching stock units, which the Compensation Committee may apply in its discretion. On December 31, 2008, approximately 40,597 Company stock units at $120 per unit were outstanding under this plan, subject to certain adjustments based on net actual incentive payments. Approximately 20,242 of these stock units are matching stock units that generally vest ratably over a three year period. No units were vested as of December 31, 2007. As of December 31, 2008, 6,479 units were vested. In accordance with SFAS No. 123(R), for units granted to retirement eligible employees, compensation expense must be recognized immediately, since employees meeting eligibility for retirement would be immediately vested in this plan upon leaving employment. Compensation expense related to Company stock units equaled $988 and $629 in 2007 and 2008, respectively.

18. Business Segments

Throughout 2008, the Company operated in three business segments: Body & Chassis Systems, Fluid Systems, and Asia Pacific. The Body & Chassis segment consisted mainly of body sealing products and components that protect vehicle interiors from weather, dust, and noise intrusion as well as systems and components that control and isolate noise vibration in a vehicle to improve ride and handling. The Fluid segment consisted primarily of subsystems and components that direct, control, measure, and transport fluids and vapors throughout a vehicle. The Asia Pacific segment consisted of both Body & Chassis and Fluid operations in that region with the exception of the Company’s interest in a joint venture in China which was acquired as part of the MAPS acquisition, and the MAP India joint venture. These joint ventures are included in the Body & Chassis segment which is in line with the internal management structure.

During 2007, the Company revised its segment disclosures from two reportable segments to the three reportable segments described above and has revised the prior period amounts to conform to the current period presentation. On March 26, 2009, the Company announced the implementation of a plan involving the discontinuation of its global Body & Chassis and Fluid Systems operating divisions and the establishment of a new operating structure organized on the basis of geographic regions. Under the plan, the Company’s reporting segments, as well as its operating structure, has changed, and the Company intends to revise its segment disclosures beginning with the second quarter of 2009 from the three segments described above to two reportable segments, North America and International (comprising all of the Company’s operations outside of North America).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (SFAS 131) establishes the standards for reporting information about operating segments in financial statements. In applying the criteria set forth in SFAS 131, the Company has determined that it operates in three segments.

The accounting policies of the Company’s business segments are consistent with those described in Note 2. The Company evaluates segment performance based on segment profit before tax. The results of each segment include certain allocations for general, administrative, interest, and other shared costs. However, certain shared costs are not allocated to the segments and are included below in Eliminations and other. Intersegment sales are conducted at market prices. Segment assets are calculated based on a moving average over several quarters and exclude corporate assets, goodwill, intangible assets, deferred taxes, and certain other assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

	For the Year Ended
	2006	2007	2008
Sales to external customers
Body & Chassis	$1,100,390	$1,317,621	$1,523,314
Fluid	971,122	1,096,944	979,601
Asia Pacific	92,750	96,588	91,662

Consolidated	$2,164,262	$2,511,153	$2,594,577

Intersegment sales
Body & Chassis	$20,162	$21,867	$13,389
Fluid	3,149	4,142	2,702
Asia Pacific	1,396	7,768	9,117
Eliminations and other	(24,707)	(33,777)	(25,208)

Consolidated	$—	$—	$—

Segment profit
Body & Chassis	$(26,108)	$33,993	$(16,919)
Fluid	19,173	(137,913)	(49,556)
Asia Pacific	(8,729)	(14,127)	(25,681)

Income before income taxes	$(15,664)	$(118,047)	$(92,156)

Depreciation and amortization expense
Body & Chassis	$68,562	$62,176	$74,100
Fluid	60,611	64,500	57,033
Asia Pacific	4,741	5,729	5,201
Eliminations and other	4,519	3,644	3,771

Consolidated	$138,433	$136,049	$140,105

Capital expenditures
Body & Chassis	$36,506	$55,614	$54,691
Fluid	32,403	39,222	19,358
Asia Pacific	11,102	9,165	8,299
Eliminations and other	2,863	3,254	9,777

Consolidated	$82,874	$107,255	$92,125

Segment assets
Body & Chassis		$1,153,013	$978,953
Fluid		811,715	668,272
Asia Pacific		89,568	83,253
Eliminations and other		107,959	87,773

Consolidated		$2,162,255	$1,818,251

Net interest expense included in segment profit for Body & Chassis totaled $43,503, $43,831 and $58,187 for the years ended December 31, 2006, 2007 and 2008, respectively, Fluid totaled $40,447, $41,971 and $28,662 for the years ended December 31, 2006, 2007 and 2008, respectively, Asia Pacific totaled $3,197, $3,775 and $6,045 for the years ended December 31, 2006, 2007 and 2008, respectively.

Restructuring costs included in segment profit for Body & Chassis totaled $19,454, $17,553 and $12,502 for the years ended December 31, 2006, 2007 and 2008, respectively, Fluid totaled $4,450, $8,771 and $19,321 for the years ended December 31, 2006, 2007 and 2008, respectively, Asia Pacific totaled $1, $62, and $6,031 for the years ended December 31, 2006, 2007 and 2008, respectively, Eliminations and other totaled $0, $0, and $446 for the years ended December 31, 2006, 2007 and 2008, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Geographic information for revenues, based on country of origin, and long-lived assets is as follows:

	2006	2007	2008
Revenues
United States	$806,630	$857,051	$668,500
Canada	392,329	380,793	304,652
Mexico	258,117	288,614	271,271
Germany	210,796	324,305	440,393
Other	496,390	660,390	909,761

Consolidated	$2,164,262	$2,511,153	$2,594,577

Tangible long-lived assets
United States		$178,797	$167,287
Canada		80,056	50,773
Mexico		60,330	55,295
Germany		125,766	108,608
Other		277,424	242,024

Consolidated		$722,373	$623,987

Net sales to customers of the Company which contributed ten percent or more of its total consolidated net sales and the related percentage of consolidated Company sales for 2006, 2007, and 2008 are as follows:

	2006 Percentage of Combined Net Sales	2007 Percentage of Combined Net Sales	2008 Percentage of Combined Net Sales
Customer
Ford	29%	27%	25%
General Motors	25%	20%	16%
DaimlerChrysler	10%	—	—

19. Fair Value of Financial Instruments

Fair values of the Senior and Senior Subordinated Notes approximated $443,400 and $146,900 at December 31, 2007 and 2008, based on quoted market prices, compared to the recorded values totaling $530,500 and $523,500, respectively. Fair values of the Term Loans approximated $247,600 at December 31, 2008, based on quoted market prices, compared to the recorded values totaling $530,000.

The Company uses derivative financial instruments, including forwards and swap contracts to manage its exposures to fluctuations in foreign exchange, interest rates and commodity prices. For a fair value hedge both the effective and ineffective, if significant, portions are recorded in earnings and reflected in the consolidated statement of operations. For a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in accumulated other comprehensive income (loss) in the consolidated balance sheet. The ineffective portion, if significant, is recorded in other income or expense. Historically, the ineffective portion has been nominal. When the underlying hedged transaction is realized or the hedged transaction is no longer probable, the gain or loss included in accumulated other comprehensive income (loss) is recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk.

The Company formally documents its hedge relationships, including the identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the cash flow hedges. The Company also formally assesses whether a cash flow hedge is highly effective in offsetting changes in the cash flows of the hedged item. Derivatives are recorded at fair value in other current and long-term assets and other current and long-term liabilities.

For a net investment hedge the fair value of the derivative is recorded in cumulative translation adjustment, which is a component of accumulated other comprehensive income (loss) in the consolidated balance sheet. During 2008, gains of $2,791 were recorded in accumulated other comprehensive income (loss).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Interest Rate Swaps – The Company has entered into interest rate swap contracts to manage cash flow fluctuations of variable rate debt due to changes in market interest rates. Interest rate swap contracts which fix the interest payments of certain variable rate debt instruments or fix the market rate component of anticipated fixed rate debt instruments are accounted for as cash flow hedges.

As of December 31, 2008, interest rate swap contracts representing $309,105 of notional amount were outstanding with maturity dates of December, 2010 through September, 2013. The above amount includes $161,649 of notional amount pertaining to the swap of USD denominated debt fixed at 5.764% and $59,850 of notional fixed at 3.19%, $14,677 pertaining to the Canadian dollar denominated debt fixed at 4.91% and $11,601 of notional amount pertaining to EURO denominated debt fixed at 4.14%. The above notional amount also includes $61,329 of a USD denominated swap with a counterparty that no longer qualifies for cash flow hedge accounting due to the counterparty filing for bankruptcy protection. These contracts modify the variable rate characteristics of the Company’s variable rate debt instruments, which are generally set at three-month USD LIBOR rates, Canadian Dollar Bankers Acceptance Rates or six-month Euribor rates. The remaining $61,329 of notional amount is a pay float, receive 3.67% fixed swap to offset the effects of the swap that no longer qualifies for cash flow hedge accounting.

On September 15, 2008, a counterparty on one of the Company’s USD swaps filed for bankruptcy protection. The swap was de-designated as a cash flow hedge for accounting purposes. The de-designation of this hedge relationship resulted in the following actions:

•

As the underlying cash flow risk this swap was designed to hedge remains highly probable of occurring, the amount of net losses of $(4,350) that were recorded in accumulated other comprehensive income (loss) (“OCI”) pertaining to this swap will be amortized to interest expense over the remaining life of the anticipated hedge relationship which would have normally terminated in December 2011.

•

Recognizing the change in fair market value of the swap from the last date the hedge was effective to September 30, 2008. This change in market value was a decrease in swap liability from $(4,350) to $(3,852) or a gain of $498.

On September 30, 2008 the Company executed a new off-setting swap to neutralize the future impact of changes in market value of the de-designated swap. The off-setting swap covers an identical notional amount of $61,329, uses the same 3-month LIBOR, and pays a fixed coupon of 3.67% until its maturity in December 2011. This swap will not be designated as a cash flow hedge under SFAS No. 133, “Accounting for Derivative instruments and Hedging Activities”, and as a result will be marked to market. This will serve to offset the earnings impact of the future changes in market value of the de-designated swap.

On November 12, 2008, the Company executed a new interest rate swap. This swap is designed to modify the variable rate characteristics of the debt instruments and is designated as a cash flow hedge for accounting purposes. This new swap with a pay fixed at 3.19% was put in place to cover the lost interest-rate-fluctuation shield caused by the de-designation discussed above.

On December 24, 2008, the Company unwound one of the interest rate swaps which resulted in cash settlements on January 2, 2009 of $9,850 including accrued interest of $383 to the counterparty that required, per the ISDA that covered the swap contract, to terminate the swap upon the Company’s credit rating falling below B3.

Upon termination the swap was de-designated as a cash flow hedge for accounting purposes. The de-designation of this hedge relationship resulted in the following actions:

•

As the underlying cash flow risk this swap was designed to hedge remains highly probable of occurring, the amount of net losses of $(9,467) million that were recorded in accumulated other comprehensive income (loss) pertaining to this will be amortized to interest expense over the remaining life of the anticipated hedge relationship which was to have terminated in December 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

As of December 31, 2008, the $(21,023) fair market value of the swaps was recorded in accrued liabilities $(15,436), and other long-term liabilities $(5,587). An amount $(20,301), net of taxes, was recorded as net losses in the accumulated other comprehensive income (loss). This amount includes $(13,252) for the de-designated/terminated swaps as the balance remaining on the OCI pertaining to these swaps is to be amortized over the remaining life of the underlying debt until December 2011. The fair market value of all outstanding interest rate swap contracts is subject to change in value due to change in interest rates. During 2008 losses of $5,496 were reclassified from accumulated other comprehensive income (loss) into earnings. The Company expects approximately $10,568 of net losses to be reclassified in 2009.

Forward foreign exchange contracts – The Company uses forward foreign exchange contracts to reduce the effect of fluctuations in foreign exchange rates on Term Loan B, a U.S. dollar denominated obligation of our Canadian subsidiary, a portion of our Euro Term Loan E, and short-term foreign currency denominated intercompany transactions. Gains and losses on the derivative instruments are intended to offset gains and losses on the hedged transactions in an effort to reduce the earnings volatility resulting from fluctuations in foreign exchange rates. The currencies hedged by these arrangements are the Canadian Dollar, Euro and Brazilian Real. Gains of $12,855 related to these contracts were recorded in other income (expense) during the year ended December 31, 2008. As of December 31, 2008 the fair market value of these contracts was approximately $7,968.

The Company also uses forward foreign exchange contracts to hedge the Mexican peso to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted operating expenses of our Mexican facilities. These contracts are designated as cash flow hedges. As of December 31, 2008, forward foreign exchange contracts representing $45,650 of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $(7,023). A 10% strengthening of the U.S. dollar relative to the Mexican peso would result in a decrease of $2,833 in the fair market value of these contracts. A 10% weakening of the U.S. dollar relative to the Mexican peso would result in an increase of $3,598 in the fair market value of these contracts.

The Company also uses forward foreign exchange contracts to hedge the U.S. dollar to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted material purchases of our Canadian facilities. As of December 31, 2008, forward foreign exchange contracts representing $26,800 of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $3,390. A 10% strengthening of the U.S. dollar relative to the Canadian dollar would result in an increase of $2,625 million in the fair market value of these contracts. A 10% weakening of the U.S. dollar relative to the Canadian dollar would result in a decrease of $2,625 million in the fair market value of these contracts.

The Company also uses forward foreign exchange to hedge the U.S. dollar to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted material purchases of our European facilities. As of December 31, 2008, forward foreign exchange contracts representing $14,688 of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $295. A 10% strengthening of the U.S. dollar relative to the Euro would result in an increase of $1,605 million in the fair market value of these contracts. A 10% weakening of the U.S. dollar relative to the Euro would result in a decrease of $1,313 million in the fair market value of these contracts.

The Company also uses forward foreign exchange to hedge the Czech Koruna (CZK) to reduce the effect of fluctuations in foreign exchange rates on a portion of the forecasted operating expenses of our European facilities. As of December 31, 2008, forward foreign exchange contracts representing $14,820 of notional amount were outstanding with maturities of less than twelve months. The fair market value of these contracts was approximately $(1,027). A 10% strengthening of the Euro relative to the CZK would result in a decrease of $1,235 million in the fair market value of these contracts. A 10% weakening of the Euro relative to the CZK would result in an increase of $1,509 million in the fair market value of these contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

During 2008 gains of $2,185 related to the forward foreign exchange contracts were reclassified from accumulated other comprehensive income (loss) into earnings. The amount to be reclassified in 2009 is expected to be approximately $(4,365).

Commodity price hedges – The Company has exposure to the prices of commodities in the procurement of certain raw materials. The primary purpose of the Company’s commodity price hedging activities is to manage the volatility associated with these forecasted purchases. The Company primarily utilizes forward contracts with maturities of less than 24 months, which are accounted for as cash flow hedges. These instruments are intended to offset the effect of changes in commodity prices on forecasted inventory purchases. As of December 31, 2008, commodity contracts for carbon black and natural gas representing $11,728 of notional amount were outstanding with a fair market value of approximately $(4,950). A 10% change in the underlying commodity prices would result in a $489 change in the fair market values of these contracts. During 2008 losses of $1,448 were reclassified from accumulated other comprehensive income (loss) into earnings. The Company expects approximately $4,950 of losses to be reclassified in 2009.

SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value measurements are based on one or more of the following three techniques noted in SFAS No. 157:

Market: This approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income: This approach uses valuation techniques to convert future amounts to a single present value amount based on current market expectations.

Cost: This approach is based on the amount that would be required to replace the service capacity of an asset (replacement cost).

SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s liabilities measured at fair value on a recurring basis subject to the disclosure requirements of SFAS No. 157 as of December 31, 2008 were as follows:

	Liability	Level 1	Level 2	Level 3
Derivative financial instruments	$22,370	$—	$—	$22,370

A reconciliation of changes in assets and liabilities related to derivative instruments measured at fair value using the market and income approach adjusted for our and our counterparty’s credit risks for the year ended December 31, 2008, is shown below:

Balance as of January 1, 2008	$—
Transfers into Level 3	22,370

Balance as of December 31, 2008	$22,370

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands except per share amounts)

Fair value measurements for non-financial assets such as goodwill, intangibles, property, plant and equipment and equity investment impairment assessments are not reflected in the disclosures above due to FASB Staff Position 157-2, which deferred the effective date of SFAS No. 157 for non-financial assets and liabilities.

20. Selected Quarterly Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Sales	$576,261	$623,998	$602,570	$708,324
Gross profit	93,477	106,808	83,459	113,370
Net income (loss)	4,674	9,686	(12,790)	(152,563)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008
Sales	$756,021	$765,639	$599,656	$473,261
Gross profit	119,119	117,989	62,484	34,922
Net income (loss)	15,672	11,587	(32,595)	(116,115)

21. Sale Leaseback Transaction

During the year ended December 31, 2007, the Company sold a manufacturing facility to an independent third party. Gross proceeds from this sale were $4,806. Concurrent with this sale, the Company entered into an agreement to lease the facility back from the purchaser over a lease term of 10 years. This lease is accounted for as an operating lease. A gain of $723 was deferred and is being amortized over the lease term.

During the year ended December 31, 2008, the Company sold a manufacturing facility to an independent third party and simultaneously agreed to lease the facility from that party for a period of 15 years. Gross proceeds from this sale were $8,556. The transaction is structured as an operating lease.

22. Guarantor and Non-Guarantor Subsidiaries

In connection with the December 2004 acquisition by the Company of the automotive segment of Cooper Tire & Rubber Company, Cooper-Standard Automotive Inc. (the “Issuer”), a wholly-owned subsidiary, issued the Senior Notes and Senior Subordinated Notes with a total principal amount of $550,000. Cooper-Standard Holdings Inc. (the “Parent”) and all wholly-owned domestic subsidiaries of Cooper-Standard Automotive Inc. (the “Guarantors”) unconditionally guarantee the notes. The following condensed consolidated financial data provides information regarding the financial position, results of operations, and cash flows of the Guarantors. Separate financial statements of the Guarantors are not presented because management has determined that those would not be material to the holders of the notes. The Guarantors account for their investments in the non-guarantor subsidiaries on the equity method. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions (dollars in millions).

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2006

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
Sales	$—	$471.3	$586.0	$1,209.7	$(102.7)	$2,164.3
Cost of products sold	—	427.5	487.6	1,019.7	(102.7)	1,832.1
Selling, administration, & engineering expenses	—	106.2	44.3	49.3	—	199.8
Amortization of intangibles	—	21.6	2.5	6.9	—	31.0
Impairment charges	—	13.2	—	—	—	13.2
Restructuring	—	7.0	0.8	16.1	—	23.9

Operating profit (loss)	—	(104.2)	50.8	117.7	—	64.3
Interest expense, net of interest income	—	(74.3)	—	(12.9)	—	(87.2)
Equity earnings	—	(0.1)	0.3	—	—	0.2
Other income (expense)	—	47.2	1.8	(42.0)	—	7.0

Income (loss) before income taxes	—	(131.4)	52.9	62.8	—	(15.7)
Provision for income tax expense (benefit)	—	(50.3)	20.2	22.8	—	(7.3)

Income (loss) before equity in income (loss) of subsidiaries	—	(81.1)	32.7	40.0	—	(8.4)
Equity in net income (loss) of subsidiaries	(8.4)	72.7	—	—	(64.3)	—

NET INCOME (LOSS)	$(8.4)	$(8.4)	$32.7	$40.0	$(64.3)	$(8.4)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2007

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
Sales	$—	$456.8	$713.9	$1,464.3	$(123.8)	$2,511.2
Cost of products sold	—	411.9	571.8	1,254.2	(123.8)	2,114.1
Selling, administration, & engineering expenses	—	103.0	51.8	67.3	—	222.1
Amortization of intangibles	—	21.5	2.8	7.6	—	31.9
Impairment charges	—	143.0	3.4	—	—	146.4
Restructuring	—	6.3	1.1	19.0	—	26.4

Operating profit (loss)	—	(228.9)	83.0	116.2	—	(29.7)
Interest expense, net of interest income	—	(76.2)	—	(13.3)	—	(89.5)
Equity earnings	—	(0.3)	2.3	0.2	—	2.2
Other income (expense)	—	41.5	0.2	(42.8)	—	(1.1)

Income (loss) before income taxes	—	(263.9)	85.5	60.3	—	(118.1)
Provision for income tax expense (benefit)	—	20.3	(15.3)	27.9		32.9

Income (loss) before equity in income (loss) of subsidiaries	—	(284.2)	100.8	32.4	—	(151.0)
Equity in net income (loss) of subsidiaries	(151.0)	133.2	—	—	17.8	—

NET INCOME (LOSS)	$(151.0)	$(151.0)	$100.8	$32.4	$17.8	$(151.0)

CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2008

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
Sales	$—	$381.0	$553.7	$1,759.1	$(99.2)	$2,594.6
Cost of products sold	—	347.7	465.4	1,546.2	(99.2)	2,260.1
Selling, administration, & engineering expenses	—	87.8	40.7	103.2	—	231.7
Amortization of intangibles	—	20.5	2.3	8.2	—	31.0
Impairment charges	—	24.7	2.3	6.4	—	33.4
Restructuring	—	5.4	4.2	28.7	—	38.3

Operating profit (loss)	—	(105.1)	38.8	66.4	—	0.1
Interest expense, net of interest income	—	(77.8)	—	(15.1)	—	(92.9)
Equity earnings	—	(4.4)	3.4	1.9	—	0.9
Other income (expense)	—	27.2	(0.9)	(26.6)	—	(0.3)

Income (loss) before income taxes	—	(160.1)	41.3	26.6	—	(92.2)
Provision for income tax expense (benefit)	—	4.1	(1.1)	26.3		29.3

Income (loss) before equity in income (loss) of subsidiaries	—	(164.2)	42.4	0.3	—	(121.5)
Equity in net income (loss) of subsidiaries	(121.5)	42.7	—	—	78.8	—

NET INCOME (LOSS)	$(121.5)	$(121.5)	$42.4	$0.3	$78.8	$(121.5)

CONSOLIDATING BALANCE SHEET

December 31, 2007

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
ASSETS
Current assets:
Cash and cash equivalents	$—	$42.6	$—	$(1.7)	$—	$40.9
Accounts receivable, net	—	52.3	105.6	388.9	—	546.8
Inventories	—	24.4	28.9	102.0	—	155.3
Prepaid Expenses	—	(2.3)	1.0	20.9	—	19.6
Other	—	9.8	—	0.1	—	9.9

Total current assets	—	126.8	135.5	510.2	—	772.5
Investments in affiliates and intercompany accounts, net	268.5	360.4	490.4	177.5	(1,260.1)	36.7
Property, plant, and equipment, net	—	76.7	129.2	516.5	—	722.4
Goodwill	—	248.7	17.3	24.6	—	290.6
Other assets	—	199.6	35.0	105.5	—	340.1

	$268.5	$1,012.2	$807.4	$1,334.3	$(1,260.1)	$2,162.3

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Debt payable within one year	$—	$7.6	$—	$44.4	$—	$52.0
Accounts payable	—	60.1	33.3	202.2	—	295.6
Accrued liabilities	—	59.1	8.1	119.1	—	186.3

Total current liabilities	—	126.8	41.4	365.7	—	533.9
Long-term debt	—	970.8	—	117.4	—	1,088.2
Other long-term liabilities	—	134.1	6.9	130.7	—	271.7

	—	1,231.7	48.3	613.8	—	1,893.8
Total stockholders’ equity	268.5	(219.5)	759.1	720.5	(1,260.1)	268.5

	$268.5	$1,012.2	$807.4	$1,334.3	$(1,260.1)	$2,162.3

CONSOLIDATING BALANCE SHEET

December 31, 2008

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
ASSETS
Current assets:
Cash and cash equivalents	$—	$40.0	$—	$71.5	$—	$111.5
Accounts receivable, net	—	53.1	65.7	233.2	—	352.0
Inventories	—	17.1	21.2	78.7	—	117.0
Prepaid Expenses	—	(1.1)	0.6	19.7	—	19.2
Other	—	23.9	—	—	—	23.9

Total current assets	—	133.0	87.5	403.1	—	623.6
Investments in affiliates and intercompany accounts, net	15.2	315.4	599.5	161.4	(1,058.1)	33.4
Property, plant, and equipment, net	—	70.3	118.5	435.2	—	624.0
Goodwill	—	194.1	17.3	33.6	—	245.0
Other assets	—	149.4	17.1	125.8	—	292.3

	$15.2	$862.2	$839.9	$1,159.1	$(1,058.1)	$1,818.3

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Debt payable within one year	$—	$43.5	$—	$50.6	$—	$94.1
Accounts payable	—	36.4	25.0	131.6	—	193.0
Accrued liabilities	—	65.6	6.7	92.3	—	164.6

Total current liabilities	—	145.5	31.7	274.5	—	451.7
Long-term debt	—	957.5	—	92.5	—	1,050.0
Other long-term liabilities	—	165.0	6.7	129.7	—	301.4

	—	1,268.0	38.4	496.7	—	1,803.1
Total stockholders’ equity	15.2	(405.8)	801.5	662.4	(1,058.1)	15.2

	$15.2	$862.2	$839.9	$1,159.1	$(1,058.1)	$1,818.3

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2006

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$—	$37.6	$26.9	$71.4	$—	$135.9
INVESTING ACTIVITIES
Property, plant, and equipment	—	(12.5)	(26.5)	(43.9)	—	(82.9)
Acquisition of FHS, net of cash acquired	—	(201.6)	—	—	—	(201.6)
Return on equity investment	—	7.7	—	—	—	7.7
Cost of equity investments	—	(0.4)	—	(3.7)	—	(4.1)
Other	—	(1.0)	—	0.1	—	(0.9)

Net cash used in investing activities	—	(207.8)	(26.5)	(47.5)	—	(281.8)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	214.8	—	—	—	214.8
Repurchase of bonds	—	(14.9)	—	—	—	(14.9)
Principal payments on long-term debt	—	(9.2)	—	(37.6)	—	(46.8)
Proceeds from issuance of stock	0.3	—	—	—	—	0.3
Net change in intercompany advances	(0.3)	0.3	—	—	—	—
Other	—	(4.3)	—	(1.5)	—	(5.8)

Net cash provided by (used in) financing activities	—	186.7	—	(39.1)	—	147.6
Effects of exchange rate changes on cash	—	—	—	(7.6)	—	(7.6)
Changes in cash and cash equivalents	—	16.5	0.4	(22.8)	—	(5.9)
Cash and cash equivalents at beginning of period	—	5.4	0.0	56.8	—	62.2

Cash and cash equivalents at end of period	$—	$21.9	$0.4	$34.0	$—	$56.3

Depreciation and amortization	$—	$48.9	$31.8	$57.7	$—	$138.4

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2007

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
OPERATING ACTIVITIES
Net cash provided by operating activities	$—	$(56.4)	$28.2	$213.6	$—	$185.4
INVESTING ACTIVITIES
Property, plant, and equipment	—	(12.6)	(18.6)	(76.1)	—	(107.3)
Acquisition of businesses, net of cash acquired	—	—	(10.0)	(148.7)	—	(158.7)
Gross proceeds from sale-leaseback transaction	—	—	—	4.8	—	4.8
Other	—	0.1	—	1.1	—	1.2

Net cash used in investing activities	—	(12.5)	(28.6)	(218.9)	—	(260.0)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	—	60.0	—	—	—	60.0
Increase/(decrease) in short term debt	—	1.4	—	4.8	—	6.2
Principal payments on long-term debt	—	(2.7)	—	(34.9)	—	(37.6)
Debt issuance costs	—	(2.9)	—	(0.2)	—	(3.1)
Equity Contributions	—	30.0	—	—	—	30.0
Other	—	(0.5)	—	—	—	(0.5)

Net cash provided by (used in) financing activities	—	85.3	—	(30.3)	—	55.0
Effects of exchange rate changes on cash	—	4.3	—	(0.1)	—	4.2
Changes in cash and cash equivalents	—	20.7	(0.4)	(35.7)	—	(15.4)
Cash and cash equivalents at beginning of period	—	21.9	0.4	34.0	—	56.3

Cash and cash equivalents at end of period	$—	$42.6	$(0.0)	$(1.7)	$—	40.9

Depreciation and amortization	$—	$40.8	$30.8	$64.4	$—	$136.0

CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2008

(in millions)

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated Totals
OPERATING ACTIVITIES
Net cash provided by operating activities	$0.5	$(24.0)	$12.2	$147.8	$—	$136.5
INVESTING ACTIVITIES
Property, plant, and equipment	—	(9.1)	(12.5)	(70.6)	—	(92.2)
Gross proceeds from sale-leaseback transaction	—	—	—	8.6	—	8.6
Other	—	4.1	0.3	5.3	—	9.7

Net cash used in investing activities	—	(5.0)	(12.2)	(56.7)	—	(73.9)
FINANCING ACTIVITIES
Increase/(decrease) in short term debt	—	35.8	—	1.2	—	37.0
Principal payments on long-term debt	—	(2.9)	—	(13.6)	—	(16.5)
Repurchase of bonds	—	(5.3)	—	—	—	(5.3)
Other	(0.5)	(0.5)	—	(0.1)	—	(1.1)

Net cash provided by (used in) financing activities	(0.5)	27.1	—	(12.5)	—	14.1
Effects of exchange rate changes on cash	—	(0.7)	—	(5.4)	—	(6.1)
Changes in cash and cash equivalents	—	(2.6)	—	73.2	—	70.6
Cash and cash equivalents at beginning of period	—	42.6	—	(1.7)	—	40.9

Cash and cash equivalents at end of period	$—	$40.0	$—	$71.5	$—	$111.5

Depreciation and amortization	$—	$37.7	$24.8	$77.6	$—	$140.1

23. Accounts Receivable Factoring

As a part of its working capital management, the Company sells certain receivables through third party financial institutions without recourse. The amount sold varies each month based on the amount of underlying receivables and cash flow needs of the Company.

At December 31, 2008, the Company had $43,544 of receivables outstanding under receivable transfer agreements entered into by various locations. The Company incurred a loss on the sale of receivables for the year ended December 31, 2008 of $2,219; this amount is recorded in other income (expense) in the Consolidated Statements of Operations. The Company continues to service the receivables for one of the locations. These are permitted transactions under the Company’s credit agreement. The Company is also pursuing similar arrangements in various locations.

Schedule II

Valuation and Qualifying Accounts

(dollars in millions)

Description	Balance at beginning of period	Acquisition (b)	Charged to Expenses	Charged (credited) to other accounts (a)	Deductions	Balance at end of period
Allowance for doubtful accounts deducted from accounts receivable

Year ended December 31, 2006	$5.4	5.8	5.5	0.7	(7.3)	$10.1
Year ended December 31, 2007	$10.1	0.9	0.1	0.8	(1.7)	$10.2
Year ended December 31, 2008	$10.2	—	(1.4)	(2.1)	(2.7)	$4.0

Inventory reserve account deducted from inventories

Year ended December 31, 2006	$6.3	2.0	3.8	0.6	(1.7)	$11.0
Year ended December 31, 2007	$11.0	2.1	4.0	1.0	(3.3)	$14.8
Year ended December 31, 2008	$14.8	—	0.9	(1.1)	(3.8)	$10.8

(a)	Primarily foreign currency translation.
(b)	2006 relates to FHS acquisition.

2007 relates to MAPS acquisition.

	Balance at beginning of period	Additions		Deductions (a)	Balance at end of period
Description		Charged to Income	Charged to Equity
Tax valuation allowance

Year ended December 31, 2006	$71.0	12.8	—	(3.0)	80.8
Year ended December 31, 2007	$80.8	56.4	(3.3)	(5.1)	128.8
Year ended December 31, 2008	$128.8	45.2	21.4	(20.2)	175.2

(a)	Net reduction in tax valuation allowance is a result of the reversal of valuation allowances set up through purchase accounting and reversed through goodwill as a result of utilization of tax loss carryforwards and other cumulative book/tax difference.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

COOPER-STANDARD AUTOMOTIVE INC.

7% Senior Notes due 2012

8 3/8% Senior Subordinated Notes due 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses incurred or expected to be incurred with this registration statement and the transactions contemplated hereby.

Item	Amount
SEC registration fee(1)	$(1)
Printing and engraving expenses	15,000.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	26,000.00
Miscellaneous expenses	4,000.00

Total	$70,000.00

(1)	Pursuant to Rule 457(q) of the Securities Act, no filing fee is required.

Item 14.	Indemnification of Directors and Officers.

Ohio. Cooper-Standard Automotive Inc. (the “Company”) and CSA Services Inc. are Ohio corporations. Section 1701.13 of the Ohio Revised Code (the “ORC”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.

The ORC requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the ORC permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.

The ORC provides that the indemnification provisions contained in the ORC are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the ORC provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the ORC.

Cooper-Standard Automotive OH, LLC is an Ohio limited liability company. The ORC provides that limited liability companies have substantially the same authority to indemnify its managers, officers, employees or agents as a corporation has under the ORC to indemnify its directors, officers, employees or agents.

Delaware. Cooper-Standard Holdings Inc., Cooper-Standard Automotive FHS Inc., NISCO Holding Company, StanTech, Inc., Sterling Investments Company and Cooper-Standard Automotive FHS Inc. are Delaware corporations. Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Cooper-Standard Automotive Fluid Systems Mexico Holding LLC is a Delaware limited liability company. Section 18108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Texas. North American Rubber, Incorporated is a Texas corporation. Article 2.021 of the Texas Business Corporation Act (“TBCA”) permits a Texas corporation to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. However, such reimbursement of reasonable expenses is limited to those actually incurred where (a) a person is found liable on the basis that a personal benefit was improperly received or (b) the person is found liable in a derivative suit brought on behalf of the corporation and the person was not liable for willful or intentional misconduct. Under the TBCA, a director or officer must be indemnified in cases in which he is wholly successful on the merits or in the defense of the proceedings. The TBCA authorizes corporations to maintain insurance to cover indemnification expenses on behalf of any person who is or was a director, officer, agent or employee of the corporation or was serving at the request of the corporation, regardless of whether the corporation would have the power to indemnify such person against liability under Article 2.021 of the TBCA.

Michigan. Westborn Service Center, Inc. is a Michigan corporation. Under the Michigan Business Corporation Act, a corporation is permitted to indemnify any person who was, is or is threatened to be made a party to any proceeding, other than an action, suit or proceeding by or in the right of the corporation, by reason of the fact that he or she was serving as a director, officer, employee or agent of the corporation or serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, whether domestic or foreign, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, and judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred by him or her in connection with the proceeding if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification may be made without judicial approval with respect to a claim, issue, or matter in which the person acting in an indemnified capacity has been found liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against the expenses the officer or director has actually and reasonably incurred.

The provisions concerning indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a corporation’s articles of incorporation, its bylaws or a contractual arrangement. In addition, the Michigan Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him.

North Carolina. Cooper-Standard Automotive NC L.L.C. is a North Carolina limited liability company. Section 57C332 of the North Carolina Limited Liability Company Act (the “NCLLCA”) provides that a limited liability company limit the personal liability of a member or manager or other person for monetary damages for breach of any duty (other than for liability unlawful distributions under 57C407) and may provide for indemnification of a member, manager or other person for judgments, fines, or expenses incurred in a proceeding to which the member, manager or other person is a party because the person is or was a provided, however, that no provision of a limited liability company agreement may limit, eliminate, or indemnify against the liability or executive for (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal (iii) acts or omissions occurring prior to the date the this provision became effective. Moreover, Section 57C331 of the NCLLCA provides that, unless otherwise limited by its limited liability company agreement, company shall indemnify every manager, director, and executive in respect of payments made and personal liabilities reasonably incurred director, and executive in the authorized conduct of its business or for the preservation of its business or property and shall further indemnify manager, director, or executive who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the because the person is or was a member, manager, director, or executive of the limited liability company against reasonable expenses in connection with the proceeding.

By-laws. The Company’s Code of Regulations provides that:

The Company will indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

The Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any of the following:

•

Any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, or independent legal counsel in a written report determines in the specific instance that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court or counsel shall deem proper; or

•	Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

The indemnification authorized by the Code of Regulations is not exclusive of, and is in addition to, any other rights granted to those seeking indemnification under the Company’s Articles of Incorporation, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and will continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and will inure to the benefit of the heirs, executors, and administrators of such a person.

The organizational documents of certain of the subsidiary guarantors separately provide for similar indemnification of their directors, managers, officers, employees and agents to the extent permitted by applicable law.

Insurance. The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

Item 15.	Recent Sales of Unregistered Securities

During the three years preceding the filing of this post-effective amendment to the registration statement, the registrants have not sold their securities without registration under the Securities Act of 1933, except as provided below:

Pursuant to subscription agreements entered into as of August 27, 2007, Cooper-Standard Holdings Inc. issued a total of 250,000 additional shares of common stock to GS Capital Partners, L.P. and it affiliates and the Cypress Group L.L.C. and its affiliates (collectively “Sponsors”) for $30,000,000 which was invested by the Sponsors in connection with the financing of the Company’s August 2007 acquisition of certain Metzeler Automotive Profile Systems sealing operations. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering and were offered and sold only to existing stockholders.

From 2004 through 2008 Cooper-Standard Holdings Inc. sold an aggregate of 58,100 shares to its executive officers and directors and a limited number of senior employees for an aggregate purchase price of $5,810,000 (excluding the sale in 2005 of 3,000 shares to one executive officer for a purchase price of $300,000, which shares were repurchased later in 2005 upon the termination of employment of the executive officer for the same purchase price). These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering as the shares were offered and sold only to executive officers and directors and a small group of senior employees.

Item 16.	Exhibits and financial statement schedules.

(a)	Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Amended Articles of Incorporation of Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.2	Amended and Restated Regulations of Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.3	Certificate of Incorporation of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.3.1	Certificate of Amendment of Certificate of Incorporation of Cooper-Standard Holdings dated November 12, 2007 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

3.4	Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., Cooper-Standard Holdings Inc. and other Registrant Guarantors dated March 31, 2005).

3.5	Certificate of Revival of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC, as amended (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.6	Operating Agreement of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.7	Articles of Organization of Cooper-Standard Automotive OH, LLC (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.8	Amended and Restated Operating Agreement of Cooper-Standard Automotive OH, LLC (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.9	Articles of Organization of Cooper-Standard Automotive NC L.L.C. (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.10	Amended and Restated Operating Agreement of Cooper-Standard Automotive NC L.L.C. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.11	Articles of Incorporation of CSA Services Inc., as amended (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.12	Regulations of CSA Services Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Exhibit No.	Description of Exhibit
3.13	Certificate of Incorporation of NISCO Holding Company (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.14	By-laws of NISCO Holding Company (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.15	Certificate of Incorporation of North American Rubber, Incorporated, as amended (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.16	By-laws of North American Rubber, Incorporated, as amended (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.17	Certificate of Incorporation of StanTech, Inc. (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.18	By-laws of StanTech, Inc. (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.19	Certificate of Incorporation of Sterling Investments Company (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.20	Amended and Restated By-laws of Sterling Investments Company (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.21	Articles of Incorporation of Westborn Service Center, Inc., as amended (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.22	Amended and Restated By-laws of Westborn Service Center, Inc. (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.23	Certificate of Amendment of Certificate of Incorporation of Cooper-Standard Automotive FHS Inc. (incorporated by reference to Exhibit 3.23 of the Registration Statement on Form S-1 filed on April 29, 2008).

3.24	Amended and Restated Bylaws of Cooper Standard Automotive FHS Inc. (incorporated by reference to Exhibit 3.24 of the Registration Statement on Form S-1 filed on April 29, 2008).

4.1	Indenture, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.2	Indenture, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Exhibit No.	Description of Exhibit
4.3	Supplemental Indenture No. 1, Senior Notes due 2012, dated as of July 11, 2006, between Cooper-Standard Automotive FHS Inc., as Guaranteeing Subsidiary, and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the fiscal year ended December 31, 2007).

4.4	Supplemental Indenture No. 1, Senior Subordinated Notes due 2014, dated as of July 11, 2006, between Cooper-Standard Automotive FHS Inc., as Guaranteeing Subsidiary, and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the fiscal year ended December 31, 2007).

4.5	Registration Rights Agreement, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.6	Registration Rights Agreement, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.7	Form of 7% Senior Notes due 2012, exchange note Global Note (incorporated by reference to Exhibit 4.5 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

4.8	Form of 8 3/8% Senior Subordinated Notes due 2014, exchange note Global Note. (incorporated by reference to Exhibit 4.6 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

4.9	7% Senior Notes due 2012, Rule 144A Global Note (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.10	7% Senior Notes due 2012, Regulation S Global Note (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.11	8 3/8% Senior Subordinated Notes due 2014, Rule 144A Global Note (incorporated by reference to Exhibit 4.9 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

4.12	8 3/8% Senior Subordinated Notes due 2014, Regulation S Global Note (incorporated by reference to Exhibit 4.10 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.1	Opinion of Foley & Lardner LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-1 filed on April 29, 2008).

5.2	Opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio (incorporated by reference to Exhibit 5.2 to Amendment No. 1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.3	Opinion of Hughes & Luce, LLP as to all matters governed by the laws of the State of Texas (incorporated by reference to Exhibit 5.3 to Amendment No. 1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.4	Opinion of Moore & Van Allen PLLC as to all matters governed by the laws of the State of North Carolina (incorporated by reference to Exhibit 5.4 to Amendment No. 1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

Exhibit No.	Description of Exhibit
5.5	Reliance Letter of Shumaker, Loop & Kendrick, LLP (incorporated by reference to Exhibit 5.5 of the Registration Statement on Form S-1 filed on April 29, 2008).

5.6	Reliance Letter of Kirkpatrick & Lockhart Preston Gales Ellis LLP, successor to Hughes & Luce LLP (incorporated by reference to Exhibit 5.6 of the Registration Statement on Form S-1 filed on April 29, 2008).

5.7	Reliance Letter of Moore & Van Allen PLLC (incorporated by reference to Exhibit 5.7 of the Registration Statement on Form S-1 filed on April 29, 2008).

10.1	Credit Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.2	U.S. Security Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.3	U.S. Pledge Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.4	U.S. Subsidiaries Guaranty, dated as of December 23, 2004, by certain subsidiaries of Cooper-Standard Holdings Inc. in favor of Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.5	Intercompany Subordination Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.6	First Amendment and Consent to Credit Agreement, dated as of February 1, 2006, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 10, 2006).

10.7	Second Amendment to Credit Agreement, dated as of July 26, 2007, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, Steffens Beheer BV, various Lender parties, and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 1, 2007).

10.8	Third Amendment to Credit Agreement, dated as of December 18, 2008, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, Cooper-Standard Automotive International Holdings B.V. (f/k/a Steffens Beheer BV), various Lender parties, and Deutsche Bank Trust Company Americas as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 23, 2008).

Exhibit No.	Description of Exhibit
10.9	Stock Purchase Agreement, dated as of September 16, 2004 among Cooper Tire & Rubber Company. Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.10	Amendment Number 1 to the Stock Purchase Agreement, dated as of December 3, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.11	Stock and Asset Purchase Agreement, dated as of December 4, 2005, between ITT Industries, Inc. and Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 8, 2005).

10.12	First Amendment to the Stock and Asset Purchase Agreement dated February 6, 2006 between Cooper-Standard Automotive Inc. and ITT Industries, inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 10, 2006).

10.13	Sale and Purchase Agreement, dated and notarized on June 9 and June 10, 2007, by and between Automotive Sealing Systems S.A., Cooper-Standard Automotive Inc. and CSA Germany GmbH & Co. KG (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 14, 2007).

10.14	Stockholders Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.15	Registration Rights Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.16	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Cypress Merchant Banking Partners II LP., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.17	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and GS Capital Partners 2000, L.P. GS Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co., KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.18	Fourth Amended and Restated Employee Agreement, dated July 1, 2008, by and among Cooper-Standard Automotive Inc. and James S. McElya. (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.19	Executive Put Option Agreement, dated December 19, 2007, by and among Cooper-Standard Holdings Inc., Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking Iii C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000, L.P. and James McElya. (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

10.20	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James S. McElya (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Exhibit No.	Description of Exhibit
10.21	Employment Agreement, dated as of July 1, 2008, by and among Cooper-Standard Automotive Inc. and Edward A. Hasler (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.22	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Edward A. Hasler (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.23	Employment Agreement, dated as of January 1, 2009, by and among Cooper-Standard Automotive Inc. and Allen J. Campbell. (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.24	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Allen J. Campbell (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.25	Employment Agreement, dated as of January 1, 2009, by and among Cooper-Standard Automotive Inc. and Keith D. Stephenson. (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.26	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and S.A. Johnson (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.27	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Kenneth L. Way (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.29	Subscription Agreement, dated as of October 27, 2005, by and among Cooper-Standard Holdings Inc. and Leo F. Mullin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 2, 2005).

10.30	Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan, as Amended and Restated Effective July 1, 2008 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.31	2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, as Amended and Restated effective November 1, 2007. (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

10.32	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 2, 2005).

10.33	Cooper-Standard Automotive Inc. Deferred Compensation Plan, effective January 1, 2005 with Amendments through December 31, 2008. (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.34	Cooper-Standard Automotive Inc. Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.35	Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan, Amended and Restated as of January 1, 2009. (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.36	Cooper-Standard Automotive Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.37	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Cypress Advisors Inc. (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Exhibit No.	Description of Exhibit
10.38	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Goldman Sachs & Co. (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.39	Limited Liability Company Agreement of Nishikawa Standard Company LLC, dated as of January 1, 2008. (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

23.1	Consent of Foley & Lardner LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-1 filed on April 29, 2008).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Shumaker, Loop & Kendrick, LLP (incorporated by reference to Exhibit 5.6 of the Registration Statement on Form S-1 filed on April 29, 2008).

23.4	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP, as successor in interest to Hughes & Luce, LLP (incorporated by reference to Exhibit 23.4 of the Registration Statement on Form S-1 filed on April 29, 2008).

23.5	Consent of Moore & Van Allen PLLC (incorporated by reference to Exhibit 5.7 of the Registration Statement on Form S-1 filed on April 29, 2008).

24.1	Powers of Attorney for Subsidiary Guarantors (powers of attorney were included in the signature pages of the Registration Statement on Form S-1 filed on April 29, 2008)

24.2	Powers of Attorney for Cooper-Standard Automotive Inc. (certain powers of attorney are filed herewith and certain powers of attorney were included in the signature page of the Registration Statement on Form S-1 filed on April 29, 2008).

24.3	Powers of Attorney for Cooper-Standard Holdings Inc. (certain powers of attorney are filed herewith and certain powers of attorney were included in the signature page of the Registration Statement on Form S-1 filed on April 29, 2008).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee, with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture. (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive Inc. has duly caused this Post-Effective Amendment No. 1 to its Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

COOPER-STANDARD AUTOMOTIVE INC.

By:	/s/ James S. McElya
Name:	James S. McElya
Title:	Chairman and Chief Executive Officer and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ James S. McElya James S. McElya	Chairman and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)
Allen J. Campbell

/s/ Helen T. Yantz	Controller (Principal Accounting Officer)
Helen T. Yantz

/s/ Edward A. Hasler	Vice Chairman and President, North America, and Director
Edward A. Hasler

/s/ Gerald J. Cardinale *	Director
Gerald J. Cardinale

/s/ Gary L. Convis*	Director
Gary L. Convis

/s/ Jack Daly *	Director
Jack Daly

/s/ S.A. (Tony) Johnson *	Director
S.A. (Tony) Johnson

/s/ Leo F. Mullin *	Director
Leo F. Mullin

/s/ James A. Stern*	Director
James A. Stern

/s/ Stephen Van Oss*	Director
Stephen Van Oss

/s/ Kenneth L. Way *	Director
Kenneth L. Way

* By: /s/ Timothy W. Hefferon

Timothy W. Hefferon, as attorney-in-fact for the persons indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Holdings Inc. has duly caused this Post-Effective Amendment No. 1 to its Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ James S. McElya
Name:	James S. McElya
Title:	Chairman and Chief Executive Officer and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ James S. McElya James S. McElya	Chairman and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)
Allen J. Campbell

/s/ Helen T. Yantz	Controller (Principal Accounting Officer)
Helen T. Yantz

/s/ Edward A. Hasler	Vice Chairman and President, North America, and Director
Edward A. Hasler

/s/ Gerald J. Cardinale *	Director
Gerald J. Cardinale

/s/ Gary L. Convis *	Director
Gary L. Convis

/s/ Jack Daly *	Director
Jack Daly

/s/ S.A. (Tony) Johnson *	Director
S.A. (Tony) Johnson

/s/ Leo F. Mullin *	Director
Leo F. Mullin

/s/ James A. Stern *	Director
James A. Stern

/s/ Stephen Van Oss *	Director
Stephen Van Oss

/s/ Kenneth L. Way *	Director
Kenneth L. Way

* By:	/s/ Timothy W. Hefferon
Timothy W. Hefferon, as attorney-in-fact for the persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive FHS Inc. has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

COOPER-STANDARD AUTOMOTIVE FHS, INC.

By:	/s/ Michael C. Verwilst
Name:	Michael C. Verwilst
Title:	President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Michael C. Verwilst	President (Principal Executive Officer) and Director
Michael C. Verwilst

/s/ Allen J. Campbell	Vice President (Principal Financial Officer and Principal Accounting Officer) and Director
Allen J. Campbell

/s/ Edward A. Hasler	Director
Edward A. Hasler

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive Fluid Systems Mexico Holding LLC has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDING LLC

By:	/s/ Michael C. Verwilst
Name:	Michael C. Verwilst
Title:	President

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Michael C. Verwilst	President (Principal Executive Officer)
Michael C. Verwilst

/s/ Allen J. Campbell	Vice-President (Principal Financial Officer and Principal Accounting Officer)
Allen J. Campbell

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive OH, LLC has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

COOPER-STANDARD AUTOMOTIVE OH, LLC

By:	/s/ Edward A. Hasler
Name:	Edward A. Hasler
Title:	President

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Edward A. Hasler	President (Principal Executive Officer)
Edward A. Hasler

/s/ Allen J. Campbell	Vice President (Principal Financial Officer)
Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary
Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Accounting Officer)
Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive NC L.L.C. has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

COOPER-STANDARD AUTOMOTIVE NC L.L.C.

By:	/s/ Edward A. Hasler
Name:	Edward A. Hasler
Title:	President

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Edward A. Hasler	President (Principal Executive Officer)
Edward A. Hasler

/s/ Allen J. Campbell	Vice President (Principal Financial Officer)
Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary
Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Accounting Officer)
Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CSA Services Inc. has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

CSA SERVICES INC.

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Allen J. Campbell	President and Director (Principal Executive Officer)
Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary and Director
Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)
Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NISCO Holding Company has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

NISCO HOLDING COMPANY

By:	/s/ James S. McElya
Name:	James S. McElya
Title:	President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ James S. McElya	President and Director (Principal Executive Officer)
James S. McElya

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)
Allen J. Campbell

/s/ Edward A. Hasler	Vice President and Director
Edward A. Hasler

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, North American Rubber, Incorporated has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

NORTH AMERICAN RUBBER, INCORPORATED

By:	/s/ Edward A. Hasler
Name:	Edward A. Hasler
Title:	President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Edward A. Hasler	President and Director (Principal Executive Officer)
Edward A. Hasler

/s/Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)
Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary and Director
Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, StanTech, Inc. has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

STANTECH, INC.

By:	/s/ Michael C. Verwilst
Name:	Michael C. Verwilst
Title:	President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Michael C. Verwilst	President and Director (Principal Executive Officer)
Michael C. Verwilst

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)
Allen J. Campbell

/s/ Edward A. Hasler	Director
Edward A. Hasler

/s/ Timothy W. Hefferon	Secretary and Director
Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sterling Investments Company has duly caused this Post-Effective Amendment No. 1 to Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

STERLING INVESTMENTS COMPANY

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Chairman, Chief Executive Officer and President, and Director

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Allen J. Campbell	Chairman, Chief Executive Officer and President, and Director (Principal Executive Officer)
Allen J. Campbell

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)
Helen T. Yantz

/s/ Timothy W. Hefferon	Secretary and Director
Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Westborn Service Center, Inc. has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on April 7, 2009.

WESTBORN SERVICE CENTER, INC.

By:	/s/ Edward A. Hasler
Name:	Edward A. Hasler
Title:	President and Chairman

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on April 7, 2009.

Signature	Title

/s/ Edward A. Hasler	President (Principal Executive Officer) and Chairman
Edward A. Hasler

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer)
Allen J. Campbell

/s/ Helen T. Yantz	Assistant Secretary (Principal Accounting Officer)
Helen T. Yantz

/s/ Timothy W. Hefferon	Secretary and Director
Timothy W. Hefferon

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Certificate of Amended Articles of Incorporation of Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.2	Amended and Restated Regulations of Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.3	Certificate of Incorporation of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.3.1	Certificate of Amendment of Certificate of Incorporation of Cooper-Standard Holdings dated November 12, 2007 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

3.4	Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., Cooper-Standard Holdings Inc. and other Registrant Guarantors dated March 31, 2005).

3.5	Certificate of Revival of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC, as amended (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.6	Operating Agreement of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.7	Articles of Organization of Cooper-Standard Automotive OH, LLC (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.8	Amended and Restated Operating Agreement of Cooper-Standard Automotive OH, LLC (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.9	Articles of Organization of Cooper-Standard Automotive NC L.L.C. (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.10	Amended and Restated Operating Agreement of Cooper-Standard Automotive NC L.L.C. (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.11	Articles of Incorporation of CSA Services Inc., as amended (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.12	Regulations of CSA Services Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.13	Certificate of Incorporation of NISCO Holding Company (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.14	By-laws of NISCO Holding Company (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Exhibit No.	Description of Exhibit
3.15	Certificate of Incorporation of North American Rubber, Incorporated, as amended (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.16	By-laws of North American Rubber, Incorporated, as amended (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.17	Certificate of Incorporation of StanTech, Inc. (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.18	By-laws of StanTech, Inc. (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.19	Certificate of Incorporation of Sterling Investments Company (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.20	Amended and Restated By-laws of Sterling Investments Company (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.21	Articles of Incorporation of Westborn Service Center, Inc., as amended (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.22	Amended and Restated By-laws of Westborn Service Center, Inc. (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

3.23	Certificate of Amendment of Certificate of Incorporation of Cooper-Standard Automotive FHS Inc. (incorporated by reference to Exhibit 3.23 of the Registration Statement on Form S-1 filed on April 29, 2008).

3.24	Amended and Restated Bylaws of Cooper Standard Automotive FHS Inc. (incorporated by reference to Exhibit 3.24 of the Registration Statement on Form S-1 filed on April 29, 2008).

4.1	Indenture, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.2	Indenture, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.3	Supplemental Indenture No. 1, Senior Notes due 2012, dated as of July 11, 2006, between Cooper-Standard Automotive FHS Inc., as Guaranteeing Subsidiary, and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the fiscal year ended December 31, 2007).

4.4	Supplemental Indenture No. 1, Senior Subordinated Notes due 2014, dated as of July 11, 2006, between Cooper-Standard Automotive FHS Inc., as Guaranteeing Subsidiary, and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the fiscal year ended December 31, 2007).

Exhibit No.	Description of Exhibit
4.5	Registration Rights Agreement, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.6	Registration Rights Agreement, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.7	Form of 7% Senior Notes due 2012, exchange note Global Note (incorporated by reference to Exhibit 4.5 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

4.8	Form of 8 3/8% Senior Subordinated Notes due 2014, exchange note Global Note. (incorporated by reference to Exhibit 4.6 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

4.9	7% Senior Notes due 2012, Rule 144A Global Note (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.10	7% Senior Notes due 2012, Regulation S Global Note (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

4.11	8 3/8% Senior Subordinated Notes due 2014, Rule 144A Global Note (incorporated by reference to Exhibit 4.9 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

4.12	8 3/8% Senior Subordinated Notes due 2014, Regulation S Global Note (incorporated by reference to Exhibit 4.10 to the Amendment No. 1 to Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.1	Opinion of Foley & Lardner LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-1 filed on April 29, 2008).

5.2	Opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio (incorporated by reference to Exhibit 5.2 to Amendment No. 1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.3	Opinion of Hughes & Luce, LLP as to all matters governed by the laws of the State of Texas (incorporated by reference to Exhibit 5.3 to Amendment No. 1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.4	Opinion of Moore & Van Allen PLLC as to all matters governed by the laws of the State of North Carolina (incorporated by reference to Exhibit 5.4 to Amendment No. 1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated April 15, 2005).

5.5	Reliance Letter of Shumaker, Loop & Kendrick, LLP (incorporated by reference to Exhibit 5.5 of the Registration Statement on Form S-1 filed on April 29, 2008).

5.6	Reliance Letter of Kirkpatrick & Lockhart Preston Gales Ellis LLP, successor to Hughes & Luce LLP (incorporated by reference to Exhibit 5.6 of the Registration Statement on Form S-1 filed on April 29, 2008).

5.7	Reliance Letter of Moore & Van Allen PLLC (incorporated by reference to Exhibit 5.7 of the Registration Statement on Form S-1 filed on April 29, 2008).

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.2	U.S. Security Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.3	U.S. Pledge Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.4	U.S. Subsidiaries Guaranty, dated as of December 23, 2004, by certain subsidiaries of Cooper-Standard Holdings Inc. in favor of Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.5	Intercompany Subordination Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.6	First Amendment and Consent to Credit Agreement, dated as of February 1, 2006, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed February 10, 2006).

10.7	Second Amendment to Credit Agreement, dated as of July 26, 2007, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, Steffens Beheer BV, various Lender parties, and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 1, 2007).

10.8	Third Amendment to Credit Agreement, dated as of December 18, 2008, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, Cooper-Standard Automotive International Holdings B.V. (f/k/a Steffens Beheer BV), various Lender parties, and Deutsche Bank Trust Company Americas as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 23, 2008).

10.9	Stock Purchase Agreement, dated as of September 16, 2004 among Cooper Tire & Rubber Company. Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.10	Amendment Number 1 to the Stock Purchase Agreement, dated as of December 3, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

Exhibit No.	Description of Exhibit
10.11	Stock and Asset Purchase Agreement, dated as of December 4, 2005, between ITT Industries, Inc. and Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 8, 2005).

10.12	First Amendment to the Stock and Asset Purchase Agreement dated February 6, 2006 between Cooper-Standard Automotive Inc. and ITT Industries, inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 10, 2006).

10.13	Sale and Purchase Agreement, dated and notarized on June 9 and June 10, 2007, by and between Automotive Sealing Systems S.A., Cooper-Standard Automotive Inc. and CSA Germany GmbH & Co. KG (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 14, 2007).

10.14	Stockholders Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.15	Registration Rights Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.16	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Cypress Merchant Banking Partners II LP., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.17	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and GS Capital Partners 2000, L.P. GS Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co., KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.18	Fourth Amended and Restated Employee Agreement, dated July 1, 2008, by and among Cooper-Standard Automotive Inc. and James S. McElya. (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.19	Executive Put Option Agreement, dated December 19, 2007, by and among Cooper-Standard Holdings Inc., Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking Iii C.V., 55th Street Partners II L.P., Cypress Side-by-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000, L.P. and James McElya. (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

10.20	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James S. McElya (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.21	Employment Agreement, dated as of July 1, 2008, by and among Cooper-Standard Automotive Inc. and Edward A. Hasler (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.22	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Edward A. Hasler (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.23	Employment Agreement, dated as of January 1, 2009, by and among Cooper-Standard Automotive Inc. and Allen J. Campbell. (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

Exhibit No.	Description of Exhibit
10.24	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Allen J. Campbell (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.25	Employment Agreement, dated as of January 1, 2009, by and among Cooper-Standard Automotive Inc. and Keith D. Stephenson. (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.26	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and S.A. Johnson (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.27	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Kenneth L. Way (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.29	Subscription Agreement, dated as of October 27, 2005, by and among Cooper-Standard Holdings Inc. and Leo F. Mullin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 2, 2005).

10.30	Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan, as Amended and Restated Effective July 1, 2008 (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.31	2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, as Amended and Restated effective November 1, 2007. (incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

10.32	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 2, 2005).

10.33	Cooper-Standard Automotive Inc. Deferred Compensation Plan, effective January 1, 2005 with Amendments through December 31, 2008. (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.34	Cooper-Standard Automotive Inc. Deferred Compensation Plan, as Amended and Restated effective January 1, 2005 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.35	Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan, Amended and Restated as of January 1, 2009. (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.36	Cooper-Standard Automotive Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

10.37	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Cypress Advisors Inc. (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.38	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Goldman Sachs & Co. (incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).

10.39	Limited Liability Company Agreement of Nishikawa Standard Company LLC, dated as of January 1, 2008. (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007).

12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

Exhibit No.	Description of Exhibit
23.1	Consent of Foley & Lardner LLP (incorporated by reference to Exhibit 5.1 of the Registration Statement on Form S-1 filed on April 29, 2008).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Shumaker, Loop & Kendrick, LLP (incorporated by reference to Exhibit 5.6 of the Registration Statement on Form S-1 filed on April 29, 2008).

23.4	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP, as successor in interest to Hughes & Luce, LLP (incorporated by reference to Exhibit 23.4 of the Registration Statement on Form S-1 filed on April 29, 2008).

23.5	Consent of Moore & Van Allen PLLC (incorporated by reference to Exhibit 5.7 of the Registration Statement on Form S-1 filed on April 29, 2008).

24.1	Powers of Attorney for Subsidiary Guarantors (powers of attorney were included in the signature pages of the Registration Statement on Form S-1 filed on April 29, 2008)

24.2	Powers of Attorney for Cooper-Standard Automotive Inc. (certain powers of attorney are filed herewith and certain powers of attorney were included in the signature page of the Registration Statement on Form S-1 filed on April 29, 2008).

24.3	Powers of Attorney for Cooper-Standard Holdings Inc. (certain powers of attorney are filed herewith and certain powers of attorney were included in the signature page of the Registration Statement on Form S-1 filed on April 29, 2008).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee, with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture. (incorporated by reference to Exhibit 25.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).